As filed with the Securities and Exchange Commission on December 3, 2007
Registration No. 333-136992

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 3
to
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
LIME ENERGY CO.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3699 (Primary Standard Industrial Classification Code Number)	36-4197337 (I.R.S. Employer Identification No.)
1280 Landmeier Road, Elk Grove Village, Illinois, 60007, (847) 437-1666
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
JEFFREY R. MISTARZ
Chief Financial Officer and Treasurer
Lime Energy Co., 1280 Landmeier Road, Elk Grove Village, Illinois, 60007, (847) 437-1666
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Todd Arkebauer
Reed Smith LLP
10 S. Wacker Drive
Chicago, Illinois 60606-7507
(312) 207-1000
Approximate Date of Commencement of Proposed sale to the Public:
From time to time after the effective date of this registration statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A) MAY DETERMINE.
Explanatory Note:
     This Registration Statement constitutes the second post-effective amendment to the Registration Statement under File No. 333-136992 filed on August 30, 2006, registering up to 40,633,588 shares of Lime Energy Co.’s common stock. The primary purpose of this post-effective amendment is to include the Registrant’s interim financial statements for the three-month and nine-month periods ended September 30, 2007 into the prospectus forming a part hereof.

PROSPECTUS
LIME ENERGY CO.
40,633,588 Shares of Common Stock
     This prospectus relates to up to 40,633,588 shares of our common stock, par value $0.0001 per share, which may be offered for sale by selling stockholders named in this prospectus. The selling stockholders can sell these shares on any exchange on which the shares are listed, in privately negotiated transactions or by any other legally available means, whenever they decide and at the prices they set. We may issue up to 364,667 of these shares upon exercise of common stock warrants issued by the Company held by the selling stockholders. We will not receive any of the proceeds from the sale of these shares of our common stock, but may receive proceeds from the exercise of any of such warrants.
     Our common stock is quoted on the OTC Bulletin Board under the symbol “LMEC.” On November 28, 2007, the closing sale price for shares of our common stock was $1.65 per share.
     Our principal executive office is located at 1280 Landmeier Road, Elk Grove Village, Illinois, 60007. Our telephone number at that address is (847) 437-1666. Our web site is located at http://www.lime-energy.com. The information contained on our web site is not part of this prospectus.

Investing in our common stock involves risks described beginning on page 8.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is December 3, 2007.

ii

iii

ABOUT THIS PROSPECTUS
     This prospectus is a part of a registration statement that we have filed with the Securities and Exchange Commission (“SEC” or “Commission”) using a “shelf registration” process. Under the shelf registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling stockholders may sell from time to time, in one or more offerings, the shares of common stock covered by this prospectus. The shares covered by this prospectus include 40,268,921 outstanding shares of common stock and 364,667 shares of common stock issuable upon the exercise of warrants.
     You should rely only on the information provided in this prospectus or any supplement or amendment. We have not authorized anyone else to provide you with additional or different information. You should not assume that the information in this prospectus or any supplement or amendment is accurate as of any date other than the date on the front of this prospectus or any supplement or amendment.
     Unless the context otherwise requires, “Lime Energy,” the “Company,” “we,” “our,” “us” and similar expressions refers to Lime Energy Co. and its subsidiaries, and the term “common stock” means Lime Energy Co.’s common stock, par value $0.0001 per share.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus includes “forward-looking” statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words such as “may,” “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors, including the factors set forth under “Risk Factors,” that could cause our actual results, performance, prospects or opportunities in 2007 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, our limited operating history, our history of operating losses, fluctuations in retail electricity rates, our reliance on licensed technologies, customers’ acceptance of our new and existing products, the risk of increased competition, our ability to successfully integrate acquired businesses, products and technologies, the recent changes in our management, our ability to manage our growth, our possible need for additional financing in the future and the terms and conditions of any financing that might be consummated, the possible volatility of our stock price, the concentration of ownership of our stock and the potential fluctuation in our operating results. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve risks and uncertainties and no assurance can be given that the actual results will be consistent with these forward-looking statements. Except as otherwise required by Federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason, after the date of this prospectus.

PROSPECTUS SUMMARY
     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus.
Our Company
     We were organized as Electric City LLC, a Delaware limited liability company, on December 5, 1997. On June 5, 1998 we merged Electric City LLC with and into Electric City Corp., a Delaware corporation. On June 10, 1998, we issued approximately six (6%) percent of our then issued and outstanding common stock to the approximately 330 stockholders of Pice Products Corporation (“Pice”), an inactive, unaffiliated company with minimal assets, pursuant to the merger of Pice with and into Electric City. This merger facilitated the establishment of a public trading market for our common stock. Trading in our common stock commenced on August 14, 1998 through the OTC Bulletin Board under the trading symbol “ECCC”. From December 12, 2000 through June 9, 2006, our common stock traded on the American Stock Exchange under the trading symbol “ELC”. Beginning on June 12, 2006, our common stock began trading once again on the OTC Bulletin Board under the trading symbol “ELCY.” On September 13, 2006, we changed our name to Lime Energy Co. after merging with a wholly owned subsidiary which was set up solely for the purpose of effecting a name change. On September 22, 2006, our stock began trading on the OTC Bulletin Board under the trading symbol “LMEC.”
Our Products
     We are a developer, manufacturer and integrator of energy saving technologies. Our energy saving products are the eMAC line of HVAC controllers and the EnergySaver system. The EnergySaver reduces energy consumed by lighting, typically by 20% to 30%, with minimal lighting level reduction. This technology has been installed in applications in commercial buildings, factories and office structures, as well as street lighting and parking lot lighting.
     On May 3, 2005, we acquired Maximum Performance Group, Inc. (“MPG”), a technology-based provider of energy and asset management products and services. MPG currently manufactures and markets its eMAC line of controllers for commercial and industrial HVAC and lighting applications. The eMAC line of microprocessor based controllers are used to optimize the performance of HVAC systems and provide continuous monitoring, control and reporting. The eMAC system generally reduces energy consumption by 15% to 20% through the use of intelligent operating algorithms which learn the rate of cooling or heating required to achieve the desired space temperature while optimizing compressor run time within these limits. The eMAC also monitors up to 126 points of system operation. This system information is captured on a real time basis and transmitted via wireless two-way communication to MPG’s central eMAC servers where it is analyzed to ensure maximum system reliability. If the system detects a problem in an HVAC unit, the problem can be diagnosed and the appropriate action can be taken to minimize or avoid system downtime. MPG’s customers can also remotely control their HVAC equipment and view historical operating information via the Internet using a standard Internet browser.
     Effective June 30, 2006, we acquired Parke P.A.N.D.A. Corporation (“Parke”), an energy services provider specializing in the design, engineering and installation of energy efficient lighting upgrades for commercial and industrial users. We believe that the addition of Parke will broaden the product offering to our existing customers and allow us to sell our technology products to its current and former customers.
     Effective September 27, 2006, we acquired Kapadia Consulting, Inc. (“Kapadia”), an energy engineering firm that specializes in energy conservation and energy management. We believe that the acquisition of Kapadia will further expand our product offering, increase our customer base and brings valuable energy engineering experience to the Company.

     Effective May 31, 2007, we acquired the assets and assumed certain liabilities of George Bradley Boyett dba Texas Energy Products (Texas Energy”), and effective as of July 31, 2007, we acquired the asset and assumed certain liabilities of Preferred Lighting, Inc. (“Preferred Lighting”). Both Texas Energy and Preferred Lighting are energy service providers, specializing in providing their customers energy efficient lighting retrofit services. These acquisitions expand our geographic market coverage to include portions of Texas and Washington.
     Our EnergySaver product line is manufactured at our facilities in Elk Grove Village, Illinois, with manufacturing and assembly scaled to order demand. Maximum Performance Group has offices in New York City and San Diego, California, but contracts for the manufacturing of its hardware products with third party contract manufacturers. Parke is headquartered in Glendora, California and has offices in Danville and Carmel, California. Kapadia is headquartered in Peekskill, New York and has an office in Ventura, California.
     Giorgio Reverberi has patented in the United States and Italy certain technologies underlying the EnergySaver products. We have entered into a license agreement and series of agreements with Mr. Reverberi and our founder, Mr. Joseph Marino, relating to the license of the EnergySaver technology in the United States and certain other markets. We own all the patents and trademarks related to MPG’s products.
     Due to changes in lighting technology we expect revenue from the EnergySaver system to decline in future periods and the eMAC line of HVAC controllers to become our leading line of technology products.
     We are pursuing a multi-channel marketing and sales distribution strategy to bring our energy saving products to market. Our multi-channel approach includes the use of a direct sales force and independent manufacturers’ representatives and dealers.
Recent Events
AMEX Delisting
     On April 21, 2006, we received a notice from the American Stock Exchange informing us that after a review of our most recent Annual Report on Form 10-K it determined that we were not in compliance with Section 1003(a)(iii) of its Company Guide. Section 1003(a)(iii) requires a listed company to maintain shareholder equity of at least $6 million if it has sustained losses from continuing operations and/or new losses in its most recent five fiscal years. On May 22, 2006, we notified the American Stock Exchange of our decision to delist our common stock from the Exchange. On June 12, 2006, our common stock began trading on the OTC Bulletin Board under the ticker symbol “ELCC”.
Reverse Stock Split
     In June 2006, our board of directors approved and we announced a 1 for 15 reverse split of our common stock, effective on June 15, 2006. Our common stock has been trading on this basis since that date. We took such action in order to permit us to raise additional capital, which we did on June 29, 2006. We did not ask our stockholders to approve the Reverse Split in June because we did not believe it was necessary based on the advice of our prior legal counsel. Thereafter, on June 29, 2006, we closed four transactions (the “June 29 Transactions”) and acquired Kapadia Consulting, Inc., which transactions are described under “The PIPE Transaction”, “Acquisition of Parke P.A.N.D.A Corporation”, and “Acquisition of Kapadia Consulting, Inc.” in the paragraphs below. All of the June 29 Transactions, and the acquisition of Kapadia Consulting, Inc., were premised on the belief of the parties thereto that the 1 for 15 reverse split was completed on June 15, 2006, and all of these transactions valued our common stock at a price of $1 per share. Subsequently, the staff of the Securities and Exchange Commission requested advice as to whether our Certificate of Incorporation should have been amended (which requires stockholder approval) under Delaware law to effect the reverse split. We then engaged Delaware counsel to assist us. We were advised by Delaware counsel that, although our board had approved the reverse split, in the view of Delaware counsel the reverse split would not be effective until it had been set forth in an amendment to our Certificate of Incorporation approved by our stockholders and filed with the Delaware Secretary of State. We completed such actions on January 23, 2007 and the reverse split became effective on that date. As a result of the reverse split, the number of outstanding shares of our common stock was reduced from 97,663,927 shares outstanding immediately prior to filing of the amendment to 6,510,925 shares of common stock immediately after filing the amendment.
     However, because the reverse split became effective January 23, 2007 and not on June 15, 2006, the shares of common stock that were issued in the June 29 Transactions and the acquisition of Kapadia Consulting, Inc. were reduced on a 1 for 15 basis when the amendment was filed. Since both we and the other parties to those transactions intended that the shares we issued were post-reverse split shares, following the filing of the amendment and the reverse split becoming effective, we offered to each of the recipients of shares in the June 29 Transactions and the Kapadia acquisition additional shares of common stock so that each would have the specific number of post-reverse split shares of which were intended in those transactions, in satisfaction of any claims such recipients might have in respect of such matter. All of them accepted such offer and we thereupon issued a total of 43,275,686 shares of common stock to such parties, bringing our total outstanding shares of common stock to 53,566,100. The table below shows, for each such party, the number of shares acquired in the June 29 Transactions and the Kapadia acquisition, the effect of the reverse split on those shares, and the number of ‘catch up’ shares which we have issued to each such party in satisfaction of any claims they might otherwise have:

		Number Of Shares
		Held After
	No. Of Shares	Amendment and	Number Of “
Stockholder	Actually Acquired	Reverse-Split	Catch Up” Shares Issued

David R. Asplund	1,854,200	123,613	1,730,587
Augustine Fund LP	2,628,000	175,200	2,452,800
Chris Capps	25,000	1,667	23,333
Duke Investments, LLC	3,002,293	200,153	2,802,140
John Donohue	294,000	19,600	274,400
Gregory Ekizian	400,000	26,667	373,333
Robert L. Gipson	2,363,600	157,573	2,206,027
Thomas Gipson	1,500,000	100,000	1,400,000
Julia Gluck	100,000	6,667	93,333
John Thomas Hurvis Revocable Trust	540,053	36,004	504,049
Rebecca Kiphart	200,000	13,333	186,667
Richard P. Kiphart	14,603,400	973,560	13,629,840
Laurus Master Fund Ltd	1,343,461	89,564	1,253,897
Leaf Mountain	3,315,900	221,060	3,094,840
Martin Mellish	250,000	16,667	233,333
Nikolaos D. Monoyios	2,363,600	157,573	2,206,027
Nettlestone Enterprise Ltd.	1,500,000	100,000	1,400,000
SF Capital Partners	4,237,600	282,507	3,955,093
David W. Valentine	345,700	23,047	322,653
The Parke Family Trust	5,000,000	333,333	4,666,667
Pradeep Kapadia	500,000	33,333	466,667

Total	46,366,807	3,091,121	43,275,686

The PIPE Transaction, Series E Preferred Conversion and Laurus Repayment
     On June 29, 2006, we entered into a securities purchase agreement with a group of 17 investors (the “PIPE Investors”) pursuant to which we issued to such purchasers an aggregate of 17,875,000 shares of our common stock at a price of $1.00 per share for total gross proceeds of $17,875,000 (the “PIPE Transaction”). Ten of the PIPE Investors, who purchased an aggregate of 13,900,000 shares of common stock in the PIPE Transaction, were holders of Series E Convertible Preferred stock (“Series E Preferred”), including three members of our board of directors (who, together with members of their families, purchased 7,700,000 shares of common stock in the PIPE Transaction).
     Prior to the PIPE Transaction, the Series E Preferred stock was convertible into our common stock at $6.67 per share, after adjustment for the reverse split. However, the Series E Preferred contained anti-dilution provisions which required automatic reduction of the conversion price of the Series E Preferred if we issued stock or securities convertible into common stock at a price below the Series E Preferred conversion price then in effect to the price of the new issuance. Because we issued common stock in the PIPE Transaction at $1.00 per share, the Series E Preferred conversion price was automatically reduced to $1.00 per share.
     In connection with the PIPE Transaction, the holders of the Series E Preferred agreed to convert all outstanding shares of Series E Preferred into common stock at the new conversion price on the closing of the PIPE Transaction (the “Series E Conversion”). As a result, we issued 21,648,346 shares of our common stock upon the conversion of the Series E Preferred on June 29, 2006.
     Prior to closing the PIPE Transaction, we owed Laurus Master Fund, Ltd. (“Laurus”), $943,455 under a revolving convertible loan, $5,038,030 under two convertible term loans, $54,726 in accrued interest and fees and $161,096 in liquidated damages for failing to register common stock with the SEC for resale by Laurus as required in connection with the $5 million term loan which we borrowed from Laurus in November 2005. In connection with the PIPE Transaction Laurus agreed to convert the outstanding balance on the revolving convertible loan and related accrued interest into common stock at $1.00 per share and accept payment of the liquidated damages in shares of our common stock, again valued at $1.00 per share. We used $5,601,418 of the proceeds from the PIPE Transaction to repay the convertible term loans and pay related accrued interest and fees and prepayment penalties thereon, and, we issued 1,111,961 shares of common stock to Laurus upon conversion of the revolving convertible loan and to pay the accrued interest and the liquidated damages. Laurus also agreed, in exchange for 231,500 shares of our common stock, to terminate the requirement that we pay it a portion of the cash flows generated by own two “Virtual Negawatt Power Plan” (or “VNPP”) projects as required by the $5 million term loan of November 2005.
     We also used $2,720,000 of the proceeds of the PIPE Transaction to fund the cash portion of the purchase price of the Parke acquisition (described below) and $400,000 of such proceeds to repay Parke’s revolving line of credit. The remaining proceeds will be used for general corporate purposes. We may also use a portion of the proceeds to selectively acquire businesses, products and/or technologies that are complementary to our own.
     A provision of the PIPE Transaction required us to file and have declared effective by November 3, 2006, a registration statement registering the shares issued as part of the PIPE Transaction. To the extent that we failed to have the registration statement declared effective by this date, we were required to pay penalties to the PIPE investors at the rate of 1% per month of the purchase price paid by the investors. Largely as a result of the questions regarding the need to amend our Certificate of Incorporation to effect the June 15, 2006 reverse split of our stock, we were not able to have the registration statement declared effective until February 14, 2007. All of the investors in the PIPE Transaction agreed to accept shares of our common stock, valued at $1.00 per share, as payment of this registration penalty. As a result, during January and February 2007 we issued a total of 613,708 shares of our common stock to the PIPE investors in satisfaction of the penalties owed through February 14, 2007.

Acquisition of Parke P.A.N.D.A. Corporation
     On June 29, 2006, we completed the previously announced acquisition of Parke for consideration consisting of $2.72 million in cash and $5 million of our common stock (5,000,000 shares valued at $1.00 per share). The acquisition was effective as of June 30, 2006. As part of the acquisition, we assumed debt of approximately $446,000, $400,000 of which we repaid upon closing. Parke was owned by The Parke Family Trust, whose trustees are Daniel Parke, one of our directors, and his wife Michelle Parke.
     Parke (now named Parke Industries, LLC) is an energy services provider specializing in the design, engineering and installation of energy efficient lighting upgrades for commercial and industrial users. Parke has 30 employees and is headquartered in Glendora, California, with offices in Danville and Carmel, California.
     Dan Parke, the president and founder of Parke, continues to serve as the President of Parke and, as of June 30, 2006, also assumed the position of President and Chief Operating Officer of Lime Energy.
Name Change to Lime Energy
     On September 13, 2006, we changed our name to Lime Energy Co. by merging with a wholly owned subsidiary set up solely for the purpose of effecting the name change. We changed our name because we felt the Lime Energy brand reflects the image that we wish to convey to our customers, shareholders and the broader electricity and energy efficiency industry. Lime is an acronym for ‘Less Is More Efficient,’ which we feel more accurately describes the “green” energy efficiency technologies offered by Lime Energy and further positions us as a unique player in the energy market. Because of the change of our name, on September 22, 2006 our ticker symbol changed to LMEC.
Special Committee of the Board of Directors
     Due to potential conflicts of interest resulting from (i) certain members of our board of directors beneficially owning Series E shares and being asked to purchase shares of common stock in the PIPE Transaction and concurrently convert their Series E shares into our common stock, and (ii) Dan Parke’s ownership interest in Parke P.A.N.D.A. Corporation, our board of directors established a special committee comprised of disinterested, independent directors to review, negotiate and approve the acquisition of Parke and the PIPE Transaction. The special committee retained Rittenhouse Capital Partners, LLC (“Rittenhouse”) to act as its financial advisor, and legal counsel to assist it in its review of these transactions. Rittenhouse reviewed the Parke acquisition and delivered to the special committee an opinion to the effect that the purchase price paid for Parke was fair to us from a financial point of view. It also provided information, advice and analysis to assist the committee in its review of the structure and pricing of the PIPE Transaction. Legal counsel assisted the special committee in its review of these transactions and advised the committee on its duties and responsibilities. After considering all of the information it had gathered, the committee concluded that these transactions were in the best interests of the Company and its stockholders, and approved the Parke acquisition and the PIPE Transaction.
Acquisition of Kapadia Consulting, Inc.
     On September 26, 2006, we acquired Kapadia Consulting, Inc., effective September 27, 2006, for consideration consisting of $1.25 million in cash and 500,000 shares of Lime Energy common stock. Kapadia, which we have renamed Kapadia Energy Services, Inc., is an engineering firm that specializes in energy management consulting and energy efficient lighting upgrades for commercial and industrial users. Kapadia has seven employees, is headquartered in Peekskill, New York and has an office in Ventura, California.
Acquisitions of Texas Energy and Preferred Lighting
     On June 6, 2007, our newly formed subsidiary acquired the assets and assumed certain liabilities of George Bradley Boyett dba Texas Energy Products retroactive to May 31, 2007 for $300,000 in cash and

200,000 shares of our common stock. The new subsidiary will operate under the name Texas Energy Products, Inc. Texas Energy specializes in providing energy efficient lighting upgrades for commercial and industrial users, is headquartered in Austin, Texas and had four employees as of May 31, 2007.
     On August 6, 2007, retroactive to July 31, 2007, our newly formed subsidiary acquired certain assets and assumed certain liabilities of Preferred Lighting, Inc., a Seattle, Washington based energy services provider, for $300,000 in cash and 105,485 shares of our common stock. Preferred Lighting also specializes in providing energy efficient lighting upgrade services for commercial and industrial customers. Preferred had four employees as of July 31, 2007.
Amendment to Certificate of Incorporation
     As described under “Reverse Stock Split” above, on January 23, 2007 we filed an amendment to our Certificate of Incorporation to make effective a 1 for 15 reverse split of our common stock on that date. The amendment made no other changes to our capital stock or to any other provisions of our Certificate of Incorporation.
Director Changes
     Effective January 26, 2007, Joseph F. Desmond joined our Board of Directors. See “Directors, Executive Officers, Promoters and Control Persons” for additional information regarding Mr. Desmond.
     Effective June 8, 2007, Gerald A. Pientka resigned from our Board of Directors.
Rights Offering
     On March 30, 2007 we completed a rights offering to all of our stockholders, except for the former holders of our series E convertible preferred stock and Daniel Parke (who waived their right to participate), raising a total of $2,999,632 through the issuance of 2,999,632 shares of our common stock to 260 of our existing stockholders.
Subordinated Convertible Notes
     During the second quarter of 2007, we entered into a loan agreement with eight investors, including Richard Kiphart, our chairman and largest individual investor, under which we raised $5 million in the form of subordinated convertible notes. The notes mature on May 31, 2010, although they may be prepaid at anytime after May 31, 2008 at our option without penalty, and accrues interest at the rate of 10% per year. Interest is payable quarterly, 50% in cash and 50% in shares of our common stock valued at the market price of our common stock on the interest due date. The notes are convertible at any time at the Investors’ election at $1.00 per share and will automatically convert to shares of common stock at $1.00 per share, if, at any time after May 31, 2008, the closing price of our common stock exceeds $1.50 per share for 20 days in any consecutive 30-day period. The notes are secured by all of our assets, but are subordinated to all of our current or future senior lenders, including our current mortgage lender.
NASDAQ Application, Charter Amendment and 2008 Reverse Split
     On November 13, 2007, we filed an application to list our shares on the NASDAQ Capital Market. We believe that we meet all of the listing requirements of the NASDAQ Capital Market, except that our stock price is less than the required minimum of $4.00 per share. In an attempt to increase the market price of our stock, we obtained the approval of the holders of a majority of our stock to authorize an amendment to our certificate of incorporation to effect a reverse split of our common stock of between 1-for-2 to 1-for-10, to be determined by our Board of Directors, if at all, any time prior to March 31, 2008.

The Restructured Company
     After effecting the PIPE Transaction, the rights offering and the acquisitions we have the following:

•	Cash of approximately $4.6 million (as of September 30, 2007);

•	One class of outstanding equity (common stock), with no outstanding preferred stock or convertible debt;

•	Approximately 105 employees;

•	Eleven sales offices located in New York; Chicago; San Diego; Glendora, California; Danville, California; Carmel, California; Ventura, California; Salt Lake City; Austin; Seattle; and Dallas;

•	Proprietary technology that controls and reduces energy consumed in commercial lighting and HVAC applications;

•	A business that designs, engineers and installs energy efficient lighting upgrades for commercial and industrial users; and

•	A largely revamped board of directors (5 of the 7 directors have joined the Board since October 2005) and senior management team (our CEO and our President both joined the Company in 2006).
     We believe that as a result of these recently implemented changes we will be better positioned to take advantage of the growth in demand for energy efficiency products and services, hopefully leading to improved profitability and cash flow. We also believe that there are opportunities for future acquisitions that could broaden our product line, increase our geographic reach and lead us to new markets for our products, all of which we hope would also contribute to increased sales and to profitability.
The Offering

Securities Offered	The selling stockholders are offering from time to time up to 40,633,588 shares of our common stock.

Terms of the Offering	We have agreed to use our best efforts to keep the registration statement of which this prospectus is a part effective until all the shares of the selling stockholders registered under the registration statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k) under the Securities Act.

Use of Proceeds	We will not receive any of the proceeds from any sale of the shares offered by this prospectus by the selling stockholders. To the extent a selling stockholder exercises its warrant for cash, we intend to use the proceeds we receive from such exercise(s) for general corporate purposes.

OTC Bulletin Board Symbol	LMEC
RISK FACTORS
     The following disclosure of risk factors includes all material risks known to us at this time. Additional risks we are not presently aware of or that we currently believe are immaterial may prove to impair our business and financial performance. Our business could be harmed by any of these risks, whether stated or unstated. We operate in a continually changing business environment and may as a result enter into new businesses and product lines. We cannot predict new risk factors that may arise in the future, and we cannot assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, you should not rely on forward-looking statements as a prediction of actual results. In addition, our estimates of future operating results are based on our current complement of businesses, which is subject to change as we continue to assess and refine our business strategy. If any of the following risks actually occur, our business, results of operations, and financial condition could be adversely affected in a material manner and could negatively affect the value of your investment.
Risks Related to Our Business
We have incurred significant operating losses since inception and may not achieve or sustain profitability in the future.
     We have experienced operating losses and negative cash flow from operations since our inception in December 1997 and we currently have an accumulated deficit. Our ability to continue as a going concern is ultimately dependent on our ability to increase sales to a level that will allow us to operate profitably and sustain positive operating cash flows. Although we are continuing our efforts to improve profitability through expansion of our business in both current and new markets, we must overcome marketing hurdles, including gaining market acceptance, in order to sell large quantities of our products and services. In addition, we may be required to reduce the prices of our products in order to increase sales. If we reduce prices, we may not be able to reduce costs sufficiently to achieve acceptable profit margins. As we strive to grow our business, we have spent and expect to continue to spend significant funds (1) for general corporate purposes, including working capital, marketing, recruiting and hiring additional personnel; and (2) for research and development. To the extent that our revenues do not increase as quickly as these costs and expenditures, our results of operations and liquidity will be materially adversely affected. If we experience slower than anticipated revenue growth or if our operating expenses exceed our expectations, we may not achieve profitability. Even if we achieve profitability in the future, we may not be able to sustain it.
Failure to effectively market our energy management products and services could impair our ability to sell significant quantities of these products and services.
     One of the challenges we face in commercializing our energy management products and services is demonstrating the advantages of our products and services over competitive products and services. To do this, we will need to further develop our marketing and sales force. If we do not successfully develop and expand our internal sales force, we may not be able to generate significant revenues.
If our products and services do not achieve or sustain market acceptance, our ability to compete will be adversely affected.
     To date, we have not sold our eMAC product line in very large quantities and a sufficient market may not develop for it. Significant marketing will be required in order to establish a sufficient market for these products. The technology underlying our products may not become a preferred technology to address the energy management needs of our customers and potential customers. Failure to successfully develop, manufacture and commercialize products on a timely and cost-effective basis will have a material adverse effect on our ability to compete in the energy management market or survive as a business.
Failure to replace a significant customer could materially and adversely affect our results of operations and financial condition.
     We have historically derived a significant portion of our annual revenue from a limited number of customers. Seldom has any one customer represented 10% or more of our revenues for more than one year in a row. This requires that we continually replace major customers, whose needs we have satisfied, with one or more new customers. The failure to replace a major customer could have a significant negative effect on our results of operations and financial condition. We believe that as a result of our recent acquisitions we will experience an increased diversification of our customer base, reducing the amount of our revenue associated with several large customers, but this remains to be seen.

     A decrease in electric retail rates could lessen demand for our products.
     Our products and services have the greatest sales and profit potential in areas where commercial electric rates are relatively high. However, retail electric rates for commercial establishments in the United States may not remain at their current levels. Due to a potential overbuilding of power generating stations in certain regions of the United States, wholesale power prices may decrease in the future. Because the price of commercial retail electric power is largely attributed to the wholesale cost of power, it is reasonable to expect that commercial retail rates may decrease as well. In addition, much of the wholesale cost of power is directly related to the price of certain fuels, such as natural gas, oil and coal. If the prices of those fuels decrease, the prices of the wholesale cost of power may also decrease. This could result in lower electric retail rates and reduced demand for our energy saving products and services.
If we are not able to protect our intellectual property rights against infringement, or if others obtain intellectual property rights relating to energy management technology, we could lose our competitive advantage in the energy management market.
     We regard our intellectual property rights, such as patents, licenses of patents, trademarks, copyrights and trade secrets, as somewhat important to our success. Although we have entered into confidentiality and rights to inventions agreements with our employees and consultants, the steps we have taken to protect our intellectual property rights may not be adequate. Third parties may infringe or misappropriate our intellectual property rights or we may not be able to detect unauthorized use and take appropriate steps to enforce our rights. Failure to take appropriate protective steps could materially adversely affect any competitive advantage we may have in the energy management market. In addition, patents held by third parties may limit our ability to manufacture, sell or otherwise commercialize products and could result in the assertion of claims of patent infringement against us. If that were to happen, we could try to modify our products to be non-infringing, but we might not be successful or such modifications might not avoid infringing on the intellectual property rights of third parties.
     Claims of patent infringement against us, regardless of merit, could result in the expenditure of significant financial and managerial resources by us. We could be forced to seek to enter into license agreements with third parties to resolve claims of infringement by our products of the intellectual property rights of third parties. Such licenses may not be available on acceptable terms or at all. The failure to obtain such licenses on acceptable terms could have a negative effect on our business.
If we are unable to achieve or manage our growth, it will adversely affect our business, the quality of our products and services, and our ability to attract and retain key personnel.
     If we succeed in growing our sales as we need to do, we will be subject to the risks inherent in the expansion and growth of a business enterprise. Growth in our business will place a strain on our operational and administrative resources and increase the level of responsibility for our existing and new management personnel. To manage our growth effectively, we will need to:
•	further develop and improve our operating, information, accounting, financial and other internal systems and controls on a timely basis;

•	improve our business development, marketing and sales capabilities; and

•	expand, train, motivate and manage our employee base.
     Our systems currently in place may not be adequate if we grow and may need to be modified and enhanced. The skills of management currently in place may not be adequate if we experience significant growth.

If our management fails to properly identify companies to acquire and to effectively negotiate the terms of these acquisition transactions, our growth may be impaired.
     As part of our growth strategy, we intend to seek to acquire companies with complementary technologies, products and/or services. Our management, including our board of directors, will have discretion in identifying and selecting companies to be acquired by us and in structuring and negotiating these acquisitions. In general, our common stockholders may not have the opportunity to approve these acquisitions. In addition, in making acquisition decisions, we will rely, in part, on financial projections developed by our management and the management of potential target companies. These projections will be based on assumptions and subjective judgments. The actual operating results of any acquired company or the combination of us and an acquired company may fall significantly short of projections.
     We may be unable to acquire companies that we identify as targets for various reasons, including:
•	our inability to interest such companies in a proposed transaction;

•	our inability to agree on the terms of an acquisition;

•	incompatibility between our management and management of a target company; and

•	our inability to obtain the approval of the holders of our common stock, if required.
     If we cannot consummate acquisitions on a timely basis or agree on terms at all, or if we cannot acquire companies with complementary technologies, products and/or services on terms acceptable to us, our future growth may be impaired.
Our growth may be impaired and our current business may suffer if we do not successfully address risks associated with acquisitions.
     Since January 1, 2000, we have acquired seven companies; Switchboard Apparatus Inc., Great Lakes Controlled Energy Corporation, Maximum Performance Group, Inc., Parke P.A.N.D.A. Corporation; Kapadia Consulting, Inc.; Texas Energy Products and Preferred Lighting, Inc., two of which (Switchboard Apparatus and Great Lakes Controlled Energy) we subsequently sold at a loss. Our future growth may depend, in part, upon our ability to successfully identify, acquire and operate other complementary businesses. We may encounter problems associated with such acquisitions, including the following:
•	difficulties in integrating acquired operations and products with our existing operations and products;

•	difficulties in meeting operating expectations for acquired businesses;

•	diversion of management’s attention from other business concerns;

•	adverse impact on earnings of amortization or write-offs of goodwill and other intangible assets relating to acquisitions; and

•	issuances of equity securities that may be dilutive to existing stockholders to pay for acquisitions.
     In addition, often an acquired company’s performance is largely dependent on a few key people, particularly in smaller companies. If these key people leave the company, become less focused on the business or less motivated to make the business successful after the acquisition, the performance of the acquired company may suffer.
If sufficient additional funding is not available to us, the commercialization of our products and services and our ability to grow is likely to be hindered.
     Our operations have not generated positive cash flow since the inception of the Company in 1997. We have funded our operations through the issuance of common and preferred stock and secured debt. Our ability to continue to operate until our cash flow turns positive may depend on our ability to continue to raise funds through the issuance of equity or debt. If we are not successful in raising additional funds, we might have to significantly scale back or delay our growth plans, sell some of our businesses or possibly cease operations altogether. Any reduction or delay in our growth plans could materially adversely affect our ability to compete in the marketplace, take advantage of business opportunities and develop or enhance our products and services. If we should have to cease operations altogether, our stockholders’ investment is likely to be lost.
Raising additional capital or consummation of additional acquisitions through the issuance of equity or equity-linked securities could dilute your ownership interest in us.
     We have recently raised additional capital through the issuance of common stock and convertible notes to repay debt, fund acquisitions, grow our product development, marketing and sales activities at the pace that we intend, and to continue to fund operating losses until our cash flow turns positive. We may find it necessary to raise capital again some time in the future. If we raise additional funds in the future through the issuance of equity securities or convertible debt securities, our existing stockholders will likely experience dilution of their present equity ownership position and voting rights. Depending on the number of shares issued and the terms and conditions of the issuance, new equity securities could have rights, preferences, or privileges senior to those of our common stock. Depending on the terms, common stock holders may not have approval rights with respect to such issuances.
Risks Related to this Offering
Due to the current market price of our common stock, in conjunction with the fact that we are a relatively small company with a history of operating losses, the future trading market for our stock may not be active on a consistent basis, which may make it difficult for you to sell your shares.
     The trading volume of our stock in the future depends in part on our ability to increase our revenue and reduce or eliminate our operating losses, which should increase the attractiveness of our stock as an investment, thereby leading to a more liquid market for our stock on a consistent basis. If we are unable to achieve these goals, the trading market for our stock may be negatively affected, which may make it difficult for you to sell your shares. In addition, in 2006 we moved from The American Stock Exchange to the OTC Bulletin Board because we no longer met AMEX listing criteria. Our move to the OTC Bulletin Board may result in reduced liquidity and increased volatility for our stock. On November 13, 2007, we applied for listing on the NASDAQ Capital Market; however, we cannot provide any assurances that such a listing will be successful, particularly since the current market price of our Common Stock does not meet minimum NASDAQ listing requirements. If an active and liquid trading market does not exist for our common stock, you may have difficulty selling your shares.
Due to the move from The American Stock Exchange to the OTC Bulletin Board, holders of our common stock will no longer have certain approval rights available under the AMEX Rules.
     The American Stock Exchange has rules which listed companies must comply with. Among other things, the AMEX Rules require shareholder approval as a prerequisite to approving applications to list additional shares to be issued in connection with certain transactions. For example, AMEX Rule 713 requires shareholder approval if a company issues shares equal to or greater than 20% of its currently outstanding shares, if such issuance is at a price below the greater of book or market value of the shares. Although we are subject to the Delaware General Corporation Law, it is less restrictive and does not require stockholder approval of such a transaction. Accordingly, now that our stock is no longer listed on the AMEX, we may issue shares for less than the greater of book or market value and take certain other actions without stockholder approval which we could not have taken without shareholder approval when our common stock was listed on AMEX.
Due to the concentration of holdings of our stock, a limited number of investors may be able to control matters requiring common stockholder approval or could cause our stock price to decline through future sales because they beneficially own a large percentage of our common stock.
     There were 54,011,270 shares of our common stock outstanding as of November 29, 2007, of which the PIPE Investors (a total of 17 investors) and The Parke Family Trust beneficially own in the aggregate approximately 90%. As a result of their significant ownership, these investors may have the ability to exercise a controlling influence over our business and corporate actions requiring stockholder approval, including the election of our directors, a sale of substantially all of our assets, a merger between us and another entity or an amendment to our certificate of incorporation. This concentration of ownership could delay, defer or prevent a change of control and could adversely affect the price investors might be willing to pay in the future for shares of our common stock. Also, in the event of a sale of our business, these investors could be able to seek to receive a control premium to the exclusion of other common stockholders.
     A significant percentage of the outstanding shares of our common stock, including the shares beneficially owned by these holders, can be sold in the public market from time to time, subject to limitations imposed by Federal securities laws. The market price of our common stock could decline as a result of sales of a large number of our presently outstanding shares of common stock by these investors or other stockholders in the public market or due to the perception that these sales could occur. This could also make it more difficult for us to raise funds through future offerings of our equity securities or for you to sell your shares if you choose to do so.
     The large concentration of our shares held by this small group of shareholders could result in increased volatility in our stock price due to the limited number of shares available in the market.
Provisions of our charter and by-laws, in particular our “blank check” preferred stock, could discourage an acquisition of our company that would benefit our stockholders.
     Provisions of our charter and by-laws may make it more difficult for a third party to acquire control of our company, even if a change in control would benefit our stockholders. In particular, shares of our preferred stock may be issued in the future without further stockholder approval and upon those terms and conditions, and having those rights, privileges and preferences, as our Board of Directors may determine. In the past, we have issued preferred stock with dividend and liquidation preferences over our common stock, and with certain approval rights not accorded to our common stock, and which was convertible into shares of our common stock at a price lower than the market price of our common stock. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock we may issue in the future. The issuance of our preferred stock, while providing desirable flexibility in pursuing possible additional equity financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire control of us. This could limit the price that certain investors might be willing to pay in the future for shares of our common stock and discourage these investors from acquiring a majority of our common stock. In addition, the price that future investors may be willing to pay for our common stock may be lower due to the conversion price and exercise price granted to investors in any such private financing.
     We do not intend to pay dividends on shares of our common stock in the foreseeable future.
     We currently expect to retain our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on shares of our common stock in the foreseeable future.
Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.
     Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, are creating uncertainty for companies such as ours. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest reasonably necessary resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities, which could harm our business prospects.

USE OF PROCEEDS
     We will not receive any of the proceeds from any sale of the shares offered by this prospectus by the selling stockholders. If and when a selling stockholder exercises its common stock warrants, we may receive up to $3,698,463 from the issuance of shares of common stock to such selling stockholder. The warrants have exercise prices ranging from $1.00 to $47.70 per common share. Some of the warrants contain a cashless exercise option, which permits the holder to surrender a portion of the shares issuable upon exercise of the warrant as payment of the exercise price. To the extent the holder of a warrant elects the cashless exercise option, the cash received by us and the number of shares issued upon exercise of such warrant will be reduced. Any cash received as a result of the exercise of any of the warrants will be used by the Company for general corporate purposes.
PLAN OF DISTRIBUTION
     We have agreed to register for public resale shares of our common stock which have been issued to the selling stockholders or may be issued in the future to the selling stockholders upon exercise of the warrants. We have agreed to use our best efforts to keep the registration statement, of which this prospectus is a part, effective until all the shares of the selling stockholders registered hereunder have been sold or may be sold without volume restrictions pursuant to Rule 144(k) under the Securities Act. The aggregate proceeds to the selling stockholders from the sale of shares offered pursuant to this prospectus will be the prices at which such securities are sold, less any commissions. The selling stockholders may choose not to sell any or all of the shares of our common stock offered pursuant to this prospectus.
     The selling stockholders may, from time to time, sell all or a portion of the shares of our common stock at fixed prices, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling stockholders may offer their shares of our common stock at various times in one or more of the following transactions:
•	on any securities exchange, market or trading facility on which our common stock may be listed at the time of sale;

•	in an over-the-counter market in which the shares are traded;

•	through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may purchase and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through options, swaps or derivatives;

•	in privately negotiated transactions;

•	in transactions to cover short sales;

•	through a combination of any such methods of sale; and

•	through any other method permitted by law.
     The selling stockholders may also sell their shares of our common stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

     The selling stockholders may sell their shares of our common stock directly to purchasers or may use brokers, dealers, underwriters or agents to sell such shares. In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from a selling stockholder or, if any such broker-dealer acts as agent for the purchaser of such shares, from a purchaser, in amounts to be negotiated. Such compensation may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share, and, to the extent a broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise, at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above.
     From time to time the selling stockholders may engage in short sales (i.e. the sale of our stock when the seller does not own our stock by borrowing shares from someone who does), short sales against the box (i.e. the sale of shares borrowed from another shareholder while continuing to hold an equivalent number of shares), puts, calls and other hedging transactions in our securities, and may sell and deliver their shares of our common stock in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time a selling stockholder may pledge its shares pursuant to the margin provisions of its customer agreement with its broker-dealer or secure loans from financial institutions. Upon default by a selling stockholder, the broker-dealer or financial institution may offer and sell such pledged shares from time to time.
     The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
     Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in most states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
     There can be no assurance that any selling stockholders will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.
     The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person.
     Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

     A portion of the shares of common stock which are being registered hereunder may be issued upon exercise of warrants which we have issued to certain of the selling stockholders. This prospectus does not cover the sale or transfer of any such warrants. If a selling stockholder transfers its warrant prior to exercise thereof, the transferee(s) may not sell the shares of common stock issuable upon exercise of such warrant under the terms of this prospectus unless we first amend or supplement this prospectus to cover such shares and such seller.
     We are required to pay all fees and expenses incident to the registration of the shares of our common stock offered hereby (other than broker-dealer discounts and commissions) which we estimate to be $184,579 in total, including, without limitation, Securities and Exchange Commission filing fees, expenses of compliance with state securities or “blue sky” laws, legal and accounting fees and transfer agent fees relating to sales pursuant to this prospectus; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.
     Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.
LEGAL PROCEEDINGS
     From time to time, the Company has been a party to pending or threatened legal proceedings and arbitrations that are routine and incidental to its business. Based upon information presently available, and in light of legal and other defenses available to the Company, management does not consider the liability from any threatened or pending litigation to be material to the Company.
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
     The table below shows certain information about our directors, executive officers and significant employees as of November 29, 2007:

Name	Age	Principal Positions
David R. Asplund	49	Chief Executive Officer and Director
Gregory T. Barnum	52	Director (1)(2)
William R. Carey, Jr.	60	Director (1)(3)
Joseph F. Desmond	43	Director (3)
Richard P. Kiphart	66	Director (2)(3)
Jeffrey R. Mistarz	49	Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Daniel W. Parke	52	President, Chief Operating Officer, President Parke Industries and Director
Leonard Pisano	45	Executive Vice President, President of Maximum Performance Group
David W. Valentine	37	Director (1)(2)

(1)	Member of our Audit Committee.

(2)	Member of our Compensation Committee.

(3)	Member of our Governance and Nominating Committee.
     Our Board of Directors is currently authorized for a membership of up to twelve directors. As of November 29, 2007, our Board of Directors had five vacancies.

     David R. Asplund has been one of our directors since June 2002 and has been our chief executive officer since January 2006. Mr. Asplund has a degree in mechanical engineering from the University of Minnesota. Prior to becoming CEO of Lime Energy, Mr. Asplund was president of Delano Group Securities, LLC, an investment banking firm in Chicago, Illinois, which he founded in 1999.
     Gregory T. Barnum has been one of our directors since March 2006. Mr. Barnum is currently the vice president of finance and chief financial officer of Datalink Corporation, an information storage architect. Prior to joining Datalink in March 2006, Mr. Barnum was the vice president of finance, chief financial officer and corporate secretary of Computer Network Technology Corporation. From September 1992 to July 1997, Mr. Barnum served as senior vice president of finance and administration, chief financial officer and corporate secretary at Tricord Systems, Inc., a manufacturer of enterprise servers. From May 1988 to September 1992, Mr. Barnum served as the executive vice president, finance, chief financial officer, treasurer and corporate secretary for Cray Computer Corporation, a development stage company engaged in the design of supercomputers. Prior to that time, Mr. Barnum served in various accounting and financial management capacities for Cray Research, Inc., a manufacturer of supercomputers. Mr. Barnum also serves on the board of Wireless Ronin Technologies, Inc. Mr. Barnum is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.
     William R. (“Max”) Carey has been one of our directors since March 2006. Mr. Carey is the chairman of the CRD Companies: CRD, CRD Capital, and CRD Analytics, which he founded in 1981. He is also a managing director of Entrepreneur Equity Corporation, an insurance broker that creates specialty products for middle market companies. Mr. Carey also serves on the boards of Outback Steakhouse Inc., Kforce, Inc., Crosswalk.com and J.B. Hanauer & Co., and is a founding board member of Crosswalk.com.
     Joseph F. Desmond has been one of our directors since January 2007. Mr. Desmond is the Senior Vice President, External Affairs for NorthernStar Natural Gas, a developer of liquefied natural gas import terminals. From May 2005 until November 2006, Mr. Desmond served as the Chairman of the California Energy Commission. From May 2006 to November 2006, Mr. Desmond also served as the Under Secretary for Energy Affairs in the California Resources Agency. Prior to his public service for the State of California, Mr. Desmond served as President and Chief Executive Officer of Infotility, Inc., an energy consulting and software development firm based in Boulder, Colorado. From 1997 to 2000, Mr. Desmond was President and Chief Executive Officer of Electronic Lighting, Inc., a manufacturer of controllable lighting systems, and from 1991 to 1997 he was with Parke Industries, where he served as vice president.
     Richard P. Kiphart has been one of our directors since January 2006, when he also became chairman of our board of directors. Mr. Kiphart is the head of the Corporate Finance Department and a Principal of William Blair & Company Investment firm. In addition, Mr. Kiphart currently serves as a member of the board of directors of First Data Corp., and previously served on the Concord EFS board of directors from 1997 until 2004 and was chairman of the Concord board of directors from February 2003 until March 2004. Mr. Kiphart is also currently a director of SAFLINK Corporation, Advanced Biotherapy, Inc. and Nature Vision, Inc. In addition he is the former chairman of the Merit Music School, is the president and chief executive officer of the Lyric Opera of Chicago, and the vice chairman of the Erikson Institute. He also serves on the board of DATA (Debt AIDS Trade Africa). Mr. Kiphart is the father in-law of David Valentine, one of our directors.
     Jeffrey R. Mistarz has been our chief financial officer since January 2000, our treasurer since October 2000, an executive vice president since November 2002, our assistant secretary since February 2003 and our secretary since June 2006. From January 1994 until joining us, Mr. Mistarz served as chief financial officer for Nucon Corporation, a privately held manufacturer of material handling products and systems, where he was responsible for all areas of finance and accounting, managing capital and stockholder relations. Prior to joining Nucon, Mr. Mistarz was with First Chicago Corporation (now JPMorgan Chase & Co.) for 12 years where he held several positions in corporate lending, investment banking and credit strategy.

     Daniel W. Parke has been our president and chief operating officer since we acquired Parke P.A.N.D.A. Corporation, which he owned and served as its president from its founding in 2001. In addition to serving as our president and chief operating officer, Mr. Parke continues to serve as the president of Parke, which is now named Parke Industries LLC. Mr. Parke was previously a founder of Parke Industries, Inc., an energy solutions provider which was acquired in February 1998 by Strategic Resource Solutions, an unregulated subsidiary of Carolina Power & Light.
     Leonard Pisano has been our executive vice president of business development since June 2006. From May 3, 2005, the date we acquired Maximum Performance Group, Inc., until June 2006, he served as our Chief Operating Officer. He is also Maximum Performance Group’s President and has been from its founding in February 2003. Prior to that, Mr. Pisano founded Maximum Energy Services in early 2001 and served as its president until it merged with Pentech Solutions to form Maximum Performance Group in February 2003. During his career, Mr. Pisano has held various senior management positions at companies within the energy services sector, including Parke Industries Inc. and SRS, a division of Carolina Power and Light. Prior to entering the energy services sector, Mr. Pisano spent ten years in facilities management at New York University, leaving NYU in 1996 when he was Director of Facilities.
     David W. Valentine has been one of our directors since May 2004. David Valentine has been president and managing partner of Broadreach Financial Group LLC, a financial advisory firm, and managing partner of the Broadreach Steward Fund LLC, a private equity fund, since May 2006. Previously, Mr. Valentine was a portfolio manager at Magnetar Capital LLC, a multi-billion dollar hedge fund based in Evanston, Illinois. Mr. Valentine serves on the boards of Ambiron Trustwave LLC, Advanced Biotherapy Inc., Inovomed, Inc., and Friends of the Global Fight against AIDS, Malaria and Tuberculosis. Mr. Valentine is the son-in-law of Richard Kiphart, our chairman.
Independent Directors
     Of the seven directors currently serving on the Board, the Board has determined that each of Messrs. Barnum, Carey, Desmond, Kiphart and Valentine are independent directors as defined in Section 121(A) of the American Stock Exchange listing standards.

SELLING STOCKHOLDERS
     The 40,633,588 shares of common stock being offered by the selling stockholders consist of 40,268,921 shares that have been issued, and 364,667 shares issuable upon exercise of warrants owned by the selling stockholders. We are registering the shares of common stock so that the selling stockholders may offer the shares for resale from time to time.
     Securities which have been acquired directly from the Company in a transaction not involving any public offering are usually considered “restricted” securities. The sale of restricted securities is generally restricted by the Securities Act of 1933, as amended. Rule 144 under the Securities Act of 1933 provides certain conditions under which restricted securities may be sold, and provisions under which any sales of restricted or unrestricted securities by our “affiliates” may be made. During any 90 day period the sale of restricted securities, or the sale of any securities by those shareholders who are deemed to be “affiliates” of the Company, is limited by Rule 144 to the greater of one percent (1%) of the outstanding shares of the Company’s common stock, or the average weekly trading volume of the Company’s common stock during the preceding four week period. The term “affiliate” is defined in Rule 144 as a person that directly or indirectly controls, is controlled by, or is under common control with, the issuer. In addition, for any sale of restricted securities, the securities must have been held by the selling stockholder for at least one year and they must be sold in “brokers’ transactions” (as defined in Rule 144). The trading restrictions of Rule 144 continue to apply to “affiliates” for a period of three months following the date on which the shareholder no longer is considered an “affiliate” of the Company. All of the shares of common stock being offered under this prospectus are restricted securities, but Rule 144 permits sales after the restricted securities have been held for one year, subject to certain restrictions. Rule 144(k) permits sales without such restrictions if the securities have been held two years or more and the seller is not and has not been an “affiliate” for at least three months. Once the registration statement of which this prospectus forms a part is declared effective, the selling stockholders will be able to sell the shares covered hereby without complying with Rule 144, provided that the current prospectus is delivered as required by SEC rules and the Securities Act of 1933, except that if any selling stockholder is an affiliate of the Company at the time of any sale, the restrictions under Rule 144 relating to sales by affiliates will continue to apply and except that a selling stockholder which is a broker-dealer is an underwriter and is not eligible to rely on Rule 144. Any buyer which is an affiliate of the Company at the time it later sells any of our securities will be subject to the restrictions under Rule 144 relating to sales by affiliates. Otherwise, such buyer will be able to sell free of such restrictions.
     The table below lists the selling stockholders and other information regarding the beneficial ownership of the common stock by each of the selling stockholders. The first column lists, for each selling stockholder, the number of shares of common stock held by such stockholder including shares issuable pursuant to exercise of warrants and options exercisable within 60 days to such stockholder. The second column lists the shares of common stock (including shares issued or issuable upon exercise of warrants) being offered by this prospectus by each selling stockholder. The column titled “Ownership After Offering” assumes the sale of all of the shares offered by each selling stockholder, although each selling stockholder may sell all, some or none of its shares in this offering. Except as otherwise noted in the notes to the table below, the business address of each selling stockholder is c/o the Company, 1280 Landmeier Road, Elk Grove Village, IL 60007-2410.

	Ownership Prior to Offering			Securities Being		Ownership After Offering
Selling Stockholder	Shares		%	Offered		Shares	%

David R. Asplund (1)(48)	5,039,203	(2)	8.821%	1,874,408	(3)	3,164,795	5.540%

Augustine Fund LP (4)	2,680,458	(5)	4.961%	2,555,926	(6)	124,532	*

Bristol Capital Ltd. (7)	70,000	(8)	*	60,000	(9)	10,000	*

Christopher Capps	25,858		*	25,741	(10)	117	*

Duke Investments, LLC (11)	3,150,260	(12)	5.828%	2,823,847	(13)	326,413	*

John Donohue	307,459	(14)	*	286,613	(15)	20,846	*

Gregory H. Ekizian Revocable Trust	413,733		*	411,866	(16)	1,867	*

Julia Gluck	103,433		*	102,966	(17)	467	*

John Thomas Hurvis Revocable Trust	566,041	(18)	1.048%	505,934	(19)	60,107	*

Ingalls & Snyder, LLC (20)	6,314,948		11.692%	6,058,000	(20)	256,948	*

Rebecca Kiphart	207,242		*	205,934	(21)	1,308	*

Richard P. Kiphart (22)(4)	15,973,692	(23)	28.984%	14,213,260	(24)	1,760,432	3.194%

Laurus Master Fund, Ltd (25)	1,531,461	(26)	2.826%	1,404,477	(27)	126,984	*

Leaf Mountain Company (28)	3,312,634		6.133%	3,275,300	(29)	37,334	*

Martin Melish	258,583		*	257,416	(30)	1,167	*

Nettlestone Enterprises Ltd. (31)	1,551,500		2.873%	1,544,500	(32)	7,000	*

Security Equity Fund, Mid Cap Value Series (33)(48)	130,717	(34)	*	130,717	(35)	0	0.000%

SBL Fund Series V (33)(48)	103,333	(36)	*	103,333	(37)	0	0.000%

Security Mid Cap Growth Fund (33)(48)	91,967	(38)	*	91,967	(39)	0	0.000%

SBL Fund Series J (33)(48)	190,650	(40)	*	190,650	(41)	0	0.000%

SF Capital Partners Ltd. (42)	4,323,226	(43)	7.930%	4,168,252	(44)	114,974	*

David W. Valentine (45)	513,678	(46)	*	342,481	(47)	152,864	*

*	Less than 1%

(1)	David Asplund is a Director and has been our CEO since January 2006.

(2)	Includes warrants to purchase 2,500 shares of common stock at $0.90 per share anytime prior to September 7, 2008, which Mr. Asplund acquired in the ordinary course of business. At the time when Mr. Asplund acquired the warrant he had no agreements or understanding, directly or indirectly, with anyone to distribute the shares issuable under such warrant. Also includes 6,766 shares of common stock and a warrant held by Delano Group Securities, LLC, a broker-dealer of which Mr. Asplund is the principal owner (and therefore an affiliate of Mr. Asplund), to purchase 2,000 shares of common stock at $15.45 per share anytime prior to February 10,

2010. Delano acquired the shares and warrant in the ordinary course of business and at the time when Delano acquired securities it had no agreements or understanding, directly or indirectly, with anyone to distribute the shares or the shares issuable under such warrant. The common stock and shares issuable pursuant to the warrant are not included as a securities being offered as part of this prospectus. Also includes the following employee and director options exercisable within 60 days:

	Exercise	Expiration
Quantity	Price	Date
1,667	$15.00	6/10/2013
1,667	$15.00	6/10/2015
5,000	$17.55	6/10/2012
1,666	$27.75	6/10/2014
100,000	$9.30	1/22/2016
100,000	$0.96	1/22/2016
1,500,000	$1.02	7/11/2016
1,400,000	$0.96	7/11/2016

3,110,000

(3)	Mr. Asplund acquired 1,854,200 shares on June 29, 2006, consisting of 1,500,000 purchased in the PIPE Transaction, and 354,200 acquired pursuant to the Series E Conversion. Following the filing of the amendment which made a 1 for 15 reverse split of our common stock effective on January 23, 2007 (the “Reverse Split”), the shares acquired on June 29, 2006 were combined into 123,613 shares of common stock. On or about February 1, 2007, we issued 1,730,587 ‘catch-up’ shares to him in consideration of his relinquishing any claims relating to the timing of the Reverse Split. See “Recent Events — Reverse Stock Split.” The 1,874,408 shares being offered by Mr. Asplund consist of 1,652,200 ‘catch-up’ shares, 100,000 shares deriving from the shares issued pursuant to the Series E Conversion, 77,708 shares deriving from the shares acquired in the PIPE Transaction and 44,500 shares issued on January 24, 2007 and February 2, 2007 in satisfaction of penalties owed to Mr. Asplund due to the Company’s inability to register the shares he purchased in the PIPE Transaction on or before November 3, 2006.

(4)	The controlling members, directors and officers, all of whom are Thomas Duszynski, Brian Porter and John Porter, may be deemed to share power to vote or dispose of the shares held by Augustine Fund LP. The business address of Augustine Fund LP is 141 West Jackson Blvd., Suite 2182, Chicago, Illinois 60604.

(5)	Includes warrants to purchase 18,125 shares of common stock at $0.90 per share anytime prior to their expiration on September 7, 2008.

(6)	Augustine Fund LP acquired 2,628,000 shares on June 29, 2006, consisting of 1,628,000 shares acquired pursuant to the Series E Conversion and 1,000,000 shares purchased in the PIPE Transaction. Following the filing of the amendment which made the Reverse Split effective on January 23, 2007, the shares acquired on June 29, 2006 were combined into 175,200 shares of common stock. On or about February 1, 2007, we issued 2,452,800 ‘catch-up’ shares to Augustine Fund in consideration of its relinquishing any claims relating to the timing of the Reverse Split. See “Recent Events — Reverse Stock Split.” The 2,555,926 shares being offered by Augustine Fund consist of 2,386,133 ‘catch-up’ shares, 66,667 shares derived from the shares acquired in the PIPE Transaction, 73,460 shares deriving from the shares issued pursuant to the Series E Conversion, and 29,666 shares issued on January 24, 2007 and February 2, 2007 in satisfaction of penalties owed to Augustine due to the Company’s inability to register the shares it purchased in the PIPE Transaction on or before November 3, 2006.

(7)	Bristol Capital Ltd. is beneficially owned by Yelena Akselrod. Bristol Capital Ltd. is currently acting as an Investor Relations consultant to the Company.

(8)	Includes a warrant to purchase 10,000 shares of common stock at $15.45 per share anytime prior to its expiration on 1/25/08 and a warrant to purchase 60,000 shares of common stock at $1.00 per share anytime prior to its expiration on July 25, 2009.

(9)	Represents a warrant to purchase 60,000 shares of common stock at $1.00 per share anytime prior to its expiration on July 25, 2009. All of the shares being offered by Bristol Capital Ltd. are shares which would be acquired by exercising this warrant.

(10)	Mr. Capps purchased 25,000 shares in the PIPE Transaction on June 29, 2006. Following the filing of the amendment which made the Reverse Split effective on January 23, 2007, the shares acquired on June 29, 2006 were combined into 1,667 shares of common stock. On or about February 1, 2007, we issued 23,333 ‘catch-up’ shares to Mr. Capps in consideration of his relinquishing any claims relating to the timing of the Reverse Split. See “Recent Events — Reverse Stock Split.” The 25,741 shares being offered by Mr. Capps consist of 23,333 ‘catch-up’ shares, 1,667 shares deriving from the shares acquired in the PIPE Transaction and 741 shares issued on January 24, 2007 and February 2, 2007 in satisfaction of penalties owed to Mr. Capps due to the Company’s inability to register the shares he purchased in the PIPE Transaction on or before November 3, 2006.

(11)	Duke Investments, LLC, formerly know as Duke Investments, LLC, is a wholly owned subsidiary of Duke Energy Corporation. The business address of Duke Investments, LLC is 139 East Fourth Street, Cincinnati, Ohio 45202. Duke Energy is a publicly owned entity. Greg Wolf, a vice president of Duke Investments, LLC, has the authority to vote and dispose of the shares held by Duke Investments, LLC.

(12)	Includes 3,106,927 shares of common stock, 40,000 shares of common stock issuable upon exercise of warrants and 3,334 shares of common stock issuable upon exercise of options. The warrants carry an exercise price of $0.90 per share. Warrants to purchase 40,000 shares expire on September 7, 2008. The options carry an exercise price of $16.05 per share and expire on July 23, 2013.

(13)	Duke Investments, LLC acquired 3,002,293 shares on June 29, 2006, consisting of 1,902,293 shares acquired pursuant to the Series E Conversion and 1,100,000 shares purchased in the PIPE Transaction. Following the filing of the amendment which made the Reverse Split effective on January 23, 2007, the shares acquired on June 29, 2006 were combined into 200,153 shares of common stock. On or about February 1, 2007, we issued 2,802,140 ‘catch-up’ shares to Duke Investments in consideration of its relinquishing any claims relating to the timing of the Reverse Split. See “Recent Events — Reverse Stock Split.” The 2,823,847 shares being offered by Duke Investments consist of 2,591,060 ‘catch-up’ shares, 73,333 shares deriving from the shares acquired in the PIPE Transaction, 126,820 shares deriving from the shares issued pursuant to the Series E Conversion and 32,634 shares issued on January 24, 2007 and February 2, 2007 in satisfaction of penalties owed to Duke Investments due to the Company’s inability to register the shares it purchased in the PIPE Transaction on or before November 3, 2006.

(14)	Includes warrants to purchase 3,125 shares of common stock at $0.90 per share anytime prior to their expiration on September 7, 2008.

(15)	Mr. Donohue acquired 294,000 shares on June 29, 2006 pursuant to the Series E Conversion. Following the filing of the amendment which made the Reverse Split effective on January 23, 2007, the shares acquired on June 29, 2006 were combined into 19,600 shares of common stock. On or about February 1, 2007, we issued 274,400 ‘catch-up’ shares to Mr. Donohue in consideration of his relinquishing any claims relating to the timing of the Reverse Split. See “Recent Events — Reverse Stock Split.” The 286,613 shares being offered by Mr. Donohue consist of 267,013 ‘catch-up’ shares and 19,600 shares deriving from the shares issued pursuant to the Series E Conversion.

(16)	The Gregory H. Ekezian Revocable Trust purchased 400,000 shares in the PIPE Transaction on June 29, 2006. Following the filing of the amendment which made the Reverse Split effective on January 23, 2007, the shares acquired on June 29, 2006 were combined into 26,667 shares of common stock. On or about February 1, 2007, we issued 373,333 ‘catch-up’ shares to the Ekezian Revocable Trust in consideration of its relinquishing any claims relating to the timing of the Reverse Split. See “Recent Events — Reverse Stock Split.” The 411,866 shares being offered by the Ekezian Revocable Trust consist of 373,333 ‘catch-up’ shares, 26,667 shares deriving from the shares acquired in the PIPE Transaction and 11,866 shares issued on January 24, 2007 and February 2, 2007, in satisfaction of penalties owed to the Ekezian Revocable Trust due to the Company’s inability to register the shares it purchased in the PIPE Transaction on or before November 3, 2006.

(17)	Ms. Julia Gluck purchased 100,000 shares in the PIPE Transaction on June 29, 2006. Following the filing of the amendment which made the Reverse Split effective on January 23, 2007, the shares acquired on June 29, 2006 were combined into 6,667 shares of common stock. On or about February 1, 2007, we issued 93,333 ‘catch-up’ shares to Ms. Gluck in consideration of her relinquishing any claims relating to the timing of the Reverse Split. See “Recent Events — Reverse Stock Split.” The 102,966 shares being offered by Ms. Gluck consist of 93,333 ‘catch-up’ shares, 6,667 shares deriving from the shares acquired in the PIPE Transaction and 2,966 shares issued on January 24, 2007 and February 2, 2006 in satisfaction of penalties owed to Ms. Gluck due to the Company’s inability to register the shares she purchased in the PIPE Transaction on or before November 3, 2006.

(18)	Includes the following warrants:

	Exercise	Expiration
Quantity	Price	Date
4,630	$15.75	4/28/2008
4,375	$0.90	9/07/2008
8,975

(19)	John Thomas Hurvis Revocable Trust acquired 540,053 shares on June 29, 2006, consisting of 340,053 shares acquired pursuant to the Series E Conversion and 200,000 shares purchased in the PIPE Transaction. Following the filing of the amendment which made the Reverse Split effective on January 23, 2007, the shares acquired on June 29, 2006 were combined into 36,004 shares of common stock. On or about February 1, 2007, we issued 504,049 ‘catch-up’ shares to Hurvis Revocable Trust in consideration of its relinquishing any claims relating to the timing of the Reverse Split. See “Recent Events — Reverse Stock Split.” The 505,934 shares being offered by Hurvis Revocable Trust consist of 463,997 ‘catch-up’ shares, 13,333 shares deriving from the shares acquired in the PIPE Transaction, 22,670 shares deriving from the shares issued pursuant to the Series E Conversion and 5,934 shares issued on January 24, 2007 and February 2, 2007 in satisfaction of penalties owed to the Hurvis Revocable Trust due to the Company’s inability to register the shares it purchased in the PIPE Transaction on or before November 3, 2006.

(20)	Ingalls & Snyder, LLC is the nominee holder of shares beneficial owned by Mr. Robert Gibson, Mr. Thomas Gipson and Mr. Nikolaos Monoyios. The business address for Ingalls & Synder, LLC is 61 Broadway, New York, NY 10006.

Mr. Robert Gipson acquired 2,363,600 shares on June 29, 2006, consisting of 450,000 shares purchased in the PIPE Transaction and 1,913,600 acquired pursuant to the Series E Conversion. Following the filing of the amendment which made the Reverse Split effective on January 23, 2007, the shares acquired on June 29, 2006 were combined into 157,573 shares of common stock. On or about February 1, 2007, we issued 2,206,027 ‘catch-up’ shares to Mr. Gipson in consideration of his relinquishing any claims relating to the timing of the Reverse Split. See “Recent Events — Reverse Stock Split.” The 2,256,750 shares being offered by Mr. Gipson consist of 2,093,840 ‘catch-up’ shares, 30,000 shares deriving from the shares acquired in the PIPE Transaction, 119,560 shares deriving from the shares issued pursuant to the Series E Conversion, and 13,350 shares issued on January 24, 2007 and February 2, 2007 in satisfaction of penalties owed to Mr. Gipson due to the Company’s inability to register the shares he purchased in the PIPE Transaction on or before November 3, 2006.

Mr. Thomas Gipson purchased 1,500,000 shares in the PIPE Transaction on June 29, 2006. Following the filing of the amendment which made the Reverse Split effective on January 23, 2007, the shares acquired on June 29, 2006 were combined into 100,000 shares of common stock. On or about February 1, 2007, we issued 1,400,000 ‘catch-up’ shares to Mr. Gipson in consideration of his relinquishing any claims relating to the timing of the Reverse Split. See “Recent Events — Reverse Stock Split.” The 1,544,500 shares being offered by Mr. Gipson consist of 1,400,000 ‘catch-up’ shares, 100,000 shares deriving from the shares acquired in the PIPE Transaction and 44,500 shares issued on January 24, 2007 and February 2, 2007 in satisfaction of penalties owed to Mr. Gipson due to the Company’s inability to register the shares he purchased in the PIPE Transaction on or before November 3, 2006.

Mr. Monoyios acquired 2,363,600 shares on June 29, 2006, consisting of 1,913,600 shares acquired pursuant to the Series E Conversion and 450,000 shares purchased in the PIPE Transaction. Following the filing of the amendment which made the Reverse Split effective on January 23, 2007, the shares acquired on June 29, 2006 were combined into 157,573 shares of common stock. On or about February 1, 2007, we issued 2,206,027 ‘catch-up’ shares to Mr. Monoyios in consideration of his relinquishing any claims relating to the timing of the Reverse Split. See “Recent Events — Reverse Stock Split.” The 2,256,750 shares being offered by Mr. Monoyios consist of 2,085,840 ‘catch-up’ shares, 30,000 shares deriving from the shares acquired in the PIPE Transaction, 127,560 shares deriving from the shares issued pursuant to the Series E Conversion and 13,350 shares issued on January 24, 2007 and February 2, 2007 in satisfaction of penalties owed to Mr. Monoyios due to the Company’s inability to register the shares he purchased in the PIPE Transaction on or before November 3, 2006.

(21)	Ms. Rebecca Kiphart purchased 200,000 shares in the PIPE Transaction on June 29, 2006. Following the filing of the amendment which made the Reverse Split effective on January 23, 2007, the shares acquired on June 29, 2006 were combined into 13,333 shares of common stock. On or about February 1, 2007, we issued 186,667 ‘catch-up’ shares to Ms. Kiphart in consideration of her relinquishing any claims relating to the timing of the Reverse Split. See “Recent Events — Reverse Stock Split.” The 205,934 shares being offered by Ms. Kiphart consist of 186,667 ‘catch-up’ shares, 13,333 shares deriving from the shares acquired in the PIPE Transaction and 5,934 shares issued on January 24, 2007 and February 2, 2007 in satisfaction of penalties owed to Ms. Kiphart due to the Company’s inability to register the shares she purchased in the PIPE Transaction on or before November 3, 2006.

(22)	Richard Kiphart has been a director and the Chairman of our Board of Directors since January 2006.

(23)	Includes 14,872,938 shares of common stock and the following options and warrants exercisable within 60 days:

		Exercise	Expiration
Instrument	Quantity	Price	Date
Warrant	8,398	$1.00	4/23/2008
Warrant	43,125	$1.00	9/7/2008
Option	5,000	$15.00	1/24/2016
Option	100,000	$1.02	7/11/2016
Option	50,000	$0.90	1/2/2017
Warrant	894,231	$1.04	5/29/2011

	1,100,754

(24)	Mr. Kiphart acquired 14,603,400 shares on June 29, 2006, consisting of 8,903,400 shares acquired pursuant to the Series E Conversion and 5,700,000 shares purchased in the PIPE Transaction. Following the filing of the amendment which made the Reverse Split effective on January 23, 2007, the shares acquired on June 29, 2006 were combined into 973,560 shares of common stock. On or about February 1, 2007, we issued 13,629,840 ‘catch-up’ shares to Mr. Kiphart in consideration of his relinquishing any claims relating to the timing of the Reverse Split. See “Recent Events — Reverse Stock Split.” The 14,213,260 shares being offered by Mr. Kiphart consist of 13,070,600 ‘catch-up’ shares, 380,000 shares deriving from the shares acquired in the PIPE Transaction, 593,560 shares deriving from the shares issued pursuant to the Series E Conversion and 169,100 shares issued on January 24, 2007 and February 2, 2006 in satisfaction of penalties owed to Mr. Kiphart due to the Company’s inability to register the shares he purchased in the PIPE Transaction on or before November 3, 2006.

(25)	Laurus Master Fund, Ltd. exercises dispositive and voting control with respect to the securities to be offered for resale. Laurus Capital Management, LLC controls Laurus Master Fund, Ltd. Eugene Grin and David Grin are the sole members of Laurus Capital Management, LLC. From September 2003 through June 2006, Laurus was a lender to the Company. On June 29, 2006, all obligations owing to Laurus were repaid in full and the only continuing relationship between the Company and Laurus is that of an issuer and a holder of its common stock and warrants.

(26)	Includes the following warrants:

	Exercise	Expiration
Quantity	Price	Date
26,667	$15.00	4/26/2010
133,333	$17.40	11/22/2012
2,667	$36.60	9/11/2008
5,333	$38.10	9/11/2008
3,333	$39.75	9/11/2008
6,667	$44.55	9/11/2008
3,333	$46.05	9/11/2008
6,667	$47.70	9/11/2008

188,000

(27)	Laurus Master Fund, Ltd. acquired 1,343,461 shares on June 29, 2006 in satisfaction of obligations of the Company to Laurus. (See “Recent Events — The PIPE Transaction, Series E Preferred Conversion and Laurus Repayment.”) Following the filing of the amendment which made the Reverse Split effective on January 23, 2007, the shares acquired on June 29, 2006 were combined into 89,564 shares of common stock. On or about February 1, 2007, we issued 1,253,897 ‘catch-up’ shares to Laurus in consideration of its relinquishing any claims relating to the timing of the Reverse Split. See “Recent Events — Reverse Stock Split.” The 1,404,477 shares being offered by Laurus consist of 1,253,897 ‘catch-up’ shares, 89,564 shares deriving from the shares acquired on June 29, 2006, and 188,000 shares which would be acquired by exercising warrants issued by the Company to Laurus as described in Note (26) above.

(28)	John J. Jiganti is the Manager of Leaf Mountain Company and has the sole decision-making power with respect to Leaf Mountain Company’s investment in Lime Energy. The business address for Leaf Mountain is 190 South LaSalle Street, Suite 1700, Chicago, IL 60603.

(29)	Leaf Mountain Company acquired 3,315,900 shares on June 29, 2006, consisting of 2,015,900 shares acquired pursuant to the Series E Conversion and 1,300,000 shares purchased in the PIPE Transaction. Following the filing of the amendment which made the Reverse Split effective on January 23, 2007, the shares acquired on June 29, 2006 were combined into 221,060 shares of common stock. On or about February 1, 2007, we issued 3,094,840 ‘catch-up’ shares to Leaf Mountain in consideration of its relinquishing any claims relating to the timing of the Reverse Split. See “Recent Events — Reverse Stock Split.” The 3,275,300 shares being offered by Leaf Mountain consist of 3,015,674 ‘catch-up’ shares, 86,667 shares deriving from the shares acquired in the PIPE Transaction, 134,393 shares deriving from the shares issued pursuant to the Series E Conversion and 38,566 shares issued on January 24, 2007 and February 2, 2007 in satisfaction of penalties owed to Leaf Mountain due to the Company’s inability to register the shares it purchased in the PIPE Transaction on or before November 3, 2006.

(30)	Mr. Mellish purchased 250,000 shares in the PIPE Transaction on June 29, 2006. Following the filing of the amendment which made the Reverse Split effective on January 23, 2007, the shares acquired on June 29, 2006 were combined into 16,667 shares of common stock. On or about February 1, 2007, we issued 233,333 ‘catch-up’ shares to Mr. Mellish in consideration of his relinquishing any claims relating to the timing of the Reverse Split. See “Recent Events — Reverse Stock Split.” The 257,416 shares being offered by Mr. Mellish consist of 233,333 ‘catch-up’ shares, 16,667 shares deriving from the shares acquired in the PIPE Transaction. and 7,416 shares issued on January 24, 2007 and February 2, 2007 in satisfaction of penalties owed to Mr. Mellish due to the Company’s inability to register the shares he purchased in the PIPE Transaction on or before November 3, 2006.

(31)	Nettlestone Enterprises Ltd. is beneficially owned by Mr. Khalid Ali Alturki. The business address for Nettlestone is c/o Aspen Advisory Services Ltd., 44 Lowndes Street, London SW1X 9HX.

(32)	Nettlestone Enterprises Ltd. purchased 1,500,000 shares in the PIPE Transaction on June 29, 2006. Following the filing of the amendment which made the Reverse Split effective on January 23, 2007, the shares acquired on June 29, 2006 were combined into 100,000 shares of common stock. On or about February 1, 2007, we issued 1,400,000 ‘catch-up’ shares to Nettlestone Enterprises in consideration of its relinquishing any claims relating to the timing of the Reverse Split. See “Recent Events — Reverse Stock Split.” The 1,544,500 shares being offered by Nettlestone Enterprises consist of 1,400,000 ‘catch-up’ shares, 100,000 shares deriving from the shares acquired in the PIPE Transaction and 44,500 shares issued on January 24, 2007 and February 2, 2007 in satisfaction of penalties owed to Nettlestone due to the Company’s inability to register the shares it purchased in the PIPE Transaction on or before November 3, 2006.

(33)	Security Management Company, LLC (“SMC”), an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, is the investment advisor to; (a) Security Mid Cap Growth Fund, (b) Security Equity Fund, Mid Cap Value Series, (c) SBL Fund, Series J and (d) SBL Fund, Series V (collectively, the “Funds”). The securities listed in the above table are owned by the Funds, as investment companies registered under the Investment Company Act of 1940, as amended. Pursuant to investment management agreements entered into between SMC and each of the Funds, SMC holds investment discretion to purchase and sell the shares on behalf of the Funds. SMC generally appoints individual portfolio managers to make investment decisions on its behalf, although in certain instances a portfolio manager may delegate authority to another SMC employee to execute isolated transactions. Additionally, SMC holds the power to vote the securities and exercises this power through formal proxy voting procedures (the “Procedures”) it has adopted. With respect to matters to be voted on that are not addressed in the Procedures or where the Procedures indicate that voting decisions are to be made on a case-by-case basis, the Procedures state that the portfolio manager on the account shall direct the vote, provided that SMC’s chief compliance officer has determined that SMC has no conflict of interest in the matter. James P. Schier is currently the portfolio manager with respect to the Funds. SMC has the sole discretion to change portfolio managers at any time. The shares of Lime Energy stock held by these selling shareholders were obtained through a private placement of our common stock and warrants to purchase shares of our common stock on March 19, 2004. The business address for Security Management Company, LLC is One Security Benefit Place, Topeka, KS 66636-0001.

(34)	Includes warrants to purchase 29,517 shares of common stock at $1.00 per shares anytime prior to their expiration on March 19, 2009.

(35)	Of the 130,717 shares being offered by Security Equity Fund, Mid Cap Value Series, 29,517 are shares which would be acquired pursuant to exercise of the warrants described in Note (34), 84,333 are shares purchased from the Company on March 19, 2004 and 16,867 were purchased in a private transaction on March 19, 2004 from a former holder of the Company’s Series A Convertible Preferred Stock.

(36)	Includes warrants to purchase 23,333 shares of common stock at $1.00 per shares anytime prior to their expiration on March 19, 2009.

(37)	Of the 103,333 shares being offered by SBL Fund Series V, 23,333 are shares which would be acquired pursuant to exercise of the warrants described in Note (36), 66,667 are shares purchased from the Company on March 19, 2004 and 13,333 were purchased in a private transaction on March 19, 2004 from a former holder of the Company’s Series A Convertible Preferred Stock.

(38)	Includes warrants to purchase 20,767 shares of common stock at $1.00 per shares anytime prior to their expiration on March 19, 2009.

(39)	Of the 91,967 shares being offered by Security Mid Cap Growth Fund, 20,767 are shares which would be acquired pursuant to exercise of the warrants described in Note (38), 59,333 are shares purchased from the Company on March 19, 2004 and 11,867 were purchased in a private transaction on March 19, 2004 from a former holder of the Company’s Series A Convertible Preferred Stock.

(40)	Includes warrants to purchase 43,050 shares of common stock at $1.00 per shares anytime prior to their expiration on March 19, 2009.

(41)	Of the 190,650 shares being offered by SBL Fund Series J, 43,050 are shares which would be acquired pursuant to exercise of the warrants described in Note (40), 123,000 are shares purchased from the Company on March 19, 2004 and 24,600 were purchased in a private transaction on March 19, 2004 from a former holder of the Company’s Series A Convertible Preferred Stock.

(42)	SF Capital Partners Ltd. is a British Virgin Island company. Staro Asset Management, L.L.C., a Wisconsin limited liability company, acts as investment manager and has sole power to direct the management of SF Capital Partners. Through Staro Asset Management, Messrs. Michael A. Roth and Brian J. Stark possess sole voting and dispositive power over all shares owned by SF Capital Partners, but disclaim beneficial ownership of such shares. The mailing address for SF Capital Partners is c/o Stark Offshore Management, LLC, 3600 South Lake Drive, St. Francis, WI 53235.

Excludes warrants to purchase 40,000 shares of common stock which contain provisions known as “exercise caps” which prohibit the holder of the warrants (and its affiliates) from exercising such warrants to the extent that giving effect to such exercise, such holder would beneficially own in excess of 4.999% and 9.999% of the Company’s outstanding common stock, as the case may be. The holder can waive the 4.999% limit, but such waiver will not become effective until the 61st day after such notice is delivered to the Company, and these limits will not restrict the number of shares of common stock which a holder may receive or beneficially own in order to determine the amount of securities or other consideration that such holder may receive in the event of a merger or other business combination or reclassification involving the Company. The table set forth above reflects the operation of such exercise caps in that we have not included 40,000 shares of common stock issuable pursuant to such warrants as SF Capital Partners has advised us that it does not beneficially own such shares due to the fact that it cannot exercise its right to purchase these shares at this time. In the absence of such caps, SF Capital would be able to purchase all the shares issuable upon exercise of these warrants and would have a beneficial ownership percentage of 7.998%. These warrants expire on September 7, 2008 and have an exercise price of $0.90.

(43)	SF Capital Partners acquired 4,237,600 shares on June 29, 2006, consisting of 2,237,600 shares acquired pursuant to the Series E Conversion and 2,000,000 shares purchased in the PIPE Transaction. Following the filing of the amendment which made the Reverse Split effective on January 23, 2007, the shares acquired on June 29, 2006 were combined into 282,507 shares of common stock. On or about February 1, 2007, we issued 3,955,093 ‘catch-up’ shares to SF Capital in consideration of its relinquishing any claims relating to the timing of the Reverse Split. See “Recent Events — Reverse Stock Split.” The 4,168,252 shares being offered by SF Capital consist of 3,825,872 ‘catch-up’ shares, 133,333 shares deriving from the shares acquired in the PIPE Transaction, 149,713 shares deriving from the shares issued pursuant to the Series E Conversion and 59,344 shares issued on January 24, 2007 and February 2, 2007 in satisfaction of penalties owed to SF Capital due to the Company’s inability to register the shares he purchased in the PIPE Transaction on or before November 3, 2006.

(44)	David Valentine has been one of our Directors since May 2004.

(45)	Includes the following options issued pursuant to the Directors’ Option Plan which are exercisable within the next 60 days:

	Exercise	Expiration
Quantity	Price	Date
1,667	$15.00	5/26/2015
1,112	$15.00	5/26/2016
4,999	$26.10	5/26/2014
100,000	$1.02	7/11/2016
50,000	$0.90	1/2/2017

157,778

(47)	Mr. Valentine acquired 345,700 shares on June 29, 2006, consisting of 145,700 shares acquired pursuant to the Series E Conversion and 200,000 shares purchased in the PIPE Transaction. Following the filing of the amendment which made the Reverse Split effective on January 23, 2007, the shares acquired on June 29, 2006 were combined into 23,047 shares of common stock. On or about February 1, 2007, we issued 322,653 ‘catch-up’ shares to Mr. Valentine in consideration of his relinquishing any claims relating to the timing of the Reverse Split. See “Recent Events — Reverse Stock Split.” The 342,481 shares being offered by Mr. Valentine consist of 313,501 ‘catch-up’ shares, 13,333 shares deriving from the shares acquired in the PIPE Transaction, 9,713 shares deriving from the shares issued pursuant to the Series E Conversion and 5,934 shares issued on January 24, 2007 and February 2, 2007 in satisfaction of penalties owed to Mr. Valentine due to the Company’s inability to register the shares he purchased in the PIPE Transaction on or before November 3, 2006.

(48)	The selling stockholder is an affiliate of a broker-dealer, acquired the common stock in the ordinary course of business and, at the time of acquisition, did not have any arrangements or understandings, directly or indirectly, with any person to distribute the common stock.

DESCRIPTION OF SECURITIES
     In the following summary, we describe the material terms of our capital stock by summarizing material provisions of our charter and by-laws. We have incorporated by reference these organizational documents as exhibits to the registration statement of which this prospectus is a part.
General
     As of November 29, 2007, we had 200,000,000 authorized shares of common stock and 5,000,000 shares of authorized preferred stock, of which:

•	54,011,270 shares are issued and outstanding;

•	5,000,000 shares of common stock are issuable upon conversion of outstanding subordinated convertible notes;

•	2,925,361 shares of common stock are issuable upon exercise of outstanding common stock warrants;

•	15,260,133 shares of common stock are issuable upon exercise of outstanding stock options; and

•	No shares of preferred stock or other rights or options, warrants to acquire preferred stock are outstanding.
Common Stock
     Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and will share ratably on a per share basis in any dividends declared on our common stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Upon our liquidation, dissolution or winding up and after payment of all prior claims, the holders of shares of common stock would share ratably on a per share basis in all of our assets. All shares of common stock currently outstanding are fully paid and nonassessable. Any shares of common stock which the selling stockholders acquire through exercise of their warrants will also be fully paid and nonassessable.
Preferred Stock
     Our board of directors, without further stockholder approval, may authorize the issuance of preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our board of directors (1) may authorize the issuance of preferred stock that ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation, (2) can fix limitations and restrictions upon the payment of dividends on our common stock to be effective while any shares of preferred stock are outstanding, and (3) can also issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock.

Warrants
     Included in the shares of common stock being registered pursuant to this prospectus are 364,667 shares issuable upon the exercise of warrants. These warrants include:
•	A three year warrant held by Bristol Capital, Ltd. to purchase 60,000 shares of common stock at $1.00 per share on, or anytime before, July 25, 2009;

•	A five year warrant held by Laurus Master Fund, Ltd. to purchase 26,667 shares of common stock at $15.00 per share on, or anytime before, April 26, 2010;

•	The following five year warrants held by Laurus Master Fund, Ltd. which all expire on November 8, 2008 and contain cashless exercise options, which permits the holder to surrender a portion of the shares issuable upon exercise of the warrant as payment of the exercise price (valuing the surrendered shares at the then current market price):

Exercise
Quantity	Price
2,667	$36.60
5,333	$38.10
3,333	$39.75
6,667	$44.55
3,333	$46.05
6,667	$47.70

28,000
•	A seven year warrant held by Laurus Master Fund, Ltd. to purchase 133,333 shares of common stock at $17.40 per share on, or anytime before, November 22, 2012. This warrant contains a cashless exercise option, which permits the holder to surrender a portion of the shares issuable upon exercise of the warrant as payment of the exercise price (valuing the surrendered shares at the then current market price); and

•	Five year warrants held by Security Equity Fund, Mid Cap Value Series, SBL Fund Series V, Security Mid Cap Growth Fund and SBL Fund Series J to purchase 116,667 shares of common stock at $1.00 per share on, or anytime before, March 19, 2009. These warrants contain anti-dilution provisions which automatically adjust the exercise price of the warrant if:
A)	we issue shares of our common stock at a price that is less than the exercise price of the warrants and less than the market price of our common stock at that time, or

B)	we issue securities convertible into shares of common stock and the purchase price for such securities plus the consideration (if any) to be paid upon conversion of such securities into common stock, when divided by the number of common stock shares issuable upon such conversion yields a price per share (the “Per Share Consideration”) less than the market price of our common stock on the date of issuance of such convertible securities, and the Per Share Consideration is less than the exercise price of the warrant.
In the event the security issuance meets the conditions of A or B, then the exercise price of the warrants will be reduced to the issuance price (in the case of A) or an amount equal to the Per Share Consideration of such convertible securities (in the case of B).
     The exercise price and number of shares issuable upon exercise of all of these warrants will automatically be adjusted to reflect any stock split, reverse split, stock dividend or similar event affecting our common stock.

Delaware Anti-Takeover Law
     We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this section prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless:
•	before the date on which the stockholder became an interested stockholder, the corporation’s board of directors approved either the business combination or the transaction in which the person became an interested stockholder;

•	the stockholder acquires more than 85% of the outstanding voting stock of the corporation, excluding shares held by directors who are officers or held in certain employee stock plans, upon consummation of the transaction in which the stockholder becomes an interested stockholder; or

•	the business combination is approved by the board of directors and by two-thirds of the outstanding voting stock of the corporation that is not held by the interested stockholder, at a meeting of the stockholders held on or after the date of the business combination.
     An interested stockholder is a person who, together with affiliates and associates, owns, or at any time within the prior three years did own, 15% or more of the corporation’s voting stock. Business combinations include, without limitation, mergers, consolidations, stock sales, asset sales or other transactions resulting in a financial benefit to interested stockholders.
Anti-Takeover Effects of Certain Charter and By-Law Provisions
     Our charter and by-laws contain provisions relating to corporate governance and to the rights of stockholders. Our by-laws provide that special meetings of stockholders may only be called by our Board of Directors, our Chairman of the Board or our President and shall be called by our Chairman, President or Secretary at the request in writing of stockholders owning at least one-fifth of the outstanding shares of capital stock entitled to vote. In addition, our charter provides that our Board of Directors may authorize the issuance of preferred stock without further stockholder approval and upon those terms and conditions, and having those rights, privileges and preferences, as our Board of Directors may determine.
Transfer Agent and Registrar
     The transfer agent and registrar for our common stock is LaSalle Bank N.A.
LEGAL MATTERS
     Certain legal matters in connection with the shares of common stock offered hereby have been passed upon for Lime Energy by Schwartz Cooper Chartered of Chicago, Illinois.

EXPERTS
     The financial statements and schedule of Lime Energy Co. (formerly known as Electric City Corp.) and the financial statements of Parke P.A.N.D.A. Corporation included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports included herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.
COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to our charter, bylaws or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
DESCRIPTION OF BUSINESS
Overview/History
     We are a developer, manufacturer and integrator of energy saving technologies and provide energy engineering services. Our energy saving products include the eMAC system, which provides intelligent control and continuous monitoring of HVAC and lighting equipment via wireless communication technology to reduce energy usage and improve system reliability. The eMAC technology has been installed in applications in commercial buildings, factories and office structures.
     From June 2001 through March 2006 we also provided, through our subsidiary, Great Lakes Controlled Energy Corporation, a Delaware Corporation (“Great Lakes”), integrated building and environmental control solutions for commercial and industrial facilities.
     Until June 1, 2003, we also manufactured custom electrical switchgear through our subsidiary Switchboard Apparatus Inc. (“Switchboard”).
     Until recently we also marketed the EnergySaver, a product that reduces energy usage in ballasted lighting fixtures with minimal lighting level reduction. In conjunction with the EnergySaver we also marketed the GlobalCommander, a system that allows us to link multiple EnergySaver units together and to provide remote communications, measurement and verification of energy savings. The EnergySaver achieves energy savings by taking advantage of certain characteristics of passive ballasts used with fluorescent and high intensity discharge (“HID”) fixtures, which up until recently were the predominate ballasts used for these types of fixtures. We recently decided to discontinue the active marketing of the EnergySaver because lighting manufacturers have recently begun to discontinue the sale of certain passive ballasts and we believe will discontinue the sale of all passive ballasts in the near future. While there is still a large base of installed passive ballasts in the United States, we believe that most of these passive ballasts will be replaced over the next 5 to 7 years with active or electronic ballasts, which are not compatible with the EnergySaver. Our management decided that rather than continuing to sell a technology to customers that would have a limited useful life, going forward we would concentrate our sales and marketing efforts on other forms of energy technology and services.
     On December 5, 1997, we were initially formed as Electric City LLC, a Delaware limited liability company. On June 5, 1998, we changed from a limited liability company into a corporation by merging Electric City LLC into Electric City Corp., a Delaware corporation.
     On June 10, 1998, Electric City issued shares of our common stock with a fair market value of $1,200,272, representing approximately six (6%) percent of Electric City’s then issued and outstanding common stock, to the approximately 330 shareholders of Pice Products Corporation (“Pice”), an inactive, unaffiliated company with minimal assets, pursuant to a merger agreement under which Pice was merged with and into Electric City. The purpose of the merger was to substantially increase the number of our shareholders to facilitate the establishment of a public trading market for our common stock. Trading in our common stock commenced on August 14, 1998 through the OTC Bulletin Board under the trading symbol “ECCC”.
     In May 1999, we purchased most of the assets of Marino Electric, Inc., an entity engaged in the business of designing and manufacturing custom electrical switchgear and distribution panels.
     On August 31, 2000 we acquired Switchboard Apparatus.
     On June 7, 2001 we acquired Great Lakes.
     On June 3, 2003, we entered into an asset purchase agreement with Hoppensteadt Acquisition Corp., whereby Hoppensteadt acquired all of the assets, except for certain receivables and cash, and assumed all of the liabilities, except for bank debt, of Switchboard Apparatus, as of May 31, 2003.
     On May 3, 2005, we acquired Maximum Performance Group, Inc. (“MPG”). MPG is a technology based provider of energy and asset management products and services. MPG manufactures and markets its eMAC line of controllers for HVAC and lighting applications. The eMAC line of controllers provide intelligent control and continuous monitoring of HVAC and lighting equipment via wireless communication technology to reduce energy usage and improve system reliability. MPG has offices in New York City and San Diego, California.
     On April 3, 2006, we sold all of the capital stock of Great Lakes Controlled Energy Corporation to its former owners, effective as of March 31, 2006.
     On June 29, 2006, we acquired Parke P.A.N.D.A. Corporation (“Parke”). Parke (now named Parke Industries, LLC) is an energy services provider specializing in the design, engineering and installation of energy efficient lighting upgrades for commercial and industrial users. Parke has 30 employees and is headquartered in Glendora, California, with offices in Danville and Carmel, California.
     On September 13, 2006, we changed our name to Lime Energy Co. after merging with a wholly owned subsidiary which was set up solely for the purpose of effecting a name change. On September 22, 2006, our stock began trading on the OTC Bulletin Board under the trading symbol “LMEC.”
     On September 26, 2006, we acquired Kapadia Consulting, Inc. (now named Kapadia Energy Services, Inc.), effective September 27, 2006. Kapadia is an engineering firm that specializes in energy management consulting and energy efficient lighting upgrades for commercial and industrial users. Kapadia has seven employees, is headquartered in Peekskill, New York, and has an office in Ventura, California.
     Effective May 31, 2007, we acquired the assets and assumed certain liabilities of George Bradley Boyett dba Texas Energy Products (Texas Energy”), and effective as of July 31, 2007, we acquired the assets and assumed certain liabilities of Preferred Lighting, Inc. (“Preferred Lighting”). Both Texas Energy and Preferred Lighting are energy service providers, specializing in providing their customers energy efficient lighting retrofit services. Texas Energy is headquartered in Austin, Texas and had four employees on the date of acquisition, and Preferred Lighting is headquartered in Seattle, Washington and also had four employees on the date of acquisition.
Products and Services
     The Company currently markets products or provides services under two distinct business segments. The energy technology segment includes the development and sale of the eMAC and uMAC product lines. Commencing June 30, 2006, we formed an energy services business segment, which is served by our subsidiaries, Parke Industries, LLC, Kapadia Energy Services, Inc., Texas Energy Products, Inc. and Preferred Lighting, Inc. Parke, Texas Energy and Preferred Lighting specialize in the design, engineering and installation of energy efficient lighting upgrades for commercial and industrial users and Kapadia is an engineering consulting firm that specializes in energy efficiency and energy management. See Note 28 to the consolidated financial statements for additional information regarding the segments of our business.
eMAC & uMAC
     The eMAC system is comprised of a heating, ventilating and air conditioning (“HVAC”) controller with wireless communication capabilities and a central, server based, Internet accessible software that monitors and controls the operation of the connected HVAC units. The eMAC system is designed for use in commercial and industrial applications with packaged (primarily rooftop) HVAC equipment of 2 to 40 tons (1 ton = 12,000 Btu/hr cooling capacity) and up to 500,000 Btu/hr of heating capacity.
     The eMAC controller is contained in a small box that is mounted on the exterior of a customer’s HVAC unit. The controller is wired into the HVAC equipment and monitors up to 126 points of the equipment’s operation. In addition, each eMAC contains a Pentech Energy Recovery Controller (“PERC”), a patented third generation microprocessor-based technology.
     PERC was developed by Pentech Solutions, a predecessor company to MPG, and is designed to dynamically match an HVAC system’s output to any given load condition, thereby improving the operating efficiency of the equipment. Since most HVAC systems are designed to maintain comfortable environmental conditions on both the hottest and coldest days likely to be experienced, there exists substantial excess system capacity on most days of the year. Due to this excess capacity, the system quickly satisfies a thermostat’s call for heating or cooling, and in doing so overshoots the thermostat set point and leaves Btu’s of heat or cooling in the heat exchanger, cooling coils and air ducts. The PERC controller acts to correct this by periodically turning off the air conditioner’s compressor and condenser fan while continuing to run the evaporator fan, thereby continuing to deliver cooling to the conditioned space utilizing the energy stored in the cooling coils, heat exchanger and air ducts. In heating applications, PERC periodically closes the gas valve while continuing to operate the indoor air fan, delivering heated air into the space utilizing the heat stored in the heat exchanger and air ducts. At the same time, the PERC controller is monitoring the rate of temperature change in the conditioned space in order to avoid overshooting the desired temperature setting. The PERC technology typically will result in energy savings of 15% to 20% for our end user customers.
     The wireless communication capabilities of the eMAC allow us to monitor and remotely manage the operation of a customer’s HVAC equipment. A customer can log on to our eMAC web site and obtain information regarding the operation of its HVAC equipment and change equipment operating parameters, such as hours of operation and temperature. The eMAC will also send alarms to our central server when any of the up to 126 monitored points of operation fall outside predetermined operating ranges. This often permits us to react to a potential equipment problem before the occupants of the space are aware of an equipment malfunction. We charge our customers for this ability to communicate and remotely monitor and mange their equipment, though we often include an initial monitoring period with the purchase of the eMAC so that our customers can become familiar with the benefits of this service.
     The uMAC is a version of the eMAC which has been simplified to remotely control the operation of a facility’s lights via wireless communications. Using the uMAC a customer can remotely, via the Internet, turn lights on and off and change the daily schedule for the operation of a facility’s lighting.

Energy Services
     Through our wholly owned subsidiaries, Parke Industries, LLC, Texas Energy Products, Inc. and Preferred Lighting, Inc., we market, design, engineer and install energy efficient lighting upgrades for commercial and industrial users. Through these companies we seek to determine the best lighting solutions for our customers, taking into consideration factors such as lighting requirements, building environmental conditions, energy costs, available utility and/or tax incentives, and installation, operating and maintenance costs of various lighting alternatives, to select what we believe is the best solution for our customer. We will then remove the existing lighting system and replace it with the new lighting system using our own installation crews or subcontracted installers. In most situations, our customers will realize paybacks of 12 to 24 months on their lighting system upgrade and very often also improve the overall quality of lighting in their facilities.
     Our other recently acquired subsidiary, Kapadia Energy Services, Inc., provides energy engineering services to assist customers in improving their energy efficiency and to better manage their energy costs. Some of the services that Kapadia offers its customers include building energy audits to determine ways to improve energy efficiency, HVAC and boiler system optimization, energy management planning, engineering design review with a view to optimizing energy efficiency and energy rebates, energy project management, and lighting engineering and design. Kapadia will also provide turnkey lighting upgrades in which it will purchase all of the materials and labor for energy efficient lighting upgrades, much like our other companies do, except that Kapadia has no installation crews, thus uses subcontractors to perform the installation of the new lighting fixtures.
Marketing, Sales and Distribution
     The majority of our sales are derived through the efforts of our internal sales force. We currently have 30 employees whose primary responsibility is sales working out of eleven sales offices, some of which are home offices. Our sales people have been trained to sell all of our products and services, regardless of the subsidiary that employs them or the office that they work out of. Our sales leads are developed from of a combination of cold calls, referrals and repeat customers.
Customers
     During 2006, three customers, Kohl’s Department Stores, Modell’s Sporting Goods and Automated Building Controls accounted for 14%, 13% and 13% of our consolidated billings, respectively. During 2005, two customers, Kohl’s Department Stores and Duane Read Inc., accounted for approximately 37% and 11% of our consolidated billings, respectively and during 2004, sales to five customers Public Energy Solutions, Electric City of New Jersey, Electric City of Pennsylvania, Control Ambiento Y Mantenimiento and the New York Power Authority accounted for 39%, 14%, 12%, 11% and 10% of our consolidated revenue, respectively.
Competition
     While there are other HVAC controllers that provide energy saving benefits similar to the eMAC, we are not aware of any competing product available at a comparable cost to the eMAC that provides the communications, remote monitoring and diagnostic features of the eMAC. Large, national control companies provide systems that can do much of what the eMAC can do, but the installed cost of such systems make them impractical for smaller applications, which is the market we are targeting with the eMAC.
     There are many competitors in the energy services business, including small regional lighting retrofit companies, electrical contractors and large national energy service companies. The large national energy service companies tend to market to large national companies and compete for large energy retrofit projects in which lighting is one piece of the total project. We focus on providing lighting retrofit services to the market for small to mid-sized commercial and industrial users (which we believe is under-served) and to niche markets, where installations are more difficult. In these markets we sell our services based on the financial return to our customers and differentiate ourselves through our experience and reputation for quality work and superior service.
     Energy engineering services such as those provided by Kapadia are also generally widely available. The certifications held by Kapadia’s staff of engineers include: Professional Engineer (“PE”); Certified Energy Engineer (“CEM”); and Certified Lighting Efficiency Professional (“CLEP”). To obtain these certifications an individual must have a high level of experience and demonstrated knowledge of engineering and energy engineering concepts. Kapadia differentiates itself from its competitors through its reputation for quality work and its 26 years of experience as an energy engineering firm. A significant amount of Kapadia’s business comes from repeat customers or referrals.
Manufacturing
     The eMAC is manufactured for us by a contract manufacturer in southern California. We believe that this contract manufacturer has sufficient capacity to handle our anticipated growth in eMAC sales for the foreseeable future. In addition, we believe that there are many contract manufacturers across the country that could manufacture the eMAC for us if for some reason our current contract manufacturer could not meet our needs.
     The primary components of the eMAC are sourced from multiple suppliers. We periodically engage in discussions with additional parts suppliers, seeking to ensure lowest cost pricing and reliability of supply.
     Our lighting products are purchased from third party suppliers and manufacturers. These products are generally widely available and are selected based on a combination of price, performance, features and availability.
     During 2006 approximately 12% of our consolidated purchases were made from one supplier. During 2005, approximately 20% of our consolidated material purchases were made from four suppliers. Purchases from any one supplier will vary year-to-year depending on sales and inventory levels. None of our largest suppliers sell the Company proprietary products that we could not purchase from other vendors.
Compliance with Environmental Laws
     Neither the Company’s production, nor sale of its products, in any material way generate activities or materials that require compliance with federal, state or local environmental laws. Our Energy Services businesses use licensed disposal firms to dispose of old lamps, lighting ballasts or other products that may contain heavy metals or other potential environmental hazards.
Research and Development
     The Company, through the day-to-day use of the eMAC and its components and through various testing sites around the country, develops modifications and improvements to our products. Total research and development costs charged to operations were approximately $535,000, $395,000 and $150,000 for the years ended December 31, 2006, 2005 and 2004, respectively.
Intellectual Property
     As of December 31, 2006, we had nine issued patents and three patents pending before the U.S. Patent and Trademark Office, as well as foreign patent offices on various aspects of the EnergySaver, eMAC and GlobalCommander technologies. In addition we have registered four trademarks and have one additional trademark registration pending.

Employees
     As of November 29, 2007, we had 110 full time employees and 4 part time employees, of which 19 were management and corporate staff, 13 were engineers, 32 were engaged in sales and marketing and 50 were engaged in customer support and field service.
SELECTED CONSOLIDATED FINANCIAL DATA
     The selected financial data set forth below as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 are derived from our audited financial statements included with this prospectus. The selected financial data set forth below for the years ended December 31, 2003 and 2002, and the balance sheet data for the three years ended December 31, 2004 have been derived from our audited financial statements and are not included with this prospectus. All of the Statement of Operations data has been revised from the original presentation in the audited financial statements to reflect the Company’s Building Control and Automation segment as a discontinued operation, which was sold effective March 31, 2006. The selected financial data for the nine-month periods ended September 30, 2006 and 2007 have been derived from our unaudited financial statements; however, such information reflects all adjustments (consisting solely of normal recurring adjustments), which, in the opinion of management, are necessary for a fair statement of results for the interim periods.
     Effective January 1, 2006, we adopted SFAS 123(R). Prior to then we accounted for employee stock options using the method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and the associated interpretations using the intrinsic method. Generally, no expense was recognized related to its stock options under this method because the stock options exercise price were set at the stock’s fair market value on the date the options were granted. Whereas, as a result of adopting SFAS 123(R) $4,828,955 of share based compensation expense was included in the results for the year ended December 31, 2006.
     The historical results presented below are not necessarily indicative of the results to be expected for any future period. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, including the notes thereto, included elsewhere in this prospectus.

						Nine Months Ended
	Year ended December 31,					September 30,
	2002	2003	2004	2005	2006	2006	2007
						(unaudited)	(unaudited)
Statement of Operations Data:
Revenue	$3,627,113	$2,280,532	$733,630	$3,693,429	$8,143,624	$4,611,321	$12,092,330

Cost of sales	3,273,150	1,945,554	862,366	3,691,854	6,931,294	3,474,496	9,127,859
Selling, general and administrative	5,464,950	3,921,121	4,234,239	5,363,503	12,165,700	7,221,592	8,869,749
Amortization of intangibles	—	—	—	471,765	1,210,006	736,144	1,652,710
Impairment loss	108,000	—	—	242,830	1,183,525	760,488	—

Operating loss	(5,218,987)	(3,586,143)	(4,362,975)	(6,076,523)	(13,346,901)	(7,581,399)	(7,557,988)

Other income (expense)	(32,920)	(354,941)	(626,049)	(544,253)	(3,079,188)	(3,131,109)	(361,928)

Loss from continuing operations	(5,251,907)	(3,941,084)	(4,989,024)	(6,620,776)	(16,426,089)	(10,712,508)	(7,919,916)

Income (loss) from discontinued operations	(1,756,020)	(1,540,858)	(170,338)	(251,962)	(21,425)	(21,425)	—
Cumulative effect of accounting change	(4,103,872)	—	—	—	—

Net loss	(11,111,799)	(5,481,942)	(5,159,362)	(6,872,738)	(16,447,514)	(10,733,933)	(7,919,916)

Preferred Stock Dividends	(4,111,107)	(4,817,917)	(4,639,259)	(1,851,345)	(24,347,725)	(24,347,725)	—

Net Loss Available to Common Shareholders	$(15,222,906)	$(10,299,859)	$(9,798,621)	$(8,724,083)	$(40,795,239)	$(35,081,658)	$(7,919,916)

Basic and diluted loss per common share from continuing operations	$(4.50)	$(3.90)	$(3.62)	$(2.65)	$(1.52)	$(1.83)	$(0.15)
Basic and diluted loss per common share	(7.32)	(4.58)	(3.68)	(2.73)	(1.52)	(1.83)	(0.15)

Weighted average common shares outstanding (1)	2,080,878	2,250,766	2,660,093	3,190,664	26,908,608	19,198,805	52,441,622

Balance Sheet Data:
Cash and cash equivalents	$1,555,904	$2,467,023	$1,789,808	$4,229,150	$4,663,618	$4,663,618	$4,632,512
Working capital (deficiency)	3,546,270	2,050,157	263,304	646,483	3,606,419	3,606,419	7,024,578
Total assets	8,908,551	7,353,627	6,479,320	17,098,974	25,396,865	25,396,865	29,952,622
Long-term debt, including current portion	1,089,791	1,348,645	1,230,353	4,980,032	567,091	567,091	2,984,911
Total stockholders’ equity	4,284,291	3,040,932	1,780,271	4,377,637	18,184,756	18,184,756	19,589,868

(1)	Adjusted for 1 for 15 reverse stock split effected January 23, 2007

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     The following discussion should be read in conjunction with the consolidated financial statements and related notes which appear elsewhere in the registration statement of which this prospectus forms a part. The discussion contains “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may,” “expect,” “anticipate,” “estimate” or “continue” or the negative of such terms or other variations of such terms or comparable terminology. You are cautioned that all forward-looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. We do not have a policy of updating or revising forward-looking statements and, therefore, you should not assume that our silence over time means that actual events are bearing out as estimated in such forward-looking statements.
     We have a limited operating history. All risks inherent in an inexperienced enterprise are inherent in our business.
Critical Accounting Policies and Estimates
     The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions. Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions. We believe that our critical accounting policies are limited to those described below. For a detailed discussion on the application of these and other accounting policies, see Note 4 in the notes to the consolidated financial statements.
     Use of Estimates
     Preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions affecting the reported amounts of assets, liabilities, revenues and expenses and related contingent liabilities. On an on-going basis, the Company evaluates its estimates, including those related to revenues, bad debts, warranty accrual, income taxes and contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.
     Revenue Recognition
     We recognize revenue when all four of the following criteria are met: (i) persuasive evidence has been received that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectibility is reasonably assured. In addition, we follow the provisions of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104, Revenue Recognition, which sets forth guidelines in the timing of revenue recognition based upon factors such as passage of title, installation, payments and customer acceptance. Any amounts received prior to satisfying our revenue recognition criteria is recorded as deferred revenue.

     Our MPG subsidiary often bundles contracts to provide monitoring services and web access with the sale of its eMAC hardware. As a result, these sales are considered to be contracts with multiple deliverables which at the time the hardware is delivered and installed includes undelivered services essential to the functionality of the product. Accordingly, we defer the revenue for the product and services and the cost of the equipment and installation and recognize them over the term of the monitoring contract. The monitoring contracts vary in length from 1 month to 5 years.
      Profit Recognition on Long-Term Contracts
     We account for revenue on most of our long-term contracts on the completed contract method, whereby revenue is recognized once the project is substantially complete. However, we account for revenues on some long-term contracts under the percentage of completion method in conjunction with the cost-to-cost method of measuring the extent of progress toward completion. Any anticipated losses on contracts are charged to operations as soon as they are determinable.
      Allowance for Doubtful Accounts
     We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. The allowance is largely based upon specific knowledge of customers from whom collection is determined to be doubtful and our historical collection experience with such customers. If the financial condition of our customers or the economic environment in which they operate were to deteriorate, resulting in an inability to make payments, or if our estimates of certain customers’ ability to pay are incorrect, additional allowances may be required. During 2006, we increased our allowance by $105,000 and wrote-off receivables of $62,000. As of December 31, 2006, our allowance for doubtful accounts was approximately $366,000, or 11.5% of the outstanding accounts receivable, of which approximately $342,000 was associated with our EnergySaver business.
      Impairment of Long-Lived Assets
     We record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those items. Our cash flow estimates are based on historical results adjusted to reflect our best estimate of future market and operating conditions. The net carrying value of assets not recoverable is reduced to fair value. Our estimates of fair value represent our best estimate based on industry trends and reference to market rates and transactions.
     During 2006, we determined that our VNPP (“Virtual Negawatt Power Plan”) Asset was completely impaired and recorded an impairment charge of $1,183,525 to reduce the carrying value of the asset to zero. Please refer to Note 10 in the accompanying consolidated financial statements for further information regarding this impairment charge.
      Goodwill
     We have made acquisitions in the past that included a significant amount of goodwill and other intangible assets. Under generally accepted accounting principles in effect through December 31, 2001, these intangible assets were amortized over their estimated useful lives, and were tested periodically to determine if they were recoverable from operating earnings on an undiscounted basis over their useful lives. Effective in 2002, goodwill is no longer amortized but is subject to an annual (or under certain circumstances more frequent) impairment test based on its estimated fair value. Estimated fair value is less than value based on undiscounted operating earnings because fair value estimates include a discount factor in valuing future cash flows. There are many assumptions and estimates underlying the determination of an impairment loss, including economic and competitive conditions, operating costs and efficiencies. Another estimate using different, but still reasonable, assumptions could produce a significantly different result. In February 2006 we signed a non-binding letter of intent to sell Great Lakes Controlled Energy. To determine if our goodwill would be impaired as a result of the expected sale, we compared the carrying value of the related reporting unit to the expected sale price of the business and determined that the goodwill was impaired. As a result we recorded an impairment loss as of December 31, 2005 of $242,830.
     At the end of 2006 we completed an assessment of the goodwill associated with the acquisition of Maximum Performance Group, Inc. and determined fair value of the related reporting unit exceeded the carrying value, indicating that the goodwill was not impaired.
     It is possible that upon completion of future impairment tests, as the result of changes in facts or circumstances, we may have to take additional charges in future periods to recognize a further write-down of the value of the goodwill attributed to our acquisitions to their estimated fair values.
      Stock-based Compensation
     We have a stock incentive plan that provides for stock-based employee compensation, including the granting of stock options and shares of restricted stock, to certain key employees. The plan is more fully described in Note 26 to our financial statements. Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123(R), “Share-based Payment” (“SFAS 123(R)”), which requires, among other things, that compensation expense be recognized for employee stock options. Prior to the adoption of SFAS 123(R), we accounted for stock compensation using the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. Under that method, compensation expense was recorded only if the current market price of the underlying stock on the date of grant exceeded the option exercise price. Since stock options are granted at exercise prices that are greater than or equal the market value of the underlying common stock on the date of grant under our stock incentive plan, no compensation expense related to stock options was recorded in the Consolidated Statements of Operations prior to January 1, 2006. During 2006, we recognized $4,828,955 of stock compensation expense.
Material Trends and Uncertainties
     From time to time changes occur in our industry or our business that makes it reasonably likely that aspects of our future operating results will be materially different than historical operating results. Sometimes these matters have not occurred, but their existence is sufficient to raise doubt regarding the likelihood that historical operating results are an accurate gauge of future performance. We attempt to identify and describe these trends, events, and uncertainties to assist investors in assessing the likely future performance of the Company. Investors should understand that these matters typically are new, sometimes unforeseen, and often are fluid in nature. Moreover, the matters described below are not the only issues that can result in variances between past and future performance nor are they necessarily the only material trends, events, and uncertainties that will affect the Company. As a result, investors are encouraged to use this and other information to judge for themselves the likelihood that past performance will be indicative of future performance.
     The trends, events, and uncertainties set out in the remainder of this section have been identified as those we believe are reasonably likely to materially affect the comparison of historical operating results reported herein to either other past period results or to future operating results. These trends, events and uncertainties include:
     Decision to Discontinue the Active Marketing of the EnergySaver. At the end of 2006, we decided to discontinue the active marketing of the EnergySaver and GlobalCommander and write-off most of our remaining inventory of EnergySaver parts due to changes in lighting technology which we believe will diminish the future prospects for the product. The Company was founded in 1997 for the purpose of manufacturing and marketing the EnergySaver and the EnergySaver has been a material source of revenue for the Company for the last nine years, with the product line contributing approximately 74% and 21% of our consolidated revenue in 2005 and 2006, respectively. We will continue to accept orders for the EnergySaver from former customers and those dealers who continue to market the product, but we do not expect sales of this product line to represent a significant portion of our revenue in future periods. We have acquired five companies within the last two years, Maximum Performance Group, Inc., Parke P.A.N.D.A. Corporation, Kapadia Consulting, Inc., Texas Energy Products, Inc. and Preferred Lighting, Inc. which we believe will provide most, if not all of the Company’s revenue and earnings in future periods. As a result of these changes we will no longer be manufacturing any of our own products (the eMAC is manufactured for us by a contract manufacturer) and we believe a significant portion of our future revenue will be derived from the sale of services. These decisions will fundamentally change the nature of our business, though we remain focused on providing energy conservation technologies and services.
Results of Operations
     Our revenues reflect the sale of our products and services, net of allowances for returns and other adjustments. Lime Energy’s sales are generated from the sale of products and services, primarily in the U.S. Three customers collectively accounted for approximately 40% of our consolidated billings during the year ended December 31, 2006, while one customer accounted for approximately 30% of our consolidated billings during the year ended December 31, 2005.
     Our cost of goods sold consists primarily of materials and labor. Also included in our cost of goods sold are freight, the costs of operating our manufacturing facility, charges from the contract manufacturer that manufactures the eMAC line of controllers, charges from outside contractors used to install our product in our customers’ facilities, depreciation, and charges for potential future warranty claims and royalty costs related to EnergySaver sales.
     Sales and gross profits depend in part on the volume and mix of products sold during any given period. Generally our proprietary products have a higher gross profit margin than products and services that we purchase and resell.
     A portion of our operating expense is relatively fixed, such as the cost of our facilities and certain support personnel. Accordingly, an increase in the volume of sales will generally result in an increase to our gross margins since these fixed expenses do not increase proportionately with sales.
     Selling, general and administrative (“SG&A”) expenses include the following components:
•	direct labor and commission costs related to our employee sales force;

•	expenses related to our non-manufacturing management, supervisory and staff salaries and employee benefits, including the costs of share based compensation;

•	commission costs related to our independent sales representatives and our distributors;

•	costs related to insurance, travel and entertainment and office supplies and the cost of non-manufacturing utilities;

•	costs related to marketing and advertising our products;

•	legal and accounting expenses;

•	research and development expenses;

•	costs related to administrative functions that serve to support the existing businesses of the Company, as well as to provide the infrastructure for future growth.
     Interest expense includes the costs and expenses associated with the mortgage on our headquarters building and various vehicle loans, all as reflected on our current and prior financial statements. Also included in interest expense for 2006 are the costs and expenses associated with working capital indebtedness and two convertible term loans, as well as amortization of the debt discount which includes the fair value of the warrants issued to Laurus Master Fund Ltd. (“Laurus”), and the value of beneficial conversion feature attributed to the convertible term loans, as well as amortization of deferred financing costs related to the credit facility with Laurus. The working capital line and convertible term loans were retired in full in June 2006.

Three Months Ended September 30, 2007 Compared to Three Months Ended September 30, 2006
     Our total revenue for the three-month period ended September 30, 2007 increased $3,330,932, or 156%, to $5,461,090 as compared to $2,130,158 for the three-month period ended September 30, 2006. Revenue from our Energy Services business increased $3,891,000 to approximately $5,001,000 from $1,110,000 in the three-month period ended September 30, 2006. This increase is the result of higher sales at Parke and the additions of Kapadia Energy Services, Texas Energy, Lime Midwest and Preferred Lighting during the last twelve months. Revenue from our Energy Technology segment declined approximately 33% to $683,000 during the third quarter of 2007 from $1,020,000 in the same period of 2006. The decline was due to our decision in late 2006 to discontinue the active marketing of our EnergySaver line of lighting controllers and lower sales at MPG. MPG’s sales for the quarter were negatively impacted by delays in the development of enhanced versions of its eMAC line of HVAC and lighting controllers. One of the new versions of the eMAC began shipping at the end of the third quarter and another version is expected to be available in early 2008. We believe we will experience continued increases in revenue in future periods as the result of the acquisitions we have closed during the past 12 months, recent additions to our sales force and increased eMAC sales.
     Cost of sales for the three-month period ended September 30, 2007 increased $2,434,042, or 153%, to $4,026,655 from $1,592,613 for the three-month period ended September 30, 2006. The increase in cost of sales was primarily due to the increase in sales. Gross profit for the third quarter of 2007 increased $896,890, or 167%, to $1,434,435 from $537,545 earned in the same period during 2006. Our gross margin on sales for the third quarter increased from 25.2% in 2006 to 26.3% in 2007. The improvement in gross profit was due to the addition of the newly created Energy Services segment, which was partially offset by lower margins in the Energy Technology segment resulting from lower revenue at MPG and charges at MPG related to the scrapping of unusable inventory. We believe that the gross profit will improve in future periods with increased eMAC sales and if Energy Service revenues continue to increase as we hope they will.
     SG&A for the three-month period ended September 30, 2007 declined $595,462, or 17%, to $2,965,965 from $3,561,427 for the three-month period ended September 30, 2006. Share based compensation expense declined $1 million, but was offset by approximately $372,000 of additional SG&A related to the additions of Kapadia, Texas Energy, Lime Midwest and Preferred Lighting. Lower SG&A expense resulting from the discontinuation of our EnergySaver business was more than offset by increases in sales and marketing expense at Parke and MPG due to increased marketing activities. We expect our quarterly SG&A for the balance of 2007 to remain relatively unchanged from the level realized during the second quarter, except for increases related to recently completed acquisitions.
     Amortization of intangibles increased $300,744, or 73%, to $713,881 during the quarter ended September 30, 2007 from $413,137 for the same quarter in 2006. The increase in amortization of intangibles, which is a non-cash expense, is primarily related to the acquisitions of Kapadia in September 2006, Texas Energy in May 2007 and Preferred Lighting in July 2007. Amortization expense of intangible assets is expected to decline beginning in the fourth quarter of 2007 as the intangibles associated with recent acquisitions become fully amortized.
     During the third quarter of 2006 we determined that the ComEd VNPP asset was partially impaired due to our decision to discontinue the program. As a result we recorded an impairment charge of $760,488 during the period to reduce the carrying value of the asset to our estimate of its fair value. For additional information regarding this charge please refer to Note 10 in our audited financial statements on Form 10-K for the year ended December 31, 2006.
     Other expenses for the three-month period ending September 30, 2007 increased $400,011 to $320,014 from income of $79,997 for the 2006 period. Interest expense increased $378,466 to $395,346 during the three months ended September 30, 2007 from $16,880 for the same period in 2006. The components of interest expense for the three-month periods ended September 30, 2007 and 2006 are as follows:

Three months ended September 30	2007	2006

Contractual interest	$143,004	$16,880
Amortization of deferred issuance costs and debt discount	252,342	—

Total Interest Expense	$395,346	$16,880

     The increase in interest expense was the result of the sale of $5 million of subordinated convertible notes during the second quarter of 2007 and additional vehicle loans. Interest on these new subordinated convertible term notes is payable 50% in cash and 50% in shares of our common stock valued at the closing price of the stock on the interest due date.
     Interest income declined $21,545 to $75,332 for the third quarter of 2007 from $96,877 for the same period of 2006 due to lower average invested cash balances.
Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006
     Total revenue for the nine-month period ended September 30, 2007 increased $7,481,009, or 162%, to $12,092,330 as compared to $4,611,321 for the nine-month period ended September 30, 2006. Revenue from the Energy Services segment, which was created on June 30, 2006 with the acquisition of Parke, was increased by approximately $8,813,000 when compared to the same period in 2006. This increase in revenue was partially offset by lower sales in our Energy Technology segment due to our decision to discontinue the active marketing of the EnergySaver product line in late 2006 and lower sales from our MPG subsidiary. MPG’s sales were negatively impacted by delays in the development of enhanced versions of its eMAC line of HVAC and lighting controllers. One of the new versions of the eMAC began shipping at the end of the third quarter and another version is expected to be available in early 2008.
     Cost of sales for the nine-month period ended September 30, 2007 increased $5,653,363, or 163%, to $9,127,859 from $3,474,496 for the same period in 2006. The increase in cost of sales was directly related to the increase in sales. The gross profit earned during the first nine months of 2007 increased 161% to $2,964,471 from the $1,136,825 earned in the first nine months of 2006, while our gross profit margin declined slightly from 24.7% to 24.5%. Margins for the first nine months of 2007 were impacted by lower revenue at MPG and charges at MPG related to the scrapping of unusable inventory. We believe that the gross profit will improve in future periods with increased eMAC sales and if Energy Service revenues continue to increase as we hope they will.
     SG&A for the nine-month period ended September 30, 2007 increased 23% or $1,648,157 to $8,869,749 from $7,221,592 for the same period during 2006. Contributing to the increase was a $100,000 increase in share based compensation and approximately $1.6 million of SG&A expense associated with our recently acquired companies. SG&A for 2007 also included a $209,000 increase in research and development costs related to enhancements in our eMAC product line, $162,000 in non-cash charges related to warrants issued to consultants as partial consideration for their services, and a $268,125 penalty for failing to register the shares issued as part of the June 2006 PIPE transaction as required under the transaction documents. The shares were registered on February 14, 2007, at which time the penalty stopped accruing. The penalty was paid through the issuance of shares of our common stock in February 2007. These increases in SG&A were partially offset by reductions in SG&A as a result of our decision to cease the active marketing of our EnergySaver product line in late 2006. SG&A for the first nine months of 2006 included registration penalties of $185,260 related to our inability to register shares for the former lender under two convertible term loans. This penalty stopped accruing in June 2006 when the related loans were repaid. The penalties were satisfied through the issuance of common stock in June 2006.
     Amortization of intangible assets increased $916,566, or 124%, to $1,652,710 during the first nine months of 2007 as compared to $736,144 for the same period during 2006. The increase in the expense was the result of the acquisitions of Kapadia in September 2006, Texas Energy in May 2007 and Preferred Lighting in July 2007. Amortization expense related to intangible assets is expected to decline starting in the fourth quarter of 2007 as the intangibles associated with these acquisitions become fully amortized.
     Other expense declined $2,769,181, to $361,928 from $3,131,109 for the nine-month period ended September 30, 2007 and 2006, respectively. Interest expense decreased $2,699,160 to $557,595 during the first nine months of 2007 from $3,256,755 during the first nine months of 2006. The components of interest expense for the nine-month periods ended September 30, 2007 and 2006 are as follows:

Nine months ended	2007	2006

Contractual interest	$217,482	$347,624
Amortization of deferred issuance costs and debt discount	340,113	1,175,970
Value of adjustment in conversion price	—	950,865
Prepayment penalties	—	516,071
Termination of post re-payment interest Obligation	—	266,225

Total Interest Expense	$557,595	$3,256,755

     Contractual interest expense (the interest on outstanding loan balances) declined $130,142 to $217,482 during the first nine months of 2007 from $347,624 during the same period in 2006. In June 2006 we repaid two convertible terms loans and our convertible revolving note was converted to common stock, which contributed to the decline in contractual interest expense. This was partially offset by new $5 million subordinated convertible term notes which we issued in June 2007. The beneficial conversion value of the subordinated notes on the date of issuance, the value of certain warrants issued in conjunction with the notes and the costs of the issuance are being amortized over the term of the notes using the effective interest method. This amortization is reported as interest expense. The contractual interest payable on the subordinated convertible term notes is payable 50% in cash and 50% in shares of our common stock. Please refer to Note 10 to our condensed, consolidated financials statements for addition information regarding the subordinated convertible notes.
     Upon the repayment of the convertible term loans in June 2006, we were required to pay a prepayment penalty of $516,071 and to recognize as interest expense the remaining unamortized balance of the capitalized issuance costs and the debt discount totaling $978,525. During June 2006 we also incurred a charge of $266,225 related to the termination of our obligation to pay the term loan lender a portion of certain cash flows for a five-year period. Upon the closing of a PIPE transaction in June 2006 and the repayment of the term loans, the holder of the revolving note elected to convert the outstanding balance on the note into shares of our common stock. The revolving note contained antidilution provisions which automatically adjusted the conversion price of the note to $1.00 per share, which is the price at which we issued shares as part of the June 2006 PIPE transaction. The lender would have received 59,902 shares of common stock upon conversion of the revolving note utilizing the conversion price prior to this adjustment, but as a result of the adjustment it received 943,455 shares. The market value of the 883,553 additional shares it received as a result of the adjustment was recorded as interest expense in the amount of $950,865.
     Dividend expense was $0 for the nine-month period ended September 30, 2007, as compared to $24,347,725 for the same period in 2006. All of the Series E Convertible Preferred Stock which gave rise to the dividend expense, was converted to common stock in June 2006.

Twelve-Month Period Ended December 31, 2006 Compared With the Twelve-Month Period Ended December 31, 2005
     Revenue. Our revenue increased $4,450,195, or 120% to $8,143,624 during the year ended December 31, 2006, as compared to $3,693,429 for the year ended December 31, 2005. Revenue generated by our Energy Services segment was responsible for $3,302,014 or 74% of the increase in our revenue for 2006. The Energy Services segment was created in 2006 through the acquisition of Parke on June 29, 2006 and Kapadia on September 27, 2006. The balance of the increase was related to increased revenue associated with the eMAC, partially offset by lower EnergySaver sales. The increase in the eMAC revenue was due to the inclusion of a full year of results for MPG (MPG was acquired effective May 3, 2005) and higher unit sales. We expect to see steady growth in revenue in future periods from both the Energy Services segment and MPG. This growth in revenue will be partially offset by declining EnergySaver sales due to our recent decision to discontinue the active marketing of this product line.
     Gross Profit. Our gross profit increased $1,210,755 to $1,212,330 for the year ended December 31, 2006, as compared to $1,575 for the year ended December 31, 2005, while our gross profit margin increased to 14.89% for 2006 as compared to 0.04% earned in 2005. Included in the 2006 cost of sales was a $568,577 one time charge to write-off most of our EnergySaver inventory due to our decision to terminate the active marketing of this product. Adjusting for this charge, our gross profit for 2006 was $1,780,907, or 21.87% of sales. The increase in gross profit from 2005 was primarily attributable to increased sales of the eMAC and the acquisition of Parke on June 29, 2006. The 2006 cost of goods sold includes $296,953 of share based compensation expense as a result of our adoption of SFAS 123(R) on January 1, 2006. No share based compensation was included in the 2005 cost of goods sold. We believe that a full year of contributions from Parke and Kapadia in addition to continued revenue increases at MPG will contribute to continued improvements in our gross margin in future periods.
     SG&A Expenses and Amortization of Intangibles. Our selling, general and administrative expense increased $6,802,197 or 127% to $12,165,700 for 2006, as compared to $5,363,503 for 2005. Approximately 67% or $4,532,001 of the increase in the 2006 SG&A was related to our adoption of SFAS 123(R) on January 1, 2006. SFAS 123(R) requires that we record stock compensation expense for stock options granted to our employees and directors. This non-cash expense is equal to the grant date fair market value of these options, amortized over the options’ vesting periods. We did not record stock compensation expense in 2005. Also contributing to the increase in SG&A expense was $531,000 in penalties resulting from our inability to have the Laurus registration and the June PIPE registration declared effective within the timeframes required under the related documents, an increase in legal expenses of approximately $200,000, a $140,000 increase in research and development expense related to enhancements to the eMAC, approximately $100,000 in higher than normal accounting expenses related to the various registration statements filed during 2006, approximately $660,000 of SG&A expense resulting from the inclusion of Parke and Kapadia for portions of 2006 and approximately $680,000 from the inclusion of MPG for the full year. Elimination of those expenses which are non-recurring changes is expected to result in a decrease in SG&A during 2007.
     Impairment Loss. As is more fully explained in Note 10 to the financial statements, during the quarter ended September 30, 2006, we completed a preliminary impairment analysis and determined that the carrying value of the ComEd VNPP (“Virtual Negawatt Power Plan”) asset exceeded its fair value by $760,488. In order to reduce the carrying value to the fair value we recorded a non-cash impairment charge of $760,488 in September 2006. During the fourth quarter of 2006 we updated our analysis based on new information and revised assumptions and determined that the asset was completely impaired. As a result we reduced the carrying value of the asset to $0 and recorded an additional impairment charge of $423,037 in December 2006.
     Other Non-Operating Income (Expense). Other Expense increased $2,534,935 during 2006 to $3,079,188, compared to $544,253. Interest expense increased $2,670,380 to $3,273,370 during 2006 from $602,990 during 2005. The components of interest expense for the years ended December 31, 2006 and 2005 are as follows:

Twelve months ended December 31,	2006	2005

Contractual interest	$364,239	$277,577
Amortization of deferred issuance costs and debt discount	1,175,970	165,413
Value of warrant	—	160,000
Value of adjustment in conversion price	950,865	—
Prepayment penalties	516,071	—
Termination of post re-payment interest obligation	266,225	—

Total Interest Expense	$3,273,370	$602,990

     Contractual interest expense (the interest on outstanding loan balances) increased $86,662 or 31% to $364,239 during 2006 from $277,577 in 2005. The increase in contractual interest was the result of higher average outstanding balances, due in part to the issuance of the $5 million term loan in November 2005 (which was repaid in June 2006), and higher average interest rates. Amortization of the deferred issuance costs and the debt discount related to the Laurus revolver and convertible term loans, which is included in interest expense, increased $1,010,557 to $1,175,970 during 2006 from $165,413 during 2005. With the early repayment of all of the Laurus loans in June 2006, we were required to recognize as interest expense the remaining unamortized balances of the capitalized issuance costs and the debt discount of $1,009,277. The balance of the increase in amortization expense was related to the amortization of deferred issuances costs associated with the $5 million term loan issued in November 2005. 2006 interest expense also includes prepayment penalties of $516,071 for the early repayment of the Laurus term loans and $266,225 for the cost of terminating the obligation to pay Laurus a portion of the cash flows generated by certain VNPP projects for the next five years. Upon the closing of the PIPE Transaction and repayment of the term loans in June 2006, Laurus elected to convert the outstanding balance on the revolving note into shares of our common stock. The revolving note contained antidilution provisions which automatically adjusted the conversion price of the note to $1.00 per share—the price at which we issued shares as part of the PIPE Transaction. Laurus would have received 59,902 shares of common stock upon conversion of the revolving note utilizing the conversion price prior to the adjustment, but as a result of this adjustment it received 943,455 shares. The market value of the 883,553 additional shares it received as a result of the adjustment was recorded as interest expense in the amount of $950,865.
     During April 2005 we issued a warrant to purchase 400,000 shares of our common stock to Laurus in exchange for its consent to a private equity issuance and the acquisition of MPG, as well as waiving its right to adjust the conversion price on its convertible term note and convertible revolving note. The warrant was valued at $160,000 using a modified Black-Scholes option pricing model and charged to interest expense during the period.

     Preferred Stock Dividends. Dividend expense recognized during the years ended December 31, 2005 and 2006 is comprised of the following:

Year ended December 31,	2006	2005

Accrual of Series E Convertible Preferred dividend	$698,000	$1,366,900

Deemed dividend associated with change in conversion price of the Series E Convertible Preferred Stock	23,085,467	—

Deemed dividend associated with change in the exercise price of warrants to purchase shares of common stock	564,258	484,445

Total	$24,347,725	$1,851,345

     Dividend expense increased $22,496,380 to $24,347,725 in 2006, from $1,851,345 in 2005. Dividends accrued on the outstanding Series E Convertible Preferred declined $668,900 to $698,000 in 2006 from $1,366,900 in 2005, due to the conversion of all of the outstanding Series E Convertible Preferred to common stock on June 29, 2006.
     We have issued certain securities in the past that contain anti-dilution provisions (commonly referred to as ratchets) which automatically adjust the exercise or conversion price of the security if we issue any new equity security, or securities convertible into equity, at a price below the exercise or conversion price of the security with the anti-dilution provision. Primarily as a result of our declining stock price, we had three instances during 2006 where we had to adjust the exercise price or the conversion price on one or more securities, each of which resulted in us recording a charge for a non-cash deemed dividend. In January we issued stock options to our new CEO at the then market price of $9.30 per share, which was less than the $13.80 exercise price on a warrant held by one of our former Series E Preferred stock holders. Adjusting the exercise price of this warrant resulted in a non-cash deemed dividend of $266,390.
     On June 29, 2006, we issued shares in the PIPE Transaction at $1.00 per share (as discussed in Note 21 to our financial statements). The issuance price of the securities issued in this transaction was less than the conversion price on our Series E Convertible Preferred stock, which contained anti-dilution provisions. Prior to the anti-dilution adjustment the holders of the Series E Convertible Preferred stock would have been entitled to 1,574,027 shares of common stock on conversion, whereas after the adjustment they were entitled to 21,648,346 shares of common stock on conversion. The market value of the additional 20,074,319 shares receivable upon conversion was recorded as a non-cash deemed dividend in the amount of $23,085,467 on June 29, 2006.
     In addition, a number of the outstanding common stock warrants, most of which were held by former holders of our Series E Convertible Preferred Stock, also contained similar anti-dilution provisions. Prior to the June 2006 PIPE Transaction the exercise price on these warrants ranged from $13.50 per share to $15.00 per share. The issuance of common stock in the June 2006 PIPE Transaction caused the exercise price on these warrants to automatically be reduced to $1.00 per share. We compared the value of the warrants with the old exercise price to the value of the warrants with the reduced exercise price, through the use of a modified Black-Sholes option pricing model, and determined that the reduction in the exercise price had increased the value of the warrants by $297,868. We recognized the expense as a deemed dividend by offsetting charges and credits to additional paid-in capital, without any effect on total stockholders equity.

     On April 28, 2005, in exchange for $5,625,000 in gross proceeds, we issued a package of securities to five institutional investors. The package of securities included 416,667 shares of our common stock and 42 month warrants to purchase 208,333 additional shares of common stock at $15.75 per share. The issuance of these shares caused the exercise price of certain warrants with anti-dilution provisions to automatically adjust to $13.50 per share. We compared the value of the warrants with the old exercise price to the value of the warrants with the reduced exercise price, through the use of a modified Black-Sholes option pricing model, and determined that the reduction in the exercise price had increased the value of the warrants by $484,445. Since these warrants were issued as part of a securities offering the increase in value is considered to be a deemed dividend to the security holders. We recorded the deemed dividend by offsetting charges and credits to additional paid-in capital, without any effect on total stockholders equity.
Twelve-Month Period Ended December 31, 2005 Compared With the Twelve-Month Period Ended December 31, 2004
     Revenue. Our revenue increased $2,959,799 to $3,693,429 during the year ended December 31, 2005 from $733,630 during the year ended December 31, 2004. Approximately $950,000 or 39% of the increase was due to the acquisition of Maximum Performance Group in May 2005. EnergySaver related sales increased approximately $1,700,000 during 2005 over the year earlier period as the result of increased EnergySaver sales. Unit sales of EnergySavers increased 198% from 67 units in 2004 to 200 units in 2005. One customer was responsible for a significant portion of this increase. Approximately $325,000 of the increase in revenue was due to a short term utility consulting project completed in May 2005.
     Gross Profit. Our consolidated gross profit increased $130,311 in 2005 to $1,575 from a loss of $128,736 in 2004. The increase in gross profit was due to a consulting assignment completed in May 2005 by the Energy Technology segment and to improved margins on EnergySaver sales primarily as the result of increased volume.
     SG&A Expenses and Amortization of Intangibles. Selling, general and administrative expenses increased $1,129,263 or 27% to $5,363,503 during 2005 from $4,234,240 in 2004. Inclusion of eight months of expense from MPG was responsible for approximately $1,365,000 of the 2005 SG&A expense.
     Impairment Loss. We incurred an impairment loss of $242,830 during 2005 related to the reduction in carrying value of goodwill associated with the acquisition of Great Lakes Controlled Energy. In February 2006 we signed a letter of intent to sell Great Lakes Controlled Energy and we sold the Company effective March 31, 2006. At the end of 2005 we compared the carrying value of the goodwill related to Great Lakes to the expected sale price of the business and determined that the goodwill was impaired. As a result, we recorded an impairment loss as of December 31, 2005 of $242,830. There was no impairment loss recorded in 2004.
     Other Non-Operating Income (Expense). Other non-operating expense is comprised of interest expense and interest income. Interest expense declined $45,564 to $602,990 during 2005 from $648,554 during 2004. The components of interest expense for the years ended December 31, 2005 and 2004 are as follows:

Twelve months ended December 31,	2005	2004

Contractual interest	$277,577	$74,117
Amortization of deferred issuance costs and debt discount	165,413	574,437
Value of warrant	160,000	—

Total Interest Expense	$602,990	$648,554

     Amortization of the deferred issuance costs and debt discount related to the Laurus revolver and convertible term loans, which are included in interest expense, declined $409,024 to $165,413 for 2005 from $574,437 during 2004. The deferred issuance costs and debt discount was being amortized using the effective interest method, thus decline as the outstanding balance on the related term loan is repaid or converted. During January 2004, Laurus converted a portion of its term loan resulting in accelerated recognition of $193,000 in amortization expense. No such conversions occurred during 2005. Other interest expense increased $203,720 during 2005 primarily as a result of borrowings under the revolver, a new $5,000,000 term loan entered into in late November 2005, and higher interest rates. There were no borrowings under the revolver during 2004. During the second quarter of 2005 we issued a 5 year warrant to purchase 26,667 shares of our common stock at $15.00 per share to Laurus in exchange for its consent and waiver to permit us to complete a private placement of our common stock and to acquire MPG. This warrant was valued at $160,000 using a modified Black-Sholes option pricing model and the value was charged to interest expense during the period.
     Interest income increased $36,232 to $58,737 during 2005 from $22,505 earned in 2004. The increase in interest income was due to higher average invested cash balances and increases in the interest rates paid on the invested balances.
     Preferred Stock Dividends. The dividend expense recognized during 2005 and 2004 was comprised of the following:

Year ended December 31,	2005	2004

Accrual of dividend on Series A Convertible Preferred	$—	$540,705
Accrual of Series C Preferred dividend	—	53,206
Accrual of Series D Preferred dividend	—	35,932
Accrual of Series E Preferred dividend	1,366,900	1,006,937
Deemed dividend associated with beneficial conversion price on shares issuable in satisfaction preferred dividends	—	1,127,021
Deemed dividend associated with the redemption and exchange of outstanding preferred stock	—	1,860,458
Deemed dividend associated with change in the expiration date of warrants to purchase shares of preferred stock	—	15,000
Deemed dividend associated with change in the exercise price of warrants to purchase shares of common stock	484,455	—

Total	$1,851,345	$4,639,259

     Our dividend expense for 2005 declined $2,787,914 or 60% to $1,851,345 from $4,639,259 in 2004. We accrued dividends of $1,366,900 and $1,636,780 on our Convertible Preferred Stock during 2005 and 2004, respectively. This decline in accrued dividends was the result of the reduction in the number of preferred shares outstanding and a reduction in the dividend rate that resulted from the redemption and exchange effected in March 2004. The dividends accrued during 2005 and 2004 were satisfied through the issuance of 13,669 shares of preferred stock and 16,368 shares of preferred stock, respectively. We were required to recognize a non-cash deemed dividend of $1,127,021 during 2004 because the conversion price on these dividend shares was lower than the market price of our common stock on the date of issue.

     On April 28, 2005, in exchange for $5,625,000 in gross proceeds, we issued a package of securities to five institutional investors. The package of securities included 416,667 shares of our common stock and 42 month warrants to purchase 208,333 additional shares of common stock at $15.75 per share. The issuance of these shares caused the exercise price of certain warrants with anti-dilution provisions to automatically adjust to $13.50 per share. We compared the value of the warrants with the old exercise price to the value of the warrants with the reduced exercise price, through the use of a modified Black-Sholes option pricing model, and determined that the reduction in the exercise price had increased the value of the warrants by $484,445. Since these warrants were issued as part of a securities offering the increase in value is considered to be a deemed dividend to the security holders. We recorded the deemed dividend by offsetting charges and credits to additional paid-in capital, without any effect on total stockholders equity.
     As part of the redemption and exchange completed in March 2004, shares of our Series A, Series C and Series D convertible preferred stock were exchanged for shares of the new Series E preferred stock at the rate of 10 shares of old preferred for each share of new Series E preferred stock. Additionally, each share of old preferred stock was convertible into 0.667 shares of common stock, whereas each share of new Series E convertible preferred stock was convertible into 6.67 shares of common stock. Despite the fact that we believe the redemption and exchange transaction was favorable for the Company and its common stockholders (see Note 23(c) to the financial statements), we were required to record a non-cash deemed dividend on the transaction of $1,860,458. For accounting purposes the transaction was viewed as a redemption for cash and shares of Series E Preferred stock. The non-cash deemed dividend was determined by comparing the fair value of the consideration given (the cash and the market value of the Series E Preferred) to the carrying value of the old preferred stock that was redeemed. The fair value of the consideration given exceeded the carrying value of the old preferred primarily due to the fact that the market price of our common stock was higher on the day the redemption and exchange transaction closed than it was when the shares of the old preferred stock were originally issued.
     We also incurred a $15,000 deemed dividend during 2004 when we agreed to extend the expiration date on warrants to purchase shares of our Series E Convertible Preferred stock from September 30, 2004 to December 31, 2004. We agreed to extend these warrants to permit holders who participated in the redemption and exchange more time to exercise their warrants without violating the short swing trading rules of section 16(b) of the Securities Act of 1934 or our insider trading policy which prohibits the trading of our securities during certain blackout periods prior to the filing of our financial statements.
Liquidity and Capital Resources
     As of September 30, 2007, we had cash and cash equivalents of $4,632,512 compared to $4,663,618 on December 31, 2006. Our debt obligations as of September 30, 2007 consisted of a mortgage of $499,000 on our facility in Elk Grove Village, Illinois, subordinated convertible term notes of $5 million, vehicle loans of $149,840 and a demand note payable to a stockholder of $150,000.
     Our principal cash requirements are for operating expenses, including employee costs, the costs related to research and development, advertising costs, the cost of outside services including those providing accounting, legal, engineering and consulting services, rent, the funding of inventory and accounts receivable, and capital expenditures and the costs of servicing our outstanding debt. We have financed our operations since inception through the private placement of our common stock, preferred stock and various secured and unsecured loans.

The following table summarizes, for the periods indicated, selected items in our consolidated statement of cash flows:

Nine months ended September 30	2007	2006

Net cash used in operating activities	$(6,925,609)	$(4,335,193)
Net cash used in investing activities	(969,738)	(4,043,271)
Net cash provided by financing activities	7,864,241	10,975,188

Net (decrease) increase in cash and cash equivalents	(31,106)	2,596,724

Cash and cash equivalents, at beginning of period	4,663,618	4,229,150

Cash and cash equivalents, at end of period	$4,632,512	$6,825,874

Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006
     Net cash decreased $31,106 during the first nine months of 2007 as compared to an increase of $2,596,724 during the same period in 2006.
Operating Activities
     Cash consumed by operating activities increased $2,590,416, or 60%, to $6,925,609 during the first nine months of 2007 as compared to $4,335,193 during the same period in 2006. Cash used to fund the net loss before changes in working capital decreased $1,727,586, or 40%, to $2,597,415 during the first nine months of 2007 from $4,325,001 during the first nine months of 2006. This decline was primarily due to increased sales, an improvement in the gross profit earned on sales and a reduction in our cash interest expense. We anticipate continued reductions in the cash used to fund the net loss before changes in working capital as sales and profitability improve in future periods.
     Changes in working capital (adjusted for business acquisitions and disposals) consumed cash of $4,328,194 during the first nine months of 2007 as compared to consuming cash of $10,192 during the first nine months of 2006. The increase in working capital during the nine-month period ended September 30, 2007 was the largely the result of increased business activity during the period. We expect our working capital requirements to continue to grow in future periods if the business continues to expand as we hope it will.
     Cash used to fund the net loss and changes in working capital are considered non-GAAP measures. We separate cash operating activities into cash consumed before changes in working capital and cash consumed or generated by changes in working capital because we believe this provides a better understanding of the sources and uses of cash in this category. We feel that cash consumed before changes in working capital provides us a gauge of how much cash is being consumed to fund our net loss. Our goal is to eliminate the consumption of cash by operating activities before changes in working capital. In addition, as we grow we expect to use cash to fund our working capital requirements. Changes in the cash used to fund working capital is in part a measure of how efficiently we manage our working capital, which we believe is an important measure of how we are performing.
Investing Activities
     Cash used in investing activities declined $3,073,533 to $969,738 during the nine-month period ended September 30, 2007, from $4,043,271 for the same period in 2006. During 2007 we acquired the assets and assumed certain liabilities of Texas Energy Products and Preferred Lighting in two separate transactions. The cost of the acquisitions, including transaction costs, net of cash acquired was $593,586. During 2006 we acquired Parke P.A.N.D.A. Corporation and Kapadia Consulting for $3,930,120, which includes the cash consideration and transaction costs, net of the cash acquired. Also during 2006 we sold all of the stock of Great Lakes Controlled Energy Corporation to the former owners of that company. Great Lakes’ cash balances of

$83,586 were transferred with the sale of the company. Fixed asset purchases increased $347,021 to $376,152 during the first nine months of 2007 from $29,565 during the same period of 2006. The increase was primarily related to purchases of additional delivery vehicles required to support our increased level of business activity and acquisition of a new accounting system and related hardware.
Financing Activities
     Financing activities generated cash of $7,864,241 during the first nine months of 2007 as compared to generating $10,975,188 during the first nine months of 2006. In April 2007 we received the proceeds from a stockholder rights offering which raised $2,999,632 and incurred issuance costs of $248,293. During May and June of 2007 we raised $5,000,000 through the issuance of subordinated convertible term notes to a group of eight investors, incurring issuance costs of $8,572 in the process. We also borrowed $121,207 during the nine months ended September 30, 2007 to fund the purchase of new delivery vehicles, made scheduled payments of $39,458 on our mortgage and vehicle loans and received $39,725 from the exercise of options and warrants.
     In June 2006 we raised $17,875,000 in gross proceeds through the sale of our common stock, while incurring $101,162 in costs related to the issuance. We used $5,038,030 of the proceeds to pre-pay the principal on two convertible term loans and the holder of our convertible revolving note converted $943,455 outstanding on the note to common stock. Also during 2006 we used $1,056,545 to pay down our revolver, $304,075 for scheduled principal payments and $400,000 to pay off the balance on Parke’s revolver, which we assumed as part of the Parke acquisition.
LIQUIDITY
     Our primary sources of liquidity are our available cash reserves. As of September 30, 2007 our cash balance was $4,632,512.
     During fiscal 2006, operating activities consumed cash of $6.3 million. We believe that changes we implemented in 2006 and the first half of 2007, including the reduction in our outstanding debt, the discontinuation of the active marketing of the EnergySaver, the acquisitions of Parke, Kapadia, Texas Energy and Preferred Lighting and various personnel changes will lead to a reduction in our operating loss and the cash consumed in operating activities before changes in working capital. Through September the cash consumed in operating activities before changes in working capital has been reduced by almost 50% when compared to the same period in 2006.
     Our ability to continue to expand the sales of our products and services will require the continued commitment of significant funds. The actual timing and amount of our future funding requirements will depend on many factors, including the amount and timing of future revenues, working capital requirements, the level and amount of product marketing and sales efforts and the magnitude of research and development, among other things.
     During the last six fiscal years we have raised net proceeds of approximately $67 million through the issuance of shares of our common and preferred stock and notes, which has allowed us to acquire companies and to continue to execute our business plan. Most of these funds have been consumed by operating activities, either to fund our losses or for working capital requirements. In an attempt to move the Company to a position where it can start to generate positive cash flow, we have set the following key strategies for cash flow improvement in 2007:

•	Focus on increasing the profitable sales of our products and services. We believe that we have taken important steps toward achieving this goal during the last twelve months and are starting to see the results of these efforts. During the first nine-months of 2007 we increased our sales by 162% when compared to the same period during 2006. At the same time our SG&A expense, after adjustment for non-cash items, remained relatively unchanged and the cash used to fund operations before changes in working capital declined by approximately 40%. Our growth in revenue has come through acquisitions and the expansion of new and existing businesses. We believe that the current infrastructure can support annual sales of $25 million to $30 million without adding significant additional SG&A expense. If we can do this, we believe we will significantly reduce or eliminate the cash consumed for operating activities before changes in working capital and significantly reduce or eliminate our reported net losses.

•	Expand our sales through internal product development, acquisitions and/or opening new offices. We believe there are opportunities for further growth through geographic and product line expansion. We can expand geographically by opening new offices, hiring additional sales people and/or by acquiring established businesses in regions of the country we do not currently serve. We can add to our product line through internal product development, partnerships, joint ventures, licensing agreements and/or by acquiring business with products, services and/or expertise that we do not currently have. An expanded product line would allow us to offer additional energy solutions to our customers, thereby increasing the value of each customer relationship.

•	Seek bank financing to fund our increased need for working capital. As our sales continue to grow our working capital requirements increase. With the reduction in our loss from operations, after adjusting for non cash items, we believe we are in a better position to raise traditional bank financing to finance our working capital needs. We are currently exploring the availability of this bank financing and hope to have something in place before the end of 2007.

•	Aggressively manage our costs in order to conserve cash. The prudent use of the capital resources available to us remains one of our top priorities. We are constantly reviewing our operations to identify more efficient ways to achieve our objectives.

     We believe that if we are successful in achieving these priorities we should have sufficient liquidity to allow us to operate until our operations turn cash flow positive. If we are not able to achieve some or all of these priorities, we may begin to experience a liquidity shortage in 2008 which could force us to raise additional capital, scale back our growth plans, or in the worst case cease operations.
     If we raise additional capital in future periods (which may require stockholder approval), our existing stockholders will likely experience dilution of their present equity ownership position and voting rights, depending upon the number of shares issued and the terms and conditions of the issuance. Any new equity securities will likely have rights, preferences or privileges senior to those of our common stock.
Contractual Obligations
     Our obligations to make future payments under contracts as of December 31, 2006 are as follows:

	Payments due by period
		Less than	1 to 3	3 to 5	More than
Contractual Obligations	Total	1 year	years	years	5 years

Long-term debt (1)	$572,382	$48,128	$506,896	$13,886	$3,472
Capital leases	373	373	—	—	—
Operating leases	422,438	140,803	228,321	53,314	—
Employment agreements	2,187,500	1,290,000	897,500	—	—

Total	$3,182,693	$1,479,304	$1,632,717	$67,200	$3,472

(1)	Excludes floating rate interest on the long-term debt. Interest payments required during 2007, based on current interest rates are projected to be $47,000.

Recent Accounting Pronouncements
     In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 provides guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a return. FIN 48 requires that companies recognize in their financial statements the impact of a tax position if that position more likely than not will be sustained on an audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transition provisions. We adopted FIN 48 on January 1, 2007. No adjustment to our retained earnings was made as a result of the implementation of FIN 48.
     Our subsidiaries file income tax returns in various tax jurisdictions, including the United States and certain U.S. states. We have substantially concluded all US Federal and State income tax matters for years up to and including 2001.
     We have recorded a valuation allowance equaling the deferred tax asset due to the uncertainty of its realization in the future. At December 31, 2006, we had U.S. federal net operating loss carryforwards available to offset future taxable income of approximately $64 million, which expire in the years 2018 through 2026. Under section 382 of the Internal Revenue Code of 1986, as amended, the utilization of US net operating loss carryforwards may be limited under the change in stock ownership rules of the IRC. As a result of ownership changes as defined by Section 382, which have occurred at various points in our history, we believe utilization of our net operating loss carryforwards will likely be significantly limited under certain circumstances.
     Our policy is to recognize interest and penalties related to income tax matters in interest and income tax expense respectively. There were no interest and penalties related to income taxes recorded at January 1, 2007, the date of adoption of FIN 48.
     In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115, which permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the FASB’s long-term measurement objectives for accounting for financial instruments. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. We will adopt this Statement effective January 1, 2008. We are currently evaluating the impact that the adoption of SFAS No. 159 will have on our consolidated results of operations and financial position.
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The statement is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact of adopting SFAS No. 157 on our condensed consolidated financial statements.
Quantitative and Qualitative Disclosures About Market Risk
     The only significant exposure we have to market risk is the risk of changes in market interest rates. The interest rate on our mortgage is variable and changes with changes in the prime rate. The interest rate on the mortgage is equal to the prime rate plus 1/2%. As of November 26, 2007, the prime rate was 7.50%. If the prime rate were to increase 1 percentage point, the aggregate annual interest cost on the mortgage would increase by approximately $5,000.

DESCRIPTION OF PROPERTY
     Our headquarters are located at 1280 Landmeier Road in Elk Grove Village, Illinois. This facility is approximately 13,000 square feet and houses the corporate headquarters and a warehouse. We acquired this facility in August 1998 with a combination of stock and cash. The cash portion of the purchase price was financed through a mortgage on the building. The mortgage was refinanced in December 2006, bears interest at the rate of prime (currently 8.25%) plus 0.5%, and is payable in monthly installments of $3,000 plus interest, until a final balloon payment which is due on February 2008. There is no penalty for prepayment of the mortgage. As of March 2, 2007, the outstanding principal amount of the mortgage was $517,000.
     On May 3, 2005, we acquired Maximum Performance Group, Inc (“MPG”). MPG currently leases a 3,100 square foot office in San Diego, California and a 2,800 square foot office in New York City. The San Diego lease expired during 2005 and is currently operating on a month to month basis with a 90 day termination notice requirement. The New York office lease has a term of five years and will expire in September 2010.
     Our headquarters are located at 1280 Landmeier Road in Elk Grove Village, Illinois. This facility is approximately 13,000 square feet and houses the corporate headquarters and a warehouse. We acquired this facility in August 1998 with a combination of stock and cash. The cash portion of the purchase price was financed through a mortgage on the building. The mortgage was refinanced in December 2006, bears interest at the rate of prime (currently 8.25%) plus 0.5%, and is payable in monthly installments of $3,000 plus interest, until a final balloon payment which is due on February 2008. There is no penalty for prepayment of the mortgage. As of March 2, 2007, the outstanding principal amount of the mortgage was $517,000.
     On May 3, 2005, we acquired Maximum Performance Group, Inc (“MPG”). MPG currently leases a 3,100 square foot office in San Diego, California and a 2,800 square foot office in New York City. The San Diego lease expired during 2005 and is currently operating on a month to month basis with a 90 day termination notice requirement. The New York office lease has a term of five years and will expire in September 2010.
     On June 29, 2006, we acquired Parke P.A.N.D.A. Corporation (now known as Parke Industries, LLC) (“Parke”). As part of the acquisition we assumed Parke’s lease of a 5,000 square foot office in Glendora, California. The lease which expires on December 31, 2009 provides for monthly rent of $3,500, increasing 3% on the first of each year beginning on January 1, 2007. The building is owned by a company controlled by the former stockholder of Parke, Daniel Parke, who is currently Lime Energy’s President, Chief Operating Officer and a Director.
     On September 26, 2006, we acquired Kapadia Consulting, Inc. (now known as Kapadia Energy Services, Inc.), effective September 27, 2006. Kapadia leases a 2,000 square foot office in Peekskill, NY and a 918 square foot office in Ventura, California. The New York lease expired in 2000 and is operating on a month to month basis. The California lease expires on October 31, 2007.
     We believe that the space and location of our current facilities in combination with the current and planned outsourcing of our manufacturing will be sufficient to reach a level of production projected for the current year.
     On September 26, 2006, we acquired Kapadia Consulting, Inc. (now known as Kapadia Energy Services, Inc.), effective September 27, 2006. Kapadia leases a 2,000 square foot office in Peekskill, NY and a 918 square foot office in Ventura, California. The New York lease expired in 2000 and is operating on a month to month basis. The California lease expires on October 31, 2007.
     On June 1, 2007, we established Texas Energy Products, Inc. to acquire certain assets and assume certain liabilities of George Bradley Boyett dba Texas Energy Products. Texas Energy leases approximately 2,000 square feet of office space in Austin, Texas. The lease for this space expires on June 30, 2008.

     Effective August 1, 2007, we acquired certain assets and assumed certain liabilities of Preferred Lighting Inc. Preferred Lighting leases approximately 1,300 square feet of space in Redmond, Washington. This lease expires on December 31, 2009.
     We believe that the space and location of our current facilities in combination with the current and planned outsourcing of our manufacturing will be sufficient to reach a level of production projected for the current year. See “Manufacturing” under “Description of Business”.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Set forth below is a description of our transactions with the Selling Stockholders during the past three (3) years. All share quantities and exercise prices in the following discussion have been adjusted to reflect the 1 for 15 reverse split of our common stock, effective January 23, 2007.
     On May 26, 2004, Mr. Valentine was awarded options to purchase 5,000 shares of our stock pursuant to the Directors’ Option plan. The options have an exercise price of $26.10 per share, vested on January 1, 2005, and expire on the earlier of May 26, 2014, or six months following the date that Mr. Valentine is no longer one of our directors.
     On March 19, 2004, in a private placement pursuant to Regulation D under the Securities Act of 1933, as amended (the “1933 Act”), we entered into a securities purchase agreement with Security Equity Fund, SBL Fund V, Security Mid Cap Fund, and SBL Fund J, whereby we issued to such purchasers, in exchange for $11,000,000 in gross proceeds, a package of securities that included 333,333 shares of our common stock and five year warrants to purchase 116,667 additional shares of our common stock at $36.30 per share. The warrants contain anti-dilution provisions that adjust the exercise price if we issue shares of our common stock at a price below the lower of the exercise price or the market price at the time. A breakdown of the securities sold is as follows:

Investor	Common Stock	Common Stock Warrants	Purchase Price ($)

Security Equity Fund, Mid Cap Value Series	84,333	29,517	2,783,000

SBL Fund Series V	66,667	23,333	2,200,000

Security Mid Cap Growth Fund	59,333	20,767	1,958,000

SBL Fund Series J	123,000	43,050	4,059,000

Total	333,333	116,667	11,000,000
     Also on March 19, 2004, we entered into a Redemption and Exchange Agreement with the holders of our outstanding Series A Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock (collectively, the “Old Preferred Stock”) under which we agreed to redeem 35,897 shares of Old Preferred Stock at a price of $195 per share (the “Redemption”) and to exchange shares of its newly authorized Series E Convertible Preferred Stock (the “Series E Preferred”) for all remaining outstanding shares of Old Preferred Stock (the “Exchange”) on a 1 for 10 basis (one share of Series E Preferred exchanged for 10 shares of Old Preferred Stock). We used $7 million of the proceeds from the issuance of securities to Security Equity Fund, SBL Fund V, Security Mid Cap Fund, and SBL Fund J to accomplish the Redemption.
     Under the Redemption and Exchange transaction, on March 22, 2004 we redeemed 35,897 shares of our outstanding Old Preferred Stock (which were convertible into 358,975 shares of common stock) at a price equivalent to $19.50 per common share, and exchanged 210,451 shares of the new Series E Preferred for the remaining 2,104,509 outstanding shares of the Old Preferred Stock. Following closing of the Redemption and Exchange, no shares of Series A Preferred, Series C Preferred or Series D Preferred remained outstanding. Outstanding warrants to acquire shares of Series D Preferred held by David Asplund, Duke Investments, LLC, John Thomas Hurvis Revocable Trust, Richard Kiphart and SF Capital Partners Ltd. were exchanged for warrants to purchase shares of Series E Preferred on a 1 for 10 basis (each warrant to purchase 10 shares of

Series D Preferred was exchanged for a warrant to purchase 1 shares of Series E Preferred). Except for the exercises described below, all such Series E Preferred Warrants expired on December 31, 2004 unexercised.
     Each share of the Series E Preferred was convertible into 6.67 shares of Common Stock and had a liquidation preference of $200 per share. The Series E Preferred carried a dividend rate of 6% per annum, which was payable, at our option, in either cash or in additional shares of Series E Preferred. Dividends were payable at the end of each calendar quarter. No dividends on the Series E Preferred were ever paid in cash; all dividends were paid by issuing additional shares of Series E Preferred and are described below.
     A breakdown of the Redemption and Exchange with respect to the Selling Stockholders is as follows:

			Preferred Shares	Investor
	Preferred Shares	Series E Shares	Redeemed	Proceeds from	Series E
Investor	Exchanged (1)	Issued	(1)	Redemption ($)	Warrants Issued

David Asplund	29,344	2,934	0	0	94
Augustine Fund LP	145,397	14,540	0	0	0
Duke Investments	300,853	30,085	168,663	2,192,619	1500
John Donohue	25,090	2,509	0	0	0
John Thomas Hurvis Revocable Trust	28,414	2,841	15,930	207,090	94
Richard Kiphart	709,438	70,944	0	0	1313
Leaf Mountain Co.	207,463	20,746	116,307	1,511,991	0
SF Capital Partners Ltd.	234,758	23,476	0	0	750

(1)	Includes shares paid in satisfaction of dividends accrued through March 19, 2004
     On June 10, 2004, Mr. Asplund was granted options to purchase 1,667 shares of our stock pursuant to the Directors’ Option plan. The options have an exercise price of $27.75 per share and expire on the earlier of June 10, 2014, or six months following the date that Mr. Asplund is no longer a director of the Company.
     On June 16, 2004, Mr. David Asplund exercised his warrant to purchase 94 shares of Series E Preferred (convertible into 627 shares of common stock) at a cost of $100 per Series E Preferred share.
     On December 1, 2004, the John Thomas Hurvis Revocable Trust exercised its warrant to purchase 94 shares of Series E Preferred (convertible into 627 shares of common stock) at a cost of $100 per Series E Preferred share.
     On December 27, 2004, John Donohue exercised a warrant to purchase 1,500 shares of Series E Preferred (convertible into 10,000 shares of common stock) at a cost of $100 per Series E Preferred share. Mr. Donohue purchased this warrant from Duke Investments, LLC in a private transaction which we was not a party to.
     On December 28, 2004, Richard Kiphart exercised his warrant to purchase 1,312 shares of Series E Preferred (convertible into 8,747 shares of common stock) at a cost of $100 per Series E Preferred share.
     On January 25, 2006, we issued a warrant to Bristol Capital Ltd. to purchase 10,000 shares of our common stock as partial payment for services. The warrant has an exercise price of $15.45 per share and expires on January 25, 2008.
     On February 10, 2005, we issued a five year warrant to purchase 2,000 shares of common stock at $15.45 to Delano Group Securities, LLC (“Delano”), a company owned by Mr. David Asplund, one of our directors at that time (and, since January 23, 2006, our CEO) pursuant to an agreement to provide investment banking services.

     On April 28, 2005, in a private placement pursuant to Regulation D under the 1933 Act, we issued to five institutional investors, which are not Selling Stockholders, and the John Thomas Hurvis Revocable Trust, a Selling Stockholder, for an aggregate gross purchase price of $5,625,000, 416,667 shares of our common stock and 42 month warrants to purchase 208,333 additional shares of our common stock at $15.75 per share. Delano and Mr. David Valentine acted as advisors to the Company with respect to this transaction. We paid Delano $16,250 and 3,333 shares of common stock and we paid Mr. Valentine 3,333 shares of common stock for their services. The shares issued to Delano and Mr. Valentine were issued pursuant to our 2001 Incentive Stock Plan. John Thomas Hurvis Revocable Trust acquired the following securities for an aggregate purchase price of $125,000 in such transaction:

		Common Stock
Investor	Common Stock	Warrants	Purchase Price ($)

John Thomas Hurvis Revocable Trust	9,259	4,630	125,000
     On May 3, 2005, pursuant to an Agreement and Plan of Merger dated as of April 29, 2005, by and among the Company, MPG Acquisition Corporation, our wholly owned subsidiary (“Merger Subsidiary”), and Maximum Performance Group, Inc. (“MPG”), we acquired MPG pursuant to the merger of MPG with and into Merger Subsidiary, with Merger Subsidiary continuing as the surviving corporation under the name Maximum Performance Group, Inc. Stockholders of MPG receiving consideration in the transaction included two Selling Stockholders. The merger consideration, after post closing adjustments, consisted of $1,632,079 in cash, 166,149 shares of our common stock and approximately 166,149 additional shares of our common stock which have been placed in escrow. The cash portion of the consideration was funded with proceeds from a private placement of our common stock completed on April 28, 2005, described under the preceding paragraph. Under the terms of the Merger Agreement, if MPG’s revenues during the two years following the merger exceed an aggregate of $5,500,000, then the escrow shares will be released to the former stockholders of MPG at the rate of 13.467 shares for every $1,000 of revenue in excess of such amount. As of March 31, 2007, no shares have been released from such escrow. The distribution of stock received by Selling Stockholders as part of the merger consideration was as follows:

	Common Stock	Escrow Shares

Duke Investments, LLC	52,706	63,621
Daniel Parke	21,082	15,125

     Delano acted our advisor with respect to the transaction. We paid Delano $82,176 and 8,366 shares of our common stock at closing and will pay up to 8,366 additional shares of our common stock to Delano, as the escrow shares held in escrow are released if they are earned as described above. The shares issued to Delano were issued pursuant to our 2001 Incentive Stock Plan.
     On April 28, 2005, we issued a five year warrant to Laurus Master Fund, Ltd. to purchase 26,667 shares of our common stock at an exercise price of $15.00 per share. Such warrant was issued in exchange for Laurus’ consent to our entering into the private placement and the related MPG acquisition transactions that closed on April 28, 2005 and May 3, 2005, respectively, and are described above, as well as Laurus’ waiving its right to adjust the conversion price on its convertible term note and convertible revolving note then outstanding.
     On May 26, 2005, Mr. Valentine was awarded options to purchase 1,667 shares of our stock pursuant to the Directors’ Option plan. The options have an exercise price of $15.00 per share, vested on January 1, 2006, and expire on the earlier of May 26, 2015, or six months following the date that Mr. Valentine is no longer a director of the Company.
     On June 10, 2005, Mr. Asplund was granted options to purchase 1,667 shares of our stock pursuant to the Directors’ Option plan. The options have an exercise price of $15.00 per share expire on the earlier of June 10, 2015, or six months following the date that Mr. Asplund is no longer a director of the Company.

     On October 5, 2005, Mr. Parke was awarded options to purchase 5,000 shares of our stock pursuant to the Directors’ Option plan. These options have an exercise price of $15.00 per share, vested on April 5, 2006 and expire on the earlier of October 5, 2015, or six months following the date that Mr. Parke is no longer a director of the Company.
     On November 22, 2005, we entered into a securities purchase agreement with Laurus Master Fund, Ltd. under which we issued to Laurus, for an aggregate gross purchase price of $5,000,000, a $5 million convertible term note and a seven year warrant to purchase 133,333 shares of our common stock at an exercise price of $17.40 per share. The convertible term note was repaid in full on June 29, 2006. See “Recent Events — The PIPE Transaction, Series E Conversion and Laurus Repayment.” Also see the following paragraphs.
     During January 2006, we entered into a consulting agreement with Parke P.A.N.D.A. Corporation to provide sales and marketing consulting services. Parke P.A.N.D.A. is a company which at the time was beneficially owned by Daniel Parke, one of our directors. Pursuant to the consulting agreement we agreed to pay Parke P.A.N.D.A. $10,000 per month and to reimburse it for any expenses incurred as a result of its work. We paid Parke P.A.N.D.A. a total of $61,155 during the six months ended June 30, 2006. This agreement was terminated in May 2006.
     In January 2006, we retained Corporate Resource Development, a company owned by William Carey, one of our directors, to provide sales training and sales and marketing consulting services to Lime Energy. We paid Corporate Resource Development a total of $62,500 for these services.
     Effective January 23, 2006, we entered into an employment agreement with Mr. Asplund to serve as our Chief Executive Officer for three years, ending on January 22, 2009. The contract provides for a base annual salary of $285,000 and eligibility for up to $65,000 of cash bonus compensation each year, based on our performance. For 2006, the bonus was based on consolidated gross revenue, with $15,000 payable if gross revenue exceeded $10 million, an additional $15,000 payable if gross revenue exceeds $12.5 million, an additional $15,000 payable if gross revenue exceeds $16 million and an additional $20,000 payable if gross revenue exceeds $18 million. The bonus formula for the second and third contract years has not been determined but the agreement provides for it to be based on consolidated net income of the Company for such years.
     In addition to base salary and bonus, we granted to Mr. Asplund ten-year options to purchase up to 100,000 shares for each of the three contract years, with such options vesting in arrears on the following January 22nd. The option price for the first 100,000 shares is $9.30, which was the 30 day average closing price of our common stock, determined on Friday, January 20, 2006, which was the last business day prior to the day Mr. Asplund began serving as CEO. Those options became vested on January 23, 2007. The option price for each of the subsequent grant is $0.96 per share, which was the closing price for our stock on January 22, 2007. 33,333 of such options were granted pursuant to our 2001 Incentive Stock Plan. The remaining 266,667 options were granted subject to obtaining shareholder approval to an amendment to our Incentive Stock Plan at the 2006 annual meeting of shareholders to increase the number of shares available under the Plan by at least 266,667. This approval was obtained at the annual meeting of stockholders held on June 7, 2006 and such options are now subject to the terms of our Incentive Stock Plan. Vesting of any unvested options will accelerate upon termination by the Company of Mr. Asplund’s employment under the employment agreement (if such termination is for reasons other than “Due Cause” (as defined in the employment agreement). Vesting will also accelerate upon termination due to Mr. Asplund’s death and upon a change of control. In the event of termination for Due Cause, all unexercised options terminate immediately, whether vested or unvested. In the event of termination due to Mr. Asplund’s disability or due to his resignation (other than resignation pursuant to our breach), unvested options will terminate immediately, and vested options will be exercisable only for 180 days (if termination is due to disability) or for 90 days (if termination is due to Mr. Asplund’s resignation). In the event of termination for the convenience of the Company, or by Mr. Asplund because of a breach by the Company, then all options which are scheduled to vest within one year shall vest immediately and be exercisable for one year thereafter. These options will otherwise expire on January 22, 2016.

     Change of control is defined as a merger or consolidation of the Company resulting in an unrelated entity acquiring the power to elect a majority of our Board of Directors, or a sale of substantially all of our assets to an entity that is not then controlled by or affiliated with the Company. In the event that a change of control occurs and Mr. Asplund’s employment period is terminated by the Company, any unvested options will vest and be exercisable for one year. All stock options which are not exercised within one year following such termination shall thereupon expire and no longer be exercisable.
     On January 24, 2006, Mr. Kiphart was awarded options to purchase 5,000 shares of our stock pursuant to the Directors’ Option plan. These options have an exercise price of $15.00 per share, vested on January 1, 2007, and expire on the earlier of January 24, 2016, or six months following the date that Mr. Kiphart is no longer a director of the Company.
     On June 29, 2006, we entered into the PIPE Transaction and Series E Conversion with 18 persons and entities, and issued to 17 investors, including 10 existing holders of our Series E Preferred, 17,875,000 shares of our common stock for an aggregate purchase price of $17,875,000. The other person who was a party to such securities purchase agreement was a holder of Series E Preferred, who did not purchase any common stock under such agreement. The agreement also provided for the Series E Conversion, which was consummated on the same day and resulted in 21,648,346 shares of common stock being issued pursuant to conversion of all outstanding Series E Preferred.
     A breakdown of the shares issued in the transaction and the shares issued as a result of the conversion of the Series E is as follows:

	Shares Issued Upon	Common Shares	Aggregate Price
	Conversion of	Issued Pursuant to	Paid for PIPE
	Series E	PIPE	Shares ($)

David R. Asplund	354,200	1,500,000	$1,500,000
Augustine Fund, LP	1,628,000	1,000,000	1,000,000
Christopher W. Capps	0	25,000	25,000
Duke Investments, LLC	1,902,293	1,100,000	1,100,000
John Donohue	294,000	0	0
Gregory Ekizian	0	400,000	400,000
Robert Gipson	1,913,600	450,000	450,000
Thomas Gipson	0	1,500,000	1,500,000
Julia Gluck	0	100,000	100,000
John Thomas Hurvis Revocable Trust	340,053	200,000	200,000
Rebecca Kiphart	0	200,000	200,000
Richard P. Kiphart	8,903,400	5,700,000	5,700,000
Leaf Mountain Company, LLC	2,015,900	1,300,000	1,300,000
Martin Mellish	0	250,000	250,000
Nikolaos Monoyios	1,913,600	450,000	450,000
Nettlestone Enterprises Limited	0	1,500,000	1,500,000
SF Capital Partners	2,237,600	2,000,000	2,000,000
David Valentine	145,700	200,000	200,000

Total	21,648,346	17,875,000	$17,875,000

     During the period from December 2003 through June 2006 we issued the following additional shares of preferred stock to Selling Stockholders as payment in kind dividends on outstanding shares of its Series A, Series C and Series D Convertible Preferred stock:

	Dividends	Dividends	Dividends	Dividends	Common
	in Series	In Series	in Series	In Series	Share
Holder	A Shares	C Shares	D Shares	E Shares	Equivalents

David R. Asplund	1,814	0	194	514	4,765
Augustine Fund LP	397	0	0	2,557	17,311
Duke Investments, LLC	29,018	0	3,108	5,583	58,637
John Donohue	90	0	0	431	2,933
Robert L. Gipson	0	0	0	1,635	10,900
John Thomas Hurvis Revocable Trust	1,814	0	194	814	6,765
Richard P. Kiphart	25,390	33,613	2,719	12,659	125,541
Nikolaos D. Monoyios	0	0	0	1,635	10,900
Leaf Mountain Company	68,770	0	0	3,413	68,600
SF Capital Partners Ltd.	14,508	0	1,554	3,900	36,708
David W. Valentine	0	0	0	144	960
Note: All of the outstanding Series A, Series C and Series D Convertible Preferred stock was redeemed for cash or exchanged for shares of Series E Preferred stock on March 22, 2004, as described above.
     Also on June 29, 2006, Laurus Master Fund, Ltd. elected to convert its convertible revolving note, along with accrued interest thereon, into 950,865 shares of our common stock. In addition, in consideration of the issuance by the Company to Laurus of 392,596 shares of common stock, Laurus agreed to (a) waive the payment of liquidated damages due as a result of our failure to register shares of common stock into which the November 2005 $5 million convertible term note was convertible, and (b) terminate the requirement that we pay it a portion of the cash flows generated by our virtual “Negawatt” power plan projects for a period of 5 years following the repayment of the $5 million convertible term note, as required by the provisions of that note.
     In addition, on June 29, 2006, we acquired Parke P.A.N.D.A. Corporation (“Parke”), for consideration consisting of $2.72 million in cash and $5 million of our common stock (5,000,000 shares valued at $1.00 per share). The acquisition was effective as of June 30, 2006. As part of the acquisition, we assumed debt of approximately $446,000, $400,000 of which we repaid upon closing. Parke was owned by The Parke Family Trust, whose trustees are Daniel Parke, one of our directors, and his wife Michelle Parke.
     On June 30, 2006, Parke Industries, LLC entered into an Employment Agreement with Daniel Parke providing, among other things, that Mr. Parke would be employed as President of Parke Industries, LLC for two years at an annual salary of $250,000 per year and for the Company to grant to Mr. Parke ten-year options to purchase up to 46,667 shares of common stock at a price per share of $1.10 (the closing market price of Lime Energy’s common stock on July 3, 2006, the business day immediately following the date of such Employment Agreement). Such options vest in three installments, with one-third vesting immediately, one third on June 30, 2007 and one-third on June 30, 2008. In the event that Mr. Parke’s employment terminates for ‘Due Cause’ (as defined therein), all unexercised options terminate immediately, whether or not vested. In the event of termination of such employment by reason of death or disability, any unvested options terminate and any vested options must be exercised within 90 days. In the event of termination of such employment for the convenience of the employer, or by Mr. Parke because of a breach by the employer, then all options which are scheduled to vest within one year shall vest immediately and be exercisable for one year thereafter. Change of control is defined as a merger or consolidation of the Company resulting in an unrelated entity acquiring the power to elect a majority of our Board of Directors, or a sale of substantially all of our assets to an entity that is not then controlled by or affiliated with the Company. In the event that a change of control occurs and Mr. Parke’s employment period is terminated, any unvested options will vest and be exercisable for one year. All stock options which are not exercised within one year following such termination shall thereupon expire and no longer be exercisable. These options will otherwise expire on June 30, 2016.

     As part of the acquisition of Parke P.A.N.D.A. Corporation, we assumed its existing office lease for space in a building owned by Daniel Parke in Glendora California. We believe that the terms of the lease are fair as they are comparable to the terms of leases with other third party tenants located in the building.
     On July 11, 2006, Mr. Asplund was granted additional options to purchase up to 4.3 million shares, with his right to exercise such options vesting with respect to 1.5 million options on December 31, 2006; 1.4 million options on December 31, 2007 and 1.4 million options on December 31, 2008. The exercise price on the 1.5 million options vesting on December 31, 2006 is $1.02 per share. The exercise price on the 1.4 million options vesting on December 31, 2007 and December 3, 2008 is equal to $0.96 per share. Vesting of the options will accelerate upon termination for reasons other than due cause (as defined in the option agreement), death, disability or resignation and upon a change of control. These options will expire on the earlier of January 22, 2016, or six months following the date that Mr. Asplund is no longer an employee of the Company, unless his termination was for due cause (as defined in the option agreement) in which case they will expire immediately, or due to a change of control (as defined in the option agreement) in which case they will expire twelve months following the change of control. These options contain a ‘cashless exercise’ provision permitting Mr. Asplund to pay the purchase price for any shares acquired by exercising the option by surrendering to the Company a number of shares of common stock having an aggregate market value equal to the purchase price.
     On July 11, 2006, Mr. Kiphart was awarded options to purchase 100,000 shares of our stock pursuant to the Directors’ Option plan. These options have an exercise price of $1.02 per share, vested on January 11, 2007, and expire on the earlier of July 11, 2016, or six months following the date that Mr. Kiphart is no longer a director of the Company.
     On July 11, 2006, Mr. Parke was granted additional options to purchase up to 653,333 shares of the Company common stock at $1.02 per share. Mr. Parke’s right to exercise these options vest with respect to 217,765 options on December 31, 2006; 217,784 options on each of December 31, 2007 and December 31, 2008, in each case assuming that Mr. Parke continues to be employed by the Company on such date. Vesting of the options will accelerate upon termination for reasons other than due cause (as defined in his option agreement), death, disability or resignation and upon a change of control. These options will expire on the earlier of July 11, 2016, or six months following the date that Mr. Parke is no longer an employee of the Company, unless his termination is for due cause (as defined in the option agreement) in which case they will expire immediately, or due to a change of control (as defined in the option) in which case they will expire twelve months following the change of control. These options contain a ‘cashless exercise’ provision permitting Mr. Parke to pay the purchase price for any shares acquired by exercising the option by surrendering to the Company a number of shares of common stock having an aggregate market value equal to the purchase price.
     On July 11, 2006, Mr. Valentine was awarded options to purchase 100,000 shares of our stock pursuant to the Directors’ Option plan. The options have an exercise price of $1.02 per share, vested on January 11, 2007, and expire on the earlier of July 11, 2016, or six months following the date that Mr. Valentine is no longer a director of the Company.
     On July 25, 2006, we issued a warrant to Bristol Capital Ltd. to purchase 60,000 shares of its common stock as partial payment for services. The warrant has an exercise price of $1.00 per share and expires on July 25, 2009.
     On January 2, 2007, Mr. Kiphart was awarded options to purchase 50,000 shares of our stock pursuant to the Directors’ Option plan. The options have an exercise price of $0.90 per share, will vest on January 1, 2008, and expire on the earlier of January 2, 2017, or six months following the date that Mr. Kiphart is no longer a director of the Company.

     On January 2, 2007, Mr. Valentine was awarded options to purchase 50,000 shares of our stock pursuant to the Directors’ Option plan. The options have an exercise price of $0.90 per share, will vest on January 1, 2008, and expire on the earlier of January 2, 2017, or six months following the date that Mr. Valentine is no longer a director of the Company.
     On January 23, 2007, we issued a warrant to Bristol Capital Ltd. to purchase 120,000 shares of its common stock as partial payment for services. The warrant has an exercise price of $1.00 per share and expires on December 31, 2009.
     On January 23, 2007, we filed an amendment to our certificate of incorporation to effect the 1 for 15 reverse split of our common stock. See “Recent Events — Reverse Stock Split” and “Recent Events — Amendment to Certificate of Incorporation.” Because the reverse split became effective January 23, 2007 and not on June 15, 2006 as we had believed, the shares of common stock that were issued in the June 29 Transactions were reduced on a 1 for 15 basis when the amendment was filed. Since both we and the other parties to those transactions intended that the shares we issued were post-reverse split shares, following the filing of the amendment and the reverse split becoming effective, we offered to each of the recipients of shares in the June 29 Transactions, which include certain Selling Stockholders under this Prospectus, additional shares of common stock so that each would have the specific number of post-reverse split shares of which were intended in those transactions, in satisfaction of any claims such recipients might have in respect of such matter. All of them accepted such offer. Such ‘catch-up’ shares were issued on or about February 1, 2007. Please see the discussion of the Reverse Stock Split (including the table therein) and of the Amendment to Certificate of Incorporation under “Recent Events” on pages 3 and 7 for additional information regarding these issuances. Among those receiving ‘catch-up’ shares were Mr. Kiphart, Mr. Asplund, Mr. Parke and Mr. Valentine. They received the following shares of stock on or about February 1, 2007:

		Number Of
	No. Of Shares	Shares After
	Actually	The Amendment	Number Of
	Acquired After	and Reverse	“Catch Up”
Stockholder	June 15, 2006	-Split	Shares Issued

David R. Asplund	1,854,200	123,613	1,730,587
Richard P. Kiphart	14,603,400	973,560	13,629,840
David W. Valentine	345,700	23,047	322,653
The Parke Family Trust	5,000,000	333,333	4,666,667
     On January 26, 2007, we again retained Corporate Resource Development to provide additional sales and marketing consulting services, for which we agreed to pay it $17,500 per month for up to 3 months. In January 2007, we also entered into an agreement with Mr. Carey to provide us with sales and marketing leads and introductions. In exchange for these services we agreed to pay Mr. Carey a commission of 1.5% on any sale that closes as a result of his work and granted him a three-year warrant to purchase 150,000 shares of our stock at $1.08 per share.
     A provision of the June 29, 2006 PIPE Transaction required us to file and have declared effective by November 3, 2006, a registration statement registering the shares issued as part of the PIPE Transaction. To the extent that we failed to have the registration statement declared effective by this date, we were required to pay penalties to the PIPE investors at the rate of 1% per month of the purchase price paid by the investors. Largely as a result of the questions regarding the need to amend our Certificate of Incorporation to effect the June 15, 2006 reverse split of our stock, we were not able to have the registration statement declared effective before the November 3, 2006 deadline. All of the investors in the PIPE Transaction agreed to accept shares of our common stock, valued at $1.00 per share, as payment of this registration penalty. As a result, on January 24, 2007, February 2, 2007 and February 15, 2007 we issued a total of 613,708 shares of common stock to these PIPE investors in satisfaction of the penalties owed through February 14, 2007, the date the registration statement was declared effective. Among those receiving shares of stock in satisfaction of the registration penalty were Mr. Asplund, Mr. Kiphart and Mr. Valentine. They received the following shares of stock:

Total Shares
Stockholder	Received

David R. Asplund	51,500
Richard P. Kiphart	195,700
David W. Valentine	6,867
     Due to potential conflicts of interest resulting from (i) the beneficial ownership of Parke P.A.N.D.A. Corporation by Daniel Parke, and (ii) certain members of our Board (Messrs. Kiphart, Asplund and Valentine) beneficially owning shares of Series E Preferred Stock and agreeing to purchase shares of common stock in the PIPE Transaction and concurrently convert their shares of Series E Preferred Stock into shares of our common stock, our board established a special committee comprised solely of disinterested, independent directors to review, negotiate and approve the acquisition of Parke P.A.N.D.A. and the PIPE Transaction. The special committee retained Rittenhouse Capital Partners, LLC (“Rittenhouse”) to act as its financial advisor, and legal counsel to assist it in its review of these transactions. Rittenhouse reviewed the Parke acquisition and delivered to the special committee an opinion to the effect that the purchase price paid for Parke was fair to us from a financial point of view. It also provided information, advice and analysis to assist the committee in its review of the structure and pricing of the PIPE Transaction. Legal counsel assisted the special committee in its review of these transactions and advised the committee on its duties and responsibilities. After considering all of the information it had gathered, the committee concluded that these transactions were in the best interests of the Company and its stockholders, and approved the Parke acquisition and the PIPE Transaction.
     During the June 2007 the following selling stockholders exercised certain warrants that were scheduled to expire on June 27, 2007:

	Shares			Common
	Issuable		Cash	Shares
	Pursuant	Exercise	Proceeds	Received
	to	Price Per	to	by
Holder	Warrants	Share	Company	Holder
Richard Kiphart	4,922	$0.90	$4,429.80	4922
David Asplund	352	0.90	316.80	352
Duke Investments (1)	5,625	0.90	0.00	1,639
SF Capital Partners	2,813	0.90	2,531.70	2,813

Total	13,712		$7,278.30	9,726

(1)	Elected a cashless exercise
     During the second quarter of 2007, we entered into a loan agreement with eight investors, including Richard Kiphart, our chairman and largest individual stockholder (collectively the “Investors”), under which the Investors lent us $5 million in the form of subordinated convertible term notes (the “Term Notes”). Mr. Kiphart personally invested $2 million in the Term Notes. The term loan matures on May 31, 2010, although it may be prepaid at anytime after May 31, 2008 at our option without penalty, and accrues interest at the rate of 10% per year. Interest is payable quarterly, 50% in cash and 50% in shares of our common stock valued at the market price of the common stock on the interest due date. The term notes are convertible at any time at the Investors’ election at $1.00 per share and will automatically convert to shares of common stock at $1.00 per share, if, at any time after May 31, 2008 the closing price of our common stock exceeds $1.50 per share for 20 days in any consecutive 30-day period. The loan is secured by all of our assets, but is subordinated to all of our current or future senior lenders, including our current mortgage lender. The loan agreement provides for acceleration upon the occurrence of typical events of default, including nonpayment, nonperformance, bankruptcy and collateral impairment.

Review, Approval or Ratification of Transactions with Related Persons
     We do not have a written policy concerning transactions between the us and any director or executive officer, nominee for director, 5% stockholder or member of the immediate family of any such person. However, our policy is that such transactions shall be reviewed by our Board of Directors and found to be fair to the Company prior to entering into any such transaction, except for (i) executive officers’ participation in employee benefits which are available to all employees generally; (ii) transactions involving routine goods or services which are purchased or sold by us on the same terms as are generally available in arm’s length transactions with unrelated parties (however, such transactions are still subject to approval by our authorized representative in accordance with internal policies and procedures applicable to such transactions with unrelated third parties); and (iii) compensation decisions with respect to executive officers other than the CEO, which are made by the Compensation Committee pursuant to recommendations of the CEO, as is described under “Executive Compensation” below.
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
     From December 12, 2000 to June 9, 2006, our common stock was listed on the American Stock Exchange under the trading symbol “ELC”. From June 12, 2006 through September 21, 2006, our common stock traded on the OTC Bulletin Board under the trading symbol “ELCY.” Since September 22, 2006, our stock has traded on the OTC Bulletin Board under the symbol “LMEC.”
     In June, 2006, we announced a 1 for 15 reverse split of our common stock, effective on June 15, 2006 and since that date, our common stock has been trading on that basis. See “Recent Events — Reverse Stock Split” for more information about this matter.
     The closing price of our common stock on November 28, 2007 was $1.65. The following table sets forth the quarterly high and low selling prices for our common stock as reported on The American Stock Exchange and OTC Bulletin Board since January 1, 2004, adjusted for the reverse split.

	Common Stock
	High	Low

Fiscal Year Ended December 31, 2005:
Fiscal Quarter Ended March 31, 2005	$19.50	$12.90
Fiscal Quarter Ended June 30, 2005	$16.05	$12.15
Fiscal Quarter Ended September 30, 2005	$18.60	$10.05
Fiscal Quarter Ended December 31, 2005	$13.65	$7.50

Fiscal Year Ended December 31, 2006:
Fiscal Quarter Ended March 31, 2006	$16.80	$8.40
Fiscal Quarter Ended June 30, 2006	$10.20	$0.70
Fiscal Quarter Ended September 30, 2006	$1.40	$0.75
Fiscal Quarter Ended December 31, 2006	$1.29	$0.76

Fiscal Year Ended December 31, 2007:
Fiscal Quarter Ended March 31, 2007	$1.10	$0.90
Fiscal Quarter Ended June 30, 2007	$2.15	$0.83
July 1, 2007 Through September 30, 2007	$2.03	$1.35
October 1, 2007 Through November 28, 2007	$2.05	$1.55

Holders
     As of November 26, 2007 we had approximately 4,500 holders of record of our common stock and 54,011,270 shares of common stock outstanding.
Dividends
     No dividends were paid during the nine-month period ended September 30, 2007.
     We have never declared or paid any cash dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future. See “Management’s Discussion and Analysis and Results of Operations — Liquidity and Capital Resources.”

EXECUTIVE COMPENSATION
     Overview of Executive Compensation Program
     We have not had a formalized program for determining executive compensation. In fact, three of the four current executive officers (Messrs. Asplund, Parke and Pisano) receive most of their compensation under written employment agreements that were negotiated in connection with their becoming our employees. In each of these instances, the Board of Directors approved the employment agreement and the terms were negotiated at the time in light of specific circumstances. However, in general, our executive officers have received compensation consisting of three components, 1) a cash component, consisting of salary meant to be competitive with salaries such individuals could obtain from other employers, 2) eligibility for annual cash bonuses based on meeting or exceeding certain goals established for the year, and 3) stock options intended to reward achievement of long-term goals and align the interests of our executive officers with those of our stockholders. In certain cases, we have provided automobile allowances to executives who are expected to use their cars for Company business. Executive officers participate in group health insurance on the same basis as other full-time employees.
     Except as noted above with respect to the current employment agreements with Messrs. Asplund, Parke and Pisano, the Compensation Committee of the Board of Directors makes all compensation decisions for our executive officers. Generally, compensation decisions for executive officers other than our chief executive officer (“CEO”) have been made by the Compensation Committee pursuant to recommendations made by the CEO. We have not used consultants in connection with making compensation decisions and do not have any current engagement with any consultant related to executive or director compensation.
     Objectives of Compensation Program
     Compensation of our executive officers is intended to reward improved overall financial performance of the Company and our subsidiaries, and to reward achievement of specified annual goals and increases in stockholder value over the long term.
•	Annual salaries for executive officers have been established with the goal of attracting and retaining qualified individuals for the positions. These salaries have been determined on a case-by-case basis.

•	Eligibility for annual cash bonus awards has been based on specific performance goals for the year for the Company and our subsidiaries. The amount of bonus for which an individual is eligible for any year has been determined on a case-by-case basis, although the annual bonus plan targets have been established for all participants in any given year.

•	Stock options awards are intended to reward achievement leading to increases in our profitability and stockholder value over the longer term. The amounts of awards have been determined on a case-by-case basis.
     In order to reward superior short-term performance, cash compensation each year has included eligibility for a cash bonus based on annual goals established by the Compensation Committee, subject to approval of the Board. During the past five years, however, no cash bonuses have been paid pursuant to such annual plans, as we have not achieved the annual goals in any fiscal year. The Board and the Compensation Committee are now in the process of reviewing the annual bonus plan portion of cash compensation with the goal of making it more effective at achieving such annual goals.
     To motivate executive officers to achieve the longer-term goal of increasing our profitability and stockholder value, and to reward them for achieving such long-term goals, stock options have been included as part of the compensation structure for our executive officers. Stock options also provide an increased opportunity for equity ownership by our executive officers, thereby further aligning their interest with those of our stockholders. Option grants have been made on a case-by-case basis. A typical stock option grant has been structured to have a ten year exercise period, to vest over a period of years, with vesting also depending upon the executive remaining employed by us, and to have an exercise price equal to the market price on the grant date. In certain cases, options have been granted at an exercise price higher than the market price. We have not granted options with an exercise price that is less than the market price on the grant date.
     Stock price performance has not been a factor in determining annual compensation because the price of the common stock is subject to factors which may not reflect our performance and are outside of our control.
     We do not have a formula for allocating between cash and non-cash compensation. The number of stock options awarded to an executive officer has been decided on a case-by-case basis taking into consideration other components of compensation, not pursuant to any specific guidelines or program. Most of the stock options we have awarded to executive officers have been pursuant to written employment agreements entered into when the executive joined us, or pursuant to extending such employment under a new written agreement entered into following termination of the old one.
     An exception to this occurred in July 2006, when a number of stock option grants to executives and other employees were made following consummation of the transactions which closed at the end of June. Options granted to executive officers in July 2006 are described under “Employment Contracts, Termination of Employment and Change-in-Control Arrangements” below.
     Accounting and Tax Considerations
     Our stock option grant policies have been impacted by the implementation of SFAS No. 123(R), which we adopted effective on January 1, 2006. Under this accounting pronouncement, we are required to value unvested stock options granted prior to our adoption of SFAS 123 under the fair value method and expense those amounts in the income statement over the stock option’s remaining vesting period. As a result of adopting SFAS No. 123(R), $4,828,955 of share based compensation expense was included in the results for 2006.
     Current Executive Officers
     We currently has four executive officers: David Asplund, our Chief Executive Officer, Jeffrey Mistarz, Chief Financial Officer (“CFO”), Daniel Parke, our President and Chief Operating Officer (Mr. Parke is also president of Parke Industries, LLC, a subsidiary), and Leonard Pisano, our executive vice president of business development (Mr. Pisano is also president of Maximum Performance Group, Inc., a subsidiary). For purposes of compensation disclosure for 2006, information is also included for Anna Baluyot, our former senior vice president who resigned on November 10, 2006, but was among our five mostly highly compensated employees for the fiscal year ended December 31, 2006.

2006 SUMMARY COMPENSATION TABLE
     The following table sets forth the compensation earned, awarded or paid for services rendered to us for the year ended December 31, 2006 by two individuals who served as our principal executive officer (PEO), our principal financial officer (PFO), and our three most highly compensated executive officers, one of whom resigned prior to the end of the fiscal year. These persons are referred to, collectively, as the “named executive officers.”

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
							Change in Pension
							Value and
							Nonqualified
					Option	Non-Equity	Deferred
Name and		Salary	Bonus	Stock	Awards ($)	Incentive Plan	Compensation	All Other
Principal Position	Year	($)	($)	Awards ($)	(1)	Compensation ($)	Earnings ($)	Compensation ($)		Total ($)

David R. Asplund	2006	268,923	—	—	2,061,732 (2)	—	—	20,662	(3)	2,351,317
Chief Executive Officer (PEO)

Anna Baluyot (4)	2006	123,878	—	—	9,537	—	—	4,525	(5)	137,940
Senior Vice President, Utility Development

Jeffrey R. Mistarz	2006	210,000	—	—	402,059	—	—	6,518	(6)	618,577
Executive Vice President & Chief Financial Officer (PFO)

Daniel W. Parke (7)	2006	128,892	—	—	304,810 (8)	—	—	50,644	(9)	484,346
President, Chief Operating Officer of Lime Energy Co. & President of Parke Industries, LLC

Leonard Pisano	2006	225,000	—	—	594,991	—	—	6,399	(10)	826,390
Executive Vice President of Business Development & President of Maximum Performance Group, Inc.

John P. Mitola (11)	2006	20,833	—	—	—	—	—	106,964	(12)	127,797
Our former Chief Executive Officer (former PEO)

(1)	Amounts represent the compensation cost recognized during 2006 of stock awards granted in and prior to 2006 based on the grant date fair value recognized over the requisite service period in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R). The value weighted-average significant assumptions used to determine the grant date fair value are as follows:

Significant Assumption
(value weighted-average)	2006	2005	2004

Risk-free rate	5.02%	2.27%	1.04%
Dividend yield	—	—	—
Expected volatility	90%	65%	72%
Expected life (years)	5.6	9.1	9.1
(2)	Includes the costs recognized during 2006 of director options awarded to Mr. Asplund prior to his employment with us totaling $4,636.

(3)	Includes $11,873 for the cost of life and long-term disability insurance, $6,325 of auto allowance and the $2,464 cost of membership to a business club provided to Mr. Asplund.

(4)	Ms. Baluyot resigned November 10, 2006.

(5)	Includes $4,200 of auto allowance and $325 for the cost of long-term disability insurance provided Ms. Baluyot.

(6)	Represents the cost of life insurance and long-term disability insurance provided to Mr. Mistarz.

(7)	Mr. Parke became our President effective June 30, 2006 when we acquired his company, Parke P.A.N.D.A. Corporation. The compensation reported for Mr. Parke only includes the amounts paid to him since June 30, 2006.

(8)	Includes the costs recognized during 2006 of director options awarded to Mr. Parke prior to his employment with us totaling at $11,880.

(9)	During January 2006, we entered into a consulting agreement with Parke P.A.N.D.A. Corporation to provide sales and marketing consulting services. Parke P.A.N.D.A. is a company which at the time was beneficially owned by Daniel Parke. Pursuant to the consulting agreement we agreed to pay Parke P.A.N.D.A. $10,000 per month and to reimburse it for any expenses incurred as a result of its work. We paid Parke P.A.N.D.A. a total of $50,000 for its services and reimbursed it $11,155 for expenses during the six months ended June 30, 2006. This agreement was terminated in May 2006 prior to the acquisition of Parke P.A.N.D.A Corporation on May 29, 2006. Also includes $644 for the cost of long-term disability insurance provided Mr. Parke.

(10)	Includes $6,000 of auto allowance and $399 for the cost of long-term disability insurance provided Mr. Pisano.

(11)	Mr. Mitola resigned effective January 22, 2006.

(12)	Includes $550 of auto allowance and $754 for the cost of life and long-term disability insurance provided for Mr. Mitola. Also includes $105,660 paid to Mr. Mitola pursuant to a consulting agreement under which he agreed to continue to assist us through July 31, 2006.
Employment Contracts, Termination of Employment and Change-in-Control Arrangements
David R. Asplund
     Effective January 23, 2006, we entered into an employment contract with David Asplund for a three-year period ending January 22, 2009 to serve as our Chief Executive Officer. The contract provides for a base annual salary of $285,000 and eligibility for up to $65,000 of cash bonus compensation each year, based on our performance. For 2006, the bonus was based on consolidated gross revenue, with $15,000 payable if gross revenue exceeds $10 million, an additional $15,000 payable if gross revenue exceeds $12.5 million, an additional $15,000 payable if gross revenue exceeds $16 million and an additional $20,000 payable if gross revenue exceeds $18 million. No bonus was paid for 2006. The bonus formula for the second and third contract years has not been determined but is to be based on our consolidated net income for such years.
     In addition to base salary and bonus, we granted to Mr. Asplund ten-year options to purchase up to 100,000 shares for each of the three contract years, with such options vesting in arrears on the following January 22nd. The option price for the first 100,000 shares is $9.30, which was the 30-day average closing price of our common stock, determined on Friday, January 20, 2006, which was the last business day prior to the day Mr. Asplund began serving as CEO. Those options became vested on January 23, 2007 and are scheduled to expire on January 22, 2016, except as described below. The option exercise price for the remaining grants was set by our Board on January 26, 2007 to be $0.96 per share.
     Under his employment agreement with us, Mr. Asplund is entitled to certain benefits if his employment terminates for certain reasons. If Mr. Asplund should die prior to January 23, 2009, all of his unvested stock options would immediately vest. In addition, all such stock options and any previously vested stock options, would be exercisable for a period of one year following the date of death.

     If Mr. Asplund should become permanently disabled (such that he could not perform his duties for 180 consecutive days or for 180 days in any period of 12 consecutive months), we would have the right to terminate his employment, then any stock options which were then already vested would be exercisable for a period of 180 days following such termination.
     If Mr. Asplund should terminate his employment prior to January 22, 2009 for reasons other than death, disability or uncured default by us under the agreement, then any vested stock options as of the date of termination shall be exercisable for 90 days following the date of termination.
     If we should terminate Mr. Asplund’s employment prior to January 22, 2009, for any reason other than death, disability or “Due Cause” (as defined in the employment agreement), or if Mr. Asplund should choose to terminate his employment because we defaulted in our obligations under the agreement and failed to cure such default after notice, then all unvested stock options which are scheduled to vest within one year of the date of termination will immediately vest. In addition, all such stock options and any previously vested stock options, would be exercisable for a period of one year following the date of termination. Additionally, we will pay Mr. Asplund, as severance compensation, (i) six months’ salary at his then current rate, in installments in accordance with our regular payroll, plus (ii) any bonus earned as of the termination date, in accordance with the terms of such bonus, plus (iii) any accrued unused vacation (which will be paid on the next regular payroll date).
     “Due Cause” is defined as any of (i) a material breach by Mr. Asplund of his agreement not cured within 15 calendar days following written notice thereof, (ii) commission of a felony, or theft or embezzlement of our property, (iii) actions which result in material injury to our businesses, properties or reputation, (iv) refusal to perform or substantial neglect of the duties assigned to Mr. Asplund not remedied within 15 calendar days following written notice thereof, or (v) any material violation of any statutory or common law duty of loyalty to the Company.
     In addition to the foregoing, upon occurrence of a “Change of Control” all stock options granted to Mr. Asplund under the agreement shall immediately vest and become exercisable. “Change of Control” shall be deemed to have occurred when (i) the Company is merged or consolidated with another entity which is not then controlled by us and, as a result of such merger or consolidation, an unrelated entity acquires the ability to elect a majority of our Board of Directors, or (ii) substantially all of our assets are sold or otherwise transferred to another entity that is not then controlled by or affiliated with us.
     The employment agreement imposes on Mr. Asplund non-competition, non-solicitation and confidentiality obligations, which are not separately compensated. The non-competition obligation covers the employment period and extends for two years after termination.
     On July 11, 2006, Mr. Asplund was awarded options to purchase up to 4,300,000 shares of our common stock, of which 1,500,000 are exercisable at $1.02 per share and the remaining 2,800,00 are exercisable at $0.96 per share. The options vest as follows: 1,500,000 on December 31, 2006, 1,400,000 on December 31, 2007 and 1,400,000 on December 31, 2008, in each case assuming that Mr. Asplund continues to be employed by us on such date. Vesting of the options will accelerate upon termination for reasons other than due cause (defined similarly to the definition in his employment agreement), death, disability or resignation and upon a change of control. These options will expire on the earlier of July 11, 2016, or six months following the date that Mr. Asplund is no longer our employee, unless his termination is for due cause (as defined in the option agreement) in which case they will expire immediately, or due to a change of control (as defined in the option agreement) in which case they will expire twelve months following the change of control. These options contain a ‘cashless exercise’ provision permitting Mr. Asplund to pay the purchase price for any shares acquired by exercising the option by surrendering to us a number of shares of common stock having an aggregate market value equal to the purchase price.

Leonard Pisano
     Effective May 3, 2005, our subsidiary, Maximum Performance Group, Inc. (“MPG”), entered into an employment agreement with Leonard Pisano to serve as its president for a three-year period ending May 2, 2008. We also appointed him our chief operating officer, a position which he held until June 30, 2006, when he became our executive vice president of business development. The employment agreement provides for a base salary of $225,000 plus a monthly auto allowance of $500. In addition, Mr. Pisano is eligible to receive a $50,000 bonus upon MPG’s achievement of two consecutive quarters of positive EBITDA and to participate in an annual bonus plan with certain other management employees as determined by our Board of Directors. The employment agreement also provides that Mr. Pisano shall have board observation rights such that he may attend meetings of our Board of Directors as an observer during the employment term. The agreement also provides that Mr. Pisano is to be granted ten year options to purchase 31,667 shares of our common stock at $15.00 per share. These options vest 5,000 on the effective date of the agreement, 8,889 shares on each of the remaining anniversaries of the agreement, except on occurrence of a “Change of Control” all these options shall immediately vest and become exercisable. “Change of Control” shall be deemed to have occurred when (i) the Company is merged or consolidated with another entity which is not then controlled by Lime and, as a result of such merger or consolidation, at 51% of Lime’s common stock is controlled by another entity, or (ii) a majority of our assets are sold or otherwise transferred to another entity that is not then controlled by or affiliated with us. These options will otherwise expire on May 3, 2015.
     Under his employment agreement, if MPG should terminate his employment prior to May 2, 2008, for any reason other than death, disability or “Due Cause”, then MPG will continue to pay Mr. Pisano his salary and benefits under the agreement until May 3, 2008.
     “Due Cause” is defined in Mr. Pisano’s agreement in terms similar to those under David Asplund’s employment agreement, but also includes any violation of MPG’s drug and alcohol policy and any commission of an act of moral turpitude.
     The employment agreement imposes on Mr. Pisano non-competition, non-solicitation and confidentiality obligations, which are not separately compensated. The non-competition obligation covers the employment period and extends for two years after termination.
     On July 11, 2006, Mr. Pisano was awarded options to purchase up to 1,350,000 shares of our common stock at $1.02 per share. The options vest in three equal amounts, with 450,000 vesting on December 31, 2006, 450,000 vesting on December 31, 2007 and 450,000 vesting on December 31, 2008, in each case assuming that Mr. Pisano continues to be employed by us on such date. Vesting of the options will accelerate upon termination for reasons other than due cause (defined similarly to the definition in his employment agreement), death, disability or resignation and upon a change of control. These options will expire on the earlier of July 11, 2016, or six months following the date that Mr. Pisano is no longer our employee, unless his termination is for due cause (as defined in the option agreement) in which case they will expire immediately, or due to a change of control (as defined in the option agreement) in which case they will expire twelve months following the change of control. These options contain a ‘cashless exercise’ provision permitting Mr. Pisano to pay the purchase price for any shares acquired by exercising the option by surrendering to us a number of shares of common stock having an aggregate market value equal to the purchase price.
Jeffrey R. Mistarz
     Effective January 1, 2003, we entered into an employment agreement with Mr. Mistarz for a three-year period ending on December 31, 2005. This agreement provided for an annual base salary of $175,000 through December 31, 2003, which increased to $210,000 effective January 1, 2004. In addition, Mr. Mistarz was eligible to participate in an annual bonus plan with certain other management employees. The agreement provided Mr. Mistarz with options to purchase 26,667 shares of our common stock at a price of $15.00 per share, which options vested 8,889 shares each on December 31, 2003, 2004 and 2005. Except as specifically set forth in the employment agreement, such options are governed by our 2001 Stock Incentive Plan.

     On August 15, 2006, we entered into a new employment agreement with Mr. Mistarz to serve as our executive vice president and chief financial officer for a two-year period ending August 14, 2008. The employment agreement provides for a base salary of $210,000. In addition, Mr. Mistarz is eligible to participate in an annual bonus plan with certain other management employees as determined by the Board of Directors. The employment contract also provides that Mr. Mistarz is to be granted options to purchase 300,000 shares of our common stock at $1.00 per share. The options vest in three equal amounts, with one third vesting upon signing of the employment contract, the second third vesting on the first anniversary of the employment contract and the final third vesting on the second anniversary of the employment contract.
     Under his employment agreement with us, Mr. Mistarz is entitled to certain benefits if his employment terminates for certain reasons. If Mr. Mistarz should die prior to August 15, 2008, all of his unvested stock options would immediately vest. In addition, all such stock options and any previously vested stock options, would be exercisable for a period of one year following the date of death.
     If Mr. Mistarz should become permanently disabled (such that he could not perform his duties for 180 consecutive days or for 180 days in any period of 12 consecutive months), we would have the right to terminate his employment, then any stock options which were then already vested would be exercisable for a period of 90 days following such termination.
     If Mr. Mistarz should terminate his employment prior to August 14, 2008 for reasons other than death, disability or uncured default by the Company under the agreement, then any vested stock options as of the date of termination shall be exercisable for 90 days following the date of termination.
     If we should terminate Mr. Mistarz’s employment prior to August 14, 2008, for any reason other than death, disability or “Due Cause”, or if Mr. Mistarz should choose to terminate his employment because we defaulted in our obligations under the agreement and failed to cure such default after notice, then all unvested stock options which are scheduled to vest within one year of the date of termination will immediately vest. In addition, all such stock options and any previously vested stock options, would be exercisable for a period of one year following the date of termination. Additionally, we will pay Mr. Mistarz, as severance compensation, (i) six months’ salary at his then current rate, in installments in accordance with our regular payroll, plus (ii) any bonus earned as of the termination date, in accordance with the terms of such bonus, plus (iii) any accrued unused vacation (which will be paid on the next regular payroll date).
     “Due Cause” is defined in Mr. Mistarz’s agreement in terms substantially similar to those under David Asplund’s employment agreement.
     In addition to the foregoing, upon occurrence of a “Change of Control” all stock options granted to Mr. Mistarz under the agreement shall immediately vest and become exercisable. “Change of Control” shall be deemed to have occurred when (i) the Company is merged or consolidated with another entity which is not then controlled by us and, as a result of such merger or consolidation, at least 51% of our common stock is controlled by another entity, or (ii) a majority of our assets are sold or otherwise transferred to another entity that is not then controlled by or affiliated with us.
     The employment agreement also imposes non-competition, non-solicitation and confidentiality obligations on Mr. Mistarz, which are not separately compensated. The non-competition obligation covers the employment period and extends for two years after termination.
     On July 11, 2006, Mr. Mistarz was awarded options to purchase up to 750,000 shares of our common stock at $1.02 per share. The options vest in three equal amounts, with 250,000 vesting on December 31, 2006, 250,000 vesting on December 31, 2007 and 250,000 vesting on December 31, 2008, in each case assuming that Mr. Mistarz continues to be employed by us on such date. Vesting of the options will accelerate upon termination for reasons other than due cause (as defined in his option agreement), death, disability or resignation and upon a change of control. These options will expire on the earlier of July 11, 2016, or six months following the date that Mr. Mistarz is no longer our employee, unless his termination is for due cause (as defined in the option agreement) in which case they will expire immediately, or due to a change of control

(as defined in the option agreement) in which case they will expire twelve months following the change of control. These options contain a ‘cashless exercise’ provision permitting Mr. Mistarz to pay the purchase price for any shares acquired by exercising the option by surrendering to us a number of shares of common stock having an aggregate market value equal to the purchase price.
Daniel W. Parke
     Effective June 30, 2006, Parke Industries, LLC (“Parke Industries”) entered into an employment agreement with Daniel Parke to serve as its president for a two-year period ending June 30, 2008. We also appointed him our president and chief operating officer. The employment agreement provides for a base salary of $250,000 plus a monthly auto allowance of $800. In addition, Mr. Parke is eligible to participate in an annual bonus plan with certain other management employees as determined by the Board of Directors. The employment contract also provides that Mr. Parke is granted ten year options to purchase 46,667 shares of our common stock at $1.10 per share. These options vest 15,555 on the effective date of the agreement, 15,556 shares on the first anniversary of the agreement and 15,556 on the second anniversary of the agreement. Except as specifically set forth in the employment agreement, such options are governed by our 2001 Stock Incentive Plan. These options will otherwise expire on June 30, 2016, except as described below. The employment agreement also imposes confidentiality obligations on Mr. Parke.
     Under his employment agreement, Mr. Parke is entitled to certain benefits if his employment terminates for certain reasons. If Mr. Parke should die prior to June 30, 2008, all of his unvested stock options for our common stock would immediately vest. In addition, all such stock options and any previously vested stock options, would be exercisable for a period of one year following the date of death.
     If Mr. Parke should become permanently disabled (such that he could not perform his duties for 180 consecutive days or for 180 days in any period of 12 consecutive months), Parke Industries would have the right to terminate his employment, then any stock options for our common stock which were then already vested would be exercisable for a period of 90 days following such termination.
     If Mr. Parke should terminate his employment prior to June 30, 2008 for reasons other than death, disability or uncured default by us under the agreement, then any vested stock options for our common stock as of the date of termination shall be exercisable for 90 days following the date of termination.
     If Parke Industries should terminate Mr. Parke’s employment prior to June 30, 2008, for any reason other than death, disability or “Due Cause”, or if Mr. Parke should choose to terminate his employment because Parke Industries defaulted in its obligations under the agreement and failed to cure such default after notice, then all unvested stock options which are scheduled to vest within one year of the date of termination will immediately vest. In addition, all such stock options and any previously vested stock options, would be exercisable for a period of one year following the date of termination. Additionally, Parke Industries will pay Mr. Parke, as severance compensation, (i) six months’ salary at his then current rate, in installments in accordance with Parke Industries’ regular payroll, plus (ii) any bonus earned as of the termination date, in accordance with the terms of such bonus, plus (iii) any accrued unused vacation (which will be paid on the next regular payroll date).
     “Due Cause” is defined in Mr. Parke’s agreement in terms substantially similar to those under David Asplund’s employment agreement.
     In addition to the foregoing, upon occurrence of a “Change of Control” all stock options granted to Mr. Parke by us pursuant to the agreement shall immediately vest and become exercisable. “Change of Control” shall be deemed to have occurred when (i) the Company is merged or consolidated with another entity which is not then controlled by us and, as a result of such merger or consolidation, at least 51% of our common stock is controlled by another entity, or (ii) a majority of our assets are sold or otherwise transferred to another entity that is not then controlled by or affiliated with us.

     Also effective on June 30, 2006, we, Parke Industries, LLC and Mr. Parke entered into a non-competition agreement which imposes on Mr. Parke non-competition obligations until June 30, 2008. This non-competition obligation is not separately compensated and was part of the consideration in the acquisition of Parke P.A.N.D.A. Corporation.
     On July 11, 2006, Mr. Parke was awarded options to purchase up to 653,333 shares of our stock at $1.02 per share. The options vest in three approximately equal amounts, with 217,765 vesting on December 31, 2006, 217,764 vesting on December 31, 2007 and 217,764 vesting on December 31, 2008, in each case assuming that Mr. Parke continues to be employed by us on such date. Vesting of the options will accelerate upon termination for reasons other than due cause (defined similarly to the definition in his employment agreement), death, disability or resignation and upon a change of control. These options will expire on the earlier of July 11, 2016, or six months following the date that Mr. Parke is no longer our employee, unless his termination is for due cause (as defined in the option agreement) in which case they will expire immediately, or due to a change of control (as defined in the option agreement) in which case they will expire twelve months following the change of control. These options contain a ‘cashless exercise’ provision permitting Mr. Parke to pay the purchase price for any shares acquired by exercising the option by surrendering to us a number of shares of common stock having an aggregate market value equal to the purchase price.
John P. Mitola
     Effective January 1, 2003, we entered into an employment agreement with John Mitola for a three-year period ending on December 31, 2005. The agreement provided for a base salary $250,000 per year, but provided for a discretionary bonus of up to one hundred percent of his annual salary payable if he met or exceeded certain annual goals as established by the Board of Directors, and a guaranteed bonus of $250,000 upon our achievement of two consecutive calendar quarters of positive net income (as reflected in our quarterly reports filed with the Securities and Exchange Commission). The agreement also provided for a monthly automobile allowance of $550.00 and the reimbursement of Mr. Mitola’s business-related expenses.
     As part of the employment agreement, we granted to Mr. Mitola an option to purchase 50,000 shares of our common stock at a price per share of $12.60, which was equal to the average closing price of our common stock as measured over the 30 trading day period prior to the effective date of the contract. The option granted vested in amounts of 16,667 shares on each December 31st of 2003, 2004 and 2005, except on a change of control in which case all the options would have immediately vest. Except as specifically set forth in the employment agreement, such options are governed by our 2001 Stock Incentive Plan.
     The employment agreement imposed on Mr. Mitola non-competition, non-solicitation and confidentiality obligations.
     Mr. Mitola resigned from the Company in January 2006.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
     The following table shows potential payments to the named individuals under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change-in-control or termination of employment assuming a December 31, 2006 termination date and, where applicable, using the closing price of our common stock of $0.90 per share on that date.

		Involuntary	Involuntary
	Voluntary	Termination —	Termination —	Change in
	Termination	Not For Cause	For Cause	Control	Death	Disability
Name	(1)	(2)	(3)	(4)	(5)	(5)

David R. Asplund	$0	$142,500	$0	$0	$0	$0

Jeffrey R. Mistarz	$4,038	$109,038	$4,038	$0	$4,038	$4,038

Daniel W. Parke	$19,231	$144,231	$19,231	$0	$19,231	$19,231

Leonard Pisano	$12,981	$312,981	$12,981	$0	$12,981	$12,981

(1)	None of the listed persons are entitled to more than accrued but unpaid salary and vacation upon a voluntary termination of their employment.

(2)	Under the terms of their employment contracts, Messrs. Asplund, Mistarz and Parke are entitled to any accrued but unpaid salary and vacation as well as six months severance pay for an involuntary termination of their employment without cause. Mr. Pisano would be entitled to any accrued but unpaid salary and vacation and would be paid through May 3, 2008, the end of period covered under his employment contract.

(3)	None of the listed persons are entitled to more than accrued but unpaid salary and vacation upon an involuntary termination for cause.

(4)	None of the listed persons would be entitled to any payments upon a change of control unless they were involuntarily terminated without cause, but upon a change of control the unvested options held by Messrs. Asplund, Mistarz, Parke and Pisano would immediately vest. None of the options held by these individuals were in the money as of December 31, 2006.

(5)	None of the listed persons are entitled to more than accrued but unpaid salary and vacation upon their death or permanent disability, but upon a upon such an event the unvested options held by Messrs. Asplund, Mistarz, Parke and Pisano would immediately vest. None of the options held by these individuals were in the money as of December 31, 2006.

GRANTS OF PLAN-BASED AWARDS TABLE
     The following table sets forth certain information with respect to options granted during or for the fiscal year ended December 31, 2006 to each named executive officer. There are no estimated future payouts under non-equity or equity incentive plan awards.

			Estimated Future Payouts			Estimated Future Payouts
			Under Non-Equity Incentive			Under Equity Incentive Plan
			Plan Awards			Awards

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

									All Other	All Other
									Stock	Option
									Awards:	Awards:	Exercise	Grant Date
									Number	Number of	or Base	Fair Value
									of Shares	Securities	Price of	of Stock and
		Committee	Thresh-		Maxi-	Thresh-		Maxi-	of Stock	Underlying	Option	Option
		Action	old		mum	old		mum	or Units	Options	Award	Awards
Name	Grant Date	Date (1)	($)	Target ($)	($)	(#)	Target (#)	(#)	(#)	(#)	($/sh)	($) (3)

Dave R. Asplund	01/23/2006	01/22/2006	—	—	—	—	—	—	—	33,333	$9.30	$184,665
	06/12/2006	01/22/2006	—	—	—	—	—	—	—	66,667	$9.30	$65,334
	06/12/2006	01/22/2006	—	—	—	—	—	—	—	100,000	$0.96	$174,000
	06/12/2006	01/22/2006	—	—	—	—	—	—	—	100,000	(2)	$176,000
	07/11/2006	07/05/2006	—	—	—	—	—	—	—	1,500,000	$1.02	$1,155,000
	07/11/2006	07/05/2006	—	—	—	—	—	—	—	2,800,000	(2)	$2,226,000

Anna Baluyot	07/11/2006	07/05/2006	—	—	—	—	—	—	—	75,000	$1.02	$56,250

Jeffrey R. Mistarz	07/11/2006	07/05/2006	—	—	—	—	—	—	—	750,000	$1.02	$585,000
	08/15/2006	08/15/2006	—	—	—	—	—	—	—	300,000	$1.00	$211,000

John P. Mitola	—	—	—	—	—	—	—	—	—	—	—	—

Daniel W. Parke	07/03/2006	06/29/2006	—	—	—	—	—	—	—	46,667	$1.10	$37,334
	07/11/2006	07/05/2006	—	—	—	—	—	—	—	653,333	$1.02	$509,600

Leonard Pisano	07/11/2006	07/05/2006	—	—	—	—	—	—	—	1,350,000	$1.02	$1,053,000

(1)	On January 22, 2006, the Compensation Committee approved the issuance to Mr. Asplund of options to purchase 300,000 shares of common stock at $9.30, which was the average closing price of our common stock for the 30-day period prior to January 22, 2006, but the grant of options to acquire 66,667 shares was contingent on receiving approval from our stockholders of an increase in the number of options issuable under our 2001 Incentive Stock Plan. Our stockholders approved the increase at our Annual Meeting of Stockholders held on June 7, 2006, and the options were issued on June 11, 2006 with the $9.30 exercise price established by the Compensation Committee in January 2006.

(2)	The price of these options was set by the Board of Directors on January 26, 2007 at $0.96 per share. This price was determined to be the higher of (x) the average closing price of our common stock as measured over the 30 trading day period prior to January 22, 2007, or (y) the closing price of our common stock on January 22, 2007. The $0.96 price represents the average closing price of our common stock as measured over the 30 trading day period prior to January 22, 2007.

(3)	The exercise price was not lower than the market price of our common stock on the grant date for any of the options listed, except that the exercise price for the options granted to Mr. Asplund on June 12, 2006 were set during January 2007 based on the formula described in footnote (1) above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
     The following table includes certain information with respect to the value of all unexercised options previously awarded to the named executive officers at December 31, 2006.

	Option Awards					Stock Awards

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

									Equity
									Incentive
									Plan
								Equity	Awards:
			Equity					Incentive	Market or
			Incentive Plan					Plan	Payout
			Awards:					Awards:	Value of
	Number of	Number of	Number of				Market	Number of	Unearned
	Securities	Securities	Securities			Number of	Value of	Unearned	Shares,
	Underlying	Underlying	Underlying			Shares or	Shares or	Shares,	Units or
	Unexercised	Unexercised	Unexercised			Units of	Units of	Units or	Other
	Options	Options	Unearned	Option	Option	Stock That	Stock That	Other Rights	Rights That
	(#)	(#)	Options	Exercise Price	Expiration	Have Not	Have Not	That Have	Have Not
Name	Exercisable	Unexercisable	(#)	($)	Date	Vested	Vested	Not Vested	Vested

David R. Asplund	—	2,800,000	—	(1)	07/11/2016	—	—	—	—
	1,500,000	—	—	$1.02	07/11/2016	—	—	—	—
	—	100,000	—	$0.96	01/23/2016	—	—	—	—
	—	100,000	—	(1)	01/23/2016	—	—	—	—
	—	100,000	—	$9.30	01/23/2016	—	—	—	—
	1,112	555	—	$15.00	06/10/2015	—	—	—	—
	1,666	—	—	$27.75	06/10/2014	—	—	—	—
	1,667	—	—	$15.00	06/10/2013	—	—	—	—
	5,000	—	—	$17.55	06/10/2012	—	—	—	—

Anna Baluyot	3,334	—	—	$17.25	12/27/2014	—	—	—	—
	5,000	—	—	$35.40	01/01/2014	—	—	—	—
	666	—	—	$30.75	12/30/2013	—	—	—	—

Jeffrey R. Mistarz	100,000	200,000	—	$1.00	08/15/2016	—	—	—	—
	250,000	500,000	—	$1.02	07/11/2016	—	—	—	—
	26,667	—	—	$15.00	12/31/2012	—	—	—	—
	13,332	—	—	$105.00	12/31/2009	—	—	—	—

Daniel W. Parke	217,765	435,568	—	$1.02	07/11/2016	—	—	—	—
	15,555	31,112	—	$1.10	06/30/2016	—	—	—	—
	3,334	1,666	—	$15.00	10/05/2015	—	—	—	—

Leonard Pisano	450,000	900,000	—	$1.02	07/11/2016	—	—	—	—
	13,889	17,778	—	$15.00	05/03/2015	—	—	—	—

John P. Mitola	66,667	—	—	$105.00	12/31/2009	—	—	—	—

(1)	The option price on these options was set at $0.96 per shares by the Board of Directors on January 26, 2007. This price was determined to be the higher of (x) the average closing price of our common stock as measured over the 30 trading day period prior to January 22, 2007, or (y) the closing price of our common stock on January 22, 2007. The $0.96 price represents the average closing price of our common stock as measured over the 30 trading day period prior to January 22, 2007.

Stock Options and Incentive Compensation
     During the Company’s annual meeting of stockholders held on August 30, 2001, our stockholders approved the adoption of the 2001 Stock Incentive Plan (the “Plan”), which provided that up to 53,333 shares of our common stock, par value $0.0001, may be issued under the Plan to certain of our employees and to consultants and directors who are not employees. In addition, the Plan provides for an additional number of shares of common stock to be reserved for issuance under the Plan on January 1 of each succeeding year, beginning January 1, 2002, in an amount equal to the lesser of (i) 5% of the number of outstanding shares of common stock, or (ii) 33,333 shares. At the annual meeting held on June 7, 2006, our stockholders approved an amendment to the Plan to increase the number of shares reserved for issuance under the plan by 400,000 shares and to increase the additional shares issued each January 1st to the lesser of (i) 5% of the number of outstanding shares of common stock, or (ii) 133,333 shares. (All quantities have been adjusted for the reverse split announced in June 2006.) The awards to be granted under the Plan may be incentive stock options eligible for favored treatment under Section 422 of the Internal Revenue code of 1986, as amended from time to time, or non-qualified options that are not eligible for such treatment, or stock of the Company, which may be subject to contingencies or restrictions, as well as grants of stock appreciation rights or grants of shares of common stock. Approximately 78 employees and officers of the Company and our subsidiaries are currently eligible to participate in the Plan.
     As of December 31, 2006, there were 620,000 shares of common stock reserved under the Plan. We granted options to purchase 350,667 under the Plan during 2006, and options to purchase 450,138 shares were outstanding under the Plan as of December 31, 2006. During 2006 we issued options to purchase 9,666,667 shares outside of the Plan to employees and directors. 2006 grants to directors are described under “Compensation of Directors.”
     The following information reflects certain information about our equity compensation plans as of December 31, 2006:

Equity Compensation Plan Information
	(a)	(b)	(c)
Number of
securities
	Number of		remaining available
	securities to be		for future issuance
	issued upon	Weighted-average	under equity
	exercise of	exercise price of	compensation plans
	outstanding	outstanding	(excluding
	options, warrants	options, warrants	securities reflected
Plan Category	and rights	and rights	in column (a))
Equity compensation plans approved by security holders (1)	450,138	$6.71	169,862

Equity compensation plans not approved by security holders (2)(3)	10,609,466	$3.92	—

Total	11,059,604	$4.03	169,862

(1)	The 2001 Employee Stock Incentive Plan (“Plan”), which was originally approved by stockholders at our 2001 Annual Meeting of Stockholders, was amended at our 2006 Annual Meeting of Stockholders. The amendment to the Plan increased the number of shares reserved for issuance under the Plan to 620,000 shares of our common stock, which automatically increases by 133,333 shares on each January 1, beginning January 1, 2007. (All prices and quantities are adjusted for the 1 for 15 reverse stock split announced during June 2006.)

(2)	Prior to the adoption of the 2001 Employee Stock Incentive Plan, we had granted to certain of our employees stock options on a discretionary basis. These grants were not made pursuant to any formal plan. Grants made to employees pursuant to this method were discontinued following adoption of the Plan.

(3)	We grant stock options to our non-employee directors pursuant to a Directors Stock Option Plan (See “Compensation of Directors”), which grants are included in this category.

COMPENSATION OF DIRECTORS
     Effective April 1, 2000, we adopted a stock option plan for all non-employee directors that is separate and distinct from the 2001 Stock Incentive Plan. The plan was amended on July 11, 2006 to provide that eligible directors receive an initial option grant upon being appointed to our Board of Directors to purchase 100,000 shares of our common stock, and a grant of options to purchase an additional 50,000 shares on the first day of January beginning on the second January following the date the director became an eligible director. These options have an exercise price equal to the closing price of our common stock on the grant date and a term of ten years. The initial options vest on first day of January following the initial grant date or six months following the initial grant date, whichever is later, if the individual is still a director on the vesting date. All future grants vest in two equal amounts, one amount on the grant date and the balance on the anniversary of the grant date, if the individual is still a member of the Board of Directors on such anniversary date.
     We granted options to purchase 520,001 shares under the directors’ stock option plan during 2006, and options to purchase 605,559 shares were outstanding under this plan as of December 31, 2006.
     Directors who are also our employees receive no additional compensation for their services as directors.
DIRECTOR COMPENSATION TABLE
     The following table provides compensation information for the year ended December 31, 2006 for each member of our Board of Directors.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
					Change in
					Pension
					Value and
	Fees Earned				Nonqualified
	or Paid	Stock	Option	Non-Equity	Deferred	All Other
	in Cash	Awards	Awards	Incentive Plan	Compensation	Compensation	Total
Name	($)	($)	($)(1)(2)	Compensation ($)	Earnings	($)	($)

David R. Asplund (3)	—	—	—	—	—	—	—
Gregory T. Barnum	—	—	103,097	—	—	—	103,097
William R. Carey, Jr.	—	—	103,097	—	—	62,500 (4)	165,597
Joseph F. Desmond (5)	—	—	—	—	—	—	—
Richard P. Kiphart	—	—	98,857	—	—	—	98,857
Daniel W. Parke (6)	—	—	—	—	—	—	—
Gerald A. Pientka (7)	—	—	85,501	—	—	—	85,501
David W. Valentine	—	—	85,127	—	—	—	85,127

(1)	Amounts represent the compensation cost recognized during 2006 of stock awards granted in and prior to 2006 based on the grant date fair value recognized over the requisite service period in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R). The value weighted-average significant assumptions used to determine the grant date fair value are as follows:

Significant Assumption
(value weighted-average)	2006	2005	2004
Risk-free rate	5.02%	2.27%	1.04%
Dividend yield	—	—	—
Expected volatility	90%	65%	72%
Expected life (years)	5.6	9.1	9.1

(2)	The following options were granted to directors during 2006:

		Grant
	Options	Date Fair
	Awarded	Value
Gregory T. Barnum	105,000	$114,548
William R. Carey, Jr.	105,000	$114,548
Richard P. Kiphart	105,000	$106,481
Gerald A. Pientka	101,667	$83,218
David W. Valentine	103,334	$85,796

(3)	See “2006 Summary Compensation Table” for disclosure related to David R. Asplund who is also our Chief Executive Officer.

(4)	We retained Corporate Resource Development, a company owned by Mr. Carey, on two occasions during 2006 to provide sales training and sales and marketing consulting services. In exchange for these services, we paid Corporate Resource Development $62,500.

(5)	Mr. Desmond joined our Board of Directors in January 2007.

(6)	See “2006 Summary Compensation Table” for disclosure related to Daniel W. Parke, who is also our President and Chief Operating Officer and the President of Parke Industries, LLC, one of our subsidiaries.

(7)	Mr. Pientka resigned from the Company’s Board of Directors effective June 8, 2007.
Compensation Committee Interlocks and Insider Participation
     No member of our Board’s Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Compensation Committee.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
     The following tables list certain information, as of November 26, 2007, regarding the beneficial ownership of our outstanding common stock by (1) the persons known to us to beneficially own greater than 5% of each class of our voting securities, (2) each of our directors and named executive officers, and (3) our directors and executive officers, as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise noted, (1) the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them and (2) the address of each person listed in the following table (unless otherwise noted) is c/o Lime Energy Co., 1280 Landmeier Road, Elk Grove Village, Illinois 60007-2410.
Beneficial Owners of Greater Than 5% of Each Class of Our Common Stock:

		Common	Common
		Shares	Shares
	Common	Issuable Upon	Issuable Upon
	Shares	Exercise of	Exercise of
Name	Directly Held	Warrants	Options (1)	Total	%
Duke Investments LLC (2)	3,106,927	40,000	3,334 (3)	3,150,261	5.828%
Richard P. Kiphart	14,872,938	945,754	155,000	15,973,692	28.984%
Leaf Mountain Company (4)	3,312,634	—	—	3,312,634	6.133%
Daniel R. Parke	5,001,701	—	471,660	5,473,361	10.046%
SF Capital Partners Ltd. (5)	4,283,226	— (6)	—	4,283,226	7.930%

Directors and Executive Officers:

		Common	Common
		Shares	Shares
	Common	Issuable Upon	Issuable Upon
	Shares	Exercise of	Exercise of
Name	Directly Held	Warrants	Options (1)	Total	%
Directors and Executive Officers
David Asplund	1,924,703 (7)	4,500 (7)	3,110,000	5,039,203	8.821%
Gregory Barnum	—	—	153,334	153,334	*
William Carey	—	150,000	153,334	303,334	*
Joseph Desmond	—	—	100,000	100,000	*
Richard P. Kiphart	14,872,938	945,754	155,000	15,973,692	28.984%
Jeffrey R. Mistarz	947	—	739,999	740,946	1.353%
Daniel R. Parke	5,001,701	—	471,660	5,473,361	10.046%
Leonard Pisano	46,110	—	922,778	968,888	1.764%
David W. Valentine	355,900	—	157,778	513,678	*

All directors and executive officers as a group (9 persons)**	22,202,299	1,100,254	5,963,883	29,266,436	47.919%

*	Denotes beneficial ownership of less than 1%.

**	Eliminates duplication

(1)	Represents options to purchase common stock exercisable within 60 days.

(2)	Duke Investments, LLC, formerly know as Duke Investments, LLC, is a wholly owned subsidiary of Duke Energy Corporation. The business address of Duke Investments, LLC is 139 East Fourth Street, Cincinnati, Ohio 45202. Duke Energy is a publicly owned entity. Greg Wolf, a vice president of Duke Investments, LLC, has the authority to vote and dispose of the shares held by Duke Investments, LLC.

(3)	Reflects stock options awarded pursuant to the Directors’ Stock Option Program to former directors of the Company who were employees of Duke Investments, LLC. The policies of Duke Investments provide that director compensation be paid to the Duke Investments rather than to the individual.

(4)	Mr. Jiganti is the Manager of Leaf Mountain Company and has the sole decision-making power with respect to Leaf Mountain Company’s investment in Lime Energy. The business address of Leaf Mountain Company, LLC is 190 South LaSalle Street, Suite 1700, Chicago, Illinois 60603.

(5)	SF Capital Partners Ltd. is a British Virgin Island company. Staro Asset Management, L.L.C., a Wisconsin limited liability company, acts as investment manager and has sole power to direct the management of SF Capital Partners. Through Staro Asset Management, Messrs. Michael A. Roth and Brian J. Stark possess sole voting and dispositive power over all shares owned by SF Capital Partners, but disclaim beneficial ownership of such shares. The mailing address for SF Capital Partners is c/o Stark Offshore Management, LLC, 3600 South Lake Drive, St. Francis, WI 53235.

(6)	Excludes warrants to purchase 40,000 shares of common stock which contain provisions known as “exercise caps” which prohibit the holder of the warrants (and its affiliates) from exercising such warrants to the extent that giving effect to such exercise, such holder would beneficially own in excess of 4.999% and 9.999% of our outstanding common stock, as the case may be. The holder can waive the 4.999% limit, but such waiver will not become effective until the 61st day after such notice is delivered to us, and these limits will not restrict the number of shares of common stock which a holder may receive or beneficially own in order to determine the amount of securities or other consideration that such holder may receive in the event of a merger or other business combination or reclassification involving the Company. The table set forth above reflects the operation of such exercise caps in that we have not included 40,000 shares of common stock issuable pursuant to such warrants as SF Capital Partners has advised us that it does not beneficially own such shares due to the fact that it cannot exercise its right to purchase these shares at this time. In the absence of such caps, SF Capital would be able to purchase all the shares issuable upon exercise of these warrants and would have a beneficial ownership percentage of 7.998%.

(7)	Includes 6,766 shares of common stock and warrants to purchase 2,000 shares of common stock held by Delano Group Securities, LLC, of which Mr. Asplund is the principal owner.
WHERE YOU CAN FIND MORE INFORMATION
     We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the public reference room maintained by the SEC at Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s public reference room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.
     The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov.
     Our web site address is http://www.lime-energy.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

FINANCIAL STATEMENTS

Index to Financial Statements	Page

Report of Independent Certified Public Accountants of Lime Energy Co.	F-1

Lime Energy Co. Consolidated Balance Sheets as of December 31, 2006 and December 31, 2005	F-2– F-3

Lime Energy Co. Consolidated Statements of Operations for the Years Ended December 31, 2006, 2005 and 2004	F-4

Lime Energy Co. Statements of Stockholders’ Equity for the Years Ended December 31, 2006, 2005 and 2004	F-5

Lime Energy Co. Statements of Consolidated Cash Flows for the Years Ended December 31, 2006, 2005 and 2004	F-6 – F-8

Lime Energy Co. Notes to Consolidated Financial Statements	F-9 – F-49

Lime Energy Co. Condensed Consolidated Balance Sheets as of September 30, 2007 (unaudited) and December 31, 2006	F-50 – F-51

Lime Energy Co. Condensed Consolidated Statement of Operations for the Three Months and Nine Months Ended September 30, 2007 and 2006 (unaudited)	F-52 – 53

Lime Energy Co. Statement of Condensed Consolidated Stockholders’ Equity for the Nine Months Ended September 30, 2007 (unaudited)	F-54

Lime Energy Co. Condensed Consolidated Statement of Cash Flows for the Nine Months Ended September 30, 2007 and 2006 (unaudited)	F-55 – 56

Lime Energy Co. Notes to Condensed Consolidated Financial Statements	F-57– F-71

Report of Independent Certified Public Accountants of Parke P.A.N.D.A. Corporation	F-72

Parke P.A.N.D.A. Corporation Balance Sheet as of December 31, 2005 and December 31, 2004	F-73 – F-74

Parke P.A.N.D.A. Corporation Statement of Income for the years ended December 31, 2005 and December 31, 2004	F-75

Parke P.A.N.D.A. Corporation Statement of Stockholder’s Equity for the years ended December 31, 2005 and December 31, 2004	F-76

Parke P.A.N.D.A. Corporation Statement of Cash Flows for the years ended December 31, 2005 and December 31, 2004	F-77

Parke P.A.N.D.A. Corporation Notes to Financial Statements	F-78– F-81

Parke P.A.N.D.A. Corporation Condensed Consolidated Balance Sheets as of June 30, 2006 (unaudited)	F-82 – F-83

Parke P.A.N.D.A. Corporation Condensed Consolidated Statement of Operations for the Six Months Ended June 30, 2006 and 2005 (unaudited)	F-84

Parke P.A.N.D.A. Corporation Condensed Consolidated Statement of Cash Flows for the Six Months Ended June 30, 2006 and 2005 (unaudited)	F-85

Parke P.A.N.D.A. Corporation Notes to Financial Statements	F-86 – F-87

Index to Financial Statements	Page

Unaudited pro forma condensed combined statement of operations of Lime Energy Co. for the year ended December 31, 2006.	F-88 -- F-90

Report of Independent Registered Public Accounting Firm
Lime Energy Co.
Elk Grove Village, Illinois
We have audited the accompanying consolidated balance sheets of Lime Energy Co. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. We have also audited the schedule in the accompanying index. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedule are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedule, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and schedule. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lime Energy Co. at December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.
Also, in our opinion, the schedule presents fairly, in all material respects, the information set forth therein.
As discussed in Note 4 to the consolidated financial statements, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, “Share- Based Payments” using the modified prospective transition method.

Chicago, Illinois	/s/ BDO SEIDMAN, LLP
March 30, 2007

Lime Energy Co.
Consolidated Balance Sheets

December 31,	2006	2005

Assets

Current Assets
Cash and cash equivalents	$4,663,618	$4,229,150
Accounts receivable, less allowance for doubtful accounts of $366,000 and $325,000 at December 31, 2006 and 2005, respectively	2,825,947	1,747,019
Inventories (Note 7)	614,491	1,457,789
Advances to suppliers	132,083	324,677
Costs and estimated earnings in excess of billings on uncompleted contracts	—	28,462
Prepaid expenses and other	279,017	207,480

Total Current Assets	8,515,156	7,994,577

Net Property and Equipment (Note 8)	1,201,008	2,514,196

Long Term Receivables	102,904	—

Deferred Financing Costs, net of amortization of $680,100 at December 31, 2005 (Note 14)	—	299,964

Intangibles, net of amortization of $1,681,771 and $471,765 at December 31, 2006 and 2005, respectively (Notes 4 and Note 9)	5,126,829	1,960,835

Cost in Excess of Assets Acquired	10,450,968	4,329,402

	$25,396,865	$17,098,974

Lime Energy Co.
Consolidated Balance Sheets

December 31,	2006	2005

Liabilities and Stockholders’ Equity

Current Liabilities
Line of credit (Note 13)	$—	$2,000,000
Notes payable (Note 15)	150,000	150,000
Current maturities of long-term debt (Notes 14 and 16)	46,699	651,313
Accounts payable	1,344,725	913,369
Accrued expenses (Note 11)	1,251,777	1,228,765
Deferred revenue	967,446	984,728
Customer deposits	1,148,090	1,419,919

Total Current Liabilities	4,908,737	7,348,094

Deferred Revenue	748,980	1,044,524

Long-Term Debt, less current maturities net of unamortized discount of $0 and $898,409 as of December 31, 2006 and 2005, respectively (Notes 14 and 16)	520,392	4,328,719

Deferred Tax Liability	1,034,000	—

Total Liabilities	7,212,109	12,721,337

Commitments (Note 18 and 20)

Stockholders’ Equity (Notes 21, 22, 23, 24 and 25)
Preferred stock, $.01 par value; 5,000,000 shares authorized,
Series E –0 and 236,254 issued and outstanding as of December 31, 2006 and December 31, 2005, respectively (liquidation value of $0 and $47,250,800 at December 31, 2006 and December 31, 2005, respectively)	—	2,363
Common stock, $.0001 par value; 200,000,000 shares authorized, 49,786,611 and 3,386,465 issued as of December 31, 2006 and December 31, 2005, respectively	4,979	339
Additional paid-in capital	95,025,912	64,773,556
Accumulated deficit	(76,846,135)	(60,398,621)

Total Stockholders’ Equity	18,184,756	4,377,637

	$25,396,865	$17,098,974

See accompanying notes to consolidated financial statements.

Lime Energy Co.
Consolidated Statements of Operations

	Year ended	Year ended	Year ended
	December 31,	December 31,	December 31,
	2006	2005	2004

Revenue	$8,143,624	$3,693,429	$733,630

Cost of sales (includes reserve for obsolete inventory of $578,442 and $35,078 in the years ended December 31, 2006 and 2005)	6,931,294	3,691,854	862,366

Gross profit (loss)	1,212,330	1,575	(128,736)

Selling, general and administrative (includes share based compensation expense of $4,532,001, $0 and $0 for the years ended December 31, 2006, 2005 and 2004, respectively)	12,165,700	5,363,503	4,234,240
Amortization of intangibles (Note 9)	1,210,006	471,765	—
Impairment loss (Note 10)	1,183,525	242,830	—

Operating loss	(13,346,901)	(6,076,523)	(4,362,976)

Other Income (Expense)
Interest income	194,182	58,737	22,505
Interest expense (Notes 13, 14 and 17)	(3,273,370)	(602,990)	(648,554)

Total other income (expense)	(3,079,188)	(544,253)	(626,049)

Loss from continuing operations before discontinued operations	(16,426,089)	(6,620,776)	(4,989,025)

Discontinued Operations:
Loss from operation of discontinued business	(21,425)	(251,962)	(170,337)

Net Loss	(16,447,514)	(6,872,738)	(5,159,362)

Preferred Stock Dividends (Note 24)	(24,347,725)	(1,851,345)	(4,639,259)

Net Loss Available to Common Shareholders	$(40,795,239)	$(8,724,083)	$(9,798,621)

Basic and diluted loss per common share from continuing operations	$(1.52)	$(2.65)	$(3.62)

Discontinued operations	0.00	(0.08)	(0.06)

Basic and Diluted Loss Per Common Share	$(1.52)	$(2.73)	$(3.68)

Weighted Average Common Shares Outstanding (Note 25)	26,908,608	3,190,664	2,660,092

See accompanying notes to consolidated financial statements.

Lime Energy Co.
Consolidated Statements of Stockholders’ Equity

													Total
			Series A	Series A	Series C	Series C	Series D	Series D	Series E	Series E	Additional	Accumu-	Stock-
	Common	Common	Preferred	Preferred	Preferred	Preferred	Preferred	Preferred	Preferred	Preferred	Paid-in	lated	holders’
	Shares	Stock	Shares	Stock	Shares	Stock	Shares	Stock	Shares	Stock	Capital	Deficit	Equity

Balance, December 31, 2003	2,289,468	$229	2,396,590	$23,966	233,614	$2,336	157,769	$1,578	—	$—	$51,379,344	$(48,366,521)	$3,040,932

Issuance of common stock (net of offering costs of $910,393)	333,333	33	—	—	—	—	—	—	—	—	10,089,574	—	10,089,607
Conversion of preferred stock	130,447	13	(145,000)	(1,450)	—	—	—	—	(5,067)	(51)	1,488	—	—
Redemption of preferred stock	—	—	(514,375)	(5,144)	—	—	(24,087)	(241)	—	—	(6,994,621)	—	(7,000,006)
Exchange of preferred stock	—	—	(1,737,215)	(17,372)	(233,614)	(2,336)	(133,682)	(1,337)	210,451	2,105	18,940	—	—
Cumulative dividends on preferred stock	—	—	—	—	—	—	—	—	—	—	(1,636,780)	—	(1,636,780)
Satisfaction of accrued dividends through the issuance of preferred stock	—	—	—	—	—	—	—	—	16,368	164	1,636,616	—	1,636,780
Conversion of term note	8,667	1	—	—	—	—	—	—	—	—	275,599	—	275,600
Exercise of warrants (net of offering costs of $24,000)	12,333	1	—	—	—	—	—	—	3,000	30	460,969	—	461,000
Warrants issued for services received	—	—	—	—	—	—	—	—	—	—	72,500	—	72,500
Other	(74)	—	—	—	—	—	—	—	—	—	—	—	—
Net loss for the year ended December 31, 2004	—	—	—	—	—	—	—	—	—	—	—	(5,159,362)	(5,159,362)

Balance, December 31, 2004	2,774,174	$277	—	$—	—	$—	—	$—	224,752	$2,248	$55,303,629	$(53,525,883)	$1,780,271

Issuance of common stock (net of offering costs of $211,787)	416,666	42	—	—	—	—	—	—	—	—	5,413,171	—	5,413,213
Conversion of preferred stock	14,446	2	—	—	—	—	—	—	(2,167)	(22)	20	—	—
Acquisition of Maximum Performance Group, Inc.	166,148	16	—	—	—	—	—	—	—	—	2,691,591	—	2,691,607
Cumulative dividends on preferred stock	—	—	—	—	—	—	—	—	—	—	(1,366,900)	—	(1,366,900)
Satisfaction of accrued dividends through the issuance of preferred stock	—	—	—	—	—	—	—	—	13,669	137	1,366,763	—	1,366,900
Warrants issued in connection with convertible debt issuance	—	—	—	—	—	—	—	—	—	—	920,000	—	920,000
Common stock issued for services received	15,031	2	—	—	—	—	—	—	—	—	125,482	—	125,484
Warrants issued for services received	—	—	—	—	—	—	—	—	—	—	319,800	—	319,800
Net loss for the year ended December 31, 2005	—	—	—	—	—	—	—	—	—	—	—	(6,872,738)	(6,872,738)

Balance, December 31, 2005	3,386,465	$339	—	$—	—	$—	—	$—	236,254	$2,363	$64,773,556	$(60,398,621)	$4,377,637

Issuance of common stock (net of offering costs of $115,107)	17,875,000	1,787	—	—	—	—	—	—	—	—	17,758,107	—	17,759,894
Cumulative dividends on preferred stock	—	—	—	—	—	—	—	—	—	—	(698,000)	—	(698,000)
Satisfaction of accrued dividends through the issuance of preferred stock	—	—	—	—	—	—	—	—	6,980	70	697,930	—	698,000
Conversion of preferred stock	21,695,879	2,170	—	—	—	—	—	—	(243,234)	(2,433)	263	—	—
Sale of Great Lakes Controlled Energy Corporation	(14,194)	(1)	—	—	—	—	—	—	—	—	(193,742)	—	(193,743)
Acquisition of Parke P.A.N.D.A. Corporation	5,000,000	500	—	—	—	—	—	—	—	—	4,999,500	—	5,000,000
Acquisition of Kapadia Consulting, Inc.	500,000	50	—	—	—	—	—	—	—	—	479,950	—	480,000
Conversion of revolver	950,865	95	—	—	—	—	—	—	—	—	951,882	—	951,977
Beneficial value of adjustment in revolver conversion price	—	—	—	—	—	—	—	—	—	—	950,865	—	950,865
Term loan liquidated damages satisfied through the issuance of common stock	161,096	16	—	—	—	—	—	—	—	—	185,244	—	185,260
Termination of post repayment interest obligation	231,500	23	—	—	—	—	—	—	—	—	266,202	—	266,225
Warrants issued for services received	—	—	—	—	—	—	—	—	—	—	25,200	—	25,200
Share based compensation	—	—	—	—	—	—	—	—	—	—	4,828,955	—	4,828,955
Net loss for the year ended December 31, 2006	—	—	—	—	—	—	—	—	—	—	—	(16,447,514)	(16,447,514)

Balance, December 31, 2006	49,786,611	$4,979	—	$—	—	$—	—	$—	—	$—	$95,025,912	$(76,846,135)	$18,184,756

See accompanying notes to consolidated financial statements.

Lime Energy Co.
Statements of Cash Flows

	Year ended	Year ended	Year ended
	December 31,	December 31,	December 31,
	2006	2005	2004

Cash Flows From Operating Activities
Net loss	$(16,447,514)	$(6,872,738)	$(5,159,362)
Adjustments to reconcile net loss to net cash used in operating activities, net of assets acquired and disposed of:
Provision for bad debts	105,442	96,872	5,865
Share based compensation	4,828,955	—	—
Depreciation and amortization	1,386,597	601,869	58,878
Amortization of deferred financing costs	299,964	93,774	382,710
Amortization of issuance discount	898,409	71,639	191,727
Liquidated damages satisfied through issuance of common stock	185,260	—	—
Termination of post repayment interest and interest converted to common stock	274,747	—	—
Beneficial value of adjustment in revolver conversion price	950,865	—	—
Issuance of shares and warrants in exchange for services received	25,200	319,800	72,500
Accrued interest converted to common stock	—	—	4,736
Loss on disposal of fixed assets	115,914	11,743	—
Asset impairment	1,183,525	—	—
Provision for inventory obsolescence	568,558	19,232	—
Goodwill impairment	—	242,830	—
Changes in assets and liabilities, net of dispositions
Accounts receivable	(279,822)	(484,685)	377,842
Inventories	519,491	(121,254)	(334,628)
Advances to suppliers	192,594	148,012	—
Other current assets	72,537	(81,604)	(143,971)
Accounts payable	(359,331)	(1,299,561)	(14,401)
Accrued liabilities	(300,017)	2,136	26,101
Deferred revenue	(196,310)	401,050	4,112
Customer deposits	(273,149)	(105,757)	488,833

Net cash used in operating activities	(6,248,085)	(6,956,642)	(4,039,058)

Cash Flows From Investing Activities
Acquisitions (including acquisition costs), net of cash acquired	(4,098,377)	(1,632,972)	—
Sale of discontinued operations	(83,586)	—	—
Purchase of property and equipment	(82,967)	(548,874)	(149,603)

Net cash (used in) provided by investing activities	(4,264,930)	(2,181,846)	(149,603)

Cash Flows From Financing Activities
Borrowings (payments) on line of credit	(1,456,545)	2,000,000	—
Proceeds from long-term debt	—	5,000,000	—
Payments on long-term debt	(5,355,865)	(541,547)	(39,155)
Preferred stock redemption	—	—	(7,000,006)
Proceeds from issuance of preferred stock	—	—	11,000,000
Proceeds from issuance of common stock	17,875,000	5,625,000	—
Costs related to stock issuances	(115,107)	(211,787)	(910,393)
Cash paid for deferred financing costs	—	(293,836)	—
Proceeds from exercise of warrants	—	—	461,000

Net cash provided by financing activities	10,947,483	11,577,830	3,511,446

Net Increase (Decrease) in Cash and Cash Equivalents	434,468	2,439,342	(677,215)

Cash and Cash Equivalents, at beginning of period	4,229,150	1,789,808	2,467,023

Cash and Cash Equivalents, at end of period	$4,663,618	$4,229,150	$1,789,808

Lime Energy Co.
Statements of Cash Flows

	Year ended	Year ended	Year ended
	December 31,	December 31,	December 31,
	2006	2005	2004

Supplemental Disclosures of Cash Flow Information

Cash paid during the period for interest – continuing Operations (including prepayment penalties)	$911,000	$214,200	$82,400
Cash paid during the period for interest – discontinued operations	0	400	600

Stock, warrants and options issued in exchange for services received	25,200	319,800	72,500

Accrual satisfied through the issuance of common stock	7,410	—	4,736

Inventory transferred to fixed assets (VNPP assets)	—	—	762,243

Satisfaction of accrued dividends on Series A Preferred
Stock through the issuance of 5,407 shares of Series E Preferred stock during the year ended December 31, 2004 and 225,398 shares of Series A Preferred stock during the year ended December 31, 2003	—	—	540,705

Satisfaction of accrued dividends on Series C Preferred
Stock through the issuance of 532 shares of Series E
Preferred stock during the year ended December 31, 2004	—	—	53,206

Satisfaction of accrued dividends on Series D Preferred
Stock through the issuance of 359 shares of Series E
Preferred stock during the year ended December 31, 2004	—	—	35,932

Satisfaction of accrued dividends on Series E Preferred
Stock through the issuance of 6,980, 13,669 and 10,070 shares of Series E Preferred stock during the years ended December 31, 2006, 2005 and December 31, 2004, respectively	698,000	1,366,900	1,006,937

Conversion of convertible debt to common stock	$943,455	$—	$270,864
Holders of Series E preferred stock converted 243,234 shares of Series E preferred stock into 21,695,879             shares of the Company’s common stock during the year ended December 31, 2006.
The holder of the Company’s revolving convertible note converted the outstanding balance of $943,455 along with $7,410 of accrued interest thereon into 950,865 shares of the Company’s common stock on June 29, 2006.
The Company satisfied $161,096 of liquidated damages for failing to register common stock with the SEC in connection with the $5 million term loan which the Company issued in November 2005, through the issuance on June 29, 2006 of 161,096 shares of its common stock to the holder of the note.
On June 29, 2006, in exchange for receiving 231,500 shares of the Company’s common stock, the holder of the $5 million term loan issued in November 2005 waived the requirement that the company pay a portion of the cash flow generated by certain projects for a period of 5 years following the repayment of the note.

Lime Energy Co.
Statements of Cash Flows
Supplemental Disclosures of Noncash Investing and Financing Activities:
On June 30, 2006, the Company purchased Parke P.A.N.D.A. Corporation for $2,863,895 in cash (net of cash acquired of $1,710 and including transaction costs of $145,605), and 5,000,000 shares of Lime Energy common stock. The related assets and liabilities at the date of acquisition were as follows:

Cash	$1,710
Accounts receivable	710,465
Inventory	142,789
Other current assets	7,088
Property and equipment	79,917
Identifiable intangible assets	3,247,000
Cost in excess of assets acquired	5,584,874

Total assets acquired	9,773,843

Line of credit	(400,000)
Accounts payable	(338,536)
Accrued expenses	(89,571)
Notes payable	(45,763)
Other current liabilities	(368)
Deferred tax liability	(1,034,000)

Total liabilities assumed	(1,908,238)

Net assets acquired	7,865,605

Less valuation of shares issued for acquisition	(5,000,000)
Acquisition costs	(145,605)

Total cash paid	$2,720,000
On September 27, 2006, the Company purchased Kapaida Consulting, Inc. for $1,234,482 in cash (net of cash acquired of $47,329 and including transaction costs of $31,811), and 500,000 shares of Lime Energy common stock. The related assets and liabilities at the date of acquisition were as follows:

Cash	$47,329
Accounts receivable	574,160
Inventory	111,962
Other current assets	122,451
Long term receivables	17,713
Property and equipment	16,430
Identifiable intangible assets	1,129,000
Cost in excess of assets acquired	710,433

Total assets acquired	2,729,478

Accounts payable	(657,080)
Accrued expenses	(299,316)
Other current liabilities	(11,271)

Total liabilities assumed	(967,667)

Net assets acquired	1,761,811

Less valuation of shares issued for acquisition	(480,000)
Acquisition costs	(31,811)

Total cash paid	$1,250,000
See accompanying notes to consolidated financial statements.

Lime Energy Co.
Notes to Consolidated Financial Statements
Note 1 – Description of Business
     Lime Energy Co. (the “Company”), a Delaware corporation, is a developer, manufacturer and integrator of energy savings technologies and services. The Company is made up of four separate companies, comprising two distinct business segments: Lime Energy Co. (“Lime Energy”) and Maximum Performance Group, Inc. (“MPG”) comprise the Energy Technology segment and Parke Industries, LLC (“Parke”) and Kapadia Energy Services, Inc. (“Kapadia”) comprise the Energy Services segment. Lime Energy is located in Elk Grove Village, Illinois, a suburb of Chicago. MPG is headquartered in San Diego with a sales office in New York City. Parke is headquartered in Glendora, California with several sales offices in northern California and Kapadia is headquartered in Peekskill, New York with an office in Ventura, California. In March 2006, the Company sold Great Lakes Controlled Energy Corporation (“Great Lakes”), which comprised the building control and automation control segment. In order to focus exclusively on its energy products and services the Company sold Great Lakes in March 2006.
Note 2 – Basis of Presentation
     The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
Note 3 – Name Change
     On September 13, 2006, the Company changed its name from Electric City Corp. to Lime Energy Co. by merging with a wholly owned subsidiary set up solely for the purpose of effecting the name change. In connection with the name change, the Company’s ticker symbol changed from ELCY to LMEC effective on September 22, 2006.
Note 4 — Summary of Significant Accounting Policies
     Principles of Consolidation
     The consolidated financial statements include the accounts of Lime Energy Co. and its wholly owned subsidiaries, Maximum Performance Group, Inc., Parke Industries LLC and Kapadia Energy Services, Inc. All significant intercompany balances and transactions have been eliminated.

Lime Energy Co.
Notes to Consolidated Financial Statements
     Use of Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
     Cash and Cash Equivalents
     The Company considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.
     Concentration of Risk
     The Company’s customers are primarily owners of, or tenants of, commercial and industrial buildings and distributors of its products. Three customers each accounted for approximately 13% of the Company’s consolidated billings during the year ended December 31, 2006. Two customers accounted for approximately 37% and 11% of the Company’s consolidated billings, respectively during the year ended December 31, 2005, while five customers accounted for 39%, 14%, 12%, 11% and 10% of the Company’s consolidated revenue, respectively during the year ended December 31, 2004.
     The Company purchases its materials from a variety of suppliers and continues to seek out alternate suppliers for critical components so that it can be assured that its sales will not be interrupted by the inability of a single supplier to deliver product. During the year ended December 31, 2006, one supplier accounted for approximately 12% of the Company’s total purchases while no single supplier accounted for more than 10% of the Company’s total purchases during the year ended December 31, 2005. During the year ended December 31, 2004, three suppliers accounted for 25%, 19% and 14% of the Company’s total purchases, respectively.
     The Company maintains cash and cash equivalents in accounts with a financial institution in excess of the amount insured by the Federal Deposit Insurance Corporation. The Company monitors the financial stability of this institution regularly and management does not believe there is significant credit risk associated with deposits in excess of federally insured amounts.
     Allowance for Doubtful Accounts
     The Company records an allowance for doubtful accounts based on specifically identified amounts that it believes to be uncollectible. If actual collections experience changes, revisions to the allowance may be required. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on the information available to it, the Company believes its allowance for doubtful accounts is adequate. However, actual write-offs might exceed the recorded allowance.
     Inventories
     Inventories are stated at the lower of cost or market. Cost is determined utilizing the first-in, first-out (FIFO) method.

Lime Energy Co.
Notes to Consolidated Financial Statements
     Properties & Equipment
     Property and equipment are stated at cost. For financial reporting purposes depreciation is computed over the estimated useful lives of the assets by the straight-line method over the following lives:

Buildings	39 years
Computer equipment	3 years
Office equipment	3 - 5 years
Furniture	5 - 10 years
Manufacturing equipment	3 - 5 years
Transportation equipment	3 - 5 years
     Cost in Excess of Assets Acquired
     Goodwill represents the purchase price in excess of the fair value of assets acquired in business combinations. Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets”, requires the Company to assess goodwill for impairment at least annually in the absence of an indicator of possible impairment and immediately upon an indicator of possible impairment. During the fourth quarter of 2004, the Company completed its annual assessment of impairment regarding the goodwill recorded for its Building Control and Automation segment. That assessment, supported by independent appraisals of the fair value of the segment, did not identify any impairment. However, the 2005 appraisal, made using customary valuation methodologies, including discounted cash flows and fundamental analysis, did reveal a impairment. Further supporting this assessment, in February 2006, the Company signed a letter of intent to sell the segment for an amount below the carrying value of the reporting unit. The decline in fair value of the Building Control and Automation segment was primarily the result of the segment failing to meet earnings expectations, due in part to strong competition in its markets. As a result of this decline in fair value, the Company recorded an impairment loss of $242,830 during the year ended December 31, 2005.
     During the fourth quarter of 2006, the Company with the assistance of a third party valuation expert, updated its projections for its Energy Technology business and estimated the fair value based on the discounted current value of the estimated future cash flows. It then compared the implied fair value of the reporting unit to its carrying value and determined that the value of the goodwill was not impaired. It is possible that upon completion of future impairment tests, as the result of changes in facts or circumstances, the Company may have to take additional charges to recognize a further write-down of the value of its acquisitions to their estimated fair values.
     Deferred Financing Costs
     The Company capitalized as deferred financing costs $980,064 of expense incurred in arranging its convertible revolving credit facility and convertible term loans. These deferred financing costs were being amortized over the life of the related convertible term loan using the effective interest method. On June 29, 2006 the Company prepaid the outstanding balance on its two convertible term loans and Laurus Master Fund, Ltd, the holder of the convertible notes, elected to convert the outstanding balance of the convertible revolving credit facility into common stock. Upon the repayment and conversion of these notes the Company was required to recognize as interest expense the remaining unamortized balances of the capitalized issuance costs and the debt discount of $231,281 in June 2006. Amortization of the deferred financing costs included in interest expense totaled $299,964, $93,774 and $382,710 in 2006, 2005 and 2004, respectively.

Lime Energy Co.
Notes to Consolidated Financial Statements
     Impairment of Long-Lived Assets
     The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those items. The Company’s cash flow estimates are based on historical results adjusted to reflect its best estimate of future market and operating conditions. The net carrying value of assets not recoverable is reduced to fair value. These estimates of fair value represent management’s best estimate based on industry trends and reference to market rates and transactions.
     Revenue Recognition
     The Company recognizes revenue when all four of the following criteria are met: (i) persuasive evidence has been received that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectibility is reasonably assured. In addition, the Company follows the provisions of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104, Revenue Recognition, which sets forth guidelines in the timing of revenue recognition based upon factors such as passage of title, installation, payments and customer acceptance. Any amounts received prior to satisfying the Company’s revenue recognition criteria is recorded as deferred revenue in the accompanying balance sheet.
     The Company accounts for revenue on most of its long-term contracts on the completed contract method, whereby revenue is recognized once the project is substantially complete. However, revenue on long-term contracts is recorded under the percentage of completion method in conjunction with the cost-to-cost method of measuring the extent of progress toward completion consistent with the AICPA’s Statement of Position 81-1 (SOP 81-1). Any anticipated losses on contracts are charged to operations as soon as they are determinable.
     The timing of revenue recognition may differ from contract payment schedules resulting in revenues that have been earned but not yet billed. These amounts are recorded on the balance sheet as “Costs and estimated earnings in excess of billings on uncompleted contracts.” The Company had costs and estimated profits in excess of billings on long-term jobs of $0 and $28,462 at December 31, 2006 and 2005, respectively. Billings on contracts that do not meet the Company’s revenue recognition policy requirements for which it has been paid or has a valid account receivable are recorded as deferred revenue. Deferred revenue for billings that did not meet the Company’s revenue recognition policies totaled $294,430 and $589,080 as of December 31, 2006 and 2005, respectively.
     The Company’s MPG subsidiary often bundles contracts to provide monitoring services and web access with the sale of its eMAC hardware. As a result, these sales are considered to be contracts with multiple deliverables which at the time the hardware is delivered and installed includes undelivered services essential to the functionality of the product. Accordingly, the Company defers the revenue for the product and services and the cost of the equipment and installation and recognizes them over the term of the monitoring contract. The monitoring contracts vary in length from 1 month to 5 years. Deferred revenue includes $1,421,996 and $1,440,172 as of December 31, 2006 and 2006, respectively, related to these contracts.
     Shipping and Handling Costs
     The Company classifies freight costs billed to customers as revenue. Costs related to freight are classified as cost of sales.

Lime Energy Co.
Notes to Consolidated Financial Statements
     Research and Development Costs
     Research and development costs are charged to operations when incurred and are included in selling, general and administrative expenses. Total research and development costs charged to operations were approximately $535,000, $395,000, and $150,000 for the periods ended December 31, 2006, 2005 and 2004, respectively.
     Advertising, Marketing and Promotional Costs
     Expenditures on advertising, marketing and promotions are charged to operations in the period incurred and totaled $2,000, $7,000 and $2,000 for the periods ended December 31, 2006, 2005 and 2004, respectively.
     Income Taxes
     Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for the tax consequences in future years of the differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized.
     Net Loss Per Share
     The Company computes loss per share under Statement of Financial Accounting Standards No. 128, “Earnings Per Share.” The statement requires presentation of two amounts; basic and diluted loss per share. Basic loss per share is computed by dividing the loss available to common stockholders by the weighted average common shares outstanding. Diluted earnings per share would include all common stock equivalents unless anti-dilutive. The Company has not included the outstanding options, warrants, or convertible preferred stock as common stock equivalents because the effect would be antidilutive.
     The following table sets forth the weighted average shares issuable upon exercise of outstanding options and warrants and conversion of preferred stock and convertible debt that is not included in the basic and diluted net loss per share available to common stockholders:

December 31,	2006	2005	2004

Weighted average shares issuable upon exercise of outstanding options	5,448,173	781,358	712,703
Weighted average shares issuable upon exercise of outstanding warrants	1,097,481	910,678	733,594
Weighted average shares issuable upon conversion of preferred stock	760,641	1,519,209	1,536,382
Weighted average shares issuable upon conversion of convertible debt	176,904	157,225	23,845

Total	7,483,199	3,368,470	3,006,524

Lime Energy Co.
Notes to Consolidated Financial Statements
     Fair Value of Financial Instruments
     The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short-term nature of these amounts. The Company’s long-term debt approximates fair value based on instruments with similar terms.
     Stock-based Compensation
     The Company has a stock incentive plan that provides for stock-based employee compensation, including the granting of stock options and shares of restricted stock, to certain key employees. The plan is more fully described in Note 26. Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R), “Share-based Payment” (“SFAS 123(R)”), which requires, among other things, that compensation expense be recognized for employee stock options. Prior to the adoption of SFAS 123(R), the Company accounted for stock compensation using the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. Under that method, compensation expense was recorded only if the current market price of the underlying stock on the date of grant exceeded the option exercise price. Since stock options are granted at exercise prices that are greater than or equal the market value of the underlying common stock on the date of grant under the Company’s stock incentive plan, no compensation expense related to stock options was recorded in the Consolidated Statements of Operations prior to January 1, 2006.
     On January 1, 2006, the Company adopted SFAS No. 123(R), which requires companies to record stock compensation expense for equity-based awards granted, including stock options and restricted stock unit grants, over the service period of the equity-based award based on the fair value of the award at the date of grant. During 2006, the Company recognized $4,828,955 of stock compensation expense.
     The following table illustrates the effect on the net loss and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation during the years ended December 31, 2005 and 2004:

Year ended December 31,	2005	2004

Net Loss, as reported	$(6,873,000)	$(5,159,000)

Deduct: Stock-based employee compensation expense included in reported net loss	—	—
Add: Total stock-based employee compensation expense determined under fair value based method for awards	(774,000)	(898,000)

Pro forma net loss	$(7,647,000)	$(6,057,000)

Net loss per share:
Basic and diluted – as reported	$(2.73)	$(3.68)
Basic and diluted – pro forma	$(2.97)	$(4.02)

Lime Energy Co.
Notes to Consolidated Financial Statements
     For purposes of this pro forma disclosure the fair value of each option granted has been estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the grants:

December 31,	2005	2004

Risk-free interest rate	2.27%	1.04%
Expected volatility	65%	72%
Expected life (years)	9.1	9.1
Expected dividend yield	0%	0%

     The weighted-average fair value of options granted was $0.68 in 2005 and $1.16 in 2004. For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options’ vesting period.
     Warranty Obligations
     The Company warrants to the purchasers of its products that the product will be free of defects in material and workmanship for one year from the date of installation. In addition, some customers have purchased extended warranties for the Company’s products that extend the base warranty for up to ten years. The Company records the estimated cost that may be incurred under its warranties at the time the product revenue is recognized based upon the relationship between historical and anticipated warranty costs and sales volumes. The Company periodically assesses the adequacy of its recorded warranty liability and adjusts the amounts as necessary. While the Company believes that its estimated liability for product warranties is adequate and that the judgment applied is appropriate, the estimated liability for product warranties could differ materially from actual future warranty costs. See Note 12 for additional information about the Company’s warranty liability.
     Insurance Reserves
     In October 2005, the Company implemented a partially self-funded health insurance program for its employees. Under the program the Company is responsible for the first $35,000 of each individual claim, but its exposure is limited on a monthly and cumulative basis through insurance provided by a third party insurance company. The Company accrues on a monthly basis an amount sufficient to cover its maximum exposure under the program. It had accrued liabilities of $45,423 and $57,231 as of December 31, 2006 and 2005, respectively, to cover future claims under the program. At the end of each plan year it assesses the adequacy of the reserve based on its claims history and adjusts the reserve as necessary.
     Recent Accounting Pronouncements
     In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109,” which establishes that the financial statement effects of a tax position taken or expected to be taken in a tax return are to be recognized in the financial statements when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 is not expected to have a material impact on the Company’s results of operations or its financial position.

Lime Energy Co.
Notes to Consolidated Financial Statements
Note 5 – Acquisitions
     On May 3, 2005, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of April 28, 2005, by and among Lime Energy Co., MPG Acquisition Corporation, a wholly-owned subsidiary of Lime Energy (“Merger Subsidiary”), and Maximum Performance Group, Inc. (“MPG”), Lime Energy acquired MPG through the merger of MPG with and into Merger Subsidiary, with Merger Subsidiary continuing as the surviving corporation under the name Maximum Performance Group, Inc.
     The merger consideration, after post closing adjustments, consisted of $1,632,972 in cash (net of transaction costs of $137,386 and cash acquired of $136,492), 166,148 shares of Lime Energy common stock and 166,148 additional shares which have been placed in escrow. Total consideration was $4,586,558, which consisted of $1,632,079 in cash, stock valued at $2,691,607 (based on the average closing price the Company’s stock for the five days before and after the announcement of the transaction of $16.20 per share), $137,386 in transaction costs plus commissions paid to Delano Securities in the form of 8,366 shares of common stock valued at $15.00 per share (the closing price of the Company’s stock on the effective date of the transaction). The cash portion of the consideration was funded with proceeds from a private placement of the Company’s common stock. (See Note 23(j) for additional information on the private placement). If MPG’s revenues during the two years following the merger exceed an aggregate of $5,500,000 on a cumulative basis, the escrow shares will be released to the former stockholders of MPG at the rate of 13.467 shares for every $1,000 of revenue in excess of such amount. These shares will be valued at the market price at the time they are released from escrow and will result in an increase in the goodwill associated with the transaction. As of December 31, 2006 no shares had been released from the escrow.
     As a result of the merger, Merger Subsidiary (which changed its name to Maximum Performance Group, Inc. pursuant to the merger) became responsible for the liabilities of MPG, including approximately $232,000 in payments owed to shareholders and affiliates and approximately $40,000 of bank debt and capitalized lease obligations.
     The assets acquired and liabilities assumed in the acquisition are as follows:

Accounts receivable	$292,102
Inventory	326,122
Advances to suppliers	472,689
Other current assets	63,611
Net property and equipment	121,608
Identifiable intangible assets	2,432,600
Goodwill	4,155,660

Total assets acquired	7,864,392

Accounts payable	928,509
Accrued expenses	658,940
Deferred revenue	1,011,616
Other current liabilities	525,676
Notes payable	289,587

Total liabilities acquired	3,414,328

Net assets acquired	4,450,064

Less valuation of shares issued for acquisition	(2,691,607)
Acquisition costs paid through the issuance of common stock	(125,485)

Total cash paid, including acquisition costs, net of cash acquired	$1,632,972

Lime Energy Co.
Notes to Consolidated Financial Statements
     Utilizing an independent third party valuation firm, the Company has assessed the fair values of assets and liabilities of MPG and allocated the purchase price accordingly. For purposes of the allocation, it has allocated $2,432,600 of the MPG purchase price to identifiable intangible assets with definitive lives such as customer relationships, customer contracts and the eMac technology and software. This amount has been capitalized and is being amortized over the estimated useful life of the related identifiable intangible assets. The amounts capitalized and the estimated useful life of the identifiable intangible assets are as follows:

	Estimated	Estimated
Asset Class	Value	Useful Life

eMac technology and software	$1,979,900	4.0
Customer relationships	267,800	9.7
Customer contracts	184,900	1.0

     On May 19, 2006, Lime Energy entered into an agreement by and among the Company, Parke Acquisition, LLC, a wholly-owned subsidiary of Lime Energy (“Merger Subsidiary”), Parke P.A.N.D.A. Corporation (“Parke”), Daniel W. Parke (a director of Lime Energy) and Daniel W. Parke and Michelle A. Parke as Trustees under The Parke Family Trust, under which on June 30, 2006, the Company acquired Parke pursuant to the merger of Parke with and into Merger Subsidiary, with Merger Subsidiary continuing as the surviving corporation under the name Parke Industries, LLC.
     The merger consideration consisted of $2,720,000 in cash and shares of common stock having the value of $5 million (valuing each share at the $1.00 price used in the private placement of common stock described under Note 23(p)) or 5,000,000 shares of Lime Energy common stock, all of which was paid to The Parke Family Trust, the sole stockholder of Parke, which is beneficially owned by Daniel Parke and his spouse, Michelle A. Parke, who are also the trustees of such Trust. As a result of the merger, Merger Subsidiary became responsible for the liabilities of Parke, including $400,000 due on its line of credit and approximately $46,000 in various vehicle loans. The acquisition has been recorded using the purchase method of accounting.
     Parke is an energy services provider specializing in the design, engineering and installation of energy efficient lighting upgrades for commercial and industrial users. Parke is headquartered in Glendora, California with sales offices in northern California, and at the time of the acquisition it had 30 employees.
     Dan Parke, the president and founder of Parke continues to serve as the President of Parke and as of June 30, 2006 also assumed the position of President and Chief Operating Officer of Lime Energy. Mr. Parke also continues to serve as a director of Lime Energy.

Lime Energy Co.
Notes to Consolidated Financial Statements
     The assets acquired and liabilities assumed in the acquisition, based on a preliminary allocation are as follows:

Cash	$1,710
Accounts receivable	710,465
Inventory	142,789
Other current assets	7,088
Net property and equipment	79,917
Identifiable intangible assets	3,247,000
Goodwill	5,584,874

Line of credit	400,000
Accounts payable	338,536
Accrued expenses	89,571
Notes payable	45,763
Other current liabilities	368
Deferred tax liability	1,034,000
     Utilizing an independent third party valuation firm, the Company has assessed the fair values of assets and liabilities of Parke and allocated the purchase price accordingly. For purposes of the allocation, it has allocated $595,000 of the Parke purchase price to identifiable intangible assets with definitive lives such as customer contracts, sales pipeline and the non-compete agreement with Dan Parke. This amount has been capitalized and will be amortized over the estimated useful life of the related identifiable intangible assets. It also allocated $2,652,000 to the Parke trade name, which was determined to have an indefinite useful life and therefore will not be amortized. Amortization of intangibles such as these are generally not deductible for tax purposes. The amounts capitalized and the estimated useful life of the identifiable intangible assets are as follows:

	Estimated	Estimated
Asset Class	Value	Useful Life

Non-compete agreement	$336,000	2 Years
Customer contracts	206,000	1 month
Sales pipeline	53,000	5 months
Trade name	2,652,000	Indefinite

     On September 26, 2006, the Company entered into an Agreement and Plan of Merger with Kapadia Acquisition, Inc. (“Acquisition”), a wholly-owned subsidiary of the Company, Kapadia Consulting, Inc. (“Kapadia”) and Pradeep Kapadia. The parties filed the Certificate of Merger on September 27, 2006, at which time the merger became effective, merging Kapadia with and into Acquisition, with Acquisition continuing as the surviving corporation under the name Kapadia Energy Services, Inc.
     The merger consideration consisted of $1,250,000 in cash and 500,000 shares of Lime Energy common stock. For accounting purposes the common stock was valued at $0.96 per share, the average closing price of the stock for the 20 trading days immediately prior to the closing. The acquisition was recorded using the purchase method of accounting.

Lime Energy Co.
Notes to Consolidated Financial Statements
     Kapadia is an engineering firm that specializes in energy management consulting and energy efficient lighting upgrades for commercial and industrial users. Kapadia has seven employees, is headquartered in Peekskill, New York and has an office in Ventura, California.
     The assets acquired and liabilities assumed in the acquisition are based on a preliminary allocation as follows:

Cash	$47,329
Accounts receivable	574,160
Inventory	111,962
Other current assets	122,451
Long term receivables	17,713
Property and equipment	16,430
Identifiable intangible assets	1,129,000
Goodwill	710,433

Accounts payable	657,079
Accrued expenses	299,316
Other current liabilities	11,271
     Utilizing an independent third party valuation firm, the Company has assessed the fair values of assets and liabilities of Kapadia and allocated the purchase price accordingly. For purposes of the allocation, it has allocated $1,129,000 of the Kapadia purchase price to identifiable intangible assets with definitive lives such as sales backlog, sales pipeline, the non-compete agreement with Pradeep Kapadia and Kapadia’s customer list. This amount has been capitalized and will be amortized over the estimated useful life of the related identifiable intangible assets. Amortization of intangibles such as these are generally not deductible for tax purposes. The amounts capitalized and the estimated useful life of the identifiable intangible assets are as follows:

	Estimated	Estimated
Asset Class	Value	Useful Life

Sales backlog	$187,000	6 Months
Sales pipeline	708,000	12 Months
Non-compete agreement	87,000	2 Years
Customer list	147,000	10 Years

     The acquisitions of MPG, Parke and Kapadia were recorded using the purchase method of accounting. Accordingly, the results of operations have been included in the consolidated statement of operations since May 1, 2005 for MPG, since July 1, 2007 for Parke and since October 1, 2007 for Kapadia.

Lime Energy Co.
Notes to Consolidated Financial Statements
     Unaudited pro forma results of operations for the years ended December 31, 2006, 2005 and 2004 for the Company assuming the acquisition of MPG took place on January 1, 2004, and the acquisition of Parke took place on January 1, 2005 are as follows:

Year ended December 31,	2006	2005	2004

Revenue:
As Reported	$8,143,624	$3,693,429	$733,630
Pro-forma	10,027,454	7,298,786	3,045,945

Net Loss from Continuing Operations:
As Reported	$(16,426,089)	$(6,620,776)	$(4,989,025)
Pro-forma	(16,056,887)	(8,360,207)	(8,108,503)

Basic and Diluted Loss per Share from Continuing Operations:
As Reported	$(1.52)	$(2.65)	$(3.62)
Pro-forma	(1.26)	(2.72)	(4.33)

     The pro forma operating results as if the Company had completed the acquisition of Kapadia as of the beginning of 2006 are not significant to the Company’s financial statements and are not presented.
Note 6 – Discontinued Operations
     The Company adopted Statement of Financial Accounting Standards No. 144 (SFAS 144) at the beginning of 2002. Among other things, SFAS 144 requires that the results of operations and related disposal costs as well as the gain or loss on the disposal of a business unit be presented on the statement of operations as a separate component of income before extraordinary items for all periods presented.
     On April 3, 2006, the Company completed a Stock Purchase Agreement with Eugene Borucki and Denis Enberg (the “Purchasers”) in which it sold, effective as of March 31, 2006, all of the outstanding capital stock of Great Lakes Controlled Energy Corporation to the Purchasers for 14,194 shares of Lime Energy common stock. The shares of Lime Energy common stock received from the Purchasers were retired and became authorized but un-issued shares. For accounting purposes, the Company valued these shares at $13.65 each, which is the average closing market price of the common stock prior to entering into the letter of intent to sell Great Lakes. The Company did not incur a gain or loss on the sale of Great Lakes, however it did incur an impairment charge of $242,830 during the year ended December 31, 2005 when it reduced the carrying value of the goodwill associated with Great Lakes in anticipation of the sale.

Lime Energy Co.
Notes to Consolidated Financial Statements
     The assets and liabilities of the discontinued operations that are included in the Company’s consolidated assets and liabilities are as follows:

Year ended December 31	2006	2005

Accounts receivable	$—	$439,456
Other current assets	—	45,287

Total current assets	—	484,743

Net property plant and equipment	—	16,028

Total assets	—	$500,771

Accounts payable	$—	$73,825
Accrued expenses	—	81,167
Current portion of long term debt	—	2,160
Deferred revenue	—	241,154
Customer deposits	—	50,000

Total current liabilities	—	448,306

Total liabilities	$—	$448,306

     The revenue and loss related to discontinued operations were as follows:

Year ended December 31	2006	2005	2004

Revenue	$485,787	$1,161,343	$1,679,005

Net Loss	(21,425)	(251,962)	(170,337)

Note 7 – Inventories
     Inventories consisted of the following:

December 31,	2006	2005

Raw materials	$1,010,995	$948,045
Work in process	3,700	—
Finished goods	196,586	537,957
Reserve for obsolesce (1)	(596,790)	(28,232)

	$614,491	$1,457,789

(1)	Includes $553,909 reserve for obsolete EnergySaver inventory.

Lime Energy Co.
Notes to Consolidated Financial Statements
Note 8 – Property and Equipment
     Property and equipment consist of the following:

December 31,	2006	2005

Land	$205,000	$205,000
Building	997,381	984,396
Furniture	82,946	75,005
Manufacturing equipment	43,192	47,169
Office equipment	342,906	288,271
Transportation equipment	123,055	95,516
VNPP assets	—	1,376,005

	1,794,480	3,071,362
Less accumulated depreciation	593,472	557,166

	$1,201,008	$2,514,196

Note 9 – Goodwill and Other Intangible Assets
     Goodwill represents the purchase price in excess of the fair value of assets acquired in business combinations. Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets”, requires the Company to assess goodwill for impairment at least annually in the absence of an indicator of possible impairment and immediately upon an indicator of possible impairment. The following is a summary of the Company’s goodwill as of December 31, 2006:

	Building
	Control and	Energy	Energy
	Automation	Technology	Services	Total

Balance at January 1, 2005	$416,573	—	—	416,573

Acquisition of Maximum Performance Group, Inc.	—	4,155,660	—	4,155,660

Impairment charge	(242,831)	—	—	(242,831)

Balance at December 31, 2005	$173,742	$4,155,660	$—	$4,329,402

Sale of Great Lakes Controlled Energy Corporation	(173,742)		—	(173,742)

Acquisition of Parke P.A.N.D.A. Corporation	—	—	5,584,874	5,584,874

Acquisition of Kapadia Consulting, Inc.	—	—	710,433	710,433

Balance at December 31, 2006	$—	$4,155,660	$6,295,307	$10,450,967

Lime Energy Co.
Notes to Consolidated Financial Statements
     See Note 6 for additional information regarding the sale of Great Lakes Controlled Energy and Note 5 for additional information regarding the acquisitions of Maximum Performance Group, Inc, Parke P.A.N.D.A. Corporation and Kapadia Consulting, Inc. All goodwill related to the 2005 and 2006 acquisitions is non-deductible for income tax purposes.
     The components of intangible assets as of December 31, 2006 and 2005 are as follows:

	Weighted
	Average
	Remaining
	Life	Gross Book	Accumulated	Net Book
	(months)	Value	Amortization	Value

As of December 31, 2006
Indefinite-lived assets		$2,652,000	$—	$2,652,000
Amortized intangible assets:
Technology and software	14.5	1,979,900	824,958	1,154,942
Customer relationships	64.6	414,800	47,538	367,262
Customer contracts	2.0	577,900	484,400	93,500
Non-complete agreements	9.8	423,000	94,875	328,125
Sales pipe-line	5.0	761,000	230,000	531,000

Total		$6,808,600	$1,681,771	$5,126,829

As of December 31, 2005
Indefinite-lived assets		$—	—	$—
Amortized intangible assets:
Technology and software	26.5	1,979,900	329,983	1,649,917
Customer relationships	53.7	267,800	18,515	249,285
Customer contracts	2.5	184,900	123,267	61,633
Non-complete agreements	—	—	—	—
Sales pipe-line	—	—	—	—

Total		$2,432,,600	$471,765	$1,960,835

     The aggregate amortization expense was $1,210,006 and $471,765 for the years ended December 31, 2006 and 2005, respectively. The estimated amortization expense for intangible assets for each of the next five years as of December 31, 2006, is as follows:

Amortization
Expense

2007	$1,367,369
2008	650,613
2009	206,277
2010	41,295
2011	39,813

$2,305,768

Lime Energy Co.
Notes to Consolidated Financial Statements
Note 10 – Asset Impairment
     In accordance with SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company has reviewed the expected undiscounted future cash flows from the Company’s northern Illinois VNPP (“Virtual Negawatt Power Plan”) asset (the “ComEd VNPP”) and determined that the asset is impaired. Assets utilized under the VNPP program are currently classified as property and equipment.
     In September 2003 the Company entered into a contract with Commonwealth Edison Company (“ComEd”), a Chicago based utility, to provide up to 50 megawatts of curtailment capacity in northern Illinois through December 2015. Under the contract the Company is paid on a quarterly basis for providing the ability to reduce electricity demand as required by ComEd. To provide this curtailment capacity the Company has installed 124 of its EnergySaver lighting controllers in 76 commercial and industrial sites at a cost of $1,267,360. This cost has been capitalized and was being depreciated over the term of the contract as the capacity is made available. Through December 31, 2006 the Company had recorded total depreciation of $76,566.
     As a result of the high capital requirements of this program, changes in lighting technology and changes in the Company’s business plan the Company has decided to terminate further investment in the program and has begun negotiations with ComEd seeking to convert the program into an energy efficiency program. Under this proposed program the Company would receive credit for reducing energy consumed through the use of the installed equipment on a steady state basis, rather than on demand.
     To determine if the ComEd VNPP asset was impaired, the Company analyzed the cash flows to be generated assuming it is successful in restructuring the contract with ComEd under the proposed terms. It then compared the present value of the projected cash flow stream, discounted at its cost of capital, to the carrying value of the ComEd VNPP asset. The Company completed an initial impairment test during the third quarter of 2006 at which time it determined that the asset was partially impaired. Based on this initial analysis it reduced the carrying value of the VNPP asset by $760,488 and recorded an impairment charge of an equal amount during the period. During the fourth quarter of 2006 it updated its analysis to incorporate changes in the proposed terms of the contract under renegotiation, along with revised operating cost assumptions and determined that the asset was completely impaired. As a result it reduced the carrying value of the asset to $0 and recorded an additional impairment charge of $423,037 during the fourth quarter of 2006. These charges have been included in the loss attributable to the Company’s Energy Technology segment in Note 28 – Business Segment Information.

Lime Energy Co.
Notes to Consolidated Financial Statements
Note 11 – Accrued Expenses
     Accrued expenses are comprised of the following:

December 31,	2006	2005

Commissions	$56,590	$124,736
Compensation	149,320	133,463
Contract labor	37,634	293,456
Insurance	47,866	73,432
Interest	31,059	71,216
Inventory costs	85,290	—
Lease expense	13,502	55,191
Legal	47,408	14,456
Professional fees	34,830	26,328
Real estate taxes	41,689	73,135
Registration penalties	345,583	—
Royalties	5,700	12,900
Sales tax payable	35,050	43,439
Warranty reserve	196,783	228,331
Other	123,473	78,682

	$1,251,777	$1,228,765

Note 12 – Warranty Liability
     Changes in the Company’s warranty liability are as follows:

December 31,	2006	2005

Balance, beginning of year	$228,331	$151,008
Warranties issued	54,790	116,298
Settlements	(66,307)	(38,975)
Adjustments (1)	(20,031)	—

Balance, end of year	$196,783	$228,331

(1)	Reflects the sale of Great Lakes Controlled Energy
Note 13 – Line of Credit
     On September 11, 2003 the Company closed on a credit facility with Laurus Master Fund, Ltd. (“Laurus”). The facility, which was subsequently amended on August 31, 2004, February 28, 2005 and November 28, 2005, included a $1,000,000 convertible term loan and a $2,000,000 convertible revolving line of credit.

Lime Energy Co.
Notes to Consolidated Financial Statements
     On June 29, 2006, Laurus exercised its right to convert all of the outstanding balance on the Company’s revolving line of credit of $943,455 plus $7,410 in accrued interest into 950,865 shares of the Company’s common stock, and the line was terminated. The revolving note contained antidilution provisions which automatically adjusted the conversion price of the note to $1.00 per share, the price at which the Company issued shares of common stock in the June 2006 PIPE Transaction (as described in Note 21). Laurus (if it still chose to convert the note) would have received 59,902 shares of common stock upon conversion of the revolving note utilizing the conversion price prior to this adjustment, but as a result of the adjustment it received 943,455 shares. The market value of the 883,553 additional shares it received as a result of the adjustment (capped at the amount converted including the accrued interest), was recorded as interest expense in the amount of $950,865. On June 29, 2006, the market price of the Company’s common stock was $1.15 per share, as a result the Company recognized an additional $1,112 of non-cash interest expense calculated as the difference between the market price ($1.15) and the conversion price ($1.00) of the 7,410 shares of common stock issued in satisfaction of the accrued interest expense.
Note 14 – Convertible Term Loans
     On September 11, 2003, the Company entered into a $1,000,000 convertible Term Loan with Laurus Master Fund, Ltd., which was subsequently amended on August 31, 2004. The term loan was secured by all of the Company’s assets except its real estate, was convertible into the Company’s common stock under certain circumstances at Laurus’ or the Company’s option, required monthly payments of principal and interest and was schedule to mature on September 1, 2006. Warrants valued at $163,400 were issued to Laurus in conjunction with the Term Loan. The value of these warrants were recorded as a discount to the Term Loan and were being amortizing over the term of the loan using the effective interest method.
     In recording the transaction, the Company allocated the value of the proceeds to the Term Loan and warrants based on their relative fair values. In doing so, it determined that the Term Loan contained a beneficial conversion feature since the fair market value of the common stock issuable upon conversion of the Term Loan exceeded the value of $836,600 allocated to the Term Loan on the date of issuance. The Term Loan was initially convertible into 31,447 shares of common stock, which at the then current market price of $30.75 per share was worth $966,981. The difference between the market value of the shares issuable upon conversion and the value allocated to the Term Loan of $180,381 was considered to be the value of the beneficial conversion feature. The value of the beneficial conversion feature was also recorded as a discount to the term note and was being amortized over the term of the loan using the effective interest method.
     Additional warrants were issued to Laurus in connection with the revolving line of credit discussed in Note 13, which was part of the same credit facility as the Term Loan. The value of these warrants of $320,000, in addition to $58,000 assigned to the value of warrants issued to an investment bank as part of its commission on the transaction and $158,228 in other fees and expenses related to the transaction were recorded as capitalized costs of financing and were being amortized using the effective interest method over the term of the Term Loan.
     On November 26, 2003, Laurus converted $52,346 of principal and $654 of accrued interest into 1,667 shares of the Company’s common stock, and during January 2004 it converted an additional $270,864 of principal and $4,736 of accrued interest into 8,667 of common stock.

Lime Energy Co.
Notes to Consolidated Financial Statements
     On November 22, 2005, the Company and Laurus entered into a securities purchase agreement providing for a new four year, $5 million convertible term loan (the “November 2005 Term Loan”). The Company received unrestricted access to the proceeds from the November 2005 Term Loan on November 25, 2005. This term loan was also secured by all of the Company’s assets except its real estate, was convertible into the Company’s common stock under certain circumstances at Laurus’ or the Company’s option, required monthly payments of principal and interest and was scheduled to mature on November 1, 2009. None of the November 2005 Term Loan was ever converted to common stock.
     As part of the November 2005 Term Loan the Company agreed to split any cash flow generated by the Company’s VNPP and Shared Savings projects, after the payment of related debt, to the extent any portion of the November 2005 Term Loan was used to fund such Projects. In addition, the Company agreed to continue to pay a portion of the Project Cash Flow to Laurus on a declining basis for five years after repayment of the November 2005 Term Loan.
     In connection with the November 2005 Term Loan, Laurus received warrants to purchase shares of the Company’s common stock valued at $920,000. The value of these warrants were recorded as a discount to the loan and were being amortized over the life of the loan utilizing the effective interest method. In addition, fees and expenses related to the transaction totaling $271,431were recorded as capitalized financing costs and were being amortized over the life of the loan utilizing the effective interest method.
     On June 29, 2006, the Company repaid the outstanding balances on the two term loans held by Laurus, along with accrued interest thereon and related prepayment penalties and fees. The total cash payment to Laurus made on June 29, 2006 was as follows:

Payment

Principal	$5,038,030
Interest through the date of repayment	40,568
Prepayment penalties	516,071
Related fees	6,749

Total payment	$5,601,418

     In conjunction with the repayment Laurus agreed to 1) waive the payment of liquidated damages due as a result of the Company’s failure to register shares of its stock issuable upon conversion of the November 2005 Term Loan as required in the related Securities Purchase Agreement, and 2) terminate the requirement that the Company pay it a portion of the cash flows generated by VNPP and Shared Savings projects following the repayment of the November 2005 Term Loan, in exchange for receipt of 161,096 and 231,500 shares of the Company’s common stock, respectively. The Company valued these shares at $1.15 per share (the market price on the date of issue) and charged $266,225 to interest expense and $185,261 to selling general & administrative expense during 2006.
     Upon the repayment of the term loans the Company was required to recognize as interest expense the unamortized balance of the discount and capitalized financing costs related to these loans of $777,996 and 231,281, respectively.

Lime Energy Co.
Notes to Consolidated Financial Statements
Note 15 – Notes Payable
     As part of the acquisition of Maximum Performance Group, Inc., the Company assumed a $150,000 demand note payable to Cinergy Ventures, LLC. The note accrues interest at the rate of prime (8.25% as of December 31, 2006) plus 3%. As of December 31, 2006 the Company had accrued interest payable of $27,096 related to the Note.
Note 16 – Long Term Debt
     The Company’s long term debt consists of the following:

December 31,	2006	2005

Mortgage note to American Chartered Bank, prime (8.25% as of December 31, 2006) plus 1/2%, payable in monthly installments of $3,000, plus interest until January 2008. A final payment of $487,000 is due in February 2008. This note is collateralized by the building and land.	$526,000	$562,000

Convertible term note to Laurus Master Fund (less debt discount of $7,768, as of December 31, 2005). Repaid in full on June 29, 2006. (see Note 14)	—	284,022

Convertible term note to Laurus Master Fund (less debt discount of $890,641 as of December 31, 2005). Repaid in full on June 29, 2006. (see Note 14)	—	4,109,359

Various other notes	41,091	24,651

Total debt	567,091	4,980,032

Less current portion	46,699	651,313

Total long-term debt	$520,392	$4,328,719

Lime Energy Co.
Notes to Consolidated Financial Statements
     The aggregate amounts of long-term debt maturing in future years as of December 31, 2006, are as follows:

Aggregate
Maturities

2007	$46,699
2008	498,484
2009	5,806
2010	6,158
2011	6,531
2112	3,413

$567,091

Note 17 – Interest Expense
     Interest expense is comprised of the following:

Year ended December 31	2006	2005	2004

Line of credit (Note 13)	$50,344	$138,097	$—
Note payable (Note 15)	16,563	9,563	—
Mortgage (Note 16)	46,495	39,181	30,200
Convertible term loans (Note 14)	249,065	87,709	43,917
Other	1,772	3,027	—
Amortization of deferred issuance costs and debt discount (Note 14)	1,175,970	165,413	574,437
Value of warrant issued to Laurus (Note 23(i))	—	160,000	—
Prepayment penalty (Note 14)	516,071	—	—
Value of adjustment in conversion price (Note 14)	950,865	—	—
Termination of post re-payment interest obligation (Note 14)	266,225	—	—

Total Interest Expense	3,273,370	602,990	648,554

Lime Energy Co.
Notes to Consolidated Financial Statements
Note 18 – Lease Commitments
     The Company leases a facility in Glendora, California from a Company controlled by Dan Parke, the Company’s President and a director. Total rent expense for this facility amounted to $21,000 for 2006. The Company also leases offices in New York and California from unrelated third parties on which it paid a total of $147,505 during 2006, and prior to the sale of Great Lakes it leased a facility in Elk Grove Village, Illinois for Great Lakes from the two former owners of Great Lakes, both of whom were employed by the Company at the time. It paid $17,400 in rent for this facility during 2006.
     Future minimum rentals to be paid by the Company as of December 31, 2006 are as follows:

	Related	Unrelated
Year ending December 31,	Party	Party	Total

2007	$43,260	$97,543	$140,803
2008	44,558	68,083	112,641
2009	45,895	69,785	115,680
2010	—	53,314	53,314

Total	$133,713	$288,725	$422,438

Note 19 – Income Taxes
     The composition of income tax expense (benefit) is as follows:

Year ended December 31	2006	2005	2004

Deferred
Federal	$(5,453,000)	$(2,272,000)	$(2,025,000)
State	(962,000)	(401,000)	(358,000)
Change in valuation allowance	6,415,000	2,673,000	2,383,000

Benefit for income taxes	$—	$—	$—

     Significant components of the Company’s deferred tax asset are as follows:

December 31	2006	2005

Deferred tax asset consisting principally of net operating losses	$28,368,000	$22,454,000
Deferred tax liabilities, principally related to non-deductible identifiable intangible assets	(2,000,000)	(765,000)

Less valuation allowance	(27,402,000)	(21,689,000)

Total net deferred tax liability	$(1,034,000)	$—

Lime Energy Co.
Notes to Consolidated Financial Statements
     The Company has recorded a valuation allowance equaling the deferred tax asset due to the uncertainty of its realization in the future. At December 31, 2006, the Company had U.S. federal net operating loss carryforwards available to offset future taxable income of approximately $64 million, which expire in the years 2018 through 2026. Under Section 382 of the Internal Revenue Code (IRC) of 1986, as amended, the utilization of U.S. net operating loss carryforwards may be limited under the change in stock ownership rules of the IRC. As a result of ownership changes as defined by Section 382, which have occurred at various points in our history, we believe utilization of our net operating loss carryfowards will likely be significantly limited under certain circumstances.
     The reconciliation of income tax expense (benefit) to the amount computed by applying the federal statutory rate is as follows:

Year ended December 31,	2006	2005	2004

Income tax (benefit) at federal statutory rate	$(5,592,000)	$(2,337,000)	$(1,754,000)

State taxes (net of federal tax benefit)	(823,000)	(336,000)	(258,000)

Other nondeductible expenses	—	—	34,000

Other	—	—	(404,000)

Increase in valuation allowance	6,415,000	2,673,000	2,382,000

Income tax expense (benefit)	$—	$—	$—

     The Company has recorded a valuation allowance of $27.4 million due to the uncertainty of future utilization of the deferred tax assets. In assessing the adequacy of the valuation allowance, the Company determined that there existed a deferred tax liability related to an indefinite-lived intangible, for which the expected reversal was indeterminate. Due to uncertainty of whether this deferred tax liability would reverse prior to expiration of the net operating losses and other deferred tax assets, this liability has not been netted against the Company’s deferred tax assets, resulting in a net deferred tax liability of approximately $1 million as of December 31, 2006.
Note 20 – Commitments and Contingencies
a)	Pursuant to the Consolidated Agreement dated January 8, 2001, among the Company, Giorgio Reverberi (“Reverberi”), the owner of the patent relating to certain technologies used in the EnergySaver, and Joseph Marino, former Chairman and CEO of Lime Energy (who assigned the rights to the Company), the Company agreed to pay Reverberi a royalty of $200 for each EnergySaver unit made by or for the Company and sold by the Company and Mr. Marino is also paid a royalty of $100 for each unit sold by the Company. The term of the license granted to the Company expires when the last of Reverberi’s patents expires, which the Company expect to be in November, 2017. The license may be terminated by Reverberi if the Company materially breaches its terms and fails to cure the breach within 180 days after Reverberi gives the Company written notice of the breach. Approximately $37,200, $60,000 and $34,000 of expense was incurred under the agreement

Lime Energy Co.
Notes to Consolidated Financial Statements
for the years ended December 31, 2006, 2005 and 2004, respectively. The Company has accrued $5,700 and $12,900 in royalties payable at December 31, 2006 and 2005, respectively.

b)	The Company entered into employment agreements with certain officers and employees expiring in 2009. Total future commitments under these agreements are as follows:

Year ending December 31,

2007	$1,290,000
2008	873,750
2009	23,750

Total	$2,187,500

c)	The Company is involved in certain litigation in the normal course of its business. Management intends to vigorously defend these cases. In the opinion of management, the litigation now pending will not have a material adverse affect on the consolidated financial statements of the Company.
Note 21 — The June 2006 PIPE Transaction
     On June 29, 2006, the Company entered into a securities purchase agreement with a group of 17 investors (the “PIPE Investors”) pursuant to which it issued to such purchasers an aggregate of 17,875,000 shares of its common stock at a price of $1.00 per share for total gross proceeds of $17,875,000 (the “PIPE Transaction”). Ten of the PIPE Investors, who purchased an aggregate of 13,900,000 shares of common stock in the PIPE Transaction, were holders of Series E Convertible Preferred stock, including three members of the Company’s board of directors (who, together with members of their families, purchased 7,700,000 shares of common stock in the PIPE Transaction). Proceeds from the transaction were used to repay the Company’s outstanding convertible debt and to fund the cash portion of the consideration of the Parke P.A.N.D.A. Corporation acquisition, with the balance to be used for working capital purposes and possible future acquisitions. $1,250,000 was used for the acquisition of Kapadia Consulting, Inc. (see Notes 5 and 23(w)).
     A provision of the June 2006 PIPE Transaction required the Company to file and have declared effective by November 3, 2006, a registration statement registering the shares issued as part of the PIPE Transaction. To the extent that it failed to have the registration statement declared effective by this date, it was required to pay penalties to the PIPE investors at the rate of 1% per month of the purchase price paid by the investors. Largely as a result of the questions regarding the need to amend its Certificate of Incorporation to effect the reverse split of its stock (as discussed in Note 25), the Company was not able to have the registration statement declared effective until February 14, 2007. All of the investors in the PIPE Transaction agreed to accept shares of the Company’s common stock as payment of this registration penalty. As of December 31, 2006 the Company had accrued $345,583 in penalties related to its failure to register these shares. The accrued penalties, along with $268,125 of penalties for the period from January 1, 2007 through February 14, 2007 (when the registration was declared effective), were satisfied through the issuance of 613,708 shares of common stock in January and February 2007.

Lime Energy Co.
Notes to Consolidated Financial Statements
Note 22 – The Series E Conversion
     In connection with the June 2006 PIPE Transaction, the holders of the Series E Preferred agreed to convert all of their shares of Series E Preferred into common stock, and agreed that, upon the conversion, all agreements related to the Preferred Stock would be terminated. As a result of the conversion, all special approval rights related to the Preferred Stock, including the right to a liquidation preference, were terminated. All of the shares of Series E Convertible Preferred which were converted to common stock have been cancelled.
     Prior to the June 2006 PIPE Transaction, the Series E Preferred stock was convertible into the Company’s common stock at $15.00 per share. However, the Series E Preferred contained anti-dilution provisions which required automatic reduction of the conversion price of the Series E Preferred to the price of a new issuance if the Company issued stock or securities convertible into common stock at a price below the Series E Preferred conversion price then in effect. Because the Company issued common stock in the June 2006 PIPE Transaction at $1.00 per share, the Series E Preferred conversion price was automatically reduced to $1.00 per share. Prior to this adjustment the holders of the Series E Convertible Preferred stock would have been entitled to 1,574,027 shares of common stock on conversion, whereas as a result of this adjustment on conversion they actually received 21,648,346 shares of common stock. The market value of the additional 20,074,319 shares issuable upon conversion of the Series E was recorded as a non-cash deemed dividend in the amount of $23,085,467 on June 29, 2006.
Note 23 – Equity Transactions
2004 Transactions
a)	During fiscal 2004, holders of the Company’s Series A Convertible Preferred Stock converted 145,000 shares of Series A into 96,667 shares of common stock. All shares of the Company’s Series A Convertible Preferred Stock were originally issued in private placements to accredited investors pursuant to Regulation D which took place in 2001, or were subsequently issued as dividends on outstanding shares of Series A Preferred.
b)	Also during 2004, holders of the Company’s Series E Convertible Preferred Stock converted 5,067 shares of Series E Convertible Preferred Stock into 33,780 shares of common stock. All shares of the Series E Convertible Preferred Stock were originally issued in a private transactions described under c) below not involving a public offering, or were subsequently issued as dividends on outstanding shares of Series E Preferred.
c)	On March 19, 2004, the Company entered into a securities purchase agreement with a group of four mutual funds managed by Security Benefit Group, Inc. whereby it issued to such purchasers, in exchange for $11,000,000 in gross proceeds, a package of securities that included 333,333 shares of the Company’s common stock and 5 year warrants to purchase 116,667 additional shares of common stock at $36.30 per share. The Company used $7,000,006 of the proceeds to facilitate the Redemption and Exchange (described below). The balance of the funds were used to pay transaction costs and for general corporate purposes.

Lime Energy Co.
Notes to Consolidated Financial Statements
On March 22, 2004, the Company entered into a Redemption and Exchange Agreement with the holders of its outstanding Series A Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock (collectively, the “Old Preferred Stock”) under which it redeemed 538,462 shares of the outstanding Old Preferred Stock which were convertible into 358,975 shares of common stock, at a redemption price equivalent to $19.50 per common share for a total cost of $7,000,006, and exchanged 210,451 shares of its newly authorized Series E Convertible Preferred Stock (the “Series E Preferred”) for the remaining 2,104,509 outstanding shares of the Old Preferred Stock (the “Exchange”) on a 1 for 10 basis (one share of Series E Preferred exchanged for 10 shares of Old Preferred Stock). All of the Old Preferred Stock has been cancelled. As part of the Exchange, all outstanding warrants to purchase shares of Series D Convertible Preferred Stock were exchanged for similar warrants to purchase shares of Series E Preferred and the expiration date was changed from June 30, 2004 to December 31, 2004. Such Series E warrants issued were exercisable for an aggregate of 3,750 shares of Series E Preferred at a price of $100 per share. They replaced warrants exercisable for 37,500 shares of Series D Preferred at an exercise price of $10 per share.

Except as with respect to dividends, the Series E Preferred had substantially the same rights as the shares of Old Preferred Stock that it replaced, including:
•	special approval rights with respect to certain actions by the Company;

•	a conversion price of $15.00 per share;

•	the right to elect up to four directors;

•	the right to vote with the holders of common stock on an “as converted” basis on all matters on which holders of the Company’s common stock are entitled to vote, except with respect to the election of directors or as otherwise provided by law;

•	a right of first offer on the sale of equity in a private transaction; and

•	anti-dilution protection that would adjust the conversion price in the event that the Company issued equity at a price which was less than the conversion price .
The Series E Preferred accrued dividends at a rate of 6% (versus 10% for the Old Preferred) per annum, which at the Company’s option could be paid by issuing more shares of Series E Preferred.

Fees and expenses related to the transactions totaled $910,393.

d)	During fiscal 2004, the Company received proceeds of $485,000 in connection with the exercise of 12,333 common stock warrants and 3,000 Series E Convertible Preferred warrants. The proceeds from the exercise of these warrants was used for general corporate purposes.

e)	During fiscal 2004, the Company issued warrants to purchase 8,000 shares of its common stock at prices between $15.00 and $23.25 per share to consultants for services received. The warrants were valued at $72,500 using a modified Black-Sholes option pricing model utilizing the following assumptions: risk free rate of 1.607% to 2.772%, expected volatility of 42.5 to 53.6%, expected dividend of $0 and expected life of 2 to 3 years. The value of the warrants was charged to operations during the period.

f)	During fiscal 2004, Laurus Master Fund Ltd. converted $270,864 of principal and $4,736 of accrued interest on the Company’s outstanding $1,000,000 Convertible Term Note (issued in September, 2003) into 8,667 shares of the Company’s common stock.

Lime Energy Co.
Notes to Consolidated Financial Statements
g)	During fiscal 2004, the Company satisfied the accrued dividend on its preferred stock of $1,636,780 though the issuance of 16,368 shares of its Series E Preferred stock.
2005 Transactions
h)	During 2005, two holders of the Company’s Series E Convertible Preferred Stock converted 2,167 shares of Series E Convertible Preferred Stock into 14,447 shares of common stock.

i)	During 2005, the Company issued the following warrants:
•	On February 10, 2005, Delano Group Securities, LLC received a five year warrant to purchase 2,000 shares of common stock at $15.45 per share, pursuant to an agreement to provide investment banking services. Delano Group Securities, LLC, was a company owned by Mr. David Asplund, one of the Company’s directors and effective January 23, 2006 the Company’s CEO. The warrant was valued at $13,200 using a modified Black-Sholes option pricing model utilizing the following assumptions: risk free rate of 2.53%, expected volatility of 45.3%, expected dividend of $0 and expected life of 5 years. The value of the warrant was charged to operations during the period.

•	M&A Railroad and Electric Supply, LLC received a three year warrant to purchase 6,667 shares of common stock at $16.95 per share to as part of a legal settlement. This warrant was valued at $35,000 using a modified Black-Sholes option pricing model utilizing the following assumptions: risk free rate of 2.767%, expected volatility of 45.0%, expected dividend of $0 and expected life of 3 years. Of the total warrant value $33,000 was charged to operations during the forth quarter of 2004 and $2,000 was charged to operations during the first quarter of 2005.

•	On April 28, 2005, Laurus Master Fund, Ltd. received a warrant to purchase 26,667 shares of common stock in exchange for its consent to the Company entering into the PIPE Transaction described under k) below and acquiring MPG, as well as waiving its right to adjust the conversion price on the Company’s convertible term note and convertible revolving note. The warrant has an exercise price of $15.00 per share and a term of five years. The warrant was valued at $160,000 using a modified Black-Sholes option pricing model utilizing the following assumptions: risk free rate of 2.941%, expected volatility of 43.7%, expected dividend of $0 and expected life of 5 years. The value of the warrant was charged to interest expense during 2005.

•	Various consultants received warrants to purchase 27,333 shares of the Company’s common stock with exercise prices between $15.00 and $15.45 per share and terms of three to ten years. The warrants were valued collectively at $144,600 using a modified Black-Sholes option pricing model utilizing the following assumptions (depending on the warrant being valued): risk free rate of 2.366% to 3.029%, expected volatility of 40.7% to 46.5%, an expected dividend of $0 and an expected life of 3 to 10 years. The values of the warrants were charged to operations during the 2005.

Lime Energy Co.
Notes to Consolidated Financial Statements
j)	On April 28, 2005 the Company issued to five (5) institutional investors, for an aggregate gross purchase price of $5,625,000, 416,667 shares of its common stock and 42 month warrants to purchase 208,333 additional shares of common stock at $15.75 per share. Net proceeds from the transaction were approximately $5,413,000, of which approximately $1,644,000 was used to fund the acquisition of Maximum Performance Group, Inc. The balance of the proceeds were used to pay transaction costs and for general corporate purposes.

Delano Group Securities LLC and Mr. David Valentine acted as advisors on the transaction. The Company paid Delano Group Securities LLC $16,250 and 3,333 shares of common stock and Mr. Valentine 3,333 shares of common stock for their services. Mr. Asplund and Mr. Valentine both were serving as directors of Lime Energy at that time. Subsequently, on January 23, 2006, Mr. Asplund became its CEO.

k)	On May 3, 2005 the Company issued 166,148 shares of common stock in connection with the acquisition of Maximum Performance Group, Inc. In addition, 166,148 shares of common stock are being held in escrow and will be issued in the event MPG meets specific performance criteria during the two year period following the acquisition. No escrow shares have been released as of December 31, 2006.

Delano Group Securities LLC acted as an advisor on the acquisition of MPG and was paid $82,176 and 8,366 shares of common stock for its services. These shares were valued at $15.00 per share, which was the closing market price of the Company’s common stock on April 28, 2005. In addition, the Company may issue up to 8,366 additional shares of common stock to Delano if any of the MPG shares held in escrow are released. Delano Group Securities LLC is owned by Mr. David Asplund, one of Lime Energy’s directors and effective January 23, 2006, its CEO.

l)	On November 22, 2005 the Company entered into a securities purchase agreement with Laurus Master Fund, Ltd. whereby the Company issued to Laurus a $5 million secured convertible term note and warrants to purchase 133,333 shares of its common stock at $17.40 per share anytime prior to November 22, 2012. The warrants were valued at $920,000 using a modified Black-Sholes option pricing model utilizing the following assumptions: risk free rate of 4.034%, expected volatility of 67.4%, expected dividend of $0 and expected life of 7 years. The value of the warrants was recorded as a discount to the term loan and was to be amortized over the term of the underlying debt utilizing the effective interest method.

This term loan was retired through a cash payment on June 29, 2006. No portion of the term loan was converted to common stock while the note was outstanding.

m)	During the year ended December 31, 2005, the Company’s Board of Directors declared dividends payable on its Series E Convertible Preferred Stock of $1,366,900. The dividends were paid with 13,699 additional shares of Series E Convertible Preferred Stock.

Lime Energy Co.
Notes to Consolidated Financial Statements
2006 Transactions
n)	During the first three months of 2006, two holders of the Company’s Series E Convertible Preferred Stock converted a total of 7,130 shares of Series E Convertible Preferred Stock into 47,533 shares of common stock.

o)	Effective March 31, 2006, the Company received 14,194 shares of its common stock as part of the sale of its Great Lakes Controlled Energy Corporation subsidiary to Messrs. Eugene Borucki and Denis Enberg. These shares have been returned to the status of authorized, unissued shares of common stock.

p)	On June 29, 2006 the Company entered into a Securities Purchase Agreement and issued to 17 investors, including 10 existing holders of its Series E Convertible Stock, for an aggregate purchase price of $17,875,000, 17,875,000 shares of its common stock (the “PIPE Transaction”). The Company used $2.72 million of the proceeds to fund the cash consideration for the acquisition of Parke P.A.N.D.A. Corporation, approximately $5.6 million to prepay two convertible secured term loans and related prepayment penalties and accrued interest owed to Laurus Master Fund Ltd., $400,000 to pay off Parke’s line of credit, and $115,107 for transaction related costs. The balance of the gross proceeds of approximately $9 million has been and will be used for working capital and other general corporate purposes, except that $1,250,000 was used to pay the cash portion of the acquisition price for Kapadia Consulting, Inc. on September 27, 2006, as described under w) below.

q)	Concurrently with the closing of the PIPE Transaction pursuant to the Securities Purchase Agreement described in p) above, the holders of all of the Company’s outstanding Series E Preferred Stock converted such shares into 21,648,346 shares of its common stock. Please refer to Note 22 for additional information regarding this conversion.

r)	A number of the Company’s common stock warrants contain antidilution provisions that automatically adjust the exercise price on the warrants to the issuance price of any security convertible into the Company’s common stock if the price of the newly issued security is less than the exercise price on the holder’s warrant. Prior to the PIPE Transaction, the exercise price on these warrants ranged from $13.50 per share to $15.00 per share. The issuance of common stock in the PIPE Transaction caused the exercise price on these warrants to automatically be reduced to $1.00 per share. Utilizing a modified Black-Scholes option pricing model, the Company determined that the increase in value of these warrants that resulted from this adjustment was $297,868, which the Company recorded as a non-cash deemed dividend on June 29, 2006.

s)	Immediately following completion of the PIPE Transaction and prepayment of the Laurus term loans, Laurus elected to convert the entire outstanding balance on its revolving line of credit, along with accrued interest thereon, into 950,865 shares of the Company’s common stock. In addition, in consideration of the issuance issuance of 392,596 shares of common stock, Laurus agreed to (i) waive the payment of liquidated damages due as a result of the Company’s failure to register shares of common stock into which the November 2005 $5 million term loan was convertible, and (ii) terminate the requirement that the Company pay it a portion of the cash flows generated by VNPP projects for a period of 5 years following the repayment of the November 2005 $5 million convertible term loan.

Lime Energy Co.
Notes to Consolidated Financial Statements
t)	On June 30, 2006, the Company issued 5,000,000 shares to the Parke Family Trust as part of the consideration in the acquisition of Parke P.A.N.D.A. Corporation.

u)	During the first six months of 2006, the Company’s Board of Directors declared dividends payable on the Company’s Series E Convertible Preferred Stock of $698,000. The dividends were paid with 6,980 additional shares of Series E Convertible Preferred Stock.

v)	On July 25, 2006, the Company issued a three year warrant to purchase 60,000 shares of its common stock at $1.00 per share to Bristol Capital, Ltd. This warrant was valued at $25,200 using a modified Black-Sholes option pricing model utilizing the following assumptions: risk free rate of 5.108%, expected volatility of 91.4%, expected dividend of $0 and expected life of 3 years. The value of this warrant was charged to operations during the period.

w)	On September 26, 2006, the Company issued 500,000 shares of its common stock to Pradeep and Susan Kapadia as part of the consideration in the acquisition of Kapadia Consulting, Inc.

x)	The Company had outstanding warrants to purchase 1,102,119 and 1,078,868 shares of its common stock as of December 31, 2006 and 2005, respectively, at an exercise price of between $1.00 per share and $98.40 per share. These warrants can be exercised at any time prior to their expiration dates which range between June 2007 and May 2015. The following table summarizes information about warrants outstanding as of December 31, 2006:

	Warrants Outstanding
		Weighted
	Number	Average	Weighted
	Outstanding at	Remaining	Average
	December 31,	Contractual	Exercise
Exercise Price	2006	Life	Price

$ 1.00	665,118	1.8 years	$1.00
$ 1.01 – $14.99	—	—	—
$15.00 – $19.99	404,335	3.0 years	16.19
$20.00 – $98.40	32,666	1.9 years	42.77

	1,102,119	2.2 years	$7.81

Lime Energy Co.
Notes to Consolidated Financial Statements
Note 24 – Dividends
     The dividend expense recognized during the years ended December 31, 2006, 2005 and 2004 is comprised of the following:

Year ended December 31,	2006	2005	2004

Accrual of dividend on Series A Convertible Preferred	$—	$—	$540,705

Accrual of Series C Preferred dividend	—	—	53,206

Accrual of Series D Preferred dividend	—	—	35,932

Accrual of Series E Preferred dividend	698,000	1,366,900	1,006,937

Deemed dividend associated with change in conversion price of the Series E Convertible Preferred Stock	23,085,467	—	—

Deemed dividend associated with beneficial conversion price on shares issuable in satisfaction preferred dividends	—	—	1,127,021

Deemed dividend associated with the redemption and exchange of outstanding preferred stock	—	—	1,860,458

Deemed dividend associated with change in the expiration date of warrants to purchase shares of preferred stock	—	—	15,000

Deemed dividend associated with change in the exercise price of warrants to purchase shares of common stock	564,258	484,445	—

Total	$24,347,725	$1,851,345	$4,639,259

Lime Energy Co.
Notes to Consolidated Financial Statements
Note 25 – Reverse Split
     In June 2006, the Company’s Board of Directors approved and the Company announced a 1 for 15 reverse split of the Company’s common stock, effective on June 15, 2006. The common stock has been trading on this basis since that date. On advice of its outside counsel the Company effected the reverse split without amending its certificate of incorporation. Subsequently it learned that under Delaware law it was required to amend its certificate of incorporation, which requires stockholder approval. It received stockholder approval in January 2007 and filed its certificate of amendment to effect the reverse split as required under Delaware law. All share amounts stated herein have been retroactively restated to reflect this reverse split.
Note 26 – Stock Options
     On August 30, 2001, the Company’s shareholders approved the adoption of the 2001 Stock Incentive Plan (the “Plan”), providing that up to 53,333 shares of the Company’s common stock could be delivered under the Plan to certain employees of the Company or any of its subsidiaries and to consultants and directors who are not employees. In addition, the Plan originally provided for an additional number of shares of the Company’s common stock to be reserved for issuance under the plan on January 1st of each succeeding year, beginning January 1, 2002, in an amount equal to the lesser of (i) 5% of the number of outstanding shares of Common Stock, or (ii) 33,333 shares. At the annual meeting held on June 7, 2006, the Company’s stockholders approved an amendment to the Plan which increased the number of shares reserved for issuance under the plan by 400,000 shares and increased the additional shares issued each January 1st to the lesser of (i) 5% of the number of outstanding shares of Common Stock, or (ii) 133,333 shares. The awards granted under the Plan may be incentive stock options or non-qualified stock options. The exercise price for any incentive stock option (“ISO”) may not be less than 100% of the fair market value of the stock on the date the option is granted, except that with respect to a participant who owns more than 10% of the common stock the exercise price must be not less than 110% of fair market value. The exercise price of any non-qualified option shall be in the sole discretion of the Compensation Committee or the Board. To qualify as an ISO the aggregate fair market value of the shares (determined on the grant date) under options granted to any participant may not exceed $100,000 in the first year that they can be exercised. There is no comparable limitation with respect to non-qualified stock options. The term of all options granted under the Plan will be determined by the Compensation Committee or the Board in their sole discretion, provided, however, that the term of each ISO shall not exceed 10 years from the date of grant thereof.
     In addition to the ISOs and non-qualified options, the Plan permits the Compensation Committee, consistent with the purposes of the Plan, to grant stock appreciation rights and/or shares of Common Stock to non-employee directors and such employees (including officers and directors who are employees) of, or consultants to, the Company or any of its Subsidiaries, as the Committee may determine, in its sole discretion. Under applicable tax laws, however, ISO’s may only be granted to employees.
     The Plan is administered by the Board, which is authorized to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan and to determine the individuals to whom, and the time, terms and conditions under which, options and awards are granted. The Board may also amend, suspend or terminate the Plan in any respect at any time. However, no amendment may (i) adversely affect the rights of a participant under an award theretofore granted without the consent of such participant, (ii) increase the number of shares reserved under the Plan, (iii) modify the requirements for participation in the Plan, or (iv) modify the Plan in any way that would require stockholder approval under the rules and regulations under the

Lime Energy Co.
Notes to Consolidated Financial Statements
Exchange Act or the rules of any stock exchange or market on which the Common Stock is listed (unless such stockholder approval is obtained).
     As of December 31, 2006, there were approximately 78 employees of the Company eligible to participate in the Plan, and 620,000 shares of common stock reserved under the Plan.
     Effective April 1, 2000, the Company adopted a stock option plan for all independent directors, which is separate and distinct from the 2001 Stock Incentive Plan described above. The plan was amended on July 11, 2006 to provide that eligible directors receive an initial option grant upon being appointed to the Company’s Board of Directors to purchase 100,000 shares of its common stock, and a grant of options to purchase an additional 50,000 shares on the first day of January beginning on the second January following the date the Director became an eligible director. These options have an exercise price equal to the closing price of the Company’s common stock on the grant date and a term of ten years. The initial options vest on the first day of January following the initial grant date or six months following the initial grant date, whichever is later, if the individual is still a director on the vesting date. All future grants vest in two equal amounts, one amount on the grant date and the balance on the anniversary of the grant date, if the individual is still a member of the Board of Directors on such anniversary date.
     During 2004, certain directors, officers and key employees of the Company were granted options to acquire 67,767 shares of common stock at exercise prices ranging from $17.25 to $35.40 per share. These options vested over periods through January 2006.
     During 2005, certain directors, officers and key employees of the Company were granted options to acquire 69,833 shares of common stock at exercise prices ranging from $15.00 to $18.60 per share. These options vest over periods through October 2007.
     During 2006, certain directors, officers and key employees of the Company were granted options to acquire 10,126,668 shares of common stock at exercise prices ranging from $0.96 to $15.00 per share. These options vest over periods through December 2008.

Lime Energy Co.
Notes to Consolidated Financial Statements
     The following table summarizes the options granted, exercised and outstanding as of December 31, 2006:

			Weighted
		Exercise	Average
		Price Per	Exercise
	Shares	Share	Price

Outstanding at December 31, 2003	681,479	$12.60 - $194.85	$51.75

Granted	67,767	$17.25 - $ 35.40	$25.68
Forfeited	(8,111)	$18.75 - $105.00	$79.75

Outstanding at December 31, 2004	741,135	$12.60 - $194.85	$49.05

Granted	69,833	$15.00 - $ 18.60	$15.60
Forfeited	(10,967)	$15.00 - $120.00	$23.40

Outstanding at December 31, 2005	800,001	$12.60 - $194.85	$46.50

Granted	10,128,318	$0.96 - $ 15.00	$1.12
Forfeited	(221,187)	$1.02 - $105.00	$19.68

Outstanding at December 31, 2006	10,707,132	$0.96 - $194.85	$4.13

Options exercisable at December 31, 2006	4,645,455	$0.96 - $194.85	$7.95

Options exercisable at December 31, 2005	723,518	$12.60 - $194.85	$48.30

Options exercisable at December 31, 2004	651,896	$12.60 - $194.85	$51.00

     The weighted-average, grant-date fair value of stock options granted to employees during the year, and the weighted-average significant assumptions used to determine those fair values, using a modified Black-Scholes option pricing model for stock options under Statement of Financial Accounting Standards No. 123, are as follows:

Year ended December 31,	2006	2005	2004

Weighted average fair value per options granted	$1.05	$0.68	$1.16

Significant assumptions (weighted average):
Risk-free interest rate at grant date	5.02%	2.27%	1.04%
Expected stock price volatility	90%	65%	72%
Expected dividend payout	—	—	—
Expected option life (years)	5.6	9.1	9.1

Lime Energy Co.
Notes to Consolidated Financial Statements
     The risk-free interest rate is based on the U.S. Treasury Bill rates at the time of grant. The dividend reflects the fact that the Company has never paid a dividend on its common stock and does not expect to in the foreseeable future. The Company estimated the volatility of its common stock at the date of grant based on the historical volatility of its stock. The expected term of the options is based on the simplified method as described in the Staff Accounting Bulletin.
     The Company recognized $4,828,955 and $0 of share based compensation expense related to stock options during 2006 and 2005, respectively. The Company recognizes compensation expense for stock options on a straight-line basis over the requisite service period, which is generally equal to the vesting period of the option. It assumed a 10% forfeiture rate in the calculation of the share based compensation. The subject stock options expire ten years after the date of grant.
     Option activity under the Company’s stock option plans as of December 31, 2006 and changes during the year then ended are presented below:

			Weighted
		Exercise	Average
		Price Per	Exercise
	Shares	Share	Price

Outstanding at December 31, 2005	800,001	$12.60 - $194.85	$46.50

Granted	10,128,318	$0.96 - $ 15.00	$1.12
Forfeited	(221,187)	$1.02 - $105.00	$19.68

Outstanding at December 31, 2006	10,707,132	$0.96 - $194.85	$1.02

Options exercisable at December 31, 2006	4,645,455	$0.96 - $194.85	$7.95
     The following table summarizes information about stock options outstanding at December 31, 2006:

	Options Outstanding			Options Exercisable
		Weighted
	Number	Average	Weighted	Number	Weighted
	Outstanding at	Remaining	Average	Exercisable at	Average
	December 31,	Contractual	Exercise	December 31,	Exercise
Exercise Price	2006	Life	Price	2006	Price

$ 0.90 - $ 1.00	3,440,000	9.5 years	$0.97	100,000	$1.00
$ 1.01 - $ 1.10	6,455,000	9.6 years	1.02	3,866,653	1.02
$ 1.11 - $ 10.00	100,000	9.1 years	9.30	—	—
$10.01 - $194.85	712,132	3.6 years	46.85	678,802	48.41

	10,707,132	9.1 years	$4.13	4,645,455	$7.95

Lime Energy Co.
Notes to Consolidated Financial Statements
     The aggregate intrinsic value of the outstanding options (the difference between the closing stock price on the last trading day of 2006 of $0.90 per share and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2006 was $0. This amount will change based on changes in the fair market value of the Company’s common stock.
     As of December 31, 2006, $3,417,726 of total unrecognized compensation cost related to outstanding stock options is expected to be recognized over a weighted-average period of 1.47 years, as follows:

Year ending December 31,

2007	$2,568,508
2008	843,190
2009	6,028

Total	$3,417,726

     A summary of the nonvested options for the year ended December 31, 2006 is as follows:

		Weighted
		Average
	Number of	Grant Date
	Options	Fair Value

Nonvested at December 31, 2005	76,490	$29.64
Granted	10,128,318	1.05
Vested	(4,009,149)	2.01
Forfeited	(133,982)	36.84

Nonvested at December 31, 2006	6,061,677	$1.29

Lime Energy Co.
Notes to Consolidated Financial Statements
Note 27 – Related Parties
     On June 29, 2006, the Company entered into the PIPE Transaction and Series E Conversion (as described in Notes 21 and 22) with 18 persons and entities, including Messrs. Asplund, Kiphart and Valentine, who are all directors of the Company, for an aggregate purchase price of $17,875,000, 17,875,000 shares of the Company’s common stock.
     A breakdown of the shares issued in these transactions to Messrs. Asplund, Kiphart and Valentine is as follows:

	Shares	Common
	Issued	Shares	Aggregate
	Upon	Issued	Price Paid
	Conversion	Pursuant to	for PIPE
	of Series E	PIPE	Shares

David R. Asplund	354,200	1,500,000	$1,500,000
Richard P. Kiphart	8,903,400	5,700,000	5,700,000
David Valentine	145,700	200,000	200,000

Total	9,403,300	7,400,000	$7,400,000

     During January 2006, the Company entered into a consulting agreement with Parke P.A.N.D.A. Corporation to provide sales and marketing consulting services. Parke P.A.N.D.A. was a company which at the time was beneficially owned by Daniel Parke, one of the Company’s directors. Pursuant to the consulting agreement the Company agreed to pay Parke P.A.N.D.A. $10,000 per month and to reimburse it for any expenses incurred as a result of its work. The Company paid Parke P.A.N.D.A. a total of $61,155 during the six months ended June 30, 2006. This agreement was terminated in May 2006.
     During January 2006 and again in November 2006, the Company retained Corporate Resource Development, a company owned by William Carey, one of the Company’s directors, to provide sales training and sales and marketing consulting services to Lime Energy. The Company paid Corporate Resource Development a total of $62,500 for these services.
     On June 29, 2006, the Company acquired Parke P.A.N.D.A. Corporation, a company owned by The Parke Family Trust, which is controlled and beneficially owned by Daniel Parke, one of the Company’s directors, and his spouse. Please see Note 5 for additional information regarding this transaction.
     As part of the acquisition of Parke P.A.N.D.A. Corporation, the Company assumed Parke P.A.N.D.A.’s existing office lease for space in a building in Glendora California owned by a company controlled by Daniel Parke. The Company believes that the terms of the lease are fair as they are comparable to the terms of leases with other third party tenants located in the building. See Note 18 for additional information.
     Certain other related party transactions are disclosed in Notes 18 and 20.

Lime Energy Co.
Notes to Consolidated Financial Statements
     The Company does not have a written policy concerning transactions between the Company or a subsidiary of the Company and any director or executive officer, nominee for director, 5% stockholder or member of the immediate family of any such person. However, the Company’s practice is that such transactions shall be reviewed by the Company’s Board of Directors and found to be fair to the Company prior to the Company (or a subsidiary) entering into any such transaction, except for (i) executive officers’ participation in employee benefits which are available to all employees generally; (ii) transactions involving routine goods or services which are purchased or sold by the Company (or a subsidiary) on the same terms as are generally available in arm’s length transactions with unrelated parties (however, such transactions are still subject to approval by an authorized representative of the Company (or a subsidiary) in accordance with internal policies and procedures applicable to such transactions with unrelated third parties); and (iii) compensation decisions with respect to executive officers other than the CEO, which are made by the Compensation Committee pursuant to recommendations of the CEO.
Note 28 – Business Segment Information
     The Company is organized and manages its business in two distinct segments: the Energy Technology segment, and the Energy Services segment. In classifying its operational entities into a particular segment, the Company segregated its businesses with similar economic characteristics, products and services, production processes, customers, and methods of distribution into distinct operating groups.
     The Energy Technology segment designs, manufactures and markets energy saving technologies, primarily to commercial and industrial customers. The principal products produced and marketed by this segment are the eMAC line of HVAC and lighting controllers and the EnergySaver line of lighting controllers. Operations of Lime Energy Co. and Maximum Performance Group, Inc. are included in this segment. Lime Energy is headquartered, and most of its operations are located, in Elk Grove Village, Illinois. Maximum Performance Group is headquartered in San Diego, California and has a sales office in New York City.
     The Energy Services segment includes the operations of Parke Industries, LLC and Kapadia Energy Services, Inc. Parke, which the Company acquired effective June 30, 2006, designs, engineers and installs energy efficient lighting upgrades for commercial and industrial users. Kapadia, which the Company acquired effective September 27, 2006, provides energy engineering services to assist customers in improving their energy efficiency and to better manage their energy costs. Kapadia also designs, engineers and manages the installation of energy efficient lighting upgrades for commercial and industrial users, but unlike Parke contracts the installation to third party electrical contractors. Parke is headquartered in Glendora, California and has sales offices northern California. Kapadia is headquartered in Peekskill, New York and has an office in Ventura, California.
     Prior to March 31, 2006 the Company also operated a Building Control and Automation segment, which was comprised of its Great Lakes Controlled Energy subsidiary. This segment provided integration of building and environmental control systems for commercial and industrial customers. The Company sold Great Lakes effective March 31, 2006; accordingly, the operating results have been separately reported as discontinued operations.

Lime Energy Co.
Notes to Consolidated Financial Statements
     An analysis and reconciliation of the Company’s business segment information to the respective information in the consolidated financial statements is as follows:

Year ended December 31,	2006	2005	2004

Revenues:
Energy Technology	$4,841,610	$3,693,429	$733,630
Energy Services	3,306,610	—	—
Intercompany sales	(4,596)	—	—

Total	8,143,624	3,693,429	733,630

Operating Loss:
Energy Technology	(6,692,648)	(4,578,753)	(2,386,678)
Energy Services	(1,175,253)	—	—
Corporate	(5,479,000)	(1,497,770)	(1,976,298)

Total	(13,346,901)	(6,076,523)	(4,362,976)

Interest Expense, net	(3,079,188)	(544,253)	(626,049)

Loss from continuing operations	(16,426,089)	(6,620,776)	(4,989,025)

Depreciation and Amortization:
Energy Technology	742,706	592,271	50,257
Energy Services	641,870	9,598	8,621
Building Control and Automation	2,021	—	—

Total	1,386,597	601,869	58,878

Capital Additions:
Energy Technology	68,406	530,925	149,603
Energy Services	12,096	—	—
Building Control and Automation	2,465	17,949	—

Total	82,967	548,874	149,603

Total Assets:
Energy Technology	12,906,748	16,424,460	5,167,814
Energy Services	12,490,117	—	—
Building Control and Automation	—	674,514	1,311,506

Total	$25,396,865	$17,098,974	$6,479,320

Lime Energy Co.
Notes to Consolidated Financial Statements
Note 29 – Selected Quarterly Financial Data (unaudited)
     The following represents the Company’s unaudited quarterly results for fiscal 2006 and fiscal 2005. These quarterly results were prepared in accordance with U.S. generally accepted accounting principles and reflect all adjustments (consisting solely of normal recurring adjustments) which, in the opinion of management, are necessary for a fair statement of the results.

	Fiscal 2006 Quarters Ended
	March 31	June 30	September 30	December 31	Total
Revenue	$1,146,345	$1,334,818	$2,130,158	$3,532,303	$8,143,624
Gross profit (loss)	237,943	361,337	537,545	75,505	1,212,330
Loss from continuing operations	(1,935,180)	(4,659,818)	(4,117,510)	(5,713,581)	(16,426,089)
Loss from discontinued operations	(21,425)	—	—	—	(21,425)
Net loss	(1,956,605)	(4,659,818)	(4,117,510)	(5,713,581)	(16,447,514)
Preferred dividends	(615,290)	(23,732,435)	—	—	(24,347,725)
Net loss available to common shareholders	(2,571,895)	(28,392,253)	(4,117,510)	(5,713,581)	(40,795,239)
Basic and diluted loss per common share from continuing operations	(0.74)	(6.49)	(0.08)	(0.12)	(1.52)
Discontinued operations	(0.01)	—	—	—	(0.00)
Basic and Diluted Loss Per Common Share	(0.75)	(6.49)	(0.08)	(0.12)	(1.52)
Weighted averages shares	3,410,455	4,373,236	49,308,350	48,786,611	26,908,608

	Fiscal 2005 Quarters Ended
	March 31	June 30	September 30	December 31	Total
Revenue	$250,713	$1,550,089	$1,123,360	$769,267	$3,693,429
Gross profit (loss)	145,742	104,689	(74,580)	(174,276)	1,575
Loss from continuing operations	(912,957)	(1,712,523)	(1,966,007)	(2,029,289)	(6,620,776)
Income (loss) from discontinued operations	237,700	(112,111)	(48,088)	(329,463)	(251,962)
Net loss	(675,257)	(1,824,634)	(2,014,095)	(2,358,752)	(6,872,738)
Preferred dividends	(334,800)	(339,000)	(344,000)	(833,545)	(1,851,345)
Net loss available to common shareholders	(1,010,057)	(2,163,634)	(2,358,095)	(3,192,297)	(8,724,083)
Basic and diluted loss per common share from continuing operations	(0.45)	(0.64)	(0.69)	(0.84)	(2.65)
Discontinued operations	0.09	(0.04)	(0.01)	(0.10)	(0.08)
Basic and Diluted Loss Per Common Share	(0.36)	(0.68)	(0.70)	(0.94)	(2.73)
Weighted averages shares	2,784,438	3,195,194	3,387,567	3,386,677	3,190,664
Note 30 – Subsequent Events
     On February 23, 2007, the Company commenced a rights offering to stockholders in which it distributed to each holder of record as of February 23, 2007 (other than the former Series E Preferred stockholders and Daniel Parke, who waived their rights to participate), five non-transferable subscription rights to purchase shares of the Company’s common stock at $1.00 per share, for a total of 38,825,160 subscription rights. Stockholders that participate in the rights offering also are able to subscribe for any shares that were not purchased by other stockholders pursuant to their subscription rights. The rights offering is scheduled to close on March 30, 2007.

LIME ENERGY CO.
Schedule II – Valuation and Qualifying Accounts

		Additions/
		(recoveries)
	Balance at	charged to	Deductions
	beginning of	costs and	Amounts	Other	Balance at end
	period	expenses	written-off	adjustments	of period
Allowance for doubtful accounts:

Year ended December 31, 2004	326,000	6,000	(133,000)	—	199,000

Year ended December 31, 2005	$199,000	$97,000	$(13,000)	$42,000	$325,000

Year ended December 31, 2006	$325,000	$105,000	$(62,000)	$(3,000)	$366,000
Other adjustment of $42,000 in 2005 resulted from the acquisition of Maximum Performance Group, Inc.
Other adjustment of ($3,000) in 2006 resulted from the sale of Great Lakes Controlled Energy and the acquisition of Parke P.A.N.D.A. Corporation and Kapadia Consulting Inc.

		Additions/
		(recoveries)
	Balance at	charged to	Deductions
	beginning of	costs and	Amounts	Other	Balance at end
	period	expenses	written-off	adjustments	of period
Reserve for obsolete inventory:

Year ended December 31, 2004	—	—	—	—	—

Year ended December 31, 2005	$—	$35,000	$(16,000)	$9,000	$28,200

Year ended December 31, 2006	$28,200	$578,400	$(9,800)	$—	$596,800
Other adjustment of $9,000 in 2005 resulted from the acquisition of Maximum Performance Group, Inc.

LIME ENERGY CO.
CONDENSED CONSOLIDATED BALANCE SHEET

	September 30,
	2007	December 31,
	(unaudited)	2006(1)

Assets

Current Assets
Cash and cash equivalents	$4,632,512	$4,663,618
Accounts receivable, net	5,894,829	2,825,947
Inventories	2,347,218	614,491
Advances to suppliers	9,295	132,083
Prepaid expenses and other	541,275	279,017

Total Current Assets	13,425,129	8,515,156

Net Property and Equipment	1,474,452	1,201,008

Long Term Receivables	60,537	102,904
Deferred Financing Costs, net	7,604	—
Intangibles, net	4,392,219	5,126,829
Cost in Excess of Assets Acquired	10,592,681	10,450,968

	$29,952,622	$25,396,865

LIME ENERGY CO.
CONDENSED CONSOLIDATED BALANCE SHEET

	September 30,
	2007	December 31,
	(unaudited)	2006(1)

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$2,180,857	$1,344,725
Current maturities of long-term debt	529,448	46,699
Accrued expenses	1,092,239	1,251,777
Notes payable	150,000	150,000
Deferred revenue	1,115,173	967,446
Customer deposits	1,332,834	1,148,090

Total Current Liabilities	6,400,551	4,908,737

Deferred Revenue	472,740	748,980
Long-Term Debt, less current maturities, net of unamortized discount of $2,663,929 and $0 at September 30, 2007 and December 31, 2006, respectively	2,455,463	520,392
Deferred Tax Liability	1,034,000	1,034,000

Total Liabilities	10,362,754	7,212,109

Stockholders’ Equity
Common stock, $.0001 par value; 200,000,000 shares authorized, 53,827,770 and 49,786,611 issued as of September 30, 2007 and December 31, 2006, respectively	5,383	4,979
Additional paid-in capital	104,350,536	95,025,912
Accumulated deficit	(84,766,051)	(76,846,135)

Total Stockholders’ Equity	19,589,868	18,184,756

	$29,952,622	$25,396,865

See accompanying notes to condensed consolidated financial statements

(1)	Derived from audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2006

LIME ENERGY CO.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

Three months ended September 30	2007	2006

Revenue	$5,461,090	$2,130,158

Cost of sales	4,026,655	1,592,613

Gross profit	1,434,435	537,545

Selling, general and administrative	2,965,965	3,561,427
Amortization of intangibles	713,881	413,137
Impairment loss	—	760,488

Operating loss	(2,245,411)	(4,197,507)

Other Expense:
Interest income	75,332	96,877
Interest expense	(395,346)	(16,880)

Total other (expense) income	(320,014)	79,997

Net Loss	(2,565,425)	(4,117,510)

Basic and Diluted Net Loss Per Common Share	$(0.05)	$(0.08)

Weighted average common shares outstanding	53,651,740	49,308,350

See accompanying notes to condensed consolidated financial statements

LIME ENERGY CO.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

Nine months ended September 30	2007	2006

Revenue	$12,092,330	$4,611,321

Cost of sales	9,127,859	3,474,496

Gross profit	2,964,471	1,136,825

Selling, general and administrative	8,869,749	7,221,592
Amortization of intangibles	1,652,710	736,144
Impairment loss	—	760,488

Operating loss	(7,557,988)	(7,581,399)

Other Expense:
Interest income	195,667	125,646
Interest expense	(557,595)	(3,256,755)

Total other expense	(361,928)	(3,131,109)

Loss from continuing operations	(7,919,916)	(10,712,508)

Loss from discontinued operations	—	(21,425)

Net Loss	(7,919,916)	(10,733,933)

Plus preferred stock dividends	—	(24,347,725)

Net Loss Available to Common Shareholders	$(7,919,916)	$(35,081,658)

Basic and diluted loss per common share from continuing operations	$(0.15)	$(1.83)

Discontinued operations	—	(0.00)

Basic and Diluted Net Loss Per Common Share	$(0.15)	$(1.83)

Weighted average common shares outstanding	52,441,622	19,198,805

See accompanying notes to condensed consolidated financial statements

LIME ENERGY CO.
STATEMENT OF CONDENSED CONSOLIDATED STOCKHOLDERS’ EQUITY
(Unaudited)

			Additional		Total
		Common	Paid-in	Accumulated	Stockholders’
	Common Shares	Stock	Capital	Deficit	Equity

Balance, December 31, 2006	49,786,611	$4,979	$95,025,912	$(76,846,135)	$18,184,756
Issuance of common stock (less issuance costs of $202,932)	2,999,632	300	2,796,400	—	2,796,700
Offering costs for 2006 issuance of common stock	—	—	(45,361)	—	(45,361)
Acquisition of Texas Energy Products, Inc.	200,000	20	213,980	—	214,000
Acquisition of Preferred Lighting, Inc.	105,485	11	200,411		200,422
Release of escrow shares to former owners of Maximum Performance Group, Inc.	20,715	2	26,306	—	26,308
Satisfaction of liquidated damages through the issuance of common stock	613,708	61	613,647	—	613,708
Share based compensation	—	—	2,211,421	—	2,211,421
Warrants issued in connection with Subordinated Convertible Notes	—	—	1,136,537	—	1,136,537
Value of beneficial conversion feature on Subordinated Convertible Notes	—	—	1,866,537	—	1,866,537
Satisfaction of interest obligation through issuance of common stock	49,613	5	83,822	—	83,827
Warrants issued for services received	—	—	162,000	—	162,000
Exercise of options	41,928	4	32,126	—	32,130
Exercise of warrants	10,078	1	7,594	—	7,595
Warrant repricing	—	—	19,204	—	19,204
Net loss for the nine months ended September 30, 2007	—	—	—	(7,919,916)	(7,919,916)

Balance, September 30, 2007	53,827,770	$5,383	$104,350,536	$(84,766,051)	$19,589,868

See accompanying notes to condensed consolidated financial statements. .

LIME ENERGY CO.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

Nine months ended September 30	2007	2006

Cash Flow from Operating Activities

Net loss	$(7,919,916)	$(10,733,933)

Adjustments to reconcile net loss to net cash used in operating activities, net of acquisitions and dispositions
Depreciation and amortization	1,771,012	866,896
Share based compensation	2,211,421	2,053,540
Warrants issued in exchange for services received	162,000	25,200
Provision for bad debt	121,216	—
Liquidated damages satisfied through issuance of common stock	613,708	185,260
Amortization of deferred financing costs	968	299,964
Amortization of original issue discount	339,145	898,409
Accrued interest satisfied through the issuance of common stock	83,827	—
Warrant repricing	19,204	—
Termination of post repayment interest and interest converted to common stock	—	274,747
Beneficial value of revolver adjustment in conversion price	—	950,865
Loss on disposal of fixed assets	—	93,563
Impairment loss	—	760,488
Changes in assets and liabilities, net of acquisitions and dispositions
Accounts receivable	(3,044,830)	278,241
Inventories	(1,611,594)	285,746
Advances to suppliers	122,788	177,272
Other current assets	(242,756)	(96,103)
Accounts payable	734,754	95,204
Accrued expenses	(198,943)	(520,334)
Deferred revenue	(164,297)	54,469
Other current liabilities	76,684	(284,687)

Net cash used in operating activities	(6,925,609)	(4,335,193)

Cash Flows Used In Investing Activities
Acquisitions (including acquisition costs), net of cash acquired	(593,586)	(3,930,120)
Sale of discontinued operations	—	(83,586)
Purchase of property and equipment	(376,152)	(29,565)

Net cash used in investing activities	(969,738)	(4,043,271)

Cash Flows Provided by Financing Activities
Payments on lines of credit	—	(1,456,545)
Proceeds from long-term debt	5,121,207	—
Payment on long-term debt	(39,458)	(5,342,105)
Cash paid for deferred financing costs	(8,572)	—
Proceeds from issuance of common stock	2,999,632	17,875,000
Issuance costs related to stock issuances	(248,293)	(101,162)
Proceeds from exercise of options and warrants	39,725	—

Net cash provided by financing activities	7,864,241	10,975,188

Net (Decrease) Increase in Cash and Cash Equivalents	(31,106)	2,596,724

Cash and Cash Equivalents, at beginning of period	4,663,618	4,229,150

Cash and Cash Equivalents, at end of period	$4,632,512	$6,825,874

Supplemental Disclosure of Cash Flow Information
Cash paid during the periods for interest — continuing operations	$58,660	$395,875
Cash paid during the periods for interest — discontinued operations	—	42
Value of warrants issued in exchange for services received	$162,000	$—
Supplemental Disclosures of Noncash Investing and Financing Activities:
On August 6, 2007, effective retroactive to July 31, 2007, the Company purchased the assets and assumed certain liabilities of Preferred Lighting, Inc. for $281,343 in cash (net of cash acquired of $31,127 and including transaction costs of $12,470), and 105,485 shares of Lime Energy common stock. The related assets and liabilities at the date of acquisition were as follows:

Cash	$31,127
Accounts receivable	24,491
Inventory	53,499
Other current assets	14,702
Property and equipment	8,593
Identifiable intangible assets	422,100
Cost in excess of assets acquired	86,625

Total assets acquired	641,137

Accounts payable	(22)
Accrued expenses	(20,164)
Other current liabilities	(108,059)

Total liabilities assumed	(128,245)

Net assets acquired	512,892

Less valuation of shares issued for acquisition	(200,422)
Acquisition costs	(12,470)

Total cash paid	$300,000

On June 6, 2007, effective retroactive to May 31, 2007, the Company purchased the assets and assumed certain liabilities of Texas Energy Products for $312,243 in cash (net of cash acquired of $17,899 and including transaction costs of $10,818), and 200,000 shares of Lime Energy common stock. The related assets and liabilities at the date of acquisition were as follows:

Cash	$17,899
Accounts receivable	78,410
Inventory	67,634
Other current assets	4,800
Property and equipment	7,000
Identifiable intangible assets	496,000
Cost in excess of assets acquired	28,780

Total assets acquired	700,523

Accounts payable	(101,356)
Accrued expenses	(19,241)
Other current liabilities	(35,784)

Total liabilities assumed	(156,381)

Net assets acquired	544,142

Less valuation of shares issued for acquisition	(214,000)
Acquisition costs	(10,818)

Total cash paid	$319,324

See accompanying notes to condensed consolidated financial statements

Note 1 — Basis of Presentation
The financial information included herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments), which, in the opinion of management, are necessary for a fair statement of results for the interim periods.
The results of operations for the three and nine months ended September 30, 2007 and 2006 are not necessarily indicative of the results to be expected for the full year.
For further information, refer to the audited financial statements and the related footnotes included in the Lime Energy Co. Annual Report on Form 10-K for the year ended December 31, 2006.
Note 2 — Stock-based Compensation
The Company accounts for employee stock options in accordance with Statement of Financial Accounting Standards No. 123(R). This pronouncement requires companies to measure the cost of employee service received in exchange for a share based award (typically stock options) based on the fair value of the award, with expense recognized over the requisite service period, which is generally equal to the vesting period of the option. The Company recognized $2,211,421 and $2,053,540 of share based compensation expense related to stock options during the nine-month period ended September 30, 2007 and 2006, respectively, and $723,305 and $1,806,671 during the three month period ended September 30, 2007 and 2006, respectively.
The weighted-average, grant-date fair value of stock options granted to employees and the weighted-average significant assumptions used to determine those fair values, using a modified Black-Scholes option pricing model for stock options under Statement of Financial Accounting Standards No. 123, are as follows:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006

Weighted average fair value per option granted	$1.25	$0.77	$0.90	$1.02

Significant assumptions (weighted average):
Risk-free rate	4.44%	5.06%	4.84%	5.03%
Dividend yield	0.0%	0.00%	0.0%	0.00%
Expected volatility	88.2%	92.1%	88.3%	91.3%
Expected life (years)	5.8	5.7	5.6	5.6

The risk-free interest rate is based on the U.S. Treasury Bill rates at the time of grant. The dividend reflects the fact that the Company has never paid a dividend on its common stock and does not expect to in the foreseeable future. The Company estimated the volatility of its common stock at the date of grant based on the historical volatility of its stock. The expected term of the options is based on the simplified method as described in the Staff Accounting Bulletin No. 107, which is the average of the vesting term and the original contract term.
Option activity under the Company’s stock option plans as of September 30, 2007 and changes during the three months then ended are presented below:

			Weighted
		Exercise	Average
		Price Per	Exercise
	Shares	Share	Price

Outstanding at June 30, 2007	11,315,633	$0.90-$194.85	$4.00

Granted	145,000	$1.60-$1.90	$1.68
Exercised	(56,500)	$1.02-$1.02	$1.02
Forfeited	(20,000)	$1.02-$1.02	$1.02

Outstanding at September 30, 2007	11,384,133	$0.90-$194.85	$3.91

Options exercisable at
September 30, 2007	5,086,179	$0.90-$194.85	$7.45

Option activity under the Company’s stock option plans as of September 30, 2007 and changes during the nine months then ended are presented below:

			Weighted
		Exercise	Average
		Price Per	Exercise
	Shares	Share	Price

Outstanding at December 31, 2006	10,707,132	$0.96-$194.85	$4.13
Granted	850,000	$0.90-$1.90	$1.21
Exercised	(56,500)	$1.02-$1.02	$1.02
Forfeited	(116,499)	$0.90-$35.40	$5.42

Outstanding at September 30, 2007	11,384,133	$0.90-$194.85	$3.91

Options exercisable at September 30, 2007	5,086,179	$0.90-$194.85	$7.45

The following table summarizes information about stock options outstanding at September 30, 2007:

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted	Number	Weighted
	Number	Remaining	Average	Exercisable	Average
	Outstanding at	Contractual	Exercise	at September 30,	Exercise
Exercise Price	September 30, 2007	Life	Price	2007	Price

$0.90 - $1.00	3,865,000	8.8 years	$0.96	419,000	$0.96
$1.01 - $1.25	6,571,000	8.8 years	1.02	3,895,709	1.02
$1.26 - $1.50	—	—	—	—	-
$1.51 - $1.75	135,000	9.9 years	1.59	—	-
$1.76 - $2.00	25,000	9.8 years	1.84	—	-
$2.01 - $10.00	100,000	8.3 years	9.30	100,000	9.30
$10.01 - $194.85	688,133	2.7 years	47.70	671,470	48.51

	11,384,133	8.5 years	$3.91	5,086,179	$7.45

The aggregate intrinsic value of the outstanding options (the difference between the closing stock price on the last trading day of the third quarter of 2007 of $1.63 per share and the exercise price, multiplied by the number of vested in-the-money options) that would have been received by the option holders had all option holders exercised their options on September 30, 2007 was $2,642,314. This amount will change based on changes in the fair market value of the Company’s common stock and as additional options vest in the future.
As of September 30, 2007, $1,803,632 of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted-average period of 1.01 years. The Company issued options to purchase approximately 4 million shares of its common stock to 65 of its employees in October 2007. One third of these options will vest on each of December 31, 2008, 2009 and 2010. The compensation cost associated with these new stock options to be recognized in future periods is approximately $4.2 million.
Note 3 — Acquisitions of Texas Energy Products and Preferred Lighting, Inc.
On June 6, 2007, effective retroactive to May 31, 2007, the Company entered into an Asset Purchase Agreement with George Bradley Boyett dba Texas Energy Products. Pursuant to the agreement, Texas Energy Products, Inc., a newly formed wholly owned subsidiary of the Lime Energy, acquired all of the business assets and assumed certain liabilities held by Mr. Boyett for $319,324 in cash and 200,000 shares of Lime Energy common stock. For accounting purposes the common stock was valued at $1.07 per share, the average closing price of the stock for the 20 trading days immediately prior to the closing. The acquisition was recorded using the purchase method of accounting.
On August 6, 2007, effective retroactive to July 31, 2007, the Company entered into an Asset Purchase Agreement with Preferred Lighting, Inc. pursuant to which a newly formed wholly owned subsidiary of Lime Energy, acquired all of the business assets and assumed certain liabilities held by Preferred Lighting, Inc. for $300,000 in cash and 105,485 shares of Lime Energy common stock. For accounting purposes the common stock was valued at $1.90 per share, the average closing price of the stock for the 20 trading days immediately prior to the closing. The acquisition was also recorded using the purchase method of accounting.

The assets acquired and liabilities assumed in the acquisitions, based on a preliminary allocation are as follows:

		Preferred
	Texas Energy	Lighting

Cash	$17,899	$31,127
Accounts receivable	78,410	24,491
Inventory	67,634	53,499
Other current assets	4,800	14,702
Property and equipment	7,000	8,593
Identifiable intangible assets	496,000	422,100
Goodwill	$28,780	$86,625

Accounts payable	$101,356	$22
Accrued expenses	19,241	20,164
Other current liabilities	$35,784	$108,060
The Company has assessed the fair values of acquired assets and assumed liabilities and allocated the purchase price accordingly. For purposes of the allocation, it has allocated $496,000 and $422,100 of the Texas Energy Products and Preferred Lighting purchase prices, respectively, to identifiable intangible assets with definitive lives such as sales backlog and the sales pipeline. These amounts have been capitalized and will be amortized over the estimated useful life of the related identifiable intangible assets. This amortization will be deductible for tax purposes. The amounts capitalized and the estimated useful life of the identifiable intangible assets are as follows:

	Estimated	Estimated
Asset Class	Value	Useful Life

Texas Energy Products
Sales backlog	$223,000	3 Months
Sales pipeline	273,000	6 Months

Preferred Lighting
Sales backlog	$13,200	4 months
Sales pipeline	322,900	18 months
Customer list	86,000	36 months

Goodwill at the date of each acquisition is based on preliminary internal valuation studies. Therefore, reported amounts may change when the valuation studies are finalized, which is expected to occur during the fourth quarter of 2007.
Both companies are energy services companies that specialize in energy efficient lighting upgrades. In addition Texas Energy products markets energy efficient window film and roofing. Texas Energy Products is headquartered in Austin, Texas and had four employees on the date of acquisition and Preferred Lighting is headquartered in Seattle, Washington and also had four employees at the time of acquisition.
The results of Texas Energy Products have been included in the consolidated statement of operations since June 1, 2007 and the results of Preferred Lighting, Inc. have been included in the consolidated statement of operations since August 1, 2007. The pro forma operating results as if the Company had completed the acquisitions as of the beginning of the periods presented are not significant to the Company’s financial statements and are not presented.
Note 4 — Recent Accounting Pronouncements
In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 provides guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a return. FIN 48 requires that companies recognize in their financial statements the impact of a tax position if that position more likely than not will be sustained on an audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transition provisions. The Company adopted FIN 48 on January 1, 2007. As a result of the implementation of FIN 48, no adjustment to retained earnings was made.
The Company’s subsidiaries file income tax returns in various tax jurisdictions, including the United States and certain U.S. states. The Company has substantially concluded all US Federal and State income tax matters for years up to and including 2001.
The Company has recorded a valuation allowance equaling the deferred tax asset due to the uncertainty of its realization in the future. At December 31, 2006, the Company had US federal net operating loss carryforwards available to offset future taxable income of approximately $64 million, which expire in the years 2018 through 2026. Under section 382 of the Internal Revenue Code of 1986, as amended, the utilization of US net operating loss carryforwards may be limited under the change in stock ownership rules of the IRC. As a result of ownership changes as defined by Section 382, which have occurred at various points in the Company’s history, utilization of its net operating loss carryforwards will likely be significantly limited under certain circumstances.
The Company’s policy is to recognize interest and penalties related to income tax matters in interest and income tax expense respectively. There were no interest and penalties related to income taxes recorded at January 1, 2007, the date of adoption of FIN 48.
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115, which permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the FASB’s long-term measurement objectives for accounting for financial instruments. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company will adopt this Statement effective January 1, 2008. The Company is currently evaluating the impact that the adoption of SFAS No. 159 will have on its consolidated results of operations and financial position.
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The statement is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of adopting SFAS No. 157 on its condensed consolidated financial statements.

Note 5 — Cost in Excess of Assets Acquired
Changes in goodwill during 2007 are as follows:

	Energy	Energy
	Technology	Services	Total

Balance at December 31, 2006	$4,155,661	$6,295,307	$10,450,968

Release of escrow shares	26,308	—	26,308

Acquisition of Preferred Lighting	—	86,625	86,625

Acquisition of Texas Energy Products	—	28,780	28,780

Balance at September 30, 2007	$4,181,969	$6,410,712	$10,592,681

Goodwill represents the purchase price in excess of the fair value of assets acquired in business combinations. Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets”, requires the Company to assess goodwill for impairment at least annually in the absence of an indicator of possible impairment and immediately upon an indicator of possible impairment. The Company will perform a goodwill assessment during the forth quarter of 2007.
Note 6 — Net Loss Per Share
The Company computes loss per share under Statement of Financial Accounting Standards (SFAS) No. 128 “Earnings Per Share,” which requires presentation of two amounts: basic and diluted loss per common share. Basic loss per common share is computed by dividing loss available to common stockholders by the number of weighted average common shares outstanding, and includes all common stock issued. Diluted earnings would include all common stock equivalents. The Company has not included the outstanding options, warrants or shares issuable upon conversion of the preferred stock and convertible debt as common stock equivalents in the computation of diluted loss per share for the three months or nine months ended September 30, 2007 and 2006 because the effect would be antidilutive.

The following table sets forth the weighted average shares issuable upon exercise of outstanding options and warrants and conversion of preferred stock and convertible debt that are not included in the basic and diluted loss per share available to common stockholders because to doing would be antidilutive:

	Three Months Ended		Nine months Ended
	September 30		September 30
	2007	2006	2007	2006

Weighted average shares issuable upon exercise of outstanding options	11,335,611	9,154,287	11,166,833	3,670,592

Weighted average shares issuable upon exercise of outstanding warrants	2,936,443	1,117,231	2,146,691	1,089,874

Weighted average shares issuable upon conversion of preferred stock (1)	—	—	15,254,609	1,016,974

Weighted average shares issuable upon conversion of convertible debt	5,000,000	—	2,239,011	236,520

Total	19,272,054	10,271,518	30,807,144	6,013,960

(1)	All of the outstanding shares of convertible preferred stock were converted to common stock on June 29, 2006.
As discussed in Note 5 to the Company’s annual report on Form 10-K for the year ended December 31, 2006, in connection with the acquisition of MPG, 166,148 shares of common stock were deposited in escrow for the benefit of the selling shareholders to be released over the two-year period following the April 30, 2005 purchase of MPG if MPG achieved certain revenue targets during the period. In May 2007 the Company determined that 19,729 shares were owed to the former MPG stockholders and issued them accordingly. The remaining 146,419 shares were returned to the Company and canceled. While these shares were being held in escrow they were not included in the calculation of the weighted average common shares outstanding since their release was uncertain.

Note 7 — Warranty Obligations
The Company warrants to the purchasers of the products that it produces that the products will be free of defects in material and workmanship for one year from the date of installation. In addition, some customers have purchased extended warranties for the Company’s products that extend the base warranty for up to ten years. The Company records the estimated cost that may be incurred under its warranties at the time revenue is recognized based upon the relationship between historical and anticipated warranty costs and sales volumes. The Company periodically assesses the adequacy of its recorded warranty liability and adjusts the amounts as necessary. While the Company believes that its estimated warranty liability is adequate and that the judgment applied is appropriate, the estimated liability for warranties could differ materially from actual future warranty costs.
Changes in the Company’s warranty liability are as follows:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006

Balance, beginning of period	$208,749	$192,581	$196,783	$208,300

Warranties issued	3,840	18,540	25,663	47,790

Settlements	(5,525)	(18,020)	(15,382)	(62,989)

Balance, as of September 30	$207,064	$193,101	$207,064	$193,101

Note 8 — Inventories
Inventories consisted of the following:

	September 30,	December 31,
	2007	2006

Raw materials	$2,723,563	$1,010,995

Work in process	—	3,700

Finished goods	167,162	196,586

Reserve for obsolescence (1)	(543,507)	(596,790)

	$2,347,218	$614,491

(1)	Includes $541,669 reserve for obsolete EnergySaver inventory

Note 9 — Dividends
Dividends are comprised of the following:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006

Accrual of dividend on Series E Convertible Preferred	$—	$—	$—	$698,000

Deemed dividend associated with change in conversion price of the Series E Convertible Preferred Stock (1)	—	—	—	23,085,467

Deemed dividend associated with change in exercise price of warrants issued to the preferred investors	—	—	—	564,258

Total	$—	$—	$—	$24,347,725

(1)	The holders of the Company’s Series E convertible preferred stock converted all of their shares of preferred stock into common stock on June 29, 2006.
Note 10 — Subordinated Convertible Term Note
During the second quarter of 2007, eight investors, including Richard Kiphart, the Company’s chairman and largest individual stockholder (collectively the “Investors”), and the Company entered into a loan agreement under which the Investors lent the Company $5 million in the form of subordinated convertible term notes (the “Term Notes”). The term loan matures on May 31, 2010, although it may be prepaid at anytime after May 31, 2008 at the Company’s option without penalty, and accrues interest at the rate of 10% per year. Interest is payable quarterly, 50% in cash and 50% in shares of the Company’s common stock valued at the market price of the Company’s common stock on the interest due date. The term notes are convertible at any time at the Investors’ election at $1.00 per share and will automatically convert to shares of common stock at $1.00 per share, if, at any time after May 31, 2008 the closing price of the common stock exceeds $1.50 per share for 20 days in any consecutive 30-day period. The loan is secured by all of the Company’s assets, but is subordinated to all of the Company’s current or future senior lenders, including its current mortgage lender. The loan agreement provides for acceleration upon the occurrence of typical events of default, including nonpayment, nonperformance, bankruptcy and collateral impairment.
As part of the transaction, the Company issued the Investors four-year warrants to purchase 1,442,306 shares of its common stock at $1.04 per share. These warrants were valued at $1,136,537 utilizing a modified-Black Scholes option pricing model.

The shares issued as part of the quarterly interest payments and issuable upon conversion of the term loan or exercise of the warrants will not be registered for resale, though the Company has given the Investors the right to demand the Company use its best efforts to file as soon as practicable a registration statement to register a minimum of 1 million issued shares.
In recording the transaction, the Company allocated the value of the proceeds to the Term Notes and warrants based on their relative fair values. In doing so, it determined that the Term Notes contained a beneficial conversion feature since the fair market value of the common stock issuable upon conversion of the Term Notes (determined on the Term Note issuance date) exceeded the value allocated to the Term Notes of $3,863,563. The Term Notes are convertible into 5 million shares of common stock, which at the market price of $1.15 per share on the Term Note issuance date was worth $5,730,000. The difference between the market value of the shares issuable upon conversion and the value allocated to the Term Notes of $1,866,537 is considered to be the value of the beneficial conversion feature. This calculation is summarized as follows:

Value Allocated to Term Notes:
Proceeds from issuance	$5,000,000
Less value allocated to warrants	(1,136,537)

Value allocated to Term Notes	$3,863,463

Market Value of Shares Issuable Upon Conversion:
Shares issuable upon conversion of the Term Notes	5,000,000
Closing market value of stock on term note issuance date	$1.15

Market value of shares issuable upon conversion	5,730,000

Beneficial Conversion Value:
Market value of shares issuable upon conversion	$5,730,000
Less value allocated to Term Notes	(3,863,463)

Value of beneficial conversion feature	$1,866,537

The value of the beneficial conversion feature has been recorded as a discount to the Term Notes and is being amortized over the term of the Term Notes using the effective interest method. Amortization of the discount of $251,624 and $339,145 was included in interest expense during the three month and nine month periods ended September 30, 2007, respectively.
In addition, the Company incurred expenses of $8,572 relative to the Term Note offering. These expenses have been capitalized and are also being amortized over the term of the Term Notes using the effective interest method. Amortization of the deferred issuance costs of $718 and $968 was included in interest expense during the three month and nine month periods ended September 30, 2007, respectively.

Note 11 — Business Segment Information
The Company is organized and manages its business in two distinct segments: the Energy Technology segment and the Energy Services segment. In classifying its operational entities into a particular segment, the Company segregated its businesses with similar economic characteristics, products and services, production processes, customers, and methods of distribution into distinct operating groups.
The Energy Technology segment designs, manufactures and markets energy saving technologies, primarily to commercial and industrial customers. The principal products produced and marketed by this segment are the eMAC line of HVAC and lighting controllers and the EnergySaver line of lighting controllers (which the Company ceased actively marketing in late 2006). Operations of Lime Energy Co.’s EnergySaver division and Maximum Performance Group, Inc. are included in this segment. Lime Energy is headquartered and its former EnergySaver operations are located in Elk Grove Village, Illinois. Maximum Performance Group is headquartered in San Diego, California and has a sales office in New York City.
The Energy Services segment includes the operations of Parke Industries, LLC, Kapadia Energy Services, Inc., Lime Midwest, Inc., Texas Energy Products, Inc. and Preferred Lighting, Inc. Parke, which the Company acquired effective June 30, 2006, Texas Energy Products, Inc., which was acquired effective May 31, 2007, and Preferred Lighting, which was acquired effective July 31, 2007, designs, engineers and installs energy efficient lighting upgrades for commercial and industrial users. Lime Midwest is a subsidiary that was created in January 2007 and is based in Elk Grove Village, Illinois. Kapadia, which the Company acquired effective September 27, 2006, provides energy engineering services to assist customers in improving their energy efficiency and to better manage their energy costs. Kapadia also designs, engineers and manages the installation of energy efficient lighting upgrades for commercial and industrial users, but unlike Parke, contracts the installation to third party electrical contractors. Parke is headquartered in Glendora, California and has offices in Danville and Carmel, California and Salt Lake City, Utah. Kapadia is headquartered in Peekskill, New York and has an office in Ventura, California. Texas Energy is headquartered in Austin, Texas and has an office in Dallas, Texas. Preferred Lighting is located in Seattle, Washington.
In June 2007, the Company created a new subsidiary, Lime Finance Inc., to provide liquidity for extended receivables created by Lime’s other subsidiaries. As of September 30, 2007, there were no assets held by Lime Finance and it had no operating activity.
Prior to March 31, 2006, the Company also operated a Building Control and Automation segment, which was comprised of its Great Lakes Controlled Energy subsidiary. This segment provided integration of building and environmental control systems for commercial and industrial customers. The Company sold Great Lakes effective March 31, 2006, and its results are included in discontinued operations for the nine-month period ended September 30, 2006.

The following is the Company’s business segment information:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006

Revenues:
Energy Services	$5,001,000	$1,110,000	$9,833,000	$1,020,000
Energy Technology	683,000	1,020,000	2,548,000	3,591,000
Intercompany sales	(223,000)	—	(289,000)	—

Total	5,461,000	2,130,000	12,092,000	4,611,000

Operating Loss:
Energy Services	(76,000)	(479,000)	(1,009,000)	(479,000)
Energy Technology	(1,043,000)	(1,916,000)	(2,439,000)	(3,813,000)
Corporate overhead	(1,126,000)	(1,803,000)	(4,110,000)	(3,289,000)

Total	(2,245,000)	(4,198,000)	(7,558,000)	(7,581,000)

Interest Expense, net	(320,000)	80,000	(362,000)	(3,131,000)

Net Loss From Continuing Operations	(2,565,000)	(4,118,000)	(7,920,000)	(10,712,000)

Depreciation and Amortization:
Energy Services	602,000	289,000	1,300,000	289,000
Energy Technology	146,000	140,000	431,000	490,000
Corporate	15,000	31,000	40,000	88,000

Total	763,000	460,000	1,771,000	867,000

Capital Additions:
Energy Services	108,000	2,000	159,000	2,000
Energy Technology	62,000	9,000	89,000	19,000
Corporate	88,000	6,000	128,000	9,000

Total	$258,000	$17,000	$376,000	$30,000

	September 30, 2007	December 31, 2006

Total Assets:
Energy Services	17,037,000	12,491,000
Energy Technology	7,213,000	7,410,000
Corporate overhead	5,703,000	5,496,000

Total	$29,953,000	$25,397,000

Note 12 — Equity Issuances
a)	During January 2007, the Company issued consultants warrants with terms of two to three years to purchase 420,000 shares of its common stock at prices of $1.00 to $1.08 per share as partial consideration for services provided the Company. These warrants were initially valued at $250,500 using a modified Black-Scholes option pricing model utilizing the following assumptions: risk free rate of 5.129%, expected volatility of 88.9%, expected dividend of $0 and expected life of two to three years. One of these warrants was exercisable only if certain objectives were achieved by the consultant prior to August 1, 2007. The value of theses warrants were charged to operations during the first quarter of 2007. During second quarter of 2007 the Company determined the consultant was unlikely to meet the objective necessary for the warrant to vest, therefore it reversed $88,500 of expense it had previously recorded in connection with this warrant.
b)	A provision of the June 2006 PIPE transaction required the Company to file and have declared effective by no later than November 3, 2006, a registration statement registering the shares issued as part of the transaction. To the extent that it failed to have the registration statement declared effective by this date, it was required to pay penalties to the PIPE investors at the rate of 1% of the purchase price paid by the investors per month. Largely as a result of the questions regarding the need to amend its Certificate of Incorporation to effect the reverse split of its stock, the Company was not able to have the registration statement declared effective until February 14, 2007. All of the investors in the PIPE transaction agreed to accept shares of the Company’s common stock as payment of this registration penalty. As of December 31, 2006, the Company had accrued $345,583 in penalties related to its failure to register these shares. These accrued penalties, along with $268,125 of penalties for the period from January 1, 2007 through February 14, 2007, were satisfied through the issuance of 613,708 shares of common stock in January and February 2007.
c)	On February 23, 2007, the Company commenced a rights offering to stockholders in which it distributed to each holder of record as of February 23, 2007 (other than the former Series E Preferred stockholders and Daniel Parke, who waived their rights to participate), five non-transferable subscription rights to purchase shares of the Company’s common stock at $1.00 per share. Stockholders that participated in the rights offering were also able to subscribe for any shares that were not purchased by other stockholders pursuant to their subscription rights. The rights offering closed on March 30, 2007 and raised $2,796,700 (net of issuance costs of $202,932) through the issuance of 2,999,632 shares of common stock to 260 of the Company’s existing stockholders. The Company received the proceeds from the offering and issued the common stock to the participants during the first week of April 2007.

d)	In connection with the placement of the subordinated convertible term notes during the second quarter of 2007 the Company issued four-year warrants to eight investors, including Richard Kiphart, the Company’s chairman and largest individual stockholder, to purchase 1,442,306 shares of its common stock at $1.04 per share. These warrants were valued at $1,136,537 using a modified-Black Scholes option pricing model utilizing the following assumptions: risk free rate of 4.846%, expected volatility of 93.3%, expected dividend of $0 and expected life of four years. The value of the warrants was recorded as a discount to the subordinated convertible term notes and will be amortized over the life of the notes using the effective interest method.

e)	During the second quarter of 2007 five investors exercised their warrants to purchase 10,078 shares of the Company’s common stock at $0.90 per share.

f)	As discussed in Note 5 to the Company’s annual report on Form 10-K for the year ended December 31, 2006, as part of the MPG acquisition, 166,148 shares of common stock were deposited in escrow for the benefit of the selling stockholders of MPG to be released over the two-year period following the April 30, 2005 purchase of MPG if it achieved certain revenue targets during the period. During May 2007 the Company issued 19,729 shares to the former MPG stockholders which it determined it owed them pursuant to the MPG merger agreement. These shares were valued at $1.27 per share, the market value on the date of their release, and recorded as an increase in the goodwill associated with the MPG acquisition. The remaining 146,419 shares that were in escrow were returned to the Company and canceled.

g)	Delano Group Securities LLC acted as an advisor on the acquisition of MPG in 2005. Part of Delano’s compensation for its services was tied to the purchase price paid for MPG. Mr. David Asplund owned and operated Delano prior to joining Lime Energy as its CEO in January 2006. Since the release of the escrow shares was considered a payment of additional consideration to the former stockholders of MPG, the Company issued Mr. Asplund 986 shares of its common stock in May 2007 in satisfaction of the commission owed Delano.

h)	On June 6, 2007, retroactive to May 31, 2007, the Company acquired the assets and assumed certain liabilities of George Bradley Boyett dba Texas Energy Products. The purchase consideration consisted of 200,000 shares of Lime Energy common stock and cash of $312,787. For accounting purposes the stock was valued at $1.07 per share, the average closing price of the stock for the 20 trading days immediately prior to the closing

i)	On June 30, 2007, the Company issued 10,955 shares of its common stock to the holders of its subordinated convertible term notes in satisfaction of 50% of the interest owed on the note for the three-month period ended June 30, 2007.
j)	On August 6, 2007, retroactive to July 31, 2007, the Company acquired the assets and assumed certain liabilities of Preferred Lighting, Inc. for 105,485 shares of Lime Energy common stock and cash of $300,000. Please refer to Note 3 for additional information regarding this transaction.

k)	During the third quarter of 2007 certain employees exercises exercised options to purchase 41,928 shares of the Company’s common stock.

l)	On September 30, 2007, the Company issued 38,658 shares of its common stock to the holders of its subordinated convertible term notes in satisfaction of 50% of the interest owed on the note for the three-month period ended September 30, 2007.

Report of Independent Registered Public Accounting Firm
Parke P.A.N.D.A. Corporation
Glendora, California
We have audited the accompanying balance sheets of Parke P.A.N.D.A. Corporation as of December 31, 2005 and 2004, and the related statements of income, stockholder’s equity and cash flows for the two year period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parke P.A.N.D.A. Corporation at December 31, 2005 and 2004, and the results of its operations and its cash flows for the two year period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

Chicago, Illinois	/s/ BDO SEIDMAN, LLP
August 11, 2006

Parke P.A.N.D.A. Corporation
Balance Sheets

December 31,	2005	2004

Assets

Current Assets
Cash	$152,412	$5,579
Accounts receivable, net of allowance of $10,000 at December 31, 2005 and 2004	329,316	332,682
Inventories	158,796	57,312
Other	—	614

Total Current Assets	640,524	396,187

Net Property and Equipment (Note 3)	54,299	39,611

Intangibles, net of amortization of $2,059 and $1,602 at December 31, 2005 and 2004, respectively	229	686

	$695,052	$436,484

Parke P.A.N.D.A. Corporation
Balance Sheets

December 31,	2005	2004

Liabilities and Stockholder’s Equity

Current Liabilities
Line of credit (Note 4)	$—	$38,646
Current maturities of long-term debt (Note 5)	5,564	9,821
Accounts payable	235,355	111,005
Accrued expenses	56,698	30,187
Due to stockholder	—	32,332

Total Current Liabilities	297,617	221,991

Long-Term Debt, less current maturities (Note 5)	8,170	13,734

Total Liabilities	305,787	235,725

Commitments (Note 6)

Stockholder’s Equity
Common stock, no par value; 1,000,000 shares authorized, 1,000 issued and outstanding at December 31, 2005 and 2004	10,000	10,000
Accumulated earnings	379,265	190,759

Total Stockholder’s Equity	389,265	200,759

	$695,052	$436,484

Parke P.A.N.D.A. Corporation
Statements of Income

	Year ended	Year ended
	December 31,	December 31,
	2005	2004

Revenue	$3,342,731	$2,012,638

Expenses
Cost of sales	2,120,765	1,307,047
Selling, general and administrative	838,092	568,956

	2,958,857	1,876,003

Operating Income	383,874	136,635

Other Expense
Interest expense	8,300	8,940

Net Income	$375,574	$127,695

Parke P.A.N.D.A. Corporation
Statements of Stockholder’s Equity

				Total
	Common	Common	Accumulated	Stockholder’s
	Shares	Stock	Earnings	Equity

Balance, January 1, 2004	1,000	$10,000	$63,064	$73,064

Net income for the year ended December 31, 2004	—	—	127,695	127,695

Balance, December 31, 2004	1,000	$10,000	$190,759	$200,759

Stockholder distribution	—	—	(187,068)	(187,068)

Net income for the year ended December 31, 2005	—	—	375,574	375,574

Balance, December 31, 2005	1,000	$10,000	$379,265	$389,265

Parke P.A.N.D.A. Corporation
Statements of Cash Flows

	Year ended	Year ended
	December 31,	December 31,
	2005	2004

Cash Flows From Operating Activities
Net income	$375,574	$127,695
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,194	12,821
Changes in assets and liabilities
Accounts receivable	3,366	(62,751)
Inventories	(101,484)	(32,472)
Other current assets	614	24,509
Accounts payable	124,350	55,678
Accrued expenses	26,511	8,146

Net cash provided by operating activities	449,125	133,626

Cash Flows Used in Investing Activities
Purchase of property and equipment	(34,425)	(8,746)

Cash Flows Used in Financing Activities
Payments on line of credit	(38,646)	(91,370)
Payments on long-term debt	(9,821)	(9,512)
Shareholder advance	—	1,830
Payments on stockholder loan	(32,332)	—
Distribution to stockholder	(187,068)	—

Net cash used in financing activities	(267,867)	(99,052)

Net Increase in Cash	146,833	25,828

Cash, at beginning of year	5,579	(20,249)

Cash, at end of year	$152,412	$5,579

Supplemental Disclosure of Cash Flow Information
Interest paid during the year	$8,300	$8,940

Parke P.A.N.D.A. Corporation
Notes to Financial Statements
Note 1 — Description of Business
     Parke P.A.N.D.A. Corporation (the “Company”), a California S corporation headquartered in Glendora, California, is an energy services provider specializing in the design, engineering and installation of energy efficient lighting upgrades for commercial and industrial users. The Company’s principal customers are located in California.
Note 2 — Summary of Significant Accounting Policies
     Inventories
     Inventories are stated at the lower of cost or market. Cost is determined utilizing the first-in, first-out (FIFO) method.
     Property and equipment
     Property and equipment are recorded at cost. Depreciation is calculated on the straight-line basis in amounts sufficient to amortize the cost of the assets over their estimated useful lives (generally three to five years) beginning when the asset is placed into service. Expenditures for maintenance and repairs are charged to operations as incurred.
     Impairment of Long-Lived Assets
     The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those items. Our cash flow estimates are based on historical results adjusted to reflect our best estimate of future market and operating conditions. The net carrying value of assets not recoverable is reduced to fair value. Our estimates of fair value represent our best estimate based on industry trends and reference to market rates and transactions.
     Revenue Recognition
     The Company’s contracts are of relatively short duration; therefore revenue is recognized on the completed contract basis. Based on the completed-contract method, revenue is recognized when delivery of the product has occurred and installation is complete, title has passed to the customer and collectability is reasonably assured.
     Allowance for Doubtful Accounts
     We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. The allowance is largely based upon specific knowledge of customers from whom collection is determined to be doubtful and our historical collection experience with such customers. If the financial condition of our customers or the economic environment in which they operate were to deteriorate, resulting in an inability to make payments, or if our estimates of certain customer’s ability to pay are incorrect, additional allowances may be required. At December 31, 2005 and 2004, the Company had a $10,000 allowance for doubtful accounts.
     Income Taxes
     The Company has elected “S” corporation status and, accordingly, is not a tax-paying entity for federal income tax purposes. Its stockholder has consented to include the losses or income of the Company on his individual federal tax returns. However, the Company is a tax-paying entity for California Franchise tax purposes.

Parke P.A.N.D.A. Corporation
Notes to Financial Statements
     Concentration of Risk
     Certain financial instruments potentially subject the Company to concentrations of credit risk. These financial instruments consist primarily of cash and accounts receivable. The Company places its cash with a high-credit quality financial institution to limit its credit exposure. During 2005 one customer accounted for approximately 20% of the Company’s revenue. There were no outstanding accounts receivable from this customer at December 31, 2005. No customer accounted for more than 10% of the Company’s revenue during 2004. The Company maintains ongoing credit evaluations of its customers.
     The Company has relationships with multiple suppliers and seeks competing bids for its material purchases. During 2005, the Company purchased approximately 39% and 38% of its materials from two suppliers of which approximately $27,000 and $86,000, respectively, was included in accounts payable at December 31, 2005. During 2004, the Company purchased approximately 73% of its materials from four suppliers, of which approximately $73,000 was included in accounts payable at December 31, 2004.
     Use of Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
     Advertising, Marketing and Promotional Costs
     Expenditures on advertising, marketing and promotions are charged to operations in the period incurred and totaled approximately $11,000 and $18,000 for the periods ended December 31, 2005 and 2004, respectively.
Note 3 — Property and Equipment
     Major classes of property and equipment consist of the following:

December 31,	2005	2004

Furniture	$530	$530
Office equipment	25,850	10,915
Transportation equipment	69,886	50,396

	96,266	61,841
Less accumulated depreciation	41,967	22,230

	$54,299	$39,611

Note 4 — Line of Credit
     The Company has a line of credit with a bank that provides for borrowings of the lesser of (1) $400,000, or 80% of the aggregate of eligible accounts receivable. The line of credit accrues interest on outstanding balances at the lender’s prime rate (7.25% as of December 31, 2005) plus 1.09% and matures on July 25, 2006. Borrowings under this line of credit are secured by substantially all of the Company’s assets and are guaranteed by the Company’s stockholder.

Parke P.A.N.D.A. Corporation
Notes to Financial Statements
There were borrowings of $0 and $38,646 under the line of credit at December 31, 2005 and 2004, respectively.
Note 5 — Long-Term Debt
     Long-term debt at December 31, 2005 and 2004 consisted of the following:

December 31,	2005	2004

Vehicle note due in forty-eight (48) monthly installments of $405, including principal and interest at 6.9% per annum, through January 2006	$403	$5,064

Vehicle note due in sixty (60) monthly installments of $430 through July 2008	13,331	18,491

Total debt	13,734	23,555

Less current portion	5,564	9,821

Total long-term debt	$8,170	$13,734

     The aggregate amounts of long-term debt maturing in each of the next five years as of December 31, 2005, are as follows:

2006	$5,564
2007	5,160
2008	3,010

$13,734

Note 6 — Lease Commitments
     The Company leases office space in Glendora, California from an entity owned by the Company’s stockholder which expires on January 1, 2007. Total rent expense for this office space was $26,400 during 2005.
     Future minimum rentals payments under this lease as of December 31, 2005 are as follows:

Year ending December 31,	Total

2006	$42,000

Total	$42,000

Parke P.A.N.D.A. Corporation
Notes to Financial Statements
Note 7 — Related Party Transactions
     As discuss in Note 6, the Company leases office space in a building owned by the Company’s stockholder.
     During the year ended December 31, 2005, the Company recognized revenue of $39,350 for the sale of products and services to a company which is majority owned by the Company’s stockholder. There were no accounts receivable from this customer as of December 31, 2005.
Note 8 — Subsequent Event
     On June 30, 2006, all of the capital stock of the Company was acquired by Lime Energy Co. (formerly known as Electric City Corp.) for $2.72 million in cash and Lime Energy Co. stock valued at $5 million.

PARKE P.A.N.D.A. CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET

June 30
2006
(unaudited)

Assets

Current Assets
Cash and cash equivalents	$1,710
Accounts receivable, net	711,598
Inventories	142,789
Prepaid expenses and other	7,088

Total Current Assets	863,185

Net Property and Equipment	79,917

Other Assets	115

$943,217

See accompanying notes to condensed consolidated financial statements

PARKE P.A.N.D.A. CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET

June 30,
2006
(unaudited)

Liabilities and Stockholder’s Equity

Current Liabilities
Line of credit	$400,000
Current maturities of long-term debt	10,172
Accounts payable	338,536
Accrued expenses	73,575
Customer advances	367

Total Current Liabilities	822,650

Long-Term Debt, less current maturities	35,591

Total Liabilities	858,241

Stockholder’s Equity
Common stock, no par value; 10,000 shares authorized; 10,000 issued and outstanding	10,000
Accumulated earnings	74,976

Total Stockholder’s Equity	84,976

$943,217

See accompanying notes to condensed consolidated financial statements

PARKE P.A.N.D.A. CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

Six Months ended, June 30	2006	2005

Revenue	$1,883,830	$1,747,569

Expense
Cost of Sales	1,169,365	1,118,120
Selling, general and administrative	520,263	359,533

	1,689,628	1,477,653

Operating income	194,202	269,916

Other Expense
Interest expense	2,491	2,483

Net Income	$191,711	$267,433

See accompanying notes to condensed consolidated financial statements

PARKE P.A.N.D.A. CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

Six Months ended June 30	2006	2005

Cash Flow from Operating Activities

Net income	$191,711	$267,433

Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	11,984	8,102
Changes in assets and liabilities
Accounts receivable	(382,282)	(666,904)
Inventories	16,007	9,096
Costs and estimated profits in excess of billings on uncompleted contracts	—	(81,380)
Prepaid expenses and other current assets	(7,088)	(186)
Accounts payable	103,181	259,067
Accrued expenses	16,877	57,251
Customer advances	367	—

Net cash used in operating activities	(49,243)	(147,521)

Cash Flows Used In Investing Activities
Purchase of property and equipment	(2,476)	(32,115)

Cash Flows (Used in) Provided by Financing Activities
Borrowings on line of credit, net of repayments	400,000	200,989
Payment on loans from stockholders	—	(15,000)
Payment on long-term debt	(2,983)	(4,871)
Stockholder distribution	(496,000)	—

Net cash (used in) provided by financing activities	(98,983)	181,118

Net (Decrease) Increase in Cash and Cash Equivalents	(150,702)	1,482

Cash and Cash Equivalents, at beginning of period	152,412	5,579

Cash and Cash Equivalents, at end of period	$1,710	$7,061

Supplemental Disclosure of Cash Flow Information
Cash paid during the periods for interest	$1,637	$2,483
Non-cash investing activity:
Financed capital purchase	$35,012	$—
See accompanying notes to condensed consolidated financial statements

Parke P.A.N.D.A. Corporation
Notes to Financial Statements
Note 1 — Basis of Presentation
The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2006 and 2005 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 2006. For further information, refer to the Company’s annual December 31, 2005 and 2004 financial statements and footnotes included as exhibit 99.1 in this Form 8-K/A.
Note 2 — Inventories
Inventories consisted of the following:

June 30,
2006
Raw materials	$142,789

Work in process	—

Finished goods	—

$142,789

Note 3 — Customer Concentration
One customer accounted for 15% of Company’s revenue during the six month period ended June 30, 2006. Accounts receivable from this customer at June 30, 2006 totaled approximately $245,000. Two customers accounted for 21% and 11% of the Company’s revenue during the six month period ended June 30, 2005, respectively. Accounts receivable from these customers at June 30, 2005 were approximately $259,000 and $50,000, respectively.
Note 4 — Line of Credit
The Company has a line of credit with a bank that provides for borrowings of the lesser of $400,000, or 80% of the aggregate of eligible accounts receivable. The line of credit accrues interest on outstanding balances at the lender’s prime rate (8.25% as of June 30, 2006) plus 1.09% and matures on July 25, 2006. Borrowings under this line of credit are secured by substantially all of the Company’s assets and are guaranteed by the Company’s stockholder. There were borrowings of $400,000 and $239,635 under the line of credit at June 30, 2006 and 2005, respectively.

Note 5 — Related Party Transactions
The Company leases office space in Glendora, California from an entity owned by the Company’s stockholder. The lease expires on January 1, 2007. Total rent expense for this office space was $20,500 and $13,200 for the six months ended June 30, 2006 and 2005, respectively.
During the six months ended June 30, 2006, the Company recognized revenue of $30,895 for the sale of products and services to a company which is majority owned by the Company’s stockholder. There were no accounts receivable from this customer as of June 30, 2006.
Note 6 — Subsequent Event
Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of June 30, 2006, by and among Lime Energy Co. (formerly known as Electric City Corp.), (“Lime Energy”) MPG Acquisition Corporation, a wholly-owned subsidiary of Lime Energy (“Merger Subsidiary”), and Parke P.A.N.D.A. Corporation (“Parke”), Lime Energy acquired Parke pursuant to the merger of Parke with and into Merger Subsidiary, with Merger Subsidiary continuing as the surviving corporation under the name Parke Industries, LLC.
The merger consideration consisted of $2,720,000 in cash and 5,000,000 shares of Lime Energy common stock. As a result of the merger, Merger Subsidiary became responsible for the liabilities of Parke. The acquisition will be recorded using the purchase method of accounting.

UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma condensed combined financial statements with respect to Lime Energy Co. (formerly known as Electric City Corp.) are based on our historical consolidated financial statements. Set forth below are the following unaudited pro forma condensed combined financial statements:
•	The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006, assuming the business combination between Lime Energy Co., and Parke P.A.N.D.A. Corporation occurred as of January 1, 2006 and combining the December 31, 2006 historical statement of operations for Lime Energy Co., and the interim historical statement of operations for Parke P.A.N.D.A. Corporation for the six month period ended June 30, 2006.
The unaudited pro forma condensed combined financial statements are presented for informational purposes only, are based on certain assumptions that we believe are reasonable and do not purport to represent our financial condition or our results of operations had the business combination occurred on or as of the dates noted above or to project the results for any future date or period. In the opinion of management, all adjustments have been made that are necessary to present fairly the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial statements do not reflect any benefits from potential cost savings or revenue synergies resulting from this business combination.
The merger will be treated as a purchase business combination for accounting purposes, and Parke P.A.N.D.A. Corporation’s assets acquired and liabilities assumed will be recorded at their fair value.
In connection with the business combination, Parke merged with and into the wholly owned subsidiary of Lime Energy (“Parke Acquisition LLC”). In connection with the merger, all membership interests of Parke Acquisition as of the merger date shall remain membership interests of the surviving corporation. In total Parke’s stockholder received $2,720,000 in cash and 5,000,000 shares of Lime Energy Co. common stock.

UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTH PERIOD ENDED DECEMBER 31, 2006

		Historical
	Historical	Parke			Pro Forma
	Lime Energy	P.A.N.D.A.	Pro Forma		Lime Energy
	Co.	Corporation	Adjustments		Co.

Revenue	$8,143,624	$1,883,830	$—		$10,027,454

Expenses
Cost of sales	6,931,294	1,169,365	—		8,100,659
Selling, general and administrative	12,165,700	520,263	—		12,685,963
Amortization of intangibles	1,210,006	—	84,000	a	1,294,006
Impairment loss	1,183,525	—	—		1,183,525

	21,490,525	1,689,628	84,000		23,264,153

Operating income (loss)	(13,346,901)	194,202	(84,000)		(13,236,699)

Other Income (Expense)
Interest income	194,182	—	—		194,182
Interest expense	(3,273,370)	(2,491)	—		(3,275,861)

Total other expense	(3,079,188)	(2,491)	—		(3,081,679)

Income (loss) from continuing operations	(16,426,089)	191,711	(84,000)		(3,081,679)

Loss from discontinued operations	(21,425)	—	—		(21,425)

Net Income (Loss)	(16,447,514)	191,711	(84,000)		(16,339,803)

Plus Preferred Stock Dividends	(24,347,725)	—	—		(24,347,725)

Net Loss Available to Common Shareholder	$(40,795,239)	$191,711	$(84,000)		$(40,687,528)

Basic and diluted net loss per common share from:

Continuing operations	(1.52)				(1.17)
Discontinued operations	(0.00)				(0.00)
Basic and Diluted Net Loss Per Common Share	$(1.52)				$(1.17)

Weighted Average Common Shares Outstanding	26,908,608		5,000,000	b	34,628,608
			2,720,000	c

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENTS OF OPERATIONS
     (a) To record twelve months of amortization expense related to the Parke’s identifiable intangible assets assuming the business combination occurred as of January 1, 2006.
     (b) Represents the shares of Lime Energy common stock issued as consideration to Parke’s stockholder.
     (c) Represents that portion of the shares issued as part of the Private Placement to generate the cash used to acquire Parke.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses Of Issuance And Distribution
     The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the common stock being registered. All of the amounts shown are estimates except the Securities and Exchange Commission (the “Commission”) registration fee.

SEC Registration Fee	$4,579
Legal Fees and Expenses	65,000
Accounting Fees and Expenses	75,000
Costs of Printing	0
Miscellaneous Expenses	40,000

Total	$184,579

     We will pay all of the expenses incident to the registration, offering and sale of the shares of our common stock offered by this registration statement other than commissions, fees and discounts of underwriters, brokers, dealers and agents. Those commissions, fees and discounts, if any, will be borne by the selling stockholders.
Item 14. Indemnification Of Directors And Officers
     Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.
     Article VIII of Lime Energy’s Amended and Restated By-laws (the “By-laws”) specifies that Lime Energy shall indemnify its directors, officers, employees and agents to the full extent that such right of indemnity is permitted by law. This provision of the By-laws is deemed to be a contract between Lime Energy and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the Delaware General Corporation Law are in effect, and any repeal or modification thereof shall not offset any right to indemnification in respect of action, suit or proceeding theretofor or thereafter brought or threatened based in whole or in part upon any such state of facts. The amendment or repeal of such provision of the By-laws may be effected by the affirmative vote of the holders of a majority in interest of all outstanding capital stock of Lime Energy entitled to vote, in person or by proxy, at any annual or special meeting in which a quorum is present. The By-laws may also be amended, adopted or repealed in whole or in part by actions of the majority of the whole board of directors.
     Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director’s fiduciary duty of care. This section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, authorizing unlawful payments of dividends or unlawful redemptions or stock purchases as contemplated by Section 174 of Delaware General Corporation Law, or from any transaction in which the director derived an improper personal benefit. This section also will have no effect on claims arising under the federal securities laws.
     Lime Energy’s Certificate of Incorporation, as amended, limits the liability of its directors as authorized by Section 102(b)(7). To amend such provisions the Company would require the affirmative vote of the holders of a majority of the voting power of all outstanding shares of the capital stock of Lime Energy.
     Lime Energy has obtained liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of Lime Energy (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

Item 15. Recent Sales Of Unregistered Securities
     Set forth below is information regarding shares of common stock and preferred stock issued, and options granted, by the Registrant within the past three years. Also included is the consideration, if any, received by the Registrant for such shares, and upon exercise of options and warrants and information relating to the section of the Securities Act, or rule of the SEC under which exemption from registration was claimed.
2004 Transactions
a)	During fiscal 2004, holders of our Series A Convertible Preferred Stock converted 145,000 shares of Series A into 96,667 shares of common stock. All shares of our Series A Convertible Preferred Stock were originally issued in private placements to accredited investors pursuant to Regulation D which took place in 2001, or were subsequently issued as dividends on outstanding shares of Series A Preferred.

b)	Also during 2004, holders of our Series E Convertible Preferred Stock converted 5,067 shares of Series E Convertible Preferred Stock into 33,780 shares of common stock. All shares of our Series E Convertible Preferred Stock were originally issued in a private transactions described under d) below not involving a public offering, or were subsequently issued as dividends on outstanding shares of Series E Preferred.

c)	On March 19, 2004, we entered into a securities purchase agreement with a group of four mutual funds managed by Security Benefit Group, Inc. whereby we issued to such purchasers, in exchange for $11,000,000 in gross proceeds, a package of securities that included 333,333 shares of our common stock and 5 year warrants to purchase 116,667 additional shares of common stock at $36.30 per share. We used $7,000,006 of the proceeds to facility the Redemption and Exchange (described below). The balance of the funds were used to pay transaction costs and for general corporate purposes.

On March 22, 2004, we entered into a Redemption and Exchange Agreement with the holders of our outstanding Series A Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock (collectively, the “Old Preferred Stock”) under which we redeemed 538,462 shares of the outstanding Old Preferred Stock which were convertible into 358,975 shares of common stock, at a redemption price equivalent to $19.50 per common share for a total cost of $7,000,006, and exchanged 210,451 shares of our newly authorized Series E Convertible Preferred Stock (the “Series E Preferred”) for the remaining 2,104,509 outstanding shares of the Old Preferred Stock (the “Exchange”) on a 1 for 10 basis (one share of Series E Preferred exchanged for 10 shares of Old Preferred Stock). All of the Old Preferred Stock has been cancelled. As part of the Exchange, all outstanding warrants to purchase shares of Series D Convertible Preferred Stock were exchanged for similar warrants to purchase shares of Series E Preferred and the expiration date was changed from June 30, 2004 to October 31, 2004 (and subsequently extended to December 31, 2004). Such Series E warrants issued were exercisable for an aggregate of 3,750 shares of Series E Preferred at a price of $100 per share. They replaced warrants exercisable for 37,500 shares of Series D Preferred at an exercise price of $10 per share.

Except as with respect to dividends, the Series E Preferred had substantially the same rights as the shares of Old Preferred Stock that it replaced, including:

•	special approval rights with respect to certain actions by us, including any issuance of shares of capital stock by us that would have the right to receive dividends or the right to participate in any distribution upon liquidation which was senior to or equal to the rights of the Series E Preferred (other than issuances to pay dividends on the preferred and under certain other limited exceptions such as conversion of outstanding convertible securities) and any acquisition, sale, merger, joint venture, consolidation or reorganization involving us or any of our subsidiaries;

•	a conversion price of $15.00 per share;

•	the right to elect up to four directors;

•	the right to vote with the holders of common stock on an “as converted” basis on all matters on which holders of our common stock are entitled to vote, except with respect to the election of directors or as otherwise provided by law;

•	a right of first offer on the sale of equity by us in a private transaction; and

•	anti-dilution protection that would adjust the conversion price in the event that we issued equity at a price which was less than the conversion price .
The Series E Preferred accrued dividends at a rate of 6% (versus 10% for the Old Preferred) per annum, which at our option could be paid by issuing more shares of Series E Preferred.

Morgan Keegan & Company, Inc. acted as placement agent for us with respect to the transaction and was paid a placement agent fee of $660,000. The Stockpage.com was also paid a finder’s fee of $55,000 related to the transaction. Other issuance costs related to the transaction totaled $195,393.

d)	During fiscal 2004, we received proceeds of $485,000 in connection with the exercise of 12,333 common stock warrants and 3,000 Series E Convertible Preferred warrants. The proceeds from the exercise of these warrants was used for general corporate purposes.

e)	During fiscal 2004, we issued warrants to purchase 8,000 shares of our common stock at prices between $15.00 and $23.25 per share to consultants for services received. The warrants were valued at $42,600 using a modified Black-Sholes option pricing model utilizing the following assumptions: risk free rate of 1.607% to 2.772%, expected volatility of 42.5 to 53.6%, expected dividend of $0 and expected life of 2 to 3 years. The value of the warrants was charged to operations during the period.

f)	During fiscal 2004, Laurus Master Fund Ltd. converted $270,864 of principal and $4,736 of accrued interest on our outstanding $1,000,000 Convertible Term Note (issued in September, 2003) into 8,667 shares of our common stock.

g)	During fiscal 2004, we satisfied the accrued dividend on our preferred stock of $1,636,780 though the issuance of 16,368 shares of our Series E Preferred stock.
2005 Transactions
h)	During 2005, two holders of our Series E Convertible Preferred Stock converted 2,167 shares of Series E Convertible Preferred Stock into 14,447 shares of common stock.

i)	During 2005, we issued the following warrants:
•	On February 10, 2005, Delano Group Securities, LLC received a five year warrant to purchase 2,000 shares at $15.45 per share, pursuant to an agreement to provide investment banking services. Delano Group Securities, LLC, is a company owned by Mr. David Asplund, one of our directors and effective January 23, 2006 our CEO. The warrant was valued at $13,200 using a modified Black-Sholes option pricing model utilizing the following assumptions: risk free rate of 2.53%, expected volatility of 45.3%, expected dividend of $0 and expected life of 5 years. The value of the warrant was charged to operations during the period.

•	M&A Railroad and Electric Supply, LLC received a three year warrant to purchase 6,667 options at $16.95 per share to as part of a legal settlement. This warrant was valued at $35,000 using a modified Black-Sholes option pricing model utilizing the following assumptions: risk free rate of 2.767%, expected volatility of 45.0%, expected dividend of $0 and expected life of 3 years. Of the total warrant value $33,000 was charged to operations during the forth quarter of 2004 and $2,000 was charged to operations during the first quarter of 2005.

•	On April 28, 2005, Laurus Master Fund, Ltd. received a warrant to purchase 26,667 shares of our common stock in exchange for our consent to our entering into the PIPE Transaction described under j) below and acquiring MPG, as well as waiving our right to adjust the conversion price on our convertible term note and convertible revolving note. The warrant has an exercise price of $15.00 per share and a term of five years. The warrant was valued at $160,000 using a modified Black-Sholes option pricing model utilizing the following assumptions: risk free rate of 2.941%, expected volatility of 43.7%, expected dividend of $0 and expected life of 5 years. The value of the warrant was charged to interest expense during 2005.

•	Various consultants received warrants to purchase 27,333 shares of our common stock with exercise prices between $15.00 and $15.45 per share and terms of three to ten years. The warrants were valued collectively at $144,600 using a modified Black-Sholes option pricing model utilizing the following assumptions (depending on the warrant being valued): risk free rate of 2.366% to 3.029%, expected volatility of 40.7% to 46.5%, an expected dividend of $0 and an expected life of 3 to 10 years. The values of the warrants were charged to operations during the 2005.
j)	On April 28, 2005, we issued to five (5) institutional investors, for an aggregate gross purchase price of $5,625,000, 416,667 shares of our common stock and 42 month warrants to purchase 208,333 additional shares of common stock at $15.75 per share (collectively the “PIPE Transaction” or the “PIPE”). Warrants to purchase 140,000 shares of common stock were immediately exercisable and the remaining warrants became exercisable six months after closing on October 28, 2005. Net proceeds from the transaction were approximately $5,413,000, of which approximately $1,644,000 was used to fund the acquisition of Maximum Performance Group, Inc. The balance were used to pay transaction costs and for general corporate purposes.

Delano Group Securities LLC and Mr. David Valentine acted as advisors on the PIPE Transaction. We paid Delano Group Securities LLC $16,250 and 3,333 shares of common stock and Mr. Valentine 3,333 shares of common stock for their services. Mr. Asplund and

Mr. Valentine both were serving as directors of Lime Energy and effective January 23, 2006, Mr. Asplund became our CEO.
k)	On May 3, 2005, we issued 166,149 shares of common stock in connection with the acquisition of Maximum Performance Group, Inc. (“MPG”). In addition, 166,149 shares of common stock are being held in escrow and will be issued in the event MPG meets specific performance criteria during the two year period following the acquisition. No escrow shares have been released as of February 2, 2007.

Delano Group Securities LLC acted as an advisor on the acquisition of MPG and was paid $82,176 and 8,366 shares of common stock for our services. These shares were valued at $15.00 per share, which was the closing market price of our common stock on April 28th. In addition, we will issue up to 8,366 additional shares of common stock to Delano as the MPG shares held in escrow are released. Delano Group Securities LLC is owned by Mr. David Asplund, one of Lime Energy’s directors and effective January 23, 2006, our CEO.

l)	On November 22, 2005, we entered into a securities purchase agreement with Laurus Master Fund, Ltd. (“Laurus”) whereby we issued to Laurus a $5 million secured convertible term note and a warrant to purchase 133,333 shares of our common stock at $17.40 per share anytime prior to November 22, 2012. The warrants were valued at $920,000 using a modified Black-Sholes option pricing model utilizing the following assumptions: risk free rate of 4.034%, expected volatility of 67.4%, expected dividend of $0 and expected life of 7 years. The value of the warrants was recorded as a discount to the term loan and will be amortized over the term of the underlying debt utilizing the effective interest method.

This term loan was retired through a cash payment on June 29, 2006 before the shares issuable upon conversion of the term loan were registered for resale. No portion of the term loan was converted to common stock while the note was outstanding.

m)	During the year ended December 31, 2005, our Board of Directors declared dividends payable on our Series E Convertible Preferred Stock of $1,366,900. The dividends were paid with 13,699 additional shares of Series E Convertible Preferred Stock.
2006 Transactions
n)	During the first three months of 2006, two holders of our Series E Convertible Preferred Stock converted a total of 7,130 shares of Series E Convertible Preferred Stock into 47,533 shares of common stock.

o)	Effective March 31, 2006, we received 14,194 shares of our common stock as part of the sale of our Great Lakes Controlled Energy Corporation subsidiary to Messrs. Eugene Borucki and Denis Enberg. These shares have been returned to the status of authorized, unissued shares of common stock.

p)	On June 29, 2006, we entered into a Securities Purchase Agreement and issued to 17 investors, including 10 existing holders of our Series E Convertible Stock, for an aggregate purchase price of $17,875,000, 17,875,000 shares of our common stock (the “PIPE Transaction”). We used $2.72 million of the proceeds to fund the cash consideration for the acquisition of Parke P.A.N.D.A. Corporation; approximately $5.6 million to prepay two convertible secured term loans and related prepayment penalties and accrued interest owed to Laurus Master Fund Ltd.; $400,000 to pay off Parke’s line of credit and $90,079 for transaction related costs. The balance of the gross proceeds of approximately $9 million has been and will be used for working capital and other general corporate purposes, except that $1,250,000 was used to pay the cash portion of the acquisition price for Kapadia Consulting, Inc. on September 26, 2006, as described under v) below.
q)	Concurrently with the closing of the PIPE Transaction pursuant to the Securities Purchase Agreement described above, the holders of all of our outstanding Series E Preferred Stock converted such shares into 21,648,346 shares of our common stock. The Series E Preferred Stock as originally issued was convertible at $15.00 per share but this had been adjusted pursuant to private placements we made in 2005. Prior to the PIPE Transaction, the conversion price was $6.67 per share and the outstanding Series E shares were convertible into 1,574,027 shares of our common stock (adjusted for the reverse stock split), however, the Series E contained antidilution provisions which automatically reduced the conversion price of the Series E to the $1.00 per share issuance price of common stock in the PIPE Transaction. This adjustment in the conversion price resulted in 20,074,319 additional shares being issued upon conversion of the Series E.

r)	A number of our common stock warrants, all but one of which are held by former holders of our Series E Convertible Preferred Stock (the exception is a warrant held by an affiliate of a former holder of Series E Preferred), contain antidilution provisions that automatically adjust the exercise price on the warrants to the issuance price of any security convertible into our common stock if the price is less than the exercise price on the holder’s warrant. Prior to the PIPE Transaction, the exercise price on these warrants ranged from $13.50 per share to $15.00 per share (adjusted for the reverse split). The issuance of common stock in the PIPE Transaction caused the exercise price on these warrants to automatically be reduced to $1.00 per share.

s)	Immediately following completion of the PIPE Transaction and prepayment of the Laurus term loans, Laurus elected to convert the entire outstanding balance on its revolving line of credit, along with accrued interest thereon, into 950,865 shares of our common stock. In addition, in consideration of our issuance of 392,596 shares of common stock, Laurus agreed to (i) waive the payment of liquidated damages due as a result of our failure to register shares of common stock into which the November 2005 $5 million term loan was convertible, and (ii) terminate the requirement that we pay it a portion of the cash flows generated by VNPP projects for a period of 5 years following the repayment of the November 2005 $5 million convertible term loan.

t)	On June 30, 2006, we issued 5,000,000 shares to the Parke Family Trust as part of the consideration in the acquisition of Parke P.A.N.D.A. Corporation.

u)	During the first six months of 2006, our Board of Directors declared dividends payable on our Series E Convertible Preferred Stock of $698,000. The dividends were paid with 6,980 additional shares of Series E Convertible Preferred Stock.

v)	On July 25, 2006, we issued a three year warrant to purchase 60,000 shares of our common stock at $1.00 per share to Bristol Capital, Ltd..

w)	On September 26, 2006, we issued 500,000 shares of our common stock to Pradeep and Susan Kapadia as part of the consideration in the acquisition of Kapadia Consulting, Inc.

2007 Transactions
x)	On January 24, 2007, we issued 345,583 shares of our common stock to the 17 investors who purchased shares of our common stock as part of the June 29, 2006 PIPE Transaction. The shares were issued in satisfaction of a penalties resulting from our inability to have the registration statement to register the shares issued as part of the transaction declared effective by the close of business on November 4, 2006, as required under the PIPE Transaction agreements. The 345,583 shares satisfied penalties accrued through December 31, 2006.

y)	On February 2, 2007, we issued an additional 184,708 shares of our common stock in satisfaction of the registration penalties described in (x) above for the period from January 1, 2007 through January 31, 2007.

z)	On February 15, 2007, we issued an additional 83,417 shares of our common stock in satisfaction of the registration penalties described in (x) above for the period from February 1, 2007 through February 14, 2007, the date that the registration statement was declared effective.

aa)	On February 23, 2007, we commenced a rights offering to stockholders in which we distributed to each holder of record as of February 23, 2007 (other than the former Series E Preferred stockholders and Daniel Parke, who waived their rights to participate), five non-transferable subscription rights to purchase shares of our common stock at $1.00 per share. Stockholders that participated in the rights offering were also able to subscribe for any shares that were not purchased by other stockholders pursuant to their subscription rights. The rights offering closed on March 30, 2007 and raised a total of $2,999,632 through the issuance of 2,999,632 shares of common stock to 260 of our existing stockholders. We received the proceeds from the offering and issued the common stock to the participants during the first week of April 2007. The proceeds from the offering will be used for general purposes and to fund acquisitions.

bb)	During the second quarter of 2007 in connection with the placement of the subordinated convertible term notes (see Note 10 to our condensed consolidated financial statements) we issued four-year warrants to eight investors, including Richard Kiphart, our chairman and largest individual stockholder, to purchase 1,442,306 shares of our common stock at $1.04 per share. These warrants were valued at $1,136,537 using a modified-Black Scholes option pricing model utilizing the following assumptions: risk free rate of 4.846%, expected volatility of 93.3%, expected dividend of $0 and expected life of four years. The value of the warrants was recorded as a discount to the subordinated convertible term notes and will be amortized over the life of the notes using the effective interest method. If these warrants are exercised for cash, the proceeds will be used for general corporate purposes.

cc)	During the second quarter of 2007 five investors exercised their warrants to purchase an aggregate of 10,078 shares of our common stock at $0.90 per share. The proceeds of $7,595 will be used for general corporate purposes.

dd)	As discussed in Note 5 to our annual report on Form 10-K for the year ended December 31, 2006, as part of the acquisition of MPG, 166,148 shares of common stock were deposited in escrow for the benefit of the selling stockholders of MPG to be released over the two year period following the April 30, 2005 purchase of MPG if MPG achieved certain revenue targets during the period. During May 2007 we issued 19,729 shares to the former MPG stockholders which we determined we owed them pursuant to the MPG merger agreement. These shares were valued at $1.27 per share, the market value on the date of their release, and recorded as an increase in the goodwill associated with the MPG acquisition. The remaining 146,419 shares that were in escrow were returned to us and canceled.
ee)	Delano Group Securities LLC acted as an advisor on the acquisition of MPG in 2005 and part of the compensation for its services was tied to the purchase price paid for MPG. Delano was formerly owned by David Asplund. Mr. Asplund left Delano and became the CEO of Lime Energy on January 23, 2006. In connection with the release of the escrow shares to the former stockholders of MPG we issued Mr. Asplund 986 shares of our common stock in May 2007 in satisfaction of the commission owed Delano.

ff)	On June 6, 2007, we acquired, retroactive to May 31, 2007, the assets and assumed certain liabilities of George Bradley Boyett dba Texas Energy Products. The purchase consideration consisted of 200,000 shares of our common stock and cash of $312,787.

gg)	On June 30, 2007, we issued 10,955 shares of our common stock to the holders of our subordinated convertible term notes in satisfaction of 50% of the interest owed on the note.

hh)	On August 6, 2007, we acquired the assets and assumed certain liabilities retroactive to July 31, 2007 of Preferred Lighting Inc. The purchase consideration consisted of 105,485 shares of our common stock and cash of $300,000.

ii)	During the third quarter of 2007 certain employees exercised options to purchase 41,928 shares of our common stock. The cash proceeds of $32,130 will be used for general corporate purposes.

jj)	On September 30, 2007, we issued 38,658 shares of our common stock to the holders of our subordinated convertible term notes in satisfaction of 50% of the interest owed on the note for the three-month period ended September 30, 2007.

kk)	During October and November of 2007, certain employees and a former director exercised options to purchase 158,500 shares of our common stock. The cash proceeds of $158,670 will be used for general corporate purposes.

ll)	During November 2007, an investor exercised warrants to purchase 25,000 shares of common stock for $22,500. The proceeds will be used for general corporate purposes.

     No underwriters were involved in any of the transactions described above. All of the securities issued in the foregoing transactions were issued by us in reliance upon the exemption from registration available under Section 4(2) of the Securities Act, including Regulation D promulgated thereunder, in that the transactions involved the issuance and sale of our securities to financially sophisticated individuals or entities that were aware of our activities and business and financial condition and took the securities for investment purposes and understood the ramifications of their actions. Certain of the purchasers also represented that they were “accredited investors” as defined in Regulation D and were acquiring such securities for investment for their own account and not for distribution. All certificates representing the common stock so issued have a legend imprinted on them stating that the shares have not been registered under the Securities Act and cannot be transferred until properly registered under the Securities Act or an exemption applies.

Item 16. Exhibits

Exhibit
Number	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of April 29, 2005, by and among the Company, MPG Acquisition Corporation, and Maximum Performance Group, Inc. (Incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K dated April 28, 2005 and filed on May 4, 2005)

2.2.1	Agreement and Plan of Merger, dated as of May 19, 2006, by and among the Company, Parke Acquisition LLC, and Parke P.A.N.D.A. Corporation (Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated May 19, 2006 and filed on May 22, 2006)

2.2.2	Joinder and Amendment to Agreement and Plan of Merger by and among the Company, Parke Acquisition LLC, and Parke P.A.N.D.A. Corporation (Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated June 29, 2006 and filed on July 6, 2006)

2.3	Agreement and Plan of Merger dated September 26, 2006 by and among the Company, Kapadia Acquisition, Inc., Kapadia Consulting, Inc., and Pradeep Kapadia (Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated September 26, 2006 and filed on September 29, 2006)

3.1.1	Certificate of Incorporation (Incorporated herein by reference to Exhibit 3.01 of the Company’s Amendment No. 4 to Form S-1 filed on February 14, 2007 (File No. 333-136992))

3.1.2	Certificate of Amendment to Certificate of Incorporation dated August 30, 2001 (Incorporated herein by reference to Exhibit 3.02 of the Company’s Amendment No. 4 to Form S-1 filed on February 14, 2007 (File No. 333-136992))

3.1.3	Certificate of Amendment to Certificate of Incorporation dated July 31, 2002 (Incorporated herein by reference to Exhibit 3.03 of the Company’s Amendment No. 4 to Form S-1 filed on February 14, 2007 (File No. 333-136992))

3.1.4	Certificate of Amendment to Certificate of Incorporation dated May 4, 2005 (Incorporated herein by reference to Exhibit 3.04 of the Company’s Amendment No. 4 to Form S-1 on February 14, 2007 (File No. 333-136992))

3.1.5	Certificate of Amendment to Certificate of Incorporation dated January 23, 2007 (Incorporated herein by reference to Exhibit 3.05 of the Company’s Amendment No. 4 to Form S-1 filed on February 14, 2007 (File No. 333-136992))

3.1.6	Certificate of Ownership and Merger Merging Lime Energy Subsidiary Company into Electric City Corp. (Incorporated herein by reference to Exhibit 3.06 of the Company’s Amendment No. 4 to Form S-1 filed on February 14, 2007 (File No. 333-136992))

3.1.7	Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series A Convertible Preferred Stock of the Company dated August 30, 2001 (Incorporated herein by reference to Exhibit 3.07 of the Company’s Amendment No. 4 to Form S-1 filed on February 14, 2007 (File No. 333-136992))

3.1.8	Certificate of Designations of the Relative Rights and Preferences of the Series B Convertible Preferred Stock of the Company dated October 13, 2000 (Incorporated herein by reference to Exhibit 3.08 of the Company’s Amendment No. 4 to Form S-1 filed on February 14, 2007 (File No. 333-136992))

Exhibit
Number	Description of Exhibit

3.1.9	Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series C Convertible Preferred Stock of the Company dated June 3, 2002 (Incorporated herein by reference to Exhibit 3.09 of the Company’s Amendment No. 4 to Form S-1 filed on February 14, 2007 (File No. 333-136992))

3.1.10	Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series D Convertible Preferred Stock of the Company dated June 26, 2003 (Incorporated herein by reference to Exhibit 3.10 of the Company’s Amendment No. 4 to Form S-1 filed on February 14, 2007 (File No. 333-136992))

3.1.11	Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series E Convertible Preferred Stock of the Company dated March 18, 2004 (Incorporated herein by reference to Exhibit 3.11 of the Company’s Amendment No. 4 to Form S-1 filed on February 14, 2007 (File No. 333-136992))

3.2	Amended and Restated Bylaws, as amended (Incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K dated June 8, 2007 and filed June 11, 2007)

4.1	Specimen Stock Certificate (Incorporated herein by reference to Exhibit 4.1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and filed April 2, 2007)

4.2.1	2001 Stock Incentive Plan (Incorporated herein by reference to Annex B of the Company’s Proxy Statement on Form 14A filed on April 28, 2006)

4.2.2	Amendment to Stock Incentive Plan (Incorporated herein by reference to Annex A of the Company’s Proxy Statement on Form 14A on April 28, 2006)

4.3	Amended and Restated Investor Rights Agreement, dated as of March 19, 2004 made by and among the Company and Newcourt Capital USA Inc., CIT Capital Securities, Inc., Morgan Stanley Dean Witter Equity Funding, Inc., Originators Investment Plan, L.P., Cinergy Ventures II, LLC, Leaf Mountain Company, LLC, SF Capital Partners, Ltd., Richard Kiphart, David P. Asplund, John Thomas Hurvis Revocable Trust, John Donohue, Augustine Fund, LP, And Technology Transformation Venture Fund, LP (Incorporated herein by reference to Exhibit 4.6 of the Company’s Current Report on Form 8-K dated March 19, 2004 and filed on March 23, 2004)

4.4	Amended and Restated Directors’ Stock Option Plan (Incorporated herein by reference to Exhibit 4.63 of the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2004 and filed on May 13, 2004)

4.5	Form of Common Stock Warrant Used to Pay Certain Vendors (Incorporated herein by reference to Exhibit 4.44 of the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2004 and filed on April 14, 2005)

4.6	Form of Common Stock Warrant (with Cashless Exercise Provision) Used to Pay Certain Vendors (Incorporated herein by reference to Exhibit 4.45 of the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2004 and filed on April 14, 2005)

4.7	Form of Common Stock Warrant, With Vesting Period issued April 28, 2005 Incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K dated April 28, 2005 and filed on May 4, 2005)

Exhibit
Number	Description of Exhibit

4.8	Form of Common Stock Warrant, Without Vesting Period issued April 28, 2005 Incorporated herein by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K dated April 28, 2005 and filed on May 4, 2005)

4.9	Stock Trading Agreement dated as of April 29, 2005 Incorporated herein by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K dated April 28, 2005 and filed on May 4, 2005)

4.10	Warrant Certificate dated November 22, 2005 to Purchase 2,000,000 shares of common stock Par Value $0.0001 Per Share, of the Company issued to Laurus Master Fund, Ltd. (Incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K/A dated November 22, 2005 and filed on February 9, 2006)

4.11	Registration Rights Agreement dated November 22, 2005 by and between the Company and Laurus Master Fund, Ltd. (Incorporated herein by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K/A dated November 22, 2005 and filed on February 9, 2006)

4.12	Employee Stock Option Agreement dated June 30, 2006 between the Company and Daniel Parke (Incorporated herein by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K dated June 29, 2006 and filed on July 6, 2006)

4.13	Employee Stock Option Agreement dated July 11, 2006 between the Company and David Asplund (Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated July 11, 2006 and filed on July 17, 2006)

4.14	Employee Stock Option Agreement dated July 11, 2006 between the Company and Daniel Parke (Incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K dated July 11, 2006 and filed on July 17, 2006)

4.15	Employee Stock Option Agreement dated July 11, 2006 between the Company and Jeffrey Mistarz (Incorporated herein by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K dated July 11, 2006 and filed on July 17, 2006)

4.16	Employee Stock Option Agreement dated July 11, 2006 between the Company and Leonard Pisano (Incorporated herein by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K dated July 11, 2006 filed on July 17, 2006)

4.17	Employee Option Agreement dated August 15, 2006 between the Company and Jeffrey Mistarz (Incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K dated August 15, 2006 filed on August 18, 2006)

4.18	Warrant Certificate dated May 29, 2007 to purchase shares of common stock, par value $0.0001 per share, of the Company issued Richard P. Kiphart (Incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K dated May 29, 2007 filed on May 30, 2007)

5.1	Opinion of Schwartz Cooper Chartered with respect to the legality of the common stock being registered (Incorporated herein by reference to Exhibit 5.01 of the Company’s Amendment No. 4 to Form S-1 filed on February 14, 2007 (File No. 333-136992))

10.1	Sales, Distribution and Patent License Agreement, dated January 1, 1998, by and between Giorgio Reverberi and Joseph C. Marino (Incorporated herein by reference to Exhibit 10.1 of the Company’s registration statement on Form 10-SB filed on September 9, 1999 (No. 000-27291))

10.2	Sublicense Agreement, dated June 24, 1998, by and between the Company and Joseph C. Marino (Incorporated herein by reference to Exhibit 10.2 of the Company’s registration statement on Form 10-SB filed on September 9, 1999 (No. 000-27291))

Exhibit
Number	Description of Exhibit

10.3	Common Stock Purchase Warrant dated September 11, 2003 issued by the Company in favor of Laurus Master Fund, Ltd. (Incorporated herein by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K dated September 11, 2003 and filed on September 16, 2003)

10.4	Form of Secured Convertible Revolving Note dated September 11, 2003, made by the Company in favor of Laurus Master Fund, Ltd. (Incorporated herein by reference to Exhibit 10.9 of the Company’s Current Report on Form 8-K dated September 11, 2003 and filed on September 16, 2003)

10.5	Securities Purchase Agreement dated March 19, 2004, among the Company and Security Equity Fund, Mid Cap Value Series, SBL Fund, Series V, Security Mid Cap Growth and SBL Fund Series J (Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated March 19, 2004 and filed on March 23, 2004)

10.6	Redemption and Exchange Agreement dated March 19, 2004, by and among the Company and Newcourt Capital USA Inc., Morgan Stanley Dean Witter Equity Funding, Inc., Originators Investment Plan, L.P., Cinergy Ventures II, LLC, Leaf Mountain Company, LLC, SF Capital Partners, Ltd., Richard Kiphart, David P. Asplund, John Thomas Hurvis Revocable Trust, John Donohue, Augustine Fund, LP, and Technology Transformation Venture Fund, LP (Incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K dated March 19, 2004 and filed on March 23, 2004)

10.7.1	Third Amended and Restated Mortgage, Assignment of Rents and Security Agreement dated December 13, 2005 by the Company and American Chartered Bank (Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated December 13, 2005 and filed on December 15, 2005)

10.7.2	Fourth Modification to Mortgage, Assignment of Rents and Security Agreement dated December 28, 2006 by the Company and American Chartered Bank (Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated December 28, 2006 and filed on December 29, 2006)

10.8	Second Amended and Restated Mortgage Note dated December 28, 2006, by and among American Chartered Bank and the Company, and Great Lakes Controlled Energy Corporation (Incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K dated December 28, 2006 and filed on December 29, 2006)

10.9	Employment Agreement, dated as of May 3, 2005, between the Company and Leonard Pisano (Incorporated herein by reference to Exhibit 10.31 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and filed March 21, 2006)

10.10	Consulting Agreement with John Mitola dated January 21, 2006 (Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated January 22, 2006 and filed on January 26, 2006)

10.11	Employment Agreement, dated as of January 23, 2006, between the Company and David Asplund (Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated January 22, 2006 and filed on February 22, 2006)

10.12	Stock Purchase Agreement dated as of April 3, 2006 between the Company, Eugene Borucki and Denis Enberg (Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated April 3, 2006 and filed on April 7, 2006)

Exhibit
Number	Description of Exhibit

10.13	Non-Competition, Non-Disclosure And Non-Solicitation Agreement Dated as of March 31, 2006 between the Company and Eugene Borucki (Incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K dated April 3, 2006 and filed on April 7, 2006)

10.14	Non-Competition, Non-Disclosure And Non-Solicitation Agreement Dated as of March 31, 2006 between the Company and Denis Enberg (Incorporated herein by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K dated April 3, 2006 and filed on April 7, 2006)

10.15	Securities Purchase Agreement dated June 29, 2006 by and among the Company and the investors named therein (Incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K dated June 29, 2006 and filed on July 6, 2006)

10.16.1	Employment Agreement dated as of June 30, 2006 between Parke Acquisition, LLC and Daniel Parke (Incorporated herein by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K dated June 29, 2006 and filed on July 6, 2006)

10.16.2	Amendment to Employment Agreement dated October 1, 2007 between Parke Acquisition, LLC and Daniel W. Parke. (Incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K dated October 1, 2007 and filed on October 2, 2007)

10.17	Non-Competition Agreement dated as of June 30, 2006 by and among the Company, Parke Acquisition, LLC and Daniel Parke (Incorporated herein by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K dated June 29, 2006 and filed on July 6, 2006)

10.18	First Amendment to Commercial Lease Agreement dated June 30, 2006 by and between M&D Investments and Parke Industries, LLC (Incorporated herein by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K dated June 29, 2006 and filed on July 6, 2006)

10.19.1	Employment Agreement, dated as of August 9, 2006, between the Company and Jeffrey Mistarz (Incorporated herein by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K dated August 15, 2006 and filed on August 18, 2006)

10.19.2	Amendment to Employment Agreement dated October 1, 2007 between Lime Energy Co. and Jeffrey R. Mistarz. (Incorporated herein by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K dated October 1, 2007 and filed on October 2, 2007)

10.20	Agreement with The Parke Family Trust dated February 1, 2007 (Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated January 24, 2007 and filed on February 21, 2007)

10.21	Agreement with the PIPE Transaction investors dated February 1, 2007 (Incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K dated January 24, 2007 and filed on February 21, 2007)

10.22.1	Agreement with David Asplund dated November 3, 2006 (Incorporated herein by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K dated January 24, 2007 and filed on February 21, 2007)

10.22.2	Second Amendment to Employment Agreement dated October 1, 2007 between Lime Energy Co. and David R. Asplund. (Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated October 1, 2007 and filed on October 2, 2007)

10.23	Agreement with Richard Kiphart dated November 2, 2006 (Incorporated herein by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K dated January 24, 2007 and filed on February 21, 2007)

Exhibit
Number	Description of Exhibit

10.24	Agreement with David Valentine dated November 2, 2006 (Incorporated herein by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K dated January 24, 2007 and filed on February 21, 2007)

10.25	Loan Agreement between the Company and various lenders, including Richard P. Kiphart, dated May 29, 2007 (Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated May 29, 2007 and filed on May 30, 2007)

10.26	Investor Rights Agreement between the Company and various investors, including Richard P. Kiphart, dated May 29, 2007 (Incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K dated May 29, 2007 and filed on May 30, 2007)

14.1	Code of Ethics For Chief Executive Officer and Chief Financial Officer of the Company (Incorporated herein by reference to Exhibit 14 of the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003 and filed on March 29, 2004)

14.2	Code of Business Conduct and Ethics (All Officers, Directors and Employees) (Incorporated herein by reference to Exhibit 14.2 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and filed March 21, 2006)

21*	List of subsidiaries

23.1*	Consent of BDO Seidman LLP

23.2**	Consent of Schwartz Cooper Chartered

23.3**	Consent of Rittenhouse Capital Partners, LLC

23.4*	Consent of BDO Seidman LLP

24**	Power of Attorney

*	Filed herewith

**	Previously filed
Item 17. Undertakings
The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement,
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that:
(A)	paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by such clauses is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement; and

(B)	Paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(C)	Provided further, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is for an offering of asset backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering thereof.

(4)	That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:
(i)	If the registrant is relying on Rule 430B:
(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii)	If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, in the City of Elk Grove Village, State of Illinois, on the 3rd day of December 2007.

LIME ENERGY CO.
By:	/s/ David Asplund
David Asplund
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities below.

Signature	Title	Date
/s/ David Asplund David Asplund	Chief Executive Officer (principal executive officer)	December 3, 2007
/s/ Jeffrey Mistarz Jeffrey Mistarz	Chief Financial Officer, Treasurer and Corporate Secretary (principal financial officer and principal accounting officer)	December 3, 2007
* Richard Kiphart	Chairman of the Board	December 3, 2007
* Gregory Barnum	Director	December 3, 2007
* William Carey	Director	December 3, 2007
* Joseph Desmond	Director	December 3, 2007
* Daniel Parke	Director	December 3, 2007
* David Valentine	Director	December 3, 2007

*By:	/s/ Jeffrey Mistarz
Jeffrey Mistarz
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of April 29, 2005, by and among the Company, MPG Acquisition Corporation, and Maximum Performance Group, Inc. (Incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K dated April 28, 2005 and filed on May 4, 2005)

2.2.1	Agreement and Plan of Merger, dated as of May 19, 2006, by and among the Company, Parke Acquisition LLC, and Parke P.A.N.D.A. Corporation (Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated May 19, 2006 and filed on May 22, 2006)

2.2.2	Joinder and Amendment to Agreement and Plan of Merger by and among the Company, Parke Acquisition LLC, and Parke P.A.N.D.A. Corporation (Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated June 29, 2006 and filed on July 6, 2006)

2.3	Agreement and Plan of Merger dated September 26, 2006 by and among the Company, Kapadia Acquisition, Inc., Kapadia Consulting, Inc., and Pradeep Kapadia (Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated September 26, 2006 and filed on September 29, 2006)

3.1.1	Certificate of Incorporation (Incorporated herein by reference to Exhibit 3.01 of the Company’s Amendment No. 4 to Form S-1 filed on February 14, 2007 (File No. 333-136992))

3.1.2	Certificate of Amendment to Certificate of Incorporation dated August 30, 2001 (Incorporated herein by reference to Exhibit 3.02 of the Company’s Amendment No. 4 to Form S-1 filed on February 14, 2007 (File No. 333-136992))

3.1.3	Certificate of Amendment to Certificate of Incorporation dated July 31, 2002 (Incorporated herein by reference to Exhibit 3.03 of the Company’s Amendment No. 4 to Form S-1 filed on February 14, 2007 (File No. 333-136992))

3.1.4	Certificate of Amendment to Certificate of Incorporation dated May 4, 2005 (Incorporated herein by reference to Exhibit 3.04 of the Company’s Amendment No. 4 to Form S-1 on February 14, 2007 (File No. 333-136992))

3.1.5	Certificate of Amendment to Certificate of Incorporation dated January 23, 2007 (Incorporated herein by reference to Exhibit 3.05 of the Company’s Amendment No. 4 to Form S-1 filed on February 14, 2007 (File No. 333-136992))

3.1.6	Certificate of Ownership and Merger Merging Lime Energy Subsidiary Company into Electric City Corp. (Incorporated herein by reference to Exhibit 3.06 of the Company’s Amendment No. 4 to Form S-1 filed on February 14, 2007 (File No. 333-136992))

3.1.7	Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series A Convertible Preferred Stock of the Company dated August 30, 2001 (Incorporated herein by reference to Exhibit 3.07 of the Company’s Amendment No. 4 to Form S-1 filed on February 14, 2007 (File No. 333-136992))

3.1.8	Certificate of Designations of the Relative Rights and Preferences of the Series B Convertible Preferred Stock of the Company dated October 13, 2000 (Incorporated herein by reference to Exhibit 3.08 of the Company’s Amendment No. 4 to Form S-1 filed on February 14, 2007 (File No. 333-136992))

Exhibit
Number	Description of Exhibit

3.1.9	Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series C Convertible Preferred Stock of the Company dated June 3, 2002 (Incorporated herein by reference to Exhibit 3.09 of the Company’s Amendment No. 4 to Form S-1 filed on February 14, 2007 (File No. 333-136992))

3.1.10	Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series D Convertible Preferred Stock of the Company dated June 26, 2003 (Incorporated herein by reference to Exhibit 3.10 of the Company’s Amendment No. 4 to Form S-1 filed on February 14, 2007 (File No. 333-136992))

3.1.11	Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series E Convertible Preferred Stock of the Company dated March 18, 2004 (Incorporated herein by reference to Exhibit 3.11 of the Company’s Amendment No. 4 to Form S-1 filed on February 14, 2007 (File No. 333-136992))

3.2	Amended and Restated Bylaws, as amended (Incorporated herein by reference to Exhibit 3.1 of the Company’s Report on Form 8-K filed June 11, 2007)

4.1	Specimen Stock Certificate (Incorporated herein by reference to Exhibit 4.1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and filed April 2, 2007)

4.2.1	2001 Stock Incentive Plan (Incorporated herein by reference to Annex B of the Company’s Proxy Statement on Form 14A filed on April 28, 2006)

4.2.2	Amendment to Stock Incentive Plan (Incorporated herein by reference to Annex A of the Company’s Proxy Statement on Form 14A filed on April 28, 2006)

4.3	Amended and Restated Investor Rights Agreement, dated as of March 19, 2004 made by and among the Company and Newcourt Capital USA Inc., CIT Capital Securities, Inc., Morgan Stanley Dean Witter Equity Funding, Inc., Originators Investment Plan, L.P., Cinergy Ventures II, LLC, Leaf Mountain Company, LLC, SF Capital Partners, Ltd., Richard Kiphart, David P. Asplund, John Thomas Hurvis Revocable Trust, John Donohue, Augustine Fund, LP, And Technology Transformation Venture Fund, LP (Incorporated herein by reference to Exhibit 4.6 of the Company’s Current Report on Form 8-K dated March 19, 2004 and filed on March 23, 2004)

4.4	Amended and Restated Directors’ Stock Option Plan (Incorporated herein by reference to Exhibit 4.63 of the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2004 and filed on May 13, 2004)

4.5	Form of Common Stock Warrant Used to Pay Certain Vendors (Incorporated herein by reference to Exhibit 4.44 of the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2004 and filed on April 14, 2005)

4.6	Form of Common Stock Warrant (with Cashless Exercise Provision) Used to Pay Certain Vendors (Incorporated herein by reference to Exhibit 4.45 of the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2004 and filed on April 14, 2005)

4.7	Form of Common Stock Warrant, With Vesting Period issued April 28, 2005 Incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K dated April 28, 2005 and filed on May 4, 2005)

Exhibit
Number	Description of Exhibit

4.8	Form of Common Stock Warrant, Without Vesting Period issued April 28, 2005 Incorporated herein by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K dated April 28, 2005 and filed on May 4, 2005)

4.9	Stock Trading Agreement dated as of April 29, 2005 Incorporated herein by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K dated April 28, 2005 and filed on May 4, 2005)

4.10	Warrant Certificate dated November 22, 2005 to Purchase 2,000,000 shares of common stock Par Value $0.0001 Per Share, of the Company issued to Laurus Master Fund, Ltd. (Incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K/A dated November 22, 2005 and filed on February 9, 2006)

4.11	Registration Rights Agreement dated November 22, 2005 by and between the Company and Laurus Master Fund, Ltd. (Incorporated herein by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K/A dated November 22, 2005 and filed on February 9, 2006)

4.12	Employee Stock Option Agreement dated June 30, 2006 between the Company and Daniel Parke (Incorporated herein by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K dated June 29, 2006 and filed on July 6, 2006)

4.13	Employee Stock Option Agreement dated July 11, 2006 between the Company and David Asplund (Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated July 11, 2006 and filed on July 17, 2006)

4.14	Employee Stock Option Agreement dated July 11, 2006 between the Company and Daniel Parke (Incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K dated July 11, 2006 and filed on July 17, 2006)

4.15	Employee Stock Option Agreement dated July 11, 2006 between the Company and Jeffrey Mistarz (Incorporated herein by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K dated July 11, 2006 and filed on July 17, 2006)

4.16	Employee Stock Option Agreement dated July 11, 2006 between the Company and Leonard Pisano (Incorporated herein by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K dated July 11, 2006 and filed on July 17, 2006)

4.17	Employee Option Agreement dated August 15, 2006 between the Company and Jeffrey Mistarz (Incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K dated August 15, 2006 and filed on August 18, 2006)

4.18	Warrant Certificate dated May 29, 2007 to purchase shares of common stock, par value $0.0001 per share, of the Company issued Richard P. Kiphart (Incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K dated May 29, 2007 and filed on May 30, 2007)

5.1	Opinion of Schwartz Cooper Chartered with respect to the legality of the common stock being registered (Incorporated herein by reference to Exhibit 5.01 of the Company’s Amendment No. 4 to Form S-1 filed on February 14, 2007 (File No. 333-136992))

10.1	Sales, Distribution and Patent License Agreement, dated January 1, 1998, by and between Giorgio Reverberi and Joseph C. Marino (Incorporated herein by reference to Exhibit 10.1 of the Company’s registration statement on Form 10-SB filed on September 9, 1999 (No. 000-27291))

10.2	Sublicense Agreement, dated June 24, 1998, by and between the Company and Joseph C. Marino (Incorporated herein by reference to Exhibit 10.2 of the Company’s registration statement on Form 10-SB filed on September 9, 1999 (No. 000-27291))

Exhibit
Number	Description of Exhibit

10.3	Common Stock Purchase Warrant dated September 11, 2003 issued by the Company in favor of Laurus Master Fund, Ltd. (Incorporated herein by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K dated September 11, 2003 and filed on September 16, 2003)

10.4	Form of Secured Convertible Revolving Note dated September 11, 2003, made by the Company in favor of Laurus Master Fund, Ltd. (Incorporated herein by reference to Exhibit 10.9 of the Company’s Current Report on Form 8-K dated September 11, 2003 and filed on September 16, 2003)

10.5	Securities Purchase Agreement dated March 19, 2004, among the Company and Security Equity Fund, Mid Cap Value Series, SBL Fund, Series V, Security Mid Cap Growth and SBL Fund Series J (Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated March 19, 2004 and filed on March 23, 2004)

10.6	Redemption and Exchange Agreement dated March 19, 2004, by and among the Company and Newcourt Capital USA Inc., Morgan Stanley Dean Witter Equity Funding, Inc., Originators Investment Plan, L.P., Cinergy Ventures II, LLC, Leaf Mountain Company, LLC, SF Capital Partners, Ltd., Richard Kiphart, David P. Asplund, John Thomas Hurvis Revocable Trust, John Donohue, Augustine Fund, LP, and Technology Transformation Venture Fund, LP (Incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K dated March 19, 2004 and filed on March 23, 2004)

10.7.1	Third Amended and Restated Mortgage, Assignment of Rents and Security Agreement dated December 13, 2005 by the Company and American Chartered Bank (Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated December 13, 2005 and filed on December 15, 2005)

10.7.2	Fourth Modification to Mortgage, Assignment of Rents and Security Agreement dated December 28, 2006 by the Company and American Chartered Bank (Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated December 28, 2006 and filed on December 29, 2006)

10.8	Second Amended and Restated Mortgage Note dated December 28, 2006, by and among American Chartered Bank and the Company, and Great Lakes Controlled Energy Corporation (Incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K dated December 28, 2006 and filed on December 29, 2006)

10.9	Employment Agreement, dated as of May 3, 2005, between the Company and Leonard Pisano (Incorporated herein by reference to Exhibit 10.31 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and filed March 21, 2006)

10.10	Consulting Agreement with John Mitola dated January 21, 2006 (Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated January 22, 2006 and filed on January 26, 2006)

10.11	Employment Agreement, dated as of January 23, 2006, between the Company and David Asplund (Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated January 22, 2006 and filed on February 22, 2006)

10.12	Stock Purchase Agreement dated as of April 3, 2006 between the Company, Eugene Borucki and Denis Enberg (Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated April 3, 2006 and filed on April 7, 2006)

Exhibit
Number	Description of Exhibit

10.13	Non-Competition, Non-Disclosure And Non-Solicitation Agreement Dated as of March 31, 2006 between the Company and Eugene Borucki (Incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K dated April 3, 2006 and filed on April 7, 2006)

10.14	Non-Competition, Non-Disclosure And Non-Solicitation Agreement Dated as of March 31, 2006 between the Company and Denis Enberg (Incorporated herein by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K dated April 3, 2006 and filed on April 7, 2006)

10.15	Securities Purchase Agreement dated June 29, 2006 by and among the Company and the investors named therein (Incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K dated June 29, 2006 and filed on July 6, 2006)

10.16.1	Employment Agreement dated as of June 30, 2006 between Parke Acquisition, LLC and Daniel Parke (Incorporated herein by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K dated June 29, 2006 and filed on July 6, 2006)

10.16.2	Amendment to Employment Agreement dated October 1, 2007 between Parke Acquisition, LLC and Daniel W. Parke. (Incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K dated October 1, 2007 and filed on October 2, 2007)

10.17	Non-Competition Agreement dated as of June 30, 2006 by and among the Company, Parke Acquisition, LLC and Daniel Parke (Incorporated herein by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K dated June 29, 2006 and filed on July 6, 2006)

10.18	First Amendment to Commercial Lease Agreement dated June 30, 2006 by and between M&D Investments and Parke Industries, LLC (Incorporated herein by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K dated June 29, 2006 and filed on July 6, 2006)

10.19.1	Employment Agreement, dated as of August 9, 2006, between the Company and Jeffrey Mistarz (Incorporated herein by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K dated August 15, 2006 and filed on August 18, 2006)

10.19.2	Amendment to Employment Agreement dated October 1, 2007 between Lime Energy Co. and Jeffrey R. Mistarz. (Incorporated herein by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K dated October 1, 2007 filed on October 2, 2007)

10.20	Agreement with The Parke Family Trust dated February 1, 2007 (Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated January 24, 2007 and filed on February 21, 2007)

10.21	Agreement with the PIPE Transaction investors dated February 1, 2007 (Incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K dated January 24, 2007 and filed on February 21, 2007)

10.22.1	Agreement with David Asplund dated November 3, 2006 (Incorporated herein by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K dated January 24, 2007 and filed on February 21, 2007)

10.22.2	Second Amendment to Employment Agreement dated October 1, 2007 between Lime Energy Co. and David R. Asplund. (Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated October 1, 2007 and filed on October 2, 2007)

10.23	Agreement with Richard Kiphart dated November 2, 2006 (Incorporated herein by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K dated January 24, 2007 and filed on February 21, 2007)

Exhibit
Number	Description of Exhibit

10.24	Agreement with David Valentine dated November 2, 2006 (Incorporated herein by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K dated January 24, 2007 and filed on February 21, 2007)

10.25	Loan Agreement between the Company and various lenders, including Richard P. Kiphart, dated May 29, 2007 (Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated May 29, 2007 and filed on May 30, 2007)

10.26	Investor Rights Agreement between the Company and various investors, including Richard P. Kiphart, dated May 29, 2007 (Incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K dated May 29, 2007 and filed on May 30, 2007)

14.1	Code of Ethics For Chief Executive Officer and Chief Financial Officer of the Company (Incorporated herein by reference to Exhibit 14 of the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003 and filed on March 29, 2004)

14.2	Code of Business Conduct and Ethics (All Officers, Directors and Employees) (Incorporated herein by reference to Exhibit 14.2 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and filed March 21, 2006)

21*	List of subsidiaries

23.1*	Consent of BDO Seidman LLP

23.2**	Consent of Schwartz Cooper Chartered

23.3**	Consent of Rittenhouse Capital Partners, LLC

23.4*	Consent of BDO Seidman LLP

24**	Power of Attorney

*	Filed herewith

**	Previously filed